Exhibit 7.02

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of April 16, 2010 (as amended, supplemented or otherwise modified in accordance with the terms hereof, this “Support Agreement”, which term shall include each Exhibit annexed hereto) by each of (i) the Lenders (as defined below) from time to time party hereto (together with their permitted successors and assigns, the “Consenting Lenders”), (ii) Station Casinos, Inc. (“OpCo”, and together with its subsidiaries and affiliates set forth on Exhibit A, the “Company” (in each case, to the extent authorized by the Bankruptcy Court)), (iii) Fertitta Gaming LLC (“FG”) and (iv) Frank J. Fertitta III and Lorenzo J. Fertitta, as primary equity investors in FG (the “FG Principals”).  The Company, FG, the FG Principals and the Consenting Lenders are referred to herein as the “Parties”.

WHEREAS, the Consenting Lenders are creditors of certain Debtors (as defined below) by reason of being a party to (i) the Credit Agreement dated as of November 7, 2007 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among OpCo, as borrower, certain subsidiaries of OpCo party thereto as guarantors, Deutsche Bank Trust Company Americas, as Administrative Agent, and the lenders from time to time party thereto (the “Lenders”), and (ii) the Secured Hedge Agreement (as defined in the Credit Agreement) dated as of February 12, 2008, by and between OpCo and JPMorgan Chase Bank, N.A.;

WHEREAS, OpCo and certain of its affiliates (collectively, the “Debtors”) commenced reorganization cases by filing voluntary petitions (the “Petitions”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”) (the earliest date of filing of such Petitions (i.e., July 28, 2009), the “Petition Date”, and the cases of the Debtors set forth on Exhibit B being the “OpCo Chapter 11 Cases”, and such Debtors being the “OpCo Debtors”, and the cases of the Debtors set forth on Exhibit C being the “PropCo Chapter 11 Cases”, and such Debtors being the “PropCo Debtors”, and, collectively, such cases being the “Chapter 11 Cases”);

WHEREAS, the Parties have negotiated and desire to effectuate the transactions contemplated by the restructuring term sheet annexed hereto as Exhibit D and the schedules and annexes thereto (collectively, the “Term Sheet”); and

WHEREAS, the German American Capital Corporation and JP Morgan Chase Bank, N.A. (collectively, the “Mortgage Lenders”) and FG, through a newly formed entity (the “Purchaser”), desire to acquire substantially all of the assets and assume certain specified liabilities of OpCo and certain of its subsidiaries as described in the Term Sheet, which terms are to be set forth in (x) modifications to the Chapter 11 plan of reorganization filed with the Bankruptcy Court on March 24, 2010 [Docket No. 1131] to be negotiated and which shall be in a form and contain such other terms as may be reasonably satisfactory to the Company, the Mortgage Lenders, FG and the Required Consenting Lenders (as defined below) (as so modified, the “Plan”) and (y) a Purchase & Sale Agreement to be negotiated and executed hereafter by the Purchaser and the Company, the terms and form of which shall be reasonably satisfactory to the Mortgage Lenders, FG, the Required Consenting Lenders and the Company (the “Purchase &

Sale Agreement”, together with the Plan, the related disclosure statement, this Support Agreement and the Term Sheet, the “Core Restructuring Documents”).

NOW, THEREFORE, in consideration of the foregoing and the promises, mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, agrees as follows:(1)

Section 1.                  Term Sheet.

1.1                               Support of Term Sheet.

(a)                                  Until the Termination Date (as defined below), the Parties, severally and not jointly, agree to support and use their respective commercially reasonable efforts to consummate the transactions contemplated under the Term Sheet and solicit acceptances for the Plan.

(b)                                 Until the Termination Date, the Parties, severally and not jointly, agree to use their respective commercially reasonable efforts to (v) file and/or support modifications to the Debtors’ Motion for Entry of Order Establishing Bidding Procedures and Deadlines Relating to Sale Process for Substantially all of the Assets of Station Casinos, Inc. and Certain “OpCo” Subsidiaries [Docket No. 1175] (the “Bidding Procedures”) in form and substance satisfactory to the Company, the Mortgage Lenders, FG and the Required Consenting Lenders, (w) file and/or support modifications to the Joint Motion Of Station Casinos, Inc. And FCP Propco, LLC Pursuant To 11 U.S.C. §§ 105(a), 363(b)(1), 365(d)(3) And 365(d)(4)(B)(ii) And Fed. R. Bankr. P. 9019 For Entry Of An Order Approving Second Amendment To Amended And Restated Master Lease Compromise Agreement [Docket No. 1179] (the “Second Amended MLCA”) in form and substance satisfactory to the Company, the Mortgage Lenders, FG and the Required Consenting Lenders, (x) file and/or support modifications to the Plan and related disclosure statement (as so modified, the “Disclosure Statement”), each in form and substance satisfactory to the Company, the Mortgage Lenders, FG and the Required Consenting Lenders, with the Bankruptcy Court, (y) seek approval of the Disclosure Statement and confirmation of the Plan (including the entry of a confirmation order in form and substance satisfactory to the Company, the Required Consenting Lenders, the Mortgage Lenders and FG (the “Confirmation Order”)) and (z) with respect to the Company, subject to Section 6, solicit votes to accept or reject the Plan.

(c)                                  Until the Termination Date, each Consenting Lender, severally and not jointly, hereby agrees to (i) take, in its sole discretion, any commercially reasonable actions in furtherance of all of the restructuring transactions contemplated by the Core Restructuring Documents, (ii) subject to Section 6, vote its claims (as defined in section 101(5) of the Bankruptcy Code) against the OpCo Debtors

(1)                                  With respect to OpCo and all other OpCo Debtors, such entities shall be bound by the terms of this Support Agreement only to the extent the Bankruptcy Court authorizes such entity’s entry into and performance under this Support Agreement.

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arising under or in connection with the Credit Agreement, as set forth on Exhibit E annexed hereto, or the Secured Hedge Agreement, inclusive of any claims acquired pursuant to Section 7.1 (the “Claims”, provided that as used herein, “Claims” shall not include any claim held by a Consenting Lender in a fiduciary or similar capacity or held by any other business unit or affiliate of such Consenting Lender, unless such business unit or affiliate is or becomes a party to this Support Agreement), now or hereafter beneficially owned by such Consenting Lender or for which the Consenting Lender now or hereafter serves as the nominee, investment manager or advisor for beneficial holders, to accept the Plan and not change or withdraw (or cause to be changed or withdrawn) such vote, (iii) use its commercially reasonable efforts to support confirmation of the Plan (and not object to, or support any other person’s efforts to oppose or object to, confirmation of the Plan), (iv) use its commercially reasonable efforts to support Bankruptcy Court approval of this Support Agreement, the Bidding Procedures (as modified pursuant to Section 1.1(b) above), the Second Amended MLCA (as modified pursuant to Section 1.1(b) above), and the Debtors’ pending motion to extend its plan exclusivity period through the date of the confirmation hearing on the Plan, (v) consent to OpCo’s continued use of the Lenders’ cash collateral pursuant to the OpCo Cash Collateral Order (as defined below) and to the Administrative Agent’s entry into a further forbearance agreement with respect to OpCo’s non-debtor subsidiaries and affiliates, in each case on terms reasonably acceptable to the Required Consenting Lenders, (vi) not object to, or otherwise commence any proceeding to oppose or alter, the Core Restructuring Documents, motions filed by the Parties in connection therewith, or any other documents or agreements to be executed or implemented in connection with the Plan, or otherwise contemplated by the reorganization, each of which documents shall contain terms and be in such form as is reasonably satisfactory to the Mortgage Lenders, FG, the Company and the Required Consenting Lenders consistent in all material respects with this Support Agreement (collectively, and together with the Core Restructuring Documents, the “Restructuring Documents”), (vii) except as otherwise contemplated herein, refrain from taking any action not required by law that is inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Plan or consummation of the asset sale and assumption of liabilities to be effectuated pursuant to the Purchase & Sale Agreement and the Plan, or that is otherwise inconsistent with the express terms of the Restructuring Documents; provided that, the Required Consenting Lenders shall have the right to object to or oppose any proposed amendments, modifications or supplements to the Restructuring Documents to the extent that any such proposed amendment, modification or supplement is inconsistent with the terms and conditions of the Restructuring Documents, and to take any action from time to time to enforce their rights hereunder or thereunder, and (viii) subject to subsection 1.1(f), (A) immediately cease any and all existing activities, discussions or negotiations with any persons conducted heretofore with respect to any “Competing Transaction”(2) and (B) not

(2)                                  “Competing Transaction” means any transaction that is conditioned or predicated on the transactions contemplated by this Support Agreement (including the terms set forth in the Term Sheet) not being completed in accordance with the terms therein, or is intended or is reasonably expected to result in such transactions not being so completed, including without limitation any alternative plan of reorganization (whether or not involving new equity ownership) under Chapter 11 of the Bankruptcy Code or liquidating plan under Chapter 7 of the Bankruptcy Code (other than a liquidating plan that does not involve the continuation of a substantial part of the business of OpCo and its subsidiaries (excluding FCP MezzCo. Parent, LLC and its subsidiaries) as going concerns).

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directly or indirectly, propose, support, solicit, encourage, negotiate or participate in the formulation of, or enter into, any plan of reorganization or liquidation in the OpCo Chapter 11 Cases (other than the Plan) or any Competing Transaction.

(d)                                 Until the Termination Date, FG agrees to (i) take, in its sole discretion, any commercially reasonable actions in furtherance of the restructuring transactions contemplated by the Core Restructuring Documents, (ii) use its commercially reasonable efforts to support confirmation of the Plan (and not object to, or support any other person’s efforts to oppose or object to, confirmation of the Plan) including seeking the entry of the Confirmation Order, (iii) not object to, or otherwise commence any proceeding to oppose or alter, the Restructuring Documents, (iv) except as otherwise contemplated herein, refrain from taking any action not required by law that is inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Plan or consummation of the asset sale and assumption of liabilities to be effectuated pursuant to the Purchase & Sale Agreement and the Plan, or that is otherwise inconsistent with the express terms of the Restructuring Documents; provided that, FG shall have the right to object to or oppose any proposed amendments, modifications or supplements to the Restructuring Documents to the extent that any such proposed amendment, modification or supplement is inconsistent with the terms and conditions of the Restructuring Documents, and to take any action from time to time to enforce its rights hereunder or thereunder, and (v) not directly or indirectly, propose, seek, support, solicit, encourage, negotiate or participate in the formulation of any plan of reorganization or liquidation in the OpCo Chapter 11 Cases (other than the Plan).

(e)                                  Until the Termination Date, the Company, jointly and severally, agrees to, subject to any required approval of the Bankruptcy Court, and any applicable order of the Bankruptcy Court now or hereafter entered, (i) take, in its sole discretion, any commercially reasonable actions in furtherance of all of the restructuring transactions contemplated by the Core Restructuring Documents, (ii) use its commercially reasonable efforts to file modifications to the Disclosure Statement and seek approval of the Disclosure Statement, as so modified, and file modifications to the Plan, solicit acceptances for, and support confirmation of the Plan, as so modified (and not object to, or support any other person’s efforts to oppose or object to, confirmation of the Plan) including seeking the entry of the Confirmation Order, (iii) not object to, or otherwise commence any proceeding to oppose or alter, the Restructuring Documents, (iv) except as otherwise contemplated herein, refrain from taking any action not required by law that is inconsistent with, or that would materially delay or impede approval, confirmation or consummation of the Plan or consummation of the asset sale and assumption of liabilities contemplated by the Purchase & Sale Agreement, or that is otherwise inconsistent with the express terms of the Restructuring Documents; provided that, the Company shall have the right to object to or oppose any proposed amendments, modifications or supplements to the Restructuring

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Documents to the extent that any such proposed amendment, modification or supplement is inconsistent with the terms and conditions of the Restructuring Documents, and to take any action from time to time to enforce its rights thereunder, and (v) subject to subsections 1.1(f) and 7.7(d) not, directly or indirectly, propose, seek, support, solicit, encourage, negotiate or participate in the formulation of, or enter into, any plan of reorganization or liquidation in the OpCo Chapter 11 Cases (other than the Plan) or any Competing Transaction.

(f)                                    Until the Termination Date, except as contemplated by the Bidding Procedures, the Consenting Lenders and the Company (subject to subsection 7.7(d)) shall not, nor shall they authorize or permit any of their respective officers or other employees, controlled affiliates, or any financial advisor, attorney or other advisor or representative retained by any of them to, directly or indirectly, (i) propose, support, solicit, encourage, negotiate, or induce the making, submission or announcement of, or cooperate in any way with, agree to, assist or participate in, consider, entertain, or facilitate a Competing Transaction, (ii) furnish to any person (other than Purchaser) any non-public information relating to the Company, or afford access to the business, properties, assets, books or records of the Company to any person (other than Purchaser) or take any other action intended to assist or facilitate any inquiries or the making of any proposal that constitutes or is reasonably likely to lead to a Competing Transaction, (iii) participate or engage in discussions or negotiations with any person with respect to a Competing Transaction, or (iv) enter into any letter of intent, memorandum of understanding or other agreement or arrangement contemplating or otherwise relating to a Competing Transaction.  For the avoidance of doubt, this subsection 1.1(f) shall not restrict the ability of any director, officer or other employee, agent or advisor of the Company acting for their own account (as opposed to as a director, officer or other employee, agent or advisor of the Company or its controlled affiliates) from taking any of the actions specified in clauses (i) through (iv) of this section 1.1(f).

(g)                                 Without limiting any other provision hereof, and in a manner consistent with the Term Sheet, and further subject to the rights, remedies and obligations of the Parties under this Support Agreement, each Party hereby agrees, severally and not jointly, to negotiate in good faith with the other Parties each of the definitive agreements and documents referenced in, or reasonably necessary or desirable to effectuate the transactions contemplated by the Restructuring Documents (collectively, and including, without limitation, definitive forms of the Core Restructuring Documents, the “Definitive Documentation”).

(h)                                 The FG Principals and FG agree to fund their equity commitment as specified in the Term Sheet provided that the Plan is confirmed and becomes effective, and shall deliver to the Administrative Agent an equity commitment letter in form and substance acceptable to the Required Consenting Lenders (the “Equity Commitment Letter”) by no later than April 26, 2010.

1.2                               Cooperation with Asset Transfers and Non-Interference.

(a)                                  Cooperation Obligation.  The Consenting Lenders hereby consent to the transfer of assets, free and clear of the Administrative Agent’s liens, to PropCo as provided for in the Second Amended MLCA and the Plan upon the occurrence of

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either (x) the effective date of the Plan or (y) the Asset Transfer Condition, whether such transfers occur pursuant to the Second Amended MLCA, the Plan or further order of the Bankruptcy Court; provided that contemporaneous with the closing and transfer of such assets the Administrative Agent (for the benefit of the Lenders) receives (i) net cash proceeds therefor in the amount set forth in the Second Amended MLCA (if the Asset Transfer Condition occurs)or (ii) all of the consideration set forth in the Term Sheet if the Plan is confirmed and, in each case, the Texas Station lease amendments or other agreements contemplated by the Term Sheet shall be in full force and effect.  Without limiting the generality of the foregoing, promptly following the Effective Date (as defined below) the Consenting Lenders shall amend the Credit Agreement to effectuate the asset transfers consented to in the preceding sentence; provided that, such amendment is in form and substance reasonably satisfactory to the Consenting Lenders and is approved by an order of the Bankruptcy Court which is in form and substance reasonably satisfactory to the Company, the Consenting Lenders and the Mortgage Lenders.  Furthermore, if necessary, the Parties shall cooperate in good faith to agree upon a mutually acceptable manner of effectuating the asset transfers contemplated by the Second Amended MLCA and the Plan.

(b)                                 Non-Interference Obligation.   In the event that the Plan is not confirmed, (x) the Consenting Lenders shall take no actions intended, tending, or that may reasonably be expected to interfere with the efforts of the Mortgage Lenders, the Debtors, FG and/or the FG Principals to seek confirmation of or consummate an alternative plan of reorganization to effectuate a reorganization of the PropCo Debtors on a stand-alone basis and without the proposed acquisition of Opco by Purchaser (other than the specified assets to be transferred under the Second Amended MLCA) and (y) the Debtors, FG and the FG Principals shall take no actions intended, tending, or that may reasonably be expected to interfere with the efforts of the Consenting Lenders to seek confirmation of or consummate an alternative plan of reorganization to effectuate a reorganization of the OpCo Debtors on a stand-alone basis and without the proposed acquisition of OpCo by the Purchaser (other than the specified assets to be transferred under the Second Amended MLCA).

(c)                                  Any of the following events shall constitute an “Asset Transfer Condition”:

(1)          a person other than Purchaser is selected as the Successful Bidder pursuant to (and as defined in) the Bidding Procedures;

(2)          the class of Lenders under the Plan does not accept the Plan and such Plan is not confirmed pursuant to section 1129(b) of the Bankruptcy Code; or

(3) the Plan is not confirmed and any Consenting Lender breaches a material obligation under this Support Agreement and such breach is the primary cause of the Bankruptcy Court not entering an order (a) approving the Second Amended MLCA, (b) approving the Bidding Procedures, (c) approving the Debtors’ motion to extend exclusivity, or (d) confirming the Plan.

(d)                                 The provisions of this Section 1.2 shall survive the termination of this Support Agreement, and shall continue and remain in full force and effect notwithstanding any such termination.

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Section 2.                  Termination Events.

2.1                               Termination Events.

The occurrence of any of the following shall be a “Termination Event”:

(a)                                  entry of an order by the Bankruptcy Court approving the adequacy of a disclosure statement in connection with a plan of reorganization or liquidation for the OpCo Debtors pursuant to section 1125 of the Bankruptcy Code other than the Plan;

(b)                                 the effective date of the Plan;

(c)                                  entry of an order confirming a plan of reorganization or liquidation for the OpCo Debtors other than the Plan;

(d)                                 three (3) business days after FG, the FG Principals and all Consenting Lenders deliver executed copies of this Support Agreement to OpCo, unless the OpCo Debtors shall have filed with the Bankruptcy Court a motion (the “Support Agreement Motion”) seeking entry of an order authorizing the OpCo Debtors to enter into and perform their obligations under or in connection with this Support Agreement prior to the expiration of such third Business Day;

(e)                                  unless otherwise waived by the Required Consenting Lenders, thirty (30) calendar days (or as soon thereafter as the Bankruptcy Court’s calendar permits) after the Support Agreement Motion is filed, unless the Bankruptcy Court has entered an order approving the Support Agreement Motion; provided, that any Termination Event arising under this subsection 2.1(e) shall apply only to the Company, and this Support Agreement shall otherwise remain in full force and effect, subject to the terms of this Section 2.1, with respect to all such remaining Parties;

(f)                                    May 31, 2010, unless prior thereto an order is entered by the Bankruptcy Court approving the Bidding Procedures, which shall be in a form and with terms reasonably satisfactory to FG, the Mortgage Lenders, the Required Consenting Lenders and the Company;

(g)                                 May 1, 2010, unless the Company files modifications to the Plan and the Disclosure Statement with the Bankruptcy Court, which, in each case, shall be in form and substance satisfactory to the Company, FG, the Mortgage Lenders and the Required Consenting Lenders (unless such Termination Event is waived by such Parties);

(h)                                 Intentionally omitted;

(i)                                     May 10, 2010, unless the Bankruptcy Court has entered an order approving the Second Amended MLCA, which Second Amended MLCA (and any amendments, modifications or supplements thereto) and the order approving

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same shall be in form and substance satisfactory to FG, the Mortgage Lenders, the Company and the Required Consenting Lenders;

(j)                                     June 30, 2010, unless the Bankruptcy Court has entered an order approving the Disclosure Statement for the Plan;

(k)                                  September 30, 2010, unless the Bankruptcy Court has entered the Confirmation Order for the Plan;

(l)                                     (i) 11:59 p.m. (EST) on December 31, 2010, subject to an extension of up to ninety (90) days if so elected in the sole discretion of the Purchaser (it being understood that the Purchase Price (as set forth in the Term Sheet) shall remain unchanged), unless the transactions to be set forth in the Plan and the Purchase & Sale Agreement are consummated and closed or (ii) 11:59 p.m. (EST) on any date prior to such date, if any of the conditions to the effectiveness of the Plan or the Purchase & Sale Agreement are no longer capable of being satisfied;

(m)                               (i) any court of competent jurisdiction or other competent governmental or regulatory authority issues a ruling, determination, or order making illegal or otherwise restricting, preventing or prohibiting the consummation of, or enjoining any of the Parties from entering into, the transactions contemplated by the Restructuring Documents, including an order of the Bankruptcy Court denying confirmation of the Plan or any other Restructuring Document, which ruling, determination, or order (A) has been in effect for 14 days, (B) is not subject to stay, and (C) cannot be remedied to the reasonable satisfaction of the Company, FG, the Purchaser and the Required Consenting Lenders, or (ii) unless waived by the Required Consenting Lenders, the occurrence of any event that could reasonably have a material adverse effect on the ability of the appropriate Parties (A) to receive the necessary gaming and other licenses and approvals in respect of the transactions contemplated by the Plan or any other Restructuring Document or (B) to manage the OpCo assets and properties once the Plan becomes effective;

(n)                                 once executed, any amendment, modification or waiver to the Purchase & Sale Agreement (unless the Required Consenting Lenders, the Company, FG and the Mortgage Lenders have given their prior written consent to such amendment, modification or waiver);

(o)                                 once executed, the termination of the Purchase & Sale Agreement in accordance with its terms;

(p)                                 (i) any court of competent jurisdiction declares a material provision of this Support Agreement to be invalid or unenforceable or (ii) the Bankruptcy Court grants or orders any relief that is inconsistent with the Term Sheet, this Support Agreement or any other Restructuring Document;

(q)                                 the occurrence of any breach of this Support Agreement by any of the Parties (to the extent not otherwise cured or waived in accordance with the terms hereof); provided that if any Consenting Lender shall breach its obligations pursuant to this Support Agreement, the Termination Date arising as a result of such act or omission shall apply only to such Consenting Lender and this Support

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Agreement shall otherwise remain in full force and effect, subject to the terms of this Section 2.1, with respect to all such remaining Parties;

(r)                                    (i) any of the OpCo Chapter 11 Cases shall be dismissed or converted to a chapter 7 case or a chapter 11 trustee, a responsible officer, or an examiner with enlarged powers (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the OpCo Chapter 11 Cases or (ii) the OpCo Debtors shall have filed a motion or other request for relief seeking any such occurrences described in clause (i);

(s)                                  unless waived by the Required Consenting Lenders, the termination, revocation or expiration of the Equity Commitment Letter, or such commitment is otherwise maintained to no longer be in full force and effect (other than due to full performance), or such commitment shall have been modified in any manner adverse to the Required Consenting Lenders, in each case without the prior written consent of the Required Consenting Lenders;

(t)                                    (i) the Purchaser, FG, the FG Principals, the Mortgage Lenders or the Required Consenting Lenders publicly (A) announce an intention not to support the Plan, or (B) otherwise evidence an intention not to proceed with the transactions contemplated by the Restructuring Documents, or (ii) the Bankruptcy Court determines that the Purchaser, FG, the FG Principals, the Mortgage Lenders or the Required Consenting Lenders have breached this Support Agreement;

(u)                                 entry of an order or other determination of the Bankruptcy Court identifying an entity other than the Purchaser as the Successful Bidder (as defined in the Bidding Procedures) in accordance with the Bidding Procedures;

(v)                                 any terms or conditions of the Term Sheet or this Support Agreement are not satisfied or effectuated in accordance with the terms thereof or hereof, as the case may be;

(w)                               May 5, 2010 (or such later date on which the Bankruptcy Court conducts a hearing on the Bidding Procedures), unless the Purchase & Sale Agreement has been executed by the parties thereto on or prior to such date;

(x)            unless waived by the Required Consenting Lenders, (A) any failure of the OpCo Debtors to perform all of their obligations under the OpCo Cash Collateral Order, or (B) the failure of the OpCo Cash Collateral Order to remain in effect; and

(y)                                 the termination of the Plan Support Agreement, dated as of March 24, 2010, by and among the Mortgage Lenders, Deutsche Bank AG, FG and the FG Principals (as amended, supplemented or otherwise modified).

2.2                               Termination Event Procedures.

Upon the occurrence of a Termination Event under:

(a)                                  subsections 2.1 (a), (b), (c), (r), (u) or (y) of this Support Agreement, then this Support Agreement shall automatically terminate without further action;

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(b)                                 subsection 2.1(o) of this Support Agreement, then this Support Agreement shall terminate upon written notice from the Party that has the right to terminate the Purchase & Sale Agreement in accordance with its terms; and

(c)                                  subsections 2.1(q) or (t) of this Support Agreement, this Support Agreement shall terminate five (5) days after the non-breaching party, or in the case of a Termination Event under subsections 2.1(d), (e), (f), (g), (i), (j), (k), (l), (m), (n), (p), (s), (v), (w) and (x) above, any Party, shall have given written notice of such breach to the breaching party or the other Party, as applicable, and such breach, as applicable, shall not have been cured during such five (5) days after receipt of such notice (the date of termination under clause (a), (b) or (c) hereof being the “Termination Date”); provided that upon the occurrence of a Termination Event under subsections 2.1(f), (g), (i), (j), (k) or (w) above, the Termination Date may be extended for a maximum period of 45 days upon the consent of the Required Consenting Lenders, FG, the FG Principals and the Company; provided, further, that written notice of the occurrence of any Termination Event under subsections 2.1(d), (e), (f), (g), (i), (j), (k) or (w) above shall be delivered within five (5) days of the occurrence of any such Termination Event.

For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice or exercising rights hereunder.

Section 3.                  Conditions Precedent to Support Agreement.

The obligations of the Parties and the effectiveness hereof are subject to the execution and delivery of signature pages for this Support Agreement by each of FG and the Consenting Lenders (the date upon which such conditions are satisfied, the “Effective Date”).

Section 4.                  Mutual Representations, Warranties and Covenants.

4.1                               Power and Authority; Enforceability; Governmental Consents; No Consents or Approval.

Each Consenting Lender, severally and not jointly, represents, warrants and covenants to FG and the Company, and FG represents, warrants and covenants to each other Party and the Company,(3) jointly and severally, represents, warrants and covenants to each other Party that:

(a)                                  (i) such Party has and shall maintain all requisite corporate, partnership, or limited liability company power and authority to enter into this Support Agreement and to carry out the transactions contemplated by, and perform its respective obligations under this Support Agreement, and (ii) the execution and delivery of this Support Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate or partnership action on its part;

(3)                                  All representations, warranties and covenants by the Company are subject to any necessary Bankruptcy Court approvals in all respects.

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(b)                                 this Support Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, subject to Bankruptcy Court approval, in the case of the Company, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability or ruling of the Bankruptcy Court;

(c)                                  the execution, delivery, and performance by it of this Support Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any Federal, state, or other governmental authority or regulatory body, except (i) such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission, applicable state securities or “blue sky” laws, and any filings, notices or disclosures required by the New York Stock Exchange, (ii) any filings in connection with the OpCo Chapter 11 Cases, including the approval of the Disclosure Statement and confirmation of the Plan, and (iii) in the case of the Purchaser and the Company, respectively, (A) filings of amended articles of incorporation or formation or other organizational documents with applicable state authorities, and (B) other registrations, filings, consents, approvals, notices, or other actions that are reasonably necessary to maintain permits, licenses, qualifications, and governmental approvals (including, without limitation, with respect to gaming operations) to carry on the business of the Purchaser and the Company, respectively; and

(d)                                 except as expressly provided in this Support Agreement, no consent or approval is required by any other entity in order for such Party to carry out the provisions of the Term Sheet or the contemplated Core Restructuring Documents.

The Company, jointly and severally, represents and warrants to each other Party that the consent or approval of a third party is required for any other subsidiary or affiliate of OpCo that is not set forth on Exhibit A hereto to become a party hereto.

4.2                               Ownership.

Each Consenting Lender, severally and not jointly, represents, warrants and covenants to the Purchaser and the Company that (i) such Party is the legal owner of Claims in the amount identified on Exhibit “E” hereto, and has and shall maintain the power and authority to bind the legal and beneficial owner(s) of such Claims to the terms of this Support Agreement, (ii) such Consenting Lender (a) has and shall maintain full power and authority to vote on and consent to or (b) has received direction from the party having full power and authority to vote on and consent to such matters concerning its share of the Claims and to exchange, assign and transfer such Claims, and (iii) other than pursuant to this Support Agreement, such Claims are and shall continue to be free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would adversely affect in any way such Consenting Lender’s performance of its obligations contained in this Support Agreement at the time such obligations are required to be performed.  For the avoidance of doubt, each Party acknowledges and agrees that in no event shall the amount of the Claims held by any Consenting Lender be disclosed in any public filing, announcement or similar document or communication made by such Party (and that, to the extent this Support Agreement is filed publicly or is attached to a public filing made by any Party, the amount of Claims held by each Consenting Lender as set forth on Exhibit E hereto shall be

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redacted), unless (i) such disclosure is required by law, rule, regulation or legal or judicial process or (ii) such Party has received the prior written consent of such Consenting Lender.

Section 5.                  Limitation on Damages.

The Parties agree that, for so long as a Party has not contested the enforceability of this Support Agreement (including, without limitation, alleging in any pleading that this Support Agreement is unenforceable), and has taken such actions as are reasonably required or desirable for the enforcement hereof, then such Party shall have no liability for damages hereunder in the event a court determines that this Support Agreement, or any material provision hereof, is not enforceable.

All rights, powers and remedies provided under this Support Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party.  Nothing herein shall be deemed to limit the rights, remedies and privileges provided under any other Restructuring Document or the order approving the Bidding Procedures.

Section 6.                  Acknowledgement.

The Term Sheet and the transactions contemplated therein are the product of negotiations among the Parties, together with their respective representatives.  This Support Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Plan or any plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Neither the Purchaser and the Administrative Agent nor the Company, as applicable, will solicit acceptances of the Plan from any Consenting Lender until such Consenting Lender has been provided with copies of a Disclosure Statement containing “adequate information,” as required by section 1125 of the Bankruptcy Code, which is approved by the Bankruptcy Court.  In addition, this Support Agreement does not constitute an offer to issue or sell securities to any person, or the solicitation of an offer to acquire or buy securities, in any jurisdiction where such offer or solicitation would be unlawful.

Section 7.                  Miscellaneous Terms.

7.1                               Assignment; Transfer Restrictions.

(a)                                  Each Consenting Lender hereby agrees, severally and not jointly, for so long as this Support Agreement shall remain in effect as to it, not to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, grant an option on, or otherwise dispose of any Claim that is subject to the terms hereof, including as set forth in Exhibit E, or power to vote any such Claim, unless the transferee thereof executes and delivers a Lender Joinder (as defined in subsection 7.1(c) below) to the Administrative Agent at least two (2) business days prior to the relevant transfer.  Thereafter, such transferee shall be deemed to be a Consenting Lender for purposes of this Support Agreement.  The Company shall acknowledge such transfer in writing within two (2) business days of their having received notice of such transfer (with the amount of the Claim transferred to the Joining Lender Party having been redacted from any such transfer notice) and provide a copy of such acknowledgement to the Administrative Agent.  By

12

providing such writing, the Company shall be deemed to have acknowledged their obligations to such transferee.

(b)                                 Any sale, transfer or assignment of any Claim, or power to vote a Claim, that does not comply with the procedures set forth in subsection 7.1(a) above shall be deemed void ab initio.

(c)                                  Any person that receives or acquires a portion of the Claims pursuant to a sale, assignment, transfer, pledge, hypothecation, grant of an option on, or other disposition of such Claims by a Consenting Lender hereby agrees to be bound by all of the terms of this Support Agreement (as the same may be hereafter amended, restated or otherwise modified from time to time) (a “Joining Lender Party”) by executing and delivering a joinder in the form of Exhibit F annexed hereto (the “Lender Joinder”).  The Joining Lender Party shall thereafter be deemed to be a “Consenting Lender” and a party for all purposes under this Support Agreement.

(d)                                 With respect to the Claims held by the Joining Lender Party upon consummation of the sale, assignment, transfer, pledge, hypothecation, grant of an option on, or other disposition of such Claims, the Joining Lender Party hereby makes the representations and warranties of the Consenting Lenders set forth in Section 4 and the acknowledgment in Section 6 to each of the other Parties to this Support Agreement as of the date such Lender Joinder is executed.

(e)                                  This Support Agreement shall in no way be construed to preclude any Consenting Lender from acquiring additional Claims; provided that any additional Claims shall automatically be deemed to be subject to the terms of this Support Agreement upon the Consenting Lender’s acquisition of such additional Claims.  Notwithstanding the foregoing provisions of this Section 7.1, any Consenting Lender may, at any time and without notice to or consent from any other party, pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of interest and repayment of principal) under the Credit Agreement in order to secure obligations of such Consenting Lender to a Federal Reserve Bank; provided that no such pledge or grant of a security interest shall release such Consenting Lender from any of its obligations hereunder or substitute any such pledgee or grantee for such Consenting Lender as a party hereto.

7.2                               No Third Party Beneficiaries.

This Support Agreement shall be solely for the benefit of the Parties.  No other person or entity shall be a third party beneficiary.

7.3                               Entire Agreement.

This Support Agreement, including exhibits and annexes, constitutes the entire agreement of the Parties with respect to the subject matter of this Support Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among such Parties with respect to the subject matter of this Support Agreement; provided, however, that any

13

confidentiality agreement executed by any Party shall survive this Support Agreement and shall continue in full force and effect, subject to the terms thereof.

7.4                               Counterparts.

This Support Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Support Agreement by facsimile transmission or electronic mail shall be effective as delivery of a manually executed counterpart hereof.

7.5                               Administrative Agent’s Indemnity.

Each Consenting Lender hereby reaffirms and ratifies its obligation to indemnify and hold harmless the Administrative Agent pursuant to, and subject to the terms and conditions of, section 9.07 of the Credit Agreement (the “Administrative Agent’s Indemnity”), and acknowledges and agrees that the Administrative Agent’s Indemnity (subject to the terms and conditions thereof) shall apply to any and all acts or omissions of the Administrative Agent taken or omitted to be taken pursuant to, arising out of, in connection with or with respect to this Support Agreement or any of the other Restructuring Documents.

7.6                               Continued Banking Practices.

Notwithstanding anything herein to the contrary, each Consenting Lender and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to the Company or any affiliate of the Company, the Purchaser or any affiliate of the Purchaser or any other person, including, but not limited to, any person proposing or entering into a transaction related to or involving the Purchaser or any affiliate thereof or the Company or any affiliate thereof.

7.7                               Reservation of Rights.

(a)                                  Except as expressly provided in this Support Agreement, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair or restrict the ability of each of the Consenting Lenders to protect and preserve its rights, remedies and interests, including, but not limited to, all of their rights and remedies under the Credit Agreement and related Loan Documents (including, without limitation, the Secured Hedge Agreement), the OpCo Cash Collateral Order,(4) and applicable law, including, without limitation, the right to credit bid up to the full amount of the Lenders’ Claims under the Credit Agreement (subject to the terms of the Bidding Procedures and the Second Amended MLCA), any

(4)                                  “OpCo Cash Collateral Order” means the Final Order Pursuant To 11 U.S.C. §§ 105, 361, 362, 363, 364 and 552 and Fed. R. Bankr. P. Rule 4001(B), (C) and (D) (i) Authorizing the Debtors to (A) Use Cash Collateral; (B) Obtain Unsecured, Subordinated Post-Petition Financing; (C) Make Loans to Non-Debtor Subsidiaries, (ii) Granting Adequate Protection to Prepetition Secured Parties, and (iii) Granting Related Relief, entered on October 13, 2009 [Docket No. 481].

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such rights and remedies relating to Defaults or other events that may have occurred prior to the execution of this Support Agreement, any and all of its claims and causes of action against any of the Debtors, any liens or security interests it may have in any assets of any of the Debtors or any third parties, or its full participation in the Chapter 11 Cases.

(b)                                 Without limiting subsection 7.7(a) above in any way, if the transactions contemplated by the Restructuring Documents are not consummated as provided herein or if a Termination Date occurs, then (i) the Purchaser and each other party thereto fully reserves any and all of its rights, remedies and interests under any transaction document executed in connection with the Restructuring Documents, applicable law and in equity, and (ii) the Administrative Agent and the Consenting Lenders each fully reserve any and all of their respective rights, remedies and interests under the Loan Documents, any transaction document executed in connection with the Restructuring Documents, applicable law and in equity.

(c)                                  Notwithstanding anything herein to the contrary, the Parties acknowledge that the support of any Consenting Lender contained in this Support Agreement relates solely to such Consenting Lender’s rights and obligations as a Consenting Lender under the Credit Agreement and the Secured Hedge Agreement, and does not bind such Consenting Lender or its affiliates with respect to any other indebtedness owed by OpCo or any of its subsidiaries and affiliates to such Consenting Lender or any affiliate of such Consenting Lender (for the avoidance of doubt, if the Consenting Lender is specified on the relevant signature page as a particular group or business within an entity, “Consenting Lender” shall mean such group or business and shall not mean the entity or its affiliates, or any other desk or business thereof, or any third party funds advised thereby).  For purposes of this Support Agreement, “Consenting Lender” shall not include (i) German American Capital Corporation and JPMorgan Chase Bank, N.A. (in their capacity as Mortgage Lenders), (ii) a Consenting Lender acting in a fiduciary or similar capacity and (iii) a holder of Claims signatory hereto in its capacity or to the extent of its holdings as a public-side broker, dealer or market maker of Loans under the Credit Agreement or any other claim against or security in OpCo.

(d)                                 Nothing in this Support Agreement shall prevent or limit the Company or any of the entities falling within the definition of the Company or any of their respective directors or officers from fulfilling any applicable fiduciary duties to its stakeholders or, with respect to any Debtor, its estate.

(e)                                  Nothing in this Support Agreement shall prevent or limit either of the FG Principals from fulfilling his fiduciary duties to the OpCo Debtors by voting or taking other actions in his capacity as a director or officer of the OpCo Debtors; provided, however, if any such votes or actions result in a breach of any material covenant of this Support Agreement, then each Consenting Lender shall have the right to terminate this Support Agreement as its sole and exclusive remedy for such breach.

(f)                                    This Support Agreement, the Plan and the Term Sheet are part of a proposed settlement of a dispute between the Parties.  Nothing herein shall be deemed an

15

admission of any kind.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Support Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Support Agreement.  None of the Parties hereto shall be liable, on any theory of liability, for any special, indirect, consequential or punitive damages on any claim (whether founded in contract, tort, legal duty or any other theory of liability) arising from or related in any manner to this Support Agreement or the negotiation, execution, administration, performance, breach, or enforcement of this Support Agreement or the instruments and agreements evidencing, governing or relating to the Plan contemplated hereby or any amendment thereto or the consummation of, or any failure to consummate, the Plan or any act, omission, breach or wrongful conduct in any manner related hereto.

7.8                               Governing Law; Waiver of Jury Trial.

(a)                                  The Parties waive all rights to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between the Parties for any claim pursuant to this Support Agreement, whether sounding in contract, tort or otherwise.

(b)                                 This Support Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction, and, to the extent applicable, the Bankruptcy Code.  By execution and delivery of this Support Agreement, each of the Parties hereby irrevocably accepts and submits itself to the non-exclusive general jurisdiction of the Bankruptcy Court.

7.9                               Successors.

This Support Agreement is intended to bind the Parties and inure to the benefit of the Consenting Lenders, the Company, FG and the FG Principals and each of their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 7.9 shall be deemed to permit any transfer, tender, vote or consent, of any Claims other than in accordance with the terms of this Support Agreement.

7.10                        Acknowledgment of Counsel.

Each of the Parties acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with the Term Sheet and this Support Agreement and the transactions contemplated by the Term Sheet and this Support Agreement.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of the Term Sheet and this Support Agreement and to the effectuation of the transactions contemplated by the Term Sheet and this Support Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived.  The provisions of the Term Sheet and this Support Agreement shall be interpreted in a reasonable manner to affect the intent of the parties hereto.  No Party shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

16

7.11                        Amendments, Modifications, Waivers.

This Support Agreement and the Core Restructuring Documents may only be modified, amended or supplemented, and any of the terms thereof may only be waived, by an agreement in writing signed by each of the Company, FG, the FG Principals and the Required Consenting Lenders; provided that if the modification, amendment, supplement or waiver at issue adversely impacts the treatment or rights of any Consenting Lender differently than other Consenting Lenders, the agreement in writing of such Consenting Lender whose treatment or rights are adversely impacted in a different manner than other Consenting Lenders shall also be required for such modification, amendment, supplement, or waiver to be effective.  “Required Consenting Lenders” shall mean three or more Consenting Lenders holding greater than 66.6% of the aggregate Claims (without including in such determination the termination value of any Secured Hedge Agreement prior to its termination; provided that, all obligations under the Secured Hedge Agreement (whether or not terminated) remain pari passu with all other Prepetition Obligations (as defined in the OpCo Cash Collateral Order)) held by all Consenting Lenders (it being agreed that this definition may not be modified, amended or supplemented, or any of its terms waived, without the prior written consent of each Consenting Lender).

7.12                        Severability of Provisions.

If any provision of this Support Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Support Agreement.

7.13                        Cooperation.

The Company and its officers, employees, agents, attorneys and advisors (i) shall use commercially reasonable efforts to effectuate the transactions contemplated by this Support Agreement and the Term Sheet pursuant to the Core Restructuring Documents, including, without limitation, to encourage and facilitate the negotiation, documentation, and consummation of the sale of the OpCo assets to any Successful Bidder, including, without limitation, by providing all information reasonably required by any Successful Bidder to complete due diligence, including confirmatory legal and accounting due diligence, to consummate the acquisition of the OpCo assets, provided that unless otherwise ordered by the Bankruptcy Court, the Company shall not be obligated to provide information that in the opinion of the Company’s outside counsel, would violate applicable law, including, but not limited to, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other applicable antitrust laws, (ii) shall not act (or omit to act) in a manner inconsistent with the foregoing and (iii) shall take all steps and/or other actions that are necessary or appropriate to achieve an orderly and business like transition of the OpCo assets to any Successful Bidder.  The provisions of this Section 7.13 shall survive the termination of this Support Agreement, and shall continue and remain in full force and effect notwithstanding any such termination.

7.14                        Notices.

All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when: (a) delivered personally or by overnight courier to the following address of the other Party hereto; or (b) sent by fax to the following fax number of the other Party hereto with the confirmatory copy delivered by overnight courier to the address of such Party listed below.

17

If to the Company, to:

Station Casinos, Inc.

1505 S. Pavilion Center Drive

Las Vegas, Nevada 89135

Attention: Richard J. Haskins

Facsimile No.:  (702) 495-3310

with a copy to (which shall constitute notice) to:

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, California 90017

Attention: Paul S. Aronzon, Esq.

Facsimile No.:  (213) 629-5063

If to FG or the FG Principals, to:

Fertitta Gaming LLC

1505 South Pavilion Center Drive

Las Vegas, NV 89135

Attention: Frank Fertitta

Facsimile No.:

with a copy (which shall constitute notice) to:

Munger Tolles & Olson LLP

335 South Grand Avenue, 35th Floor

Los Angeles, CA 90071-1560

Attention: Thomas B. Walper, Esq.

Facsimile No.: 213-687-3702

with a courtesy copy to:

Counsel to the Lenders to the PropCo Debtors:

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attn:  Larry J. Nyhan and Jeffrey E. Bjork

Facsimile No.: (312) 853-7036

If to any Consenting Lender, the address set forth on its signature page.

If to the Administrative Agent, to:

Deutsche Bank Trust Company Americas

60 Wall Street

18

New York, New York 10005

Attention:  Mark Cohen

David Crescenzi

Michael Meagher

Facsimile No.:  (212) 797-5695

with a copy to (for informational purposes only)

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention : Sandy Qusba, Esq.

Elisha D. Graff, Esq.

Facsimile No.: (212) 455-2502

[SIGNATURE PAGES FOLLOW]

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Please sign in the space provided below to indicate your agreement and consent to the terms hereof.

Very truly yours,

FERTITTA GAMING LLC

By:	/s/ Lorenzo J. Fertitta
Name: Lorenzo J. Fertitta
Title: Manager

[SIGNATURE PAGE – OPCO SUPPORT AGREEMENT]

FRANK J. FERTITTA III

By:	/s/ Frank J. Fertitta III

[SIGNATURE PAGE – OPCO SUPPORT AGREEMENT]

LORENZO J. FERTITTA

By:	/s/ Lorenzo J. Fertitta

[SIGNATURE PAGE – OPCO SUPPORT AGREEMENT]

STATION CASINOS, INC.,
a Nevada corporation

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
	Title:	Executive Vice President, Chief
Accounting Officer & Treasurer

[SIGNATURE PAGE – OPCO SUPPORT AGREEMENT]

ALIANTE STATION, LLC
BOULDER STATION, INC.
CENTERLINE HOLDINGS, LLC
CHARLESTON STATION, LLC
FIESTA STATION, INC.
FRESNO LAND ACQUISITIONS, LLC
GOLD RUSH STATION, LLC
GV RANCH STATION, INC.
LAKE MEAD STATION, INC.
LML STATION, LLC
MAGIC STAR STATION, LLC
PALACE STATION HOTEL & CASINO, INC.
RANCHO STATION, LLC
SANTA FE STATION, INC.
STATION HOLDINGS, INC.
STN AVIATION, INC.
SUNSET STATION, INC.
TEXAS STATION, LLC
TROPICANA STATION, INC.
TROPICANA STATION, LLC

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Senior Vice President and Treasurer

[SIGNATURE PAGE – OPCO SUPPORT AGREEMENT]

SC BUTTE DEVELOPMENT, LLC
SC BUTTE MANAGEMENT, LLC
SC MADERA DEVELOPMENT, LLC
SC MADERA MANAGEMENT, LLC
SC SONOMA DEVELOPMENT, LLC
SC SONOMA MANAGEMENT, LLC
STATION CALIFORNIA, LLC
STATION DEVELOPMENT, LLC

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: Authorized Signatory

[SIGNATURE PAGE – OPCO SUPPORT AGREEMENT]

RIVER CENTRAL, LLC,
a Nevada limited liability company

By: Station Casinos, Inc., a Nevada corporation, its Manager

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
	Title:	Executive Vice President, Chief
Accounting Officer & Treasurer

STATION CONSTRUCTION, LLC,
a Nevada limited liability company

By: Station Casinos, Inc., a Nevada corporation, its Sole Member

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
	Title:	Executive Vice President, Chief
Accounting Officer & Treasurer

[SIGNATURE PAGE – OPCO SUPPORT AGREEMENT]

PAST ENTERPRISES, INC.,
an Arizona corporation

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
Title: President and Treasurer

[SIGNATURE PAGE – OPCO SUPPORT AGREEMENT]

SONOMA LAND HOLDINGS, LLC

By:	/s/ Thomas M. Friel
Name: Thomas M. Friel
	Title:	President, Chief Financial Officer &
Treasurer

[SIGNATURE PAGE – OPCO SUPPORT AGREEMENT]

AUBURN DEVELOPMENT, LLC

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: Authorized Signatory

CV HOLDCO, LLC

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: Authorized Signatory

CV PROPCO, LLC

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: Authorized Signatory

DURANGO STATION, INC.

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: SVP & Treasurer

GREEN VALLEY STATION, INC.

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: SVP & Treasurer

INSPIRADA STATION, LLC

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: Authorized Signatory

[SIGNATURE PAGE – OPCO SUPPORT AGREEMENT]

NORTHERN NV ACQUISITIONS, LLC

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: Treasurer

PALMS STATION, LLC

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: SVP & Treasurer

RENO LAND HOLDINGS, LLC

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: Authorized Signatory

SC DURANGO DEVELOPMENT, LLC

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: Authorized Signatory

SC MICHIGAN, LLC

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: Authorized Signatory

SC RANCHO DEVELOPMENT, LLC

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: SVP & Treasurer

SONOMA LAND ACQUISITION COMPANY, LLC

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: President, CFP & Treasurer

TROPICANA ACQUISITIONS, LLC

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: Authorized Signatory

VISTA HOLDINGS, LLC

By:	/s/ Thomas Friel
Name: Thomas Friel
Title: Authorized Signatory

BANK OF SCOTLAND PLC, as a Consenting Lender

By:	/s/ Julia R. Franklin
Name: Julia R. Franklin
	Title:	Assistant Vice President,
Loan Documentation

Notice Addresses:		Bank of Scotland plc
865 South Figueroa Street
Suite 2690
Los Angeles, CA 90017
Attn: Alex Wilson

Lloyds Banking Group
1095 Ave. of the Americas
35th Floor
New York, NY 10036
Attn: Julia R. Franklin

[SIGNATURE PAGE – OPCO SUPPORT AGREEMENT]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as a Consenting Lender

By:	/s/ Mark B. Cohen
Name: Mark B. Cohen
Title: Managing Director

By:	/s/ David Crescenzi
Name: David Crescenzi
Title: Managing Director

Notice Address:	60 Wall Street, 43rd Floor
New York, NY 10005

[SIGNATURE PAGE – OPCO SUPPORT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as a Consenting Lender

By:	/s/ Marc E. Constantino
Name: Marc E. Costantino
Title: Executive Director

Notice Address:	383 Madison Avenue
24th Floor
New York, NY 10179

[SIGNATURE PAGE – OPCO SUPPORT AGREEMENT]

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as a Consenting Lender

By:	/s/ Reginald T. Dawson
Name: Reginald T. Dawson
Title: Managing Director

Notice Address:	171 17th Street N.W.
Mail Code G0128-030
Atlanta, GA 30363

[SIGNATURE PAGE – OPCO SUPPORT AGREEMENT]

EXHIBIT A

THE COMPANY

Station Casinos, Inc.

Aliante Station, LLC

Auburn Development, LLC

Boulder Station, Inc.

Centerline Holdings, LLC

Charleston Station, LLC

CV HoldCo, LLC

CV PropCo, LLC

Durango Station, Inc.

Fiesta Station, Inc.

Fresno Land Acquisitions, LLC

Gold Rush Station, LLC

Green Valley Station, Inc.

GV Ranch Station, Inc.

Inspirada Station, LLC

Lake Mead Station, Inc.

LML Station, LLC

Magic Star Station, LLC

Northern NV Acquisitions, LLC

Palace Station Hotel & Casino, Inc.

Palms Station, LLC

Past Enterprises, Inc.

Rancho Station, LLC

Reno Land Holdings, LLC

River Central, LLC

Santa Fe Station, Inc.

SC Butte Development, LLC

SC Butte Management, LLC

SC Durango Development, LLC

SC Madera Development, LLC

SC Madera Management, LLC

SC Michigan, LLC

SC Rancho Development, LLC

SC Sonoma Development, LLC

SC Sonoma Management, LLC

Sonoma Land Acquisition Company, LLC

Sonoma Land Holdings, LLC

Station California, LLC

Station Construction, LLC

Station Development, LLC

Station Holdings, Inc.

STN Aviation, Inc.

Sunset Station, Inc.

Texas Station, LLC

Tropicana Acquisitions, LLC
Tropicana Station, Inc.

Tropicana Station, LLC

Vista Holdings, LLC

EXHIBIT B

OPCO DEBTORS

Station Casinos, Inc.

FCP Holding, Inc.

FCP Voteco, LLC

Fertitta Partners LLC

Northern NV Acquisitions, LLC

Reno Land Holdings, LLC

River Central, LLC

Tropicana Station, LLC

EXHIBIT C

PROPCO DEBTORS

FCP PropCo, LLC

FCP MezzCo Parent, LLC

FCP MezzCo Parent Sub, LLC

FCP MezzCo Borrower I, LLC

FCP MezzCo Borrower II, LLC

FCP MezzCo Borrower III, LLC

FCP MezzCo Borrower IV, LLC

FCP MezzCo Borrower V, LLC

FCP MezzCo Borrower VI, LLC

FCP MezzCo Borrower VII, LLC

EXHIBIT D

TERM SHEET

EXHIBIT D

Term	Restructuring Term Sheet
Purchase Price	• OpCo purchase price of $772mm, consisting of the “Debt and Cash Consideration” as described below, the full amount of which shall be paid to the OpCo Lenders at closing

Structure

•      Plan (as defined in the Support Agreement referred to below), with successor to PropCo (“New PropCo” or the “Purchaser”) to purchase and own 100% of OpCo (the “Acquisition”); provided that (i) the Acquisition may be structured by the Purchaser as an asset acquisition (rather than a stock purchase) that may also include, at the election of the Purchaser, stock of certain entities as part of such asset acquisition, so long as the consideration received by the OpCo Lenders remains unchanged, (ii) the corporate and equity ownership structure of the reorganized (or, as applicable, successor to) OpCo (“New OpCo”) and New PropCo shall be reasonably acceptable to the Required Consenting Lenders (as defined in the Support Agreement) and (iii) New PropCo may, at its option, sell or cause the issuance of non-voting equity interests of New OpCo Holdings (as defined in Schedule 1) to parties to be determined, so long as the aggregate economic value of the equity interests held by such parties does not exceed 25% of the economic value of all the equity interests of New OpCo Holdings (“Permitted Investors”). The Acquisition will include, without limitation, the assets to be transferred to the Purchaser and/or any subsidiary of the Purchaser pursuant to Schedule 3 (such assets, the “New PropCo Assets”).

Debt and Cash Consideration

•      The following components of “Debt and Cash Consideration” shall be paid in full satisfaction of the OpCo Lender’s secured and priority claims against OpCo and its subsidiaries

•      202mm cash purchase price for the Acquisition (the “Cash Purchase Price”)(1) funded from external capital from New PropCo (and, at New PropCo’s option, Permitted Investors); provided that if Gun Lake project reimbursements are received by OpCo prior to closing, up to $20mm of such reimbursements in the aggregate may, at the election of

(1)  The Cash Purchase Price will not be subject to adjustments, offsets or deductions of any kind, except as expressly provided herein.

Purchaser, reduce the amount of external capital required to fund the Cash Purchase Price (regardless of whether or not any Excess Cash Shortfall (as defined below) exists) and/or be used to pay any Excess Cash Shortfall, with (i) any reimbursements applied to reduce the amount of external capital otherwise required to fund the Cash Purchase Price to be paid to the OpCo Lenders as part of the Cash Purchase Price and (ii) any reimbursements in excess of $20mm to be applied (and paid to the OpCo Lenders) as a mandatory repayment of the Term Loan referred to below at closing (the “Excess Gun Lake Reimbursement”)

•      $115mm of unrestricted cash of OpCo(1) in excess of (i) $35mm reserved for cage cash and working capital at closing, (ii) proceeds of Gun Lake project reimbursements received prior to closing and (iii) the amount of accrued unpaid administrative expenses accrued through closing (such excess, “Excess Cash”)

•      If Excess Cash is less than $115mm at closing (any such shortfall, an “Excess Cash Shortfall”), New PropCo must contribute and/or cause Permitted Investors to contribute additional capital equal to 100% of such Excess Cash Shortfall; provided, however, that (i)  if Gun Lake project reimbursements are received by OpCo prior to closing, up to $20mm of such reimbursements in the aggregate may be applied to pay any such Excess Cash Shortfall and/or reduce the amount of external capital required to fund the Cash Purchase Price as provided above and (ii) if, after giving effect to any application of Gun Lake project reimbursements as provided in preceding clause (i), any Excess Cash Shortfall remains, (x) New PropCo may (in lieu of paying Deutsche Bank Trust Company Americas and JP Morgan Chase Bank, N.A. in their capacity as OpCo Lenders (the “Excess Cash Bridge Lenders”) their ratable portion of such minimum required Excess Cash), issue “super-priority” cash pay secured notes on terms satisfactory to the Excess Cash Bridge Lenders in an aggregate principal amount equal to such remaining Excess Cash Shortfall (the “PropCo Super-Priority Notes”) and (y) the OpCo Lenders (other than the Excess Cash Bridge Lenders) will share ratably in the amount of Excess Cash available at closing; provided that the aggregate principal amount of the PropCo

(1) Excess Cash will include (i) the Cash Management Cash Collateral (as defined below) if the security interest therein is released on or prior to closing and (ii) proceeds of an IRS tax refund owed to OpCo if paid on or prior to closing.

Super-Priority Notes issued to “cure” any such Excess Cash Shortfall may not exceed $43mm

•      If an Excess Cash Shortfall exists, New PropCo issues PropCo Super-Priority Notes to cover such Excess Cash Shortfall and either (i) Bank of America does not release the $30mm of cash collateral currently securing cash management obligations of OpCo (the “Cash Management Cash Collateral”) at or prior to closing or (ii) the IRS tax refund owed to OpCo is not paid at or prior to closing, then, upon release of the Cash Management Cash Collateral and/or payment of the IRS tax refund, as applicable, following closing, New OpCo will be permitted (in the absence of a default under the OpCo Secured Credit Facilities (as defined below)) to dividend the Cash Management Cash Collateral or proceeds of the IRS tax refund, as applicable, in an amount not to exceed the principal amount of the PropCo Super-Priority Notes so issued to cover such Excess Cash Shortfall for the sole purpose of repaying such PropCo Super-Priority Notes (the “Excess Cash Clawback”)

•      If Excess Cash exceeds $115mm, the excess over $115mm will be retained by New PropCo

•      $430mm first-lien cash pay Term Loan of New OpCo, secured by all assets of New OpCo and its domestic restricted subsidiaries (including Native American development projects and related management agreements for Gun Lake, Graton, Chico and North Fork but excluding undeveloped land parcels not related to the Native American developments and the Wild Wild West site (“WWW”) and other New PropCo Assets). The terms of the Term Loan are more specifically set forth on Schedule 1 hereto.

•      $25mm pay-in-kind Land Loan to a newly-formed wholly owned “unrestricted” subsidiary of New OpCo (“New LandCo”), secured by OpCo’s existing unencumbered land parcels (other than WWW)

•           New OpCo obligated to fund land carrying costs (e.g., taxes and insurance); such funding by New OpCo shall be made by way of intercompany loans to New LandCo subordinated in right of payment to the LandCo Loan; such New OpCo funding obligation shall be backed by support/contribution agreement by New OpCo until the earlier of maturity and acceleration of the Land Loan by the lenders thereof

• The terms of the Land Loan are more specifically set forth on Schedule 2 hereto.

Support Agreement

•      OpCo Lenders holding at least 60% of the aggregate amount of the pre-petition obligations of the OpCo Lenders will execute a support agreement on terms to be mutually agreed (the “Support Agreement”)

Equity Backstop

•      Equity commitment letter for $202 million and any additional amount that may be required to cover any Excess Cash Shortfall as provided above from creditworthy persons or entities acceptable to the Required Consenting Lenders executed no later than 8 days following the execution of the Support Agreement

Management Agreement

•      Fertitta Gaming LLC or any affiliate thereof (“FG”) to enter into a management agreement with each of New OpCo and New LandCo on substantially the same terms as provided in the New PropCo Restructuring Term Sheet (attached hereto as Schedule 6) for New PropCo and Old Land Co, as applicable, and otherwise in form and substance satisfactory to Required Consenting Lenders

Acquisition Agreement

•      The Purchaser, OpCo and OpCo’s subsidiaries shall enter into a definitive acquisition agreement in respect of the Acquisition in form and substance satisfactory to the Required Consenting Lenders, the Purchaser and OpCo (the “Acquisition Agreement”).

•      The Acquisition Agreement will include only the following conditions to Purchaser’s obligation to close:

(i) the representations and warranties of OpCo and its subsidiaries (other than the Excluded Subsidiaries referred to below) shall be true and correct as of the closing date, except where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below), it being understood for this purpose that all materiality exceptions or qualifications to representations and warranties shall not be given any effect;

(ii) OpCo and its subsidiaries shall have performed and complied in all material respects with all of the covenants to be performed at or prior to closing;

(iii) assets shall be transferred to Purchaser free and clear of all liens, claims and encumbrances, except for such liens, claims and encumbrances as permitted under the terms of the definitive purchase agreement;

(iv) all required governmental approvals shall have been obtained and all filings and other actions required to be made or taken by law shall have been made or taken;

(v) there shall not be any injunction or other governmental order in effect as of the closing prohibiting the closing of the transactions contemplated by the Acquisition Agreement; and

(vi) the Bankruptcy Court shall have issued all orders required to consummate the transactions contemplated by the definitive purchase agreement and the Plan, including a final confirmation order in form and substance reasonably satisfactory to Purchaser.

•      The Excluded Subsidiaries (other than PropCo) shall make customary representations and warranties solely to the effect, subject to customary qualifications and exceptions, that they are duly incorporated, validly existing and in good standing, duly authorized to enter into and perform their obligations under the Acquisition Agreement and ancillary agreements provided for therein, have duly executed and delivered any such agreements to which they are parties and such agreements are legally binding upon and enforceable against them, and their governance documents and material agreements do not conflict with their obligations under such agreements. It shall be a condition to Purchaser’s obligation to close that such representations and warranties be true and correct as of the closing date, except where the failure of such representations and warranties to be true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect (as defined below, except that all references in such definition to “OpCo and its subsidiaries (other than the Excluded Subsidiaries)” shall be changed to references to the Excluded Subsidiaries (other than PropCo); it being understood for this purpose that all materiality exceptions or qualifications to such representations and warranties shall not be given any effect.

•      As used herein, (x) “Material Adverse Effect” means an effect, event, development, change, state of facts, condition, circumstance or occurrence that (individually or together with other such matters) is or would be reasonably expected to be materially adverse to (i) the financial condition, assets, liabilities, business or results of operations of OpCo and its subsidiaries (other than the Excluded Subsidiaries), taken as a whole; provided, however, that a Material Adverse Effect shall not be deemed to include effects, events, developments, changes, states of acts, conditions, circumstances or occurrences arising out of or resulting from: (A) changes generally affecting the economy, financial or securities markets or political or regulatory conditions, to the extent such changes do not adversely affect OpCo and its subsidiaries (other than the Excluded Subsidiaries) in a disproportionate manner relative to other participants generally in the casino gaming industry; (B) changes in the casino gaming industry generally, to the extent such changes do not adversely affect OpCo and its subsidiaries (other than the Excluded Subsidiaries) in a disproportionate manner relative to other participants in such industry generally; (C) any change in law or GAAP, to the extent such changes do not adversely affect OpCo and its subsidiaries (other than the Excluded Subsidiaries) in a disproportionate manner relative to other participants generally in such industry; (D) acts of war, armed hostility or terrorism, to the extent such changes do not adversely affect OpCo and its subsidiaries (other than the Excluded Subsidiaries) in a disproportionate manner relative to other participants generally in such industry; (E) any change attributable to the execution or announcement of the Acquisition, including any litigation resulting therefrom, and any adverse change so attributable in customer, distributor, supplier, financing source, licensor, licensee, sub-licensee, stockholder, co-promotion or joint venture partner or similar relationships, including as a result of the identity of Purchaser or its affiliates; (F) any failure by OpCo to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances giving rise to such failure that are not otherwise excluded from the definition of a Material Adverse Effect may be taken into account in determining whether there has been a Material Adverse Effect); and (G) compliance with the terms of, or the taking of any action required by, the Acquisition Agreement or (ii) the ability of OpCo and its subsidiaries (other than the Excluded Subsidiaries), taken as a whole, to perform their obligations under the Acquisition Agreement or to consummate the Acquisition on a timely basis; provided that, after the Purchaser is selected as the Successful Bidder pursuant to (and as defined in) the Bid Procedures referred to in the Support Agreement, clause (E) shall be deemed to be amended by inserting the word “employee” immediately following the word “customer” and (y) “Excluded Subsidiaries” means PropCo and the subsidiaries who are currently subleasing the PropCo properties.

•      The Acquisition Agreement shall provide for a termination date of December 31, 2010, subject to an extension of up to 90 days if so elected in the sole discretion of the Purchaser (it being understood that the Purchase Price shall remain unchanged in the event of such election).

Asset Transfers and Transition Services Under Specified Circumstances Where Plan Not Confirmed

•      In the event (i) a person other than the Purchaser is selected as the Successful Bidder pursuant to (and as defined in) the Bid Procedures referred to in the Support Agreement (and in lieu of a break-up fee payable to Purchaser); or (ii) the OpCo Lender class under the Plan does not accept the Plan and such Plan is not confirmed pursuant to section 1129(b) of the Bankruptcy Code; or (iii) (1) a Consenting Lender (as defined in the Support Agreement) breaches a material obligation under the Support Agreement and such breach is the primary cause of the Bankruptcy Court not approving (a) the MLCA, (b) the Bid Procedures referred to in the Support Agreement or (c) the Debtor’s motion to extend exclusivity and (2) the Plan is not confirmed, then OpCo shall effect the transfer of New PropCo Assets on the effective date of the stand-alone plan of reorganization for New PropCo assets and take such other actions, in each case, as specified in and contemplated by Schedule 3 hereto (the “Asset Transfers”), in consideration of $35mm of cash (subject to an agreed working capital adjustment); provided that if New OpCo does not have stand-alone IT functionality on such effective date on terms acceptable to the Required Consenting Lenders, certain IT assets (including software) shall be transferred (and the purchase price therefor paid) only when such stand-alone IT functionality has been established (and in any event not later than 12 months following such effective date); provided that mutually satisfactory transition services shall be provided during such interim period prior to transfer

IP HoldCo, IT, Employees	• In connection with the Acquisition, certain non-exclusive intellectual property and IT (e.g., the Station name, the and Transition Services

“customer list” and proprietary IT) will be transferred to a new special-purpose bankruptcy remote entity formed to hold such intellectual property and IT (the “IP HoldCo”). The equity of the IP HoldCo will be held by an independent entity. IP HoldCo will enter into a perpetual royalty free license with each of New OpCo and its subsidiaries and New PropCo and its subsidiaries (other than New OpCo and its subsidiaries). The New OpCo Lenders will have a first-priority perfected lien on the licenses to New OpCo and its subsidiaries, and the New PropCo Lenders will have a first-priority perfected lien on the licenses to New PropCo and its subsidiaries (other than New OpCo and its subsidiaries).

•      Texas Station will retain a back-up server, which shall provide full stand-alone IT functionality for New OpCo on or prior to the first anniversary of the closing of the Acquisition pursuant to a plan implemented by New OpCo

•      New OpCo and its subsidiaries will retain OpCo property specific employees from the general property manager level and below. New PropCo and FG will employ general corporate level employees

•      New PropCo, New OpCo and New OpCo’s subsidiaries will enter into a transition services agreement in form and substance satisfactory to the Required Consenting Lenders and New PropCo providing for transition services and licensing arrangements (the “New OpCo Transition Services”) with respect to New PropCo’s corporate employees and the use of IT and intellectual property held by IP HoldCo for a period of not less than 12 months following an event of default under the Term Loan and the Revolvers referred to below (the “OpCo Secured Credit Facilities”) notified to New PropCo by the agent under the OpCo Secured Credit Facilities

•      At the end of the period for the provision of New OpCo Transition Services, 100% of the beneficial interest in the independent entity which holds the equity of the IP HoldCo shall revert to New PropCo

Revolvers

•      $25mm “priming” Revolver committed by certain OpCo Lenders agreeing thereto(1) and a $25mm uncommitted “priming” Revolver accordion, available for New OpCo’s and its subsidiaries working capital and general corporate purposes. The terms and conditions of the Revolvers are more specifically set forth on Schedule 1 hereto.

Texas Station Put

•      If the Acquisition is consummated, the landlord under the Texas Station lease will agree in a legal, binding and enforceable writing satisfactory to the Required Consenting Lenders to the permanent extinguishment of the landlord’s put right upon any change of control

•      The landlord under the Texas Station lease will agree in a legal, binding and enforceable writing satisfactory to the Required Consenting Lenders that if a person other than the Purchaser is selected as the Successful Bidder pursuant to (and as defined in) the Bid Procedures referred to in the Support Agreement, the price for the settlement of the put obligation (and the buyout of the Texas Station lease) will be $75 mm, payable at closing of the sale of OpCo and/or its applicable assets to the Successful Bidder

•      The landlord under the Texas Station lease will agree in a legal, binding and enforceable writing satisfactory to the Required Consenting Lenders that if the Plan is not confirmed, a person other than the Purchaser is not selected as the Successful Bidder pursuant to (and as defined in) the Bid Procedures referred to in the Support Agreement and the Asset Transfers occur, the price for the settlement of the put obligation (and the buyout of the Texas Station lease) will be $75 mm and shall not be required to be paid until the earlier of (i) the sale of OpCo and/or its applicable assets to any other purchaser that would result in a “change of control” under the Texas Station lease and (ii) the first anniversary of the consummation of the Asset Transfers

Master Lease Compromise Agreement

•      The Amended and Restated Master Lease Compromise Agreement (the “MLCA”) shall be in the form attached as Schedule 4 hereto, subject to such changes thereto as are acceptable to the Required Consenting Lenders

(1) The parties are discussing a modified structure which would permit the OpCo Lenders which execute the Support Agreement by a date certain to be agreed to exchange their ratable share of the Land Loan Facility into a new tranche of the Revolver on terms to be agreed.

Corporate Allocation and Tax Sharing Agreements	• New PropCo and New OpCo shall enter into a cost allocation agreement and a tax sharing agreement in form and substance reasonably acceptable to the Required Consenting Lenders, OpCo and PropCo

Lazard Expenses	• Lazard success fee (excluding any monthly accruing fees, which shall be OpCo administrative expenses) to be allocated 50/50 as OpCo and PropCo administrative expenses

Diligence Condition

•      Purchaser’s tax diligence condition must be satisfied or waived by the date the initial letters of intent are due under the Bid Procedures referred to in the Support Agreement; if the Purchaser is not satisfied with its tax diligence by such date, the Purchaser may terminate the Acquisition Agreement

Schedule 1

OPCO SENIOR SECURED FACILITIES

Executive Summary of Terms and Conditions(1)

Set forth below is a summary of certain of the terms and conditions (together with Exhibits A and B attached hereto, this “Term Sheet”) for the Senior Secured Facilities (as defined below).

Holdings:	A newly-formed wholly-owned “unrestricted” subsidiary (“New OpCo Holdings”) of New PropCo.

Borrower:	New OpCo (the “Borrower”).

Guarantors:

New OpCo Holdings and each of the Borrower’s direct and indirect, existing and future domestic subsidiaries other than (i) a newly-formed direct or indirect wholly-owned “unrestricted” subsidiary of the Borrower which is the borrower under the Land Loan Facility (and its direct and indirect subsidiaries), until the same are redesignated as “restricted subsidiaries” after the repayment in full of the Land Loan Facility in accordance with the terms of the Credit Agreement referred to below, and (ii) each subsidiary of the Borrower designated as an “unrestricted” subsidiary after the Closing Date (as defined below) in accordance with the terms of the Credit Agreement (collectively, the “Guarantors” and, together with the Borrower, the “Loan Parties”); provided that, for the avoidance of doubt, IP HoldCo shall not be a Guarantor.

Administrative Agent and Collateral Agent:	Deutsche Bank Trust Company Americas (“DBTCA”) (in such capacity, the “Administrative Agent”).

Lenders:

The existing lenders party to the 2007 Credit Agreement (the “Existing Lenders”), together with the other banks and financial institutions which from time to time become party to the Senior Secured Facilities (collectively, the “Lenders”).

Term Loan Facility:

A term loan facility in an aggregate principal amount of $430.0 million (the “Term Loan Facility”). The loans under the Term Loan Facility (the “Term Loans”) shall be non-recourse to New PropCo and its subsidiaries (other than New OpCo Holdings and its subsidiaries).

Revolving Credit Facility:

A committed “super-priority” revolving credit facility of up to $25.0 million (as increased pursuant to any Incremental Revolving Credit Facility as provided below, the “Revolving Credit Facility”) to be provided by certain of the Existing Lenders agreeing to commit thereto. The Revolving Credit Facility shall be senior in right of payment (and collateral proceeds) to the Term Loan Facility pursuant to the “waterfall” payment provisions as provided in the Draft OpCo Credit Agreement. Proceeds of loans under the Revolving Credit Facility (the “Revolving Loans”) shall be used for working capital and general corporate purposes of the Borrower and its subsidiaries. Up to $10.0 million of the Revolving Credit Facility shall be available for the issuance of letters of credit (“Letters of Credit”) and for swing line loans (the “Swing Line Loans”) to be made by DBTCA. The Revolving Credit Facility shall be non-recourse to New PropCo and its subsidiaries (other than New OpCo Holdings and its subsidiaries).

(1) Capitalized terms used herein but not defined herein shall have the meanings given to them in that certain Credit Agreement, dated as of November 7, 2007, among Stations Casinos, Inc. and various lenders (the “2007 Credit Agreement), the Stations Casino, Inc. Restructuring Term Sheet, dated as of April 16, 2010 (the “Restructuring Term Sheet”) to which this Term Sheet is attached or Exhibit A attached hereto.

Uncommitted Increases to Revolving Credit Facility:

After the first year anniversary of the Closing Date, the Borrower will have the right to solicit existing or prospective Lenders reasonably acceptable to the Administrative Agent to provide incremental commitments to the Revolving Credit Facility (each, an “Incremental Revolving Credit Facility” and, together with the Term Loan Facility and Revolving Credit Facility, the “Senior Secured Facilities”) in an aggregate amount not to exceed $25.0 million, subject to (i) the absence of any default or event of default, (ii) accuracy of all representations and warranties, (iii) pro forma compliance with the Financial Covenants (as defined below), determined as if the full amount of the Incremental Revolving Credit Facility had been incurred and, if incurred during any agreed Financial Covenant holiday, as if the initial Financial Covenant levels were then in effect, and (iv) the satisfaction of such other conditions as shall be determined; provided that (i) if the “effective yield” on the Incremental Revolving Credit Facility (which shall be deemed to include any interest benchmark floors, any upfront or similar fees, any original issue discount or any recurring fee payable to all lenders providing the Incremental Revolving Credit Facility, but exclusive of any arrangement, structuring or other fees payable in connection therewith that are not shared with all lenders providing the Incremental Revolving Credit Facility) exceeds the “effective yield” on the Revolving Credit Facility, then the “effective yield” on the Revolving Credit Facility shall be increased to match the “effective yield” on the Incremental Revolving Credit Facility and (ii) after giving effect to any pricing adjustment required by preceding clause (i), the Incremental Revolving Credit Facility shall be subject to the same terms and conditions as the Revolving Credit Facility (and be deemed added to, and made a part of, the Revolving Credit Facility).

Maturity:

Fifth year anniversary of the Closing Date, subject to two one-year extension options (i.e., years 6 and 7) to be available subject to (i) the absence of default, (ii) payment of a 1% extension fee for each extension year, and (iii) a step-up in interest rate for each extension year as provided in Exhibit A attached hereto; provided that, in the case of an extension on the fifth or sixth anniversary of the Closing Date, if (x) the final stated maturity of each of New PropCo’s Senior Secured Facilities and the Land Loan Facility has not been extended (by amendment or refinancing) to a date identical to or later than the sixth or seventh anniversary, as the case may be, of the Closing Date or (y) all obligations under each of New PropCo’s Senior Secured Facilities and the Land Loan Facility have not been repaid in full (or refinanced or replaced with other indebtedness that matures prior to the sixth or seventh anniversary, as the case may be, of the Closing Date), in either case on or prior to the date occurring 90 days after such fifth or sixth year anniversary, as the case may be, then the Maturity Date shall instead be the 90th day following such fifth or sixth year anniversary, as the case may be (such date, as extended in accordance with the terms hereof, the “Maturity Date”).

Fees and Interest Rates:	As set forth on Exhibit A attached hereto.

Term Loan Amortization:	None prior to the Maturity Date.

Optional Prepayments and Commitment Reductions:

Optional prepayments and commitment reductions usual and customary for these types of facilities; provided that if any default or event of default exists under the Senior Secured Facilities at the time of the proposed prepayment of any Term Loans, Swing Line Loans, Revolving Loans and Letters of Credit shall first be repaid in full and/or cash collateralized, as applicable (with no permanent reduction in commitments under the Revolving Credit Facility) before any such prepayment of Term Loans shall be made.

Mandatory Prepayments:

Mandatory repayments of Term Loans from (i) 100% of the net cash proceeds of any asset sales and dispositions (including insurance, condemnation and casualty events), subject to exceptions and reinvestment rights substantially as set forth in the Draft OpCo Credit Agreement, (ii) 100% of the net proceeds from issuance or incurrence of debt, subject to exceptions substantially as set forth in the Draft OpCo Credit Agreement, (iii) 100% of the net proceeds from issuances of equity by, or capital contributions to, New OpCo Holdings and its Subsidiaries, subject to exceptions substantially as set forth in the Draft OpCo Credit Agreement (including for equity proceeds specifically used to finance permitted investments

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and capital expenditures), (iv) a portion to be mutually agreed of the net proceeds from issuances of equity by, or capital contributions to, any direct or indirect parent of New OpCo Holdings, subject to exceptions to be mutually agreed, (v) commencing with the fiscal year ended December 31, 2011, 75% (with step downs based on meeting a Total Leverage Ratio (as defined in the Draft OpCo Credit Agreement) to be mutually agreed and so long as no default or event of default under the Senior Secured Facilities is in existence) of annual excess cash flow (to be defined on a basis to be mutually agreed) of New OpCo Holdings and its subsidiaries, and (vi) 100% of the net cash proceeds of any amounts received in repayment, or otherwise on account, of any loan or advance made to a Native American tribe pursuant to any Native American contract relating to a Native American project (including all reimbursements from the Gun Lake project after the Closing Date but excluding reimbursements from the Gun Lake project received on the Closing Date (other than any Excess Gun Lake Reimbursement)).

Notwithstanding the foregoing, if any default or event of default exists at the time of any mandatory repayment of Term Loans otherwise required above, Swing Line Loans, Revolving Loans and Letters of Credit shall first be repaid and/or cash collateralized, as applicable, in the amount otherwise required to be applied to the Term Loans (with no permanent reduction in commitments under the Revolving Credit Facility, so long as no payment or bankruptcy default or event of default exists), with any excess to be applied as otherwise required above (without regard to this sentence).

Guaranties:

Each Guarantor shall be required to provide an unconditional guaranty (collectively, the “Guaranties”) of all amounts owing under the Senior Secured Facilities. Such Guaranties shall be guarantees of payment and not of collection.

Collateral:

All amounts owing under the Senior Secured Facilities and all obligations under the Guaranties will be secured (subject to compliance with applicable gaming laws) by (x) a first priority perfected security interest in all stock, other equity interests and promissory notes owned by the Loan Parties, and (y) a first priority perfected security interest in all other tangible and intangible assets owned by the Loan Parties (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash, bank and securities deposit accounts, real estate and leasehold interests, licensing rights granted in favor of Loan Parties by IP Holdco and operating agreements with, and shares of, existing Native American joint ventures) (all of the foregoing, the “Collateral”), except for such assets of the Loan Parties as may be mutually agreed.

In the event of any enforcement against the Collateral (and in the case of distributions pursuant to bankruptcy, insolvency or similar proceedings), the proceeds thereof shall be applied (i) first, to repay any amounts outstanding under the Revolving Credit Facility and (ii) second, to pay amounts outstanding under the Term Loan Facility.

Conditions to Closing Date:

Substantially as set forth in the Draft OpCo Credit Agreement and the Restructuring Term Sheet (with the date upon which all such conditions precedent, and those described under “Conditions to All Credit Extensions” below, shall be satisfied being called the “Closing Date”).

Conditions to All Credit Extensions:

(i) The accuracy of all representations and warranties, (ii) absence of any default and event of default, and (iii) in the case of any credit extension (other than in the case of sub-clause (y) below, a request for a letters or credit) under the Revolving Credit Facility, (x) pro forma compliance with all Financial Covenants (together with calculations demonstrating compliance thereof substantially as set forth in the Draft OpCo Credit Agreement) and (y) Unrestricted Cash not exceeding (after application of the proceeds of such credit extension and other Unrestricted Cash at such time) $7.5 million.

Senior Secured Credit	The definitive credit agreement for the Senior Secured Facilities (the “Credit Agreement”) shall contain the same categories and types of representations and warranties, affirmative and

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Documentation:

negative covenants (other than financial covenants) and events of default as set forth in the draft Credit Agreement attached as Exhibit B hereto, with such modifications thereto as are satisfactory to the Required Consenting Lenders (as defined in the Support Agreement) and the Borrower and necessary or advisable (in the judgment of the Required Consenting Lenders and the Borrower) to incorporate modifications to conform to any terms of the Restructuring Term Sheet (including the Excess Cash Clawback), repayment, investment and release and “substitute collateral” provisions with respect to the Native American assets, provisions relating to IP HoldCo and changes to the provisions of Senior Secured Facilities to conform to the economic and other material terms of the definitive credit agreement for the New PropCo Senior Secured Facilities that are beneficial to the Lenders and such other technical provisions as the parties may mutually agree (as so modified, the “Draft OpCo Credit Agreement”).(2) The Credit Agreement and the related credit documentation shall be in form and substance satisfactory to the Required Consenting Lenders and the Borrower. Documentation shall also include tax sharing, management and corporate expense allocation agreements among certain of New OpCo Holdings, New PropCo and their respective subsidiaries on terms acceptable to OpCo, PropCo and the Required Consenting Lenders. The Borrower and the Required Consenting Lenders shall negotiate in good faith regarding the appropriateness of conforming changes from the provisions of the definitive credit agreement for the New PropCo Senior Secured Facilities.

Financial Covenants:	The following financial covenants (the “Financial Covenants”):

(i)

a maximum Total Leverage Ratio (as defined in the Draft OpCo Credit Agreement), with a compliance “holiday” to be mutually agreed(3) and covenant levels thereafter to be set with a 25% cushion to a business model acceptable to the Required Consenting Lenders;

(ii)

a minimum Interest Coverage Ratio (as defined in the Draft OpCo Credit Agreement), with a compliance “holiday” to be mutually agreed and covenant levels thereafter to be set with a 25% cushion to a business model acceptable to the Required Consenting Lenders; and

(iii)

Capital Expenditures (as defined in the Draft OpCo Credit Agreement) in annual amounts as set forth in the Draft OpCo Credit Agreement and with carry-forwards substantially set forth in the Draft OpCo Credit Agreement.

The Financial Covenants described in clauses (i) and (ii) shall be subject to equity cure provisions on the terms provided in the Draft OpCo Credit Agreement (including up to three “cure” opportunities during the term of the Senior Secured Facilities and a limit of one “cure” opportunity in each four consecutive fiscal quarter period).

Voting, Assignments and Participations, Yield Protection and Governing Law:	Substantially as set forth in the Draft OpCo Credit Agreement.

Expenses and Indemnification:	Substantially as set forth in the Draft OpCo Credit Agreement.

(2)           The Draft OpCo Credit Agreement (as modified as described above) remains subject to further negotiation and has not been fully reviewed and approved by the parties.

(3)           Financial Covenant “holiday” to be at least 12 months and not greater than 18 months.

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EXHIBIT A

Interest and Certain Fees

Interest Rate Options:

At the Borrower’s option, Loans may be maintained from time to time as (a) Base Rate Loans, which shall bear interest at the Base Rate (as defined in the Draft OpCo Credit Agreement) plus the Applicable Margin or (b) Eurodollar Loans, which shall bear interest at the Adjusted LIBO Rate (as defined in the Draft OpCo Credit Agreement) plus the Applicable Margin; provided, that all Swing Line Loans shall bear interest as Base Rate Loans.

	As used herein, “Applicable Margin” means:

	Anniversary of the Closing Date	Eurodollar Loans	Base Rate Loans

	Until the 3rd anniversary	3.00%	2.00%

	From and after 3rd anniversary to 5th anniversary	3.50%	2.50%

	From and after 5th anniversary to 6th anniversary	4.50%	3.50%

	From and after 6th anniversary	5.50%	4.50%

Interest Payment Dates:	As set forth in the Draft OpCo Credit Agreement.

Unused Fees and Commitment Fees:

The Borrower shall pay a commitment fee with respect to the Revolving Credit Facility at a per annum rate 0.50% on actual daily the Revolving Credit Availability (as defined in the Draft OpCo Credit Agreement).

Letters of Credit Fees:

The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans. A fronting fee equal to 0.25% per annum (but in no event less than $500).

Default Rate:	2.0%.

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EXHIBIT B

Draft OpCo Credit Agreement

CREDIT AGREEMENT

Dated as of                      , 2010

among

[NEW OPCO],
as Borrower,

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Administrative Agent,

THE OTHER LENDERS PARTY HERETO,

DEUTSCHE BANK SECURITIES INC. and
J.P. MORGAN SECURITIES INC.,
as Joint Lead Arrangers and Joint Bookrunners,

JPMORGAN CHASE BANK, N.A.,

as Syndication Agent,

and

BANK OF SCOTLAND plc,

BANK OF AMERICA, N.A., and

WACHOVIA BANK, N.A.,

as Co-Documentation Agents

ARTICLE IV Conditions Precedent to Credit Extensions		76

SECTION 4.01.	Conditions of Initial Credit Extension	76
SECTION 4.02.	Conditions to All Credit Extensions	79

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3

4

SCHEDULES

1.01A	Certain Security Interests and Guarantees
1.01B	Unrestricted Subsidiaries
1.01C	Original Letters of Credit
1.01D	Native American Subsidiaries
1.01E	Material Contracts
1.01F	Permitted Control Persons
[1.01G	LandCo Subsidiaries]
2.01	Commitments
[5.03	Consents]
5.05	Certain Liabilities
5.12	Subsidiaries and Other Equity Investments
5.17	Insurance
5.19	Restructuring Transactions Documents
5.21	Location of Real Property
7.01(b)	Existing Liens
7.02(f)	Existing Investments
7.02(r)	Real Estate to be Invested by Native American Subsidiaries
7.03(b)	Existing Indebtedness
7.05(k)	Dispositions
7.08	Transactions with Affiliates
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term Note
C-2	Revolving Credit Note
C-3	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Guaranty
G-1	Security Agreement
G-2	Pledge Agreement
G-3	Shareholder Pledge Agreement
H	Mortgage
I	Intellectual Property Security Agreement
J	Opinion Matters — Counsel to Loan Parties
K	Intercompany Note
L-1	LandCo Subordinated Intercompany Note
L-2	LandCo Guaranty
L-3	LandCo Security Agreement
L-4	LandCo Pledge Agreement
M	LandCo Support Agreement
N	Access/Cooperation Covenants

5

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”) is entered into as of [                         ], 2010, among [NEW OPCO], a [                    ] limited liability company (the “Borrower”), DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent (in such capacity, together with any successor thereto, the “Administrative Agent”), each lender from time to time party hereto (collectively, the “Lenders” and, individually, a “Lender”), DEUTSCHE BANK SECURITIES INC. and J.P. MORGAN SECURITIES INC., as Joint Lead Arrangers and Joint Bookrunners (in such capacity, collectively, the “Joint Lead Arrangers” and, individually, a “Joint Lead Arranger”), JPMORGAN CHASE BANK, N.A., as Syndication Agent (in such capacity, the “Syndication Agent”), and BANK OF SCOTLAND plc, BANK OF AMERICA, N.A. and WACHOVIA BANK, N.A., as Co-Documentation Agents (in such capacities, the “Co-Documentation Agents”).

PRELIMINARY STATEMENTS

WHEREAS, the Stations Casinos, Inc., the Lenders, the Administrative Agent, the Joint Lead Arrangers, the Syndication Agent and the Co-Documentation Agents are parties to a Credit Agreement, dated as of November 7, 2007 (as amended, modified and/or supplemented from time to time to, but not including, the Closing Date, the “Original Credit Agreement”);

WHEREAS, effective as of the Closing Date, the Indebtedness under the Original Credit Agreement shall be extinguished pursuant to the Plan of Reorganization;

WHEREAS, on July 28, 2009 (the “Petition Date”), Stations Casino, Inc. and several of its Affiliates (collectively, the “Debtors”) commenced their bankruptcy cases (collectively, the “Chapter 11 Cases”) as debtors and debtors in possession by filing voluntary petitions under chapter 11 of the Bankruptcy Code of the United States in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”);

WHEREAS, on [                      ],the Debtors filed with the Bankruptcy Court the Plan of Reorganization (as defined below) and the Disclosure Statement (as defined below);

WHEREAS, on [                      ], the Bankruptcy Court entered the Confirmation Order (as defined below) confirming the Plan of Reorganization;

WHEREAS, pursuant to the Plan of Reorganization, the Debtors have implemented (or substantially simultaneously with the Closing Date will implement) the Restructuring Transactions (as defined below);

WHEREAS, simultaneously with the consummation of the Plan of Reorganization, the Indebtedness under the Original Credit Agreement shall be extinguished and the Lenders shall be deemed to hold the Term Loans hereunder (which represent a portion of the consideration received), in each case pursuant to the Plan of Reorganization, and the Lenders have agreed on the terms and subject to the conditions set forth herein, to extend credit to the Borrower in the form of a Revolving Credit Loans, Swing Line Loans or Letters of Credit from time to time; and

WHEREAS, the proceeds of the Revolving Credit Loans and Swing Line Loans will be used for working capital and other general corporate purposes of the Borrower and the Restricted

Subsidiaries, including the financing of Permitted Acquisitions, and Letters of Credit will be used for general corporate purposes of the Borrower and the Restricted Subsidiaries.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

Definitions and Accounting Terms

SECTION 1.01.      Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“2009 Audited Financial Statements” means the audited consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2008 and December 31, 2009 and the related audited consolidated statements of income, stockholders’ equity and cash flows for the Borrower and its Subsidiaries for the fiscal years ended December 31, 2008 and December 31, 2009.

“2010 Pro Forma Balance Sheet” has the meaning specified in Section 5.05(a)(ii).

“2010 Pro Forma Financial Statements” has the meaning specified in Section 5.05(a)(ii).

“2010 Unaudited Financial Statements” means the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries for (A) each fiscal quarter of the Borrower ended after December 31, 2009 and at least forty-five (45) days before the Closing Date and (B) to the extent reasonably available, each fiscal month after the most recent fiscal period for which financial statements were received by the Joint Lead Arrangers and the Lenders as described above and ended at least thirty (30) days before the Closing Date, which financial statements described in clause (A) shall be prepared in accordance with GAAP (but excluding footnotes).

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA (and in the component financial definitions used therein) were references to such Acquired Entity or Business or Converted Restricted Subsidiary and its Subsidiaries and without regard to clauses [        ] of the definition thereof and clause (c) of the definition of “Consolidated Net Income”), all as determined on a consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary.

“Acquired Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100,000 of 1%) equal to the product of (a) the LIBO Rate in effect for such Interest Period and (b) Statutory Reserves, to the extent applicable to any Lender.

“Administrative Agent” has the meaning specified in the recitals to this Agreement.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02 or such other address as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means (a) with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified; provided, that as to any Loan Party or any Subsidiary thereof, the term “Affiliate” shall expressly exclude the Persons constituting Lenders as of the Closing Date and their respective Affiliates and (b) with respect to any Loan Party or any Subsidiary thereof, (i) Frank J. Fertitta III and his spouse, their respective parents and grandparents and any lineal descendants (including adopted children and their lineal descendants) of any of the foregoing, (ii) Lorenzo J. Fertitta and his spouse, their respective parents and grandparents and any lineal descendants (including adopted children and their lineal descendants) of any of the foregoing, (iii) any Affiliate of any Person described in the foregoing clauses (i) and (ii) or (iv) any personal investment vehicle, trust or entity owned by, or established for the benefit of, or the estate of, any Person described in the foregoing clauses (i) and (ii).  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the Supplemental Administrative Agents (if any).

“Aggregate Commitments” means, at any time, the Commitments of all the Lenders at such time.

“Aggregate Consideration” means the aggregate amount of cash and non-cash consideration including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith.

“Agreement” means this Credit Agreement.

“Aliante” means Aliante Station Hotel and Casino, a project currently in development by a joint venture in which Aliante Station, LLC, a wholly-owned Subsidiary of the Borrower, is a joint venturer.

“Applicable Rate” means a percentage per annum equal to (a) for the period from and after the Closing Date to the third anniversary of the Closing Date, (A) for Eurodollar Loans, 3.00%, (B) for Base Rate Loans, 2.00%, (C) for Letter of Credit fees, 3.00% and (D) for commitment fees, [2.00]%, (b) from and after the third anniversary of the Closing Date to the fifth anniversary of the Closing Date, (A) for Eurodollar Loans, 3.50%, (B) for Base Rate Loans, 2.50%, (C) for Letter of Credit fees, 3.50% and (D) for commitment fees, [2.00]%, (c) from and after the fifth anniversary of the Closing Date to the sixth anniversary of the Closing Date, (A) for Eurodollar Loans, 4.50%, (B) for Base Rate Loans, 3.50%,

(C) for Letter of Credit fees, 4.50% and (D) for commitment fees, [2.00]%, and (d) from and after the sixth anniversary of the Closing Date, (A) for Eurodollar Loans, 5.50%, (B) for Base Rate Loans, 4.50%, (C) for Letter of Credit fees, 5.50% and (D) for commitment fees, [2.00]%.

“Applicable Term Loan ECF Percentage” means, at any time, 75%; provided that, so long as no Default has then occurred and is continuing, if the Total Leverage Ratio is (i) less than [    ]:1.00 but greater than or equal to [    ]:1.00 (as set forth in the Compliance Certificate delivered pursuant to Section 6.02(b) for the fiscal year then last ended), the “Applicable Term Loan ECF Percentage” shall instead be 50%, and (ii) less than [    ]:1.00 (as set forth in the Compliance Certificate delivered pursuant to Section 6.02(b) for the fiscal year then last ended), the “Applicable Term Loan ECF Percentage” shall instead be 25%.

“Appropriate Lender” means, at any time, (a) with respect to Loans of any Class, the Lenders of such Class, (b) with respect to Letters of Credit, (i) the relevant L/C Issuers and (ii) the Revolving Credit Lenders and (c) with respect to the Swing Line Facility, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external legal counsel.

“Auto-Renewal Letter of Credit” has the meaning specified in Section 2.03(b)(iii).

“Back-Stop Arrangements” means the L/C Back-Stop Arrangements and the Swing Line Back-Stop Arrangements.

“Bankruptcy Code” means United States Code entitled “Bankruptcy”, as now and/or hereinafter in effect or any successor thereto.

“Bankruptcy Court” has the meaning specified in the recitals to this Agreement.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus ½ of 1%, and (c) the Adjusted LIBO Rate for a Eurocurrency Loan denominated in dollars with a one-month Interest Period commencing on such day plus 1.0%. For purposes of this definition, the Adjusted LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day.  Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Rate or the Adjusted LIBO Rate, respectively.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the recitals to this Agreement.

“Borrower Chapter 11 Case” means, collectively, the Chapter 11 Case commenced by Stations Casino Inc. in the Bankruptcy Court under Chapter 11 of the Bankruptcy Code, on the Petition Date, together with such other cases commenced by certain subsidiaries of Stations Casino, Inc. and jointly administered by the Bankruptcy Court with Stations Casino Inc.’s case.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing, or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required by law to close in New York City; provided, however, that when used in connection with a Eurodollar Loan (including with respect to all notices and determinations in connection therewith and any payments of principal, interest or other amounts thereon), the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries, provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property, equipment or software to the extent financed with proceeds of Dispositions that are not required to be applied to prepay Term Loans pursuant to Section 2.05(b), (iv) expenditures that are accounted for as capital expenditures by the Borrower or any Restricted Subsidiary and that actually are paid for by a Person other than the Borrower or any Restricted Subsidiary and for which neither the Borrower nor any Restricted Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period), (v) the book value of any asset owned by the Borrower or any Restricted Subsidiary prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such Person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (x) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period in which such expenditure actually is made and (y) such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (vi) expenditures that constitute Permitted Acquisitions, provided further that the term “Capital Expenditures” shall include the purchase of real property from a LandCo Subsidiary.

“Capitalized Lease Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Cash Collateral” has the meaning specified in Section 2.03(g).

“Cash Collateral Account” means a blocked account at DBTCA (or another commercial bank selected in compliance with Section 9.09) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner satisfactory to the Administrative Agent.

“Cash Collateralize” has the meaning specified in Section 2.03(g).

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:(1)

(a)   Dollars;

(b)   readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of the United States having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(c)   time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i)  is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof or the District of Columbia or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d)   commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e)   repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer, in each case, having capital and

(1) To be conformed to definition in PropCo Credit Agreement if favorable to Lenders.

surplus in excess of $250,000,000 for direct obligations issued by or fully guaranteed or insured by the government or any agency or instrumentality of the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations;

(f)    securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(g)   Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s;

(h)   instruments equivalent to those referred to in clauses (a) through (g) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction; and

(i)    Investments, classified in accordance with GAAP as current assets of the Borrower or any Restricted Subsidiary, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition.

“Cash Management Banks” means any Lender or any Affiliate of a Lender providing Cash Management Services to the Borrower or any Restricted Subsidiary.

“Cash Management Obligations” means obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in respect of any Cash Management Services, except to the extent that such Cash Management Bank, on the one hand, and the Borrower or the applicable Restricted Subsidiary, on the other hand, agree in writing that any such obligations shall not be secured by any Lien on the Collateral and such Persons shall have delivered such writing to the Administrative Agent.

“Cash Management Services” means treasury, depository and/or cash management services or any automated clearing house transfer services, provision and operation of sweep accounts and zero balance accounts, provision of tax payment services and controlled disbursement services and performance of cash and coin delivery orders.

“Casino Licenses” means, collectively, all licenses that are required to be granted by any applicable federal, state, local, tribal or other regulatory body, gaming board or other agency that has jurisdiction over (i) any casino now or hereafter located in the State of Nevada, and (ii) any other casinos otherwise owned or operated by the Borrower or any Restricted Subsidiary.

“Casualty Event” means any event that gives rise to the receipt by the Borrower or any Restricted Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment,

fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

[“Change of Control” means (i) Holdings shall at any time cease to own directly 100% of the Equity Interests of the Borrower, (ii) prior to the occurrence of a Qualified IPO, the Permitted Holders shall fail to collectively own directly or indirectly, beneficially and of record, (x) at least 50% of the voting interests in Holdings’ Equity Interests or (y) 40% of the economic interests in Holdings’ Equity Interests (determined on a fully diluted basis), (iii) prior to the occurrence of a Qualified IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of [20-35]% or more on a fully diluted basis of the economic or voting interests in Holdings’ Equity Interests, (iv) after the occurrence of a Qualified IPO, the Permitted Holders shall fail to collectively own directly or indirectly, beneficially and of record, at least 25% of both the economic and voting interests in Holdings’ Equity Interests, (v) after the occurrence of a Qualified IPO, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holders is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of (x) [25]% or more on a fully diluted basis of the economic or voting interests in Holdings’ Equity Interests or (y) an aggregate amount of economic or voting interests in Holdings’ Equity Interests which is more than the economic or voting interests in Holdings’ Equity Interests to which the Permitted Holders is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, (vi) Continuing Directors shall not constitute at least a majority of the board of managers of [Parent][Holdings and the Borrower], or (vii) any “change of control” (or any comparable term) in any document pertaining to (x) any Junior Financing or (y) any other Indebtedness with an aggregate principal amount or liquidation preference, as applicable, in excess of the Threshold Amount.]

“Chapter 11” means Chapter 11 of the Bankruptcy Code.

“Chapter 11 Cases” has the meaning specified in the recitals to this Agreement.

“Charges” has the meaning specified in Section 10.10.

“Class” (a) when used with respect to Lenders, refers to whether such Lenders are Revolving Credit Lenders or Term Lenders, (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Swing Line Loans or Term Loans and (c) when used with respect to any Commitment, refers to a Revolving Credit Commitment.

“Closing Date” means the date as of which all conditions set forth in Section 4.01 have been satisfied and the initial Credit Extensions have been made.

“Closing Date Asset Transfers” means [                            ].

“Code” means the U.S. Internal Revenue Code of 1986 and rules and regulations related thereto.

“Co-Documentation Agents” has the meaning specified in the recitals to this Agreement.

“Collateral” means all the “Collateral” as defined in any Collateral Document and shall include the Mortgaged Properties.

“Collateral and Guarantee Requirement” means, at any time, subject to applicable Gaming Laws, the requirement that:

(a)   the Administrative Agent shall have received each Collateral Document  required to be delivered (i) on the Closing Date pursuant to this Agreement, or (ii) at any other time pursuant to Section 6.11 at the time so required, duly executed by each Loan Party thereto;

(b)   all Obligations shall have been unconditionally guaranteed by the Borrower (in the case of Obligations under clauses (y) and (z) of the first sentence of the definition thereof), Holdings and each Restricted Subsidiary of the Borrower;

(c)   the Obligations and the Guaranty shall have been secured by a first-priority security interest in (i) all the Equity Interests of the Borrower and (ii) all Equity Interests of each Person directly owned by (A) the Borrower (including Equity Interests of Unrestricted Subsidiaries), (B) any Subsidiary Guarantor and (C) Holdings, but excluding, in the case of clauses (A) and (B), to the extent prohibited by law or, with the consent of the Administrative Agent, such consent not to be unreasonably withheld, the applicable management contract, Equity Interests in Native American Subsidiaries;

(d)   except to the extent otherwise permitted hereunder or under any Collateral Document, the Obligations and the Guaranty shall have been secured by a security interest in, and mortgages on, substantially all tangible and intangible assets of each Loan Party (including accounts, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, owned and leased real property and proceeds of the foregoing), in each case, with the priority required by the Collateral Documents; provided that security interests in the assets of Native American Subsidiaries shall, to the extent prohibited by law or, with the consent of the Administrative Agent, such consent not to be unreasonably withheld, the applicable management contract, exclude security interests in such assets, including the Native American Contracts and real property interests of such Native American Subsidiaries (provided, however, that security interests shall be granted in respect of all rights to receive income and cash flows attributable to such assets);

(e)   none of the Collateral shall be subject to any Liens other than Permitted Liens; and

(f)    the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each owned or leased property described in paragraph (d) above or required to be delivered pursuant to Section 6.11 (the “Mortgaged Properties”) duly executed and delivered by the record owner of such property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first priority Lien on the property described therein, free of any other Liens except Permitted Liens, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request from time to time, (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent may reasonably request with respect to any such Mortgaged Property and (iv) flood certificates covering each Mortgaged Property in form and substance reasonably acceptable to the Administrative Agent, certified to the Administrative

Agent in its capacity as such and certifying whether or not each such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map.

The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as, in the sole and absolute discretion of the Administrative Agent after consultation with the Borrower (confirmed in writing by notice to the Borrower), the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom.  The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines in its sole and absolute discretion, in consultation with the Borrower, that perfection cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the Collateral Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in the Collateral Documents to the extent appropriate and agreed between the Administrative Agent and the Borrower and (b) the Collateral shall not include Excluded Assets.

“Collateral Documents” means, collectively, the Security Agreement, the Pledge Agreement, the Intellectual Property Security Agreement, the Mortgages, each of the mortgages, collateral assignments, Security Agreement Supplements, Pledge Agreement Supplements, security agreements, pledge agreements, amendments to or reaffirmation of any of the foregoing or other similar agreements delivered to the Administrative Agent and the Lenders from time to time pursuant to the Section 4.01(a)(iii) or Section 6.11 or 6.13, the Guaranty, each Guaranty Supplement and each of the other agreements, instruments or documents, and any amendments to or reaffirmations of any of the foregoing, that creates or purports to create a Lien or Guarantee in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compensation Period” has the meaning specified in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confirmation Order” means the confirmation order issued by the Bankruptcy Court in relation to the Chapter 11 Cases confirming the Plan of Reorganization.

“Consolidated EBITDA” means, for any period, the Consolidated Net Income for such period:

(a)      plus without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)       total Consolidated Interest Expense and, to the extent not reflected in such total Consolidated Interest Expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk of the Borrower or its Subsidiaries, net of interest income, premiums received and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,

(ii)      [provision for taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries, including state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,](2)

(iii)     depreciation and amortization,

(iv)     Non-Cash Charges (including those incurred in connection with the Borrower Chapter 11 Case),

(v)      Pre-Opening Expenses,

(vi)     cash restructuring charges or reserves (including restructuring costs related to acquisitions and to closure/consolidation of facilities) incurred after the Closing Date and extraordinary losses and unusual or non-recurring cash charges, including severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans; provided that the aggregate amount added back to Consolidated EBITDA pursuant to this clause (vi) for any Test Period shall not exceed 2.5% of Consolidated EBITDA (determined without regard to this clause (vi)) for such Test Period, and

(vii)    any costs or expenses (excluding Non-Cash Charges) incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests),

(b)      minus, without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i)       extraordinary gains and unusual or non-recurring gains,

(ii)      non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period),

(iii)     gains on asset sales (other than asset sales in the ordinary course of business),

(iv)     any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and

(v)      all gains from investments recorded using the equity method,

(2)  Discuss tax impact in light of LLC structure.

in each case, as determined on a consolidated basis for the Borrower and the Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(i)       there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness (including the net loss or gain resulting from Swap Contracts for currency exchange risk);

(ii)      there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133;

(iii)     there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any Person, property, business or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed by the Borrower or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary (each, a “Converted Restricted Subsidiary”), in each case based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion), (B) for the purposes of Sections 2.14, 4.02(d), 6.14(a), 7.02(i)(D), 7.02(n), 7.03(e) and 7.11, an adjustment in respect of each Acquired Entity or Business or Converted Restricted Subsidiary equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition) as specified in a certificate executed by a Responsible Officer and delivered to the Lenders and the Administrative Agent and (C) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of by the Borrower or any Restricted Subsidiary (including, for such purposes, any Restricted Subsidiary redesignated as an Unrestricted Subsidiary pursuant to Section 6.14) during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual Disposed EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition); and

(iv) there shall be included in determining Consolidated EBITDA for any period, without duplication, the New Property EBITDA for such period of any New Property, to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or the Restricted Subsidiary that owns such New Property.

For the purpose of the definition of Consolidated EBITDA, “Non-Cash Charges” means (a) non-cash losses on asset sales, disposals or abandonments, (b) any non-cash impairment charge or asset write-off related to intangible assets, long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all non-cash losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Consolidated Interest Expense” means, for any period, the sum of (i) the cash interest expense and capitalized interest (including that attributable to Capitalized Leases), net of cash interest income, of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts and (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period (other than any such obligations resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with any Permitted Acquisition), but excluding, however, (a) amortization of deferred financing costs and any other amounts of non-cash interest, and (b) the accretion or accrual of discounted liabilities during such period, all as calculated on a consolidated basis in accordance with GAAP; provided that for purposes of Sections 2.14, 4.02(d), 6.14(a), 7.02(i)(D), 7.02(n), 7.03(e) and 7.11, there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) and capitalized interest of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) or capitalized interest relating to any Indebtedness incurred or assumed as part of an acquisition of an Acquired Entity or Business or as part of the conversion of a Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition had been incurred or repaid on the first day of such period and (c) for purposes of Sections 2.14, 4.02(d), 6.14(a), 7.02(i)(D), 7.02(n), 7.03(e) and 7.11, there shall be excluded from determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Sold Entity or Business disposed of during such period, based on the cash interest expense (or income) relating to any Indebtedness relieved or repaid in connection with any such disposition of such Sold Entity or Business for such period (including the portion thereof occurring prior to such disposal) assuming such debt relieved or repaid in connection with such disposition has been relieved or repaid on the first day of such period; provided that for purposes of determining compliance with Section 7.11(b) at any time a Default Quarter is included in the Test Period then most recently ended prior to a date of determination, the aggregate principal amount of the Loans repaid pursuant to Section 2.05(b)(v)(A) with the proceeds of a Permitted Equity Issuance consummated in reliance on Section 8.05 during such Default Quarter shall be deemed to be outstanding during such Test Period and any interest expense of the Borrower and its Restricted Subsidiaries for such Test Period in respect of such “outstanding” Loans shall be included as “Consolidated Interest Expense” during such Test Period (as if such “outstanding” Loans bore interest at the average rate applicable to Term Borrowings outstanding during such Test Period).  Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) except for purposes of calculating Excess Cash Flow, Restructuring Transaction Expenses incurred after the Closing Date and during such period, so long as the aggregate amount of all such Restructuring Transaction Expenses added back pursuant to this clause (c) for all periods does not exceed $[    ], and (d) any income (loss) for such period attributable to the early extinguishment of Indebtedness.  There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries), as a result of any Permitted Acquisitions, or the amortization or write-off of any amounts thereof.  There shall be excluded from Consolidated Net Income (i) the income (or loss) of any Person that is not a Restricted Subsidiary (including joint venture investments recorded using the equity method), except to the extent of the amount of dividends or other distributions actually paid to the Borrower or a Restricted Subsidiary during such period and (ii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary.

“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of Indebtedness of the Borrower and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness for borrowed money, obligations in respect of Capitalized Leases (but excluding, for the avoidance of doubt, amounts payable under operating leases), debt obligations evidenced by promissory notes or similar instruments, the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Persons, all obligations to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet in accordance with GAAP) and, without duplication, all Guarantees (other than the LandCo Support Agreement) with respect to outstanding Indebtedness of the types described above; provided that for purposes of determining compliance with Section 7.11(a) at any time a Default Quarter is included in the Test Period then most recently ended prior to a date of determination, the aggregate principal amount of the Loans repaid pursuant to Section 2.05(b)(v)(A) with the proceeds of a Permitted Equity Issuance consummated in reliance on Section 8.05 during such Default Quarter shall be deemed to be outstanding and included as “Consolidated Total Debt” at such time.

“Consolidated Working Capital” means, at any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans and L/C Obligations to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Continuing Director” means, at any date, as to Holdings or the Borrower, an individual (a) who is a member of the board of managers of Holdings or the Borrower, as applicable, on the date hereof, (b) who has been nominated to be a member of such board of managers, directly or indirectly, by a Permitted Control Person or Persons nominated by a Permitted Control Person or (c) who has been nominated to be a member of such board of managers by a majority of the other Continuing Directors then in office.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning specified in the definition of “Affiliate.”

“Converted Restricted Subsidiary” has the meaning specified in the definition of “Consolidated EBITDA.”

“Core Property” means, collectively, (a) the hotel, resort and casino properties commonly known as Texas Station, Santa Fe Station, Fiesta Henderson and Fiesta Rancho and (b) each casino or hotel property hereafter owned or operated by the Borrower or a Subsidiary Guarantor and its Subsidiaries (but not any such property owned or operated by an Unrestricted Subsidiary) whose individual Consolidated EBITDA (determined in a manner acceptable to the Administrative Agent) for the then most recently ended twelve-month period for which financial statements are then available exceeds $5,000,000, excluding any real property or improvements that have been released from the Liens of the Administrative Agent in accordance with the terms of the Loan Documents.

“Credit Extension” means each of the following:  (a) a Borrowing and (b) an L/C Credit Extension.

“Cumulative Excess Cash Flow” means, at any time, the sum of (i) Excess Cash Flow (which may be less than zero) for the period commencing on January 1, 2011 and ending on December 31, 2011 and (ii) Excess Cash Flow (which may be less than zero for any period) for each succeeding and completed fiscal year at such time.

“DBSI” means Deutsche Bank Securities Inc. and any successor thereto by merger, consolidation or otherwise.

“DBTCA” means Deutsche Bank Trust Company Americas and any successor thereto by merger, consolidation or otherwise.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” has the meaning specified in the recitals to this Agreement.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Quarter” has the meaning specified in Section 8.05.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.0% per annum; provided that with respect to a Eurodollar Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.0% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or takeover by a regulatory authority, provided that, for purposes of the Back-Stop Arrangements, the term “Defaulting Lender” shall include (i) any Lender with an Affiliate that (x) Controls (within the meaning specified in the definition of “Affiliate”) such Lender and (y) has been deemed insolvent or become subject to a bankruptcy proceeding or takeover by a regulatory authority, (ii) any Lender that previously constituted a “Defaulting Lender” under this Agreement, unless such Lender has ceased to constitute a “Defaulting Lender” for a period of at least 90 consecutive days, (iii) any Lender which the Administrative Agent or an L/C Issuer believes in good faith to have defaulted under two or more other credit facilities to which such Lender is a party and (iv) any Lender that has failed to fund any portion of the Revolving Credit Loans, participations in L/C Obligations or participations in Swing Line Loans within one (1) Business Day of the date DBTCA (in its capacity as a Lender) has funded its portion thereof, unless such Lender has cured such failure and remained compliant for a period of at least 90 consecutive days.

“Disclosure Statement” means that certain “Disclosure Statement” in respect of the Borrower and certain of its affiliates and the joint plan of reorganization described therein in the form circulated to the Lenders on [                ], 2010 (including all exhibits attached thereto).

“Disposed EBITDA” means, with respect to any Sold Entity or Business for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA (and in the component financial definitions used therein) were references to such Sold Entity or Business and its Subsidiaries and without regard to clauses [        ] of the definition thereof and clause (c) of the definition of “Consolidated Net Income”), all as determined on a consolidated basis for such Sold Entity or Business.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Disposition” and “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the eighth anniversary of the Closing Date.

“Disqualified Institutions” means any banks, financial institutions or other Persons separately identified by the Borrower to the Administrative Agent in writing prior to the Closing Date.

“Disqualified Transferee” means any proposed transferee that (i) has been convicted in a criminal proceeding for a felony or a crime involving moral turpitude or that is an organized crime figure or is reputed (as determined by Administrative Agent in its reasonable discretion) to have substantial business or other affiliations with an organized crime figure or (ii) has been found by a court of competent jurisdiction or other governmental authority in a comparable proceeding to have violated any federal or state securities laws or regulations promulgated thereunder.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Eligible Assignee” means any Assignee permitted by and consented to in accordance with Section 10.07(b).

“Environmental Laws” means any and all Federal, state, and local statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) incurrence of a liability with respect to a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) incurrence of a liability with respect to a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for funding contributions in the ordinary course or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; or (g) the failure of any Pension Plan to satisfy the minimum funding standard required for any plan year or part thereof under Section 412 of the Code or Section 302 of ERISA or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code or Section 303 or 304 of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to the excess of:

(a)      the sum, without duplication, of:

(i)          Consolidated Net Income for such period,

(ii)         an amount equal to the amount of all non-cash charges (including depreciation and amortization) incurred during such period to the extent deducted in arriving at such Consolidated Net Income,

(iii)        decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions by the Borrower and the Restricted Subsidiaries during such period),

(iv)       an amount equal to the aggregate net non-cash loss on Dispositions by the Borrower and the Restricted Subsidiaries during such period to the extent deducted in arriving at such Consolidated Net Income,

[(v)    the amount of tax expense that was deducted in determining Consolidated Net Income for such period, to the extent it exceeds the amount of cash taxes paid in such period](3), and

(vi)       decreases in the aggregate Required Active Cash of the Borrower and the Restricted Subsidiaries during such period (other than any such decreases

(3) Discuss.

arising from acquisitions by the Borrower and the Restricted Subsidiaries during such period);

less

(b)      the sum, without duplication, of

(i)          an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income,

(ii)         the amount of Capital Expenditures made in cash or accrued during such period pursuant to Section 7.16, except to the extent that such Capital Expenditures were financed with the proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance or Indebtedness (other than the Revolving Credit Facility), in each case other than to the extent such proceeds were included in arriving at such Consolidated Net Income,

(iii)        [the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases, (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 2.05(b)(ii) to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase, (C) optional prepayments of Term Loans and (D) prepayments of Revolving Credit Loans and Swing Line Loans (but only to the extent accompanied by an equivalent permanent reduction in the Revolving Credit Commitments) made during such period, in each case except to the extent financed with the proceeds of asset sales (except as provided in clause (B) of this paragraph (iii)), sales or issuances of Equity Interests, capital contributions, insurance or Indebtedness (other than the Revolving Credit Facility), in each case other than to the extent such proceeds were included in arriving at such Consolidated Net Income,]

(iv)       an amount equal to the aggregate net non-cash gain on Dispositions by the Borrower and the Restricted Subsidiaries during such period to the extent included in arriving at such Consolidated Net Income,

(v)        increases in Consolidated Working Capital and long-term account receivables for such period (other than any such increases arising from acquisitions by the Borrower and the Restricted Subsidiaries during such period),

(vi)       the amount of cash Investments and acquisitions made during such period pursuant to Section 7.02 (other than Sections 7.02(a) and 7.02(c)), except to the extent that such Investments and acquisitions were financed with the proceeds of asset sales, sales or issuances of Equity Interests, capital contributions, insurance or Indebtedness (other than the Revolving Credit Facility),

(vii)      the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, in each case other than to the extent such proceeds were included in arriving at such Consolidated Net Income,

[(viii)    the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and]

(ix)        increases in the aggregate Required Active Cash of the Borrower and the Restricted Subsidiaries during such period (other than any such decreases arising from acquisitions by the Borrower and the Restricted Subsidiaries during such period).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning specified in the Security Agreement.(4)

“Existing Senior Notes” has the meaning specified in the Original Credit Agreement.

“Existing Senior Subordinated Notes” has the meaning specified in the Original Credit Agreement.

“Extension Date” means the date occurring on (i) the fifth anniversary of the Closing Date and (ii) to the extent the Maturity Date is extended pursuant to Section 2.14, the sixth anniversary of the Closing Date.

“Extension Request” has the meaning specified in Section 2.14.

“Facility” means the Term Loan Facility, the Revolving Credit Facility, the Swing Line Sublimit or the Letter of Credit Sublimit, as the context may require.

“Fair Market Value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith; provided that if the fair market value is equal to or exceeds $10,000,000, such determination shall be approved by the board of managers of the Borrower.

“FCP” has the meaning specified in the Original Credit Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates (rounded upwards, if necessary, to the next 1/100 of 1%) on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to JPMCB on such day on such transactions as determined by the Administrative Agent.

“Fertitta Brothers” means Frank J. Fertitta III and Lorenzo J. Fertitta.

“First Test Date” means the date of the first delivery (or required delivery) of financial statements pursuant to Section 6.01(a) or (b) after the earlier to occur of (i) [the first anniversary of the

(4) To be modified to delete clause (k) of the definition of “General Excluded Assets.”

Closing Date] and (ii) the date on which the Aggregate Consideration paid in respect of all Permitted Acquisitions exceeds $20,000,000.

“Foreign Lender” has the meaning specified in Section 10.15(a)(i).

“Foreign Subsidiary” of any Person means any Subsidiary of such Person that is not a Domestic Subsidiary.

“Former Lender” has the meaning specified in Section 10.23(a).

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Gambling” or “gambling” shall have the meaning ascribed to such term in Nevada Revised Statutes Section 463.0153.

“Gaming” or “gaming” shall have the meaning ascribed to such term in Nevada Revised Statutes Section 463.0153.

“Gaming Authority” means any applicable governmental or administrative state or local agency, authority, board, bureau, commission, department or instrumentality of any nature whatsoever involved in the supervision or regulation of casinos or gaming and gaming activities, including, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and any of their respective successors or replacements and any agency or authority with jurisdiction over gaming operations on Native American tribal lands.

“Gaming Law” means all Laws pursuant to which a Gaming Authority possesses licensing, permit or regulatory authority over gambling, gaming, or casino activities conducted within its jurisdiction.

“Gaming Permits” means, collectively, every license, permit or other authorization required to own, operate and otherwise conduct non-restricted gaming operations, including, without limitation, all licenses granted by the Nevada Gaming Authorities and all other applicable Governmental Authorities.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, all Gaming Authorities.

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or other monetary obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business, or customary and reasonable indemnity obligations entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, the Borrower and the Subsidiary Guarantors.

“Guaranty” means, collectively, (a) the Guaranty Agreement made by each Subsidiary Guarantor, Holdings and the Borrower in favor of the Administrative Agent on behalf of the Secured Parties, substantially in the form of Exhibit F and (b) each other guaranty and guaranty supplement delivered pursuant to Section 6.11.

“Guaranty Supplement” has the meaning provided in the Guaranty.

“Gun Lake Project” means [          ].

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that is a Lender or an Affiliate of a Lender at the time it enters into a Secured Hedge Agreement, in its capacity as a party thereto, and such Person’s successors and assigns.

“Holdings” means [OpCo Intermediate Holdco], a [                    ] limited liability company.

“Honor Date” has the meaning specified in Section 2.03(c)(i).

“Hotel/Casino Facilities” means, collectively, the hotel and gaming or casino facilities located on the Mortgaged Properties, together with all pools, parking lots and other facilities and amenities related to any of the foregoing.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a)      obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)      the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)      net obligations of such Person under any Swap Contract (or, to the extent of any related Swap Contracts entered into with the same counterparty and which provide that amounts due thereunder may be set off among such Swap Contacts, the net obligations of such Person under all such related Swap Contracts);

(d)      all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e)      indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)       all Capitalized Lease Indebtedness;

(g)      all obligations of such Person in respect of Disqualified Equity Interests;

(h)      obligations under Support Agreements; and

(i)       all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value as of such date.  The amount of Indebtedness represented by Guarantees and Support Agreements shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee or Support Agreement is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith; provided, that in no event shall such amount be less than the amount required to be reflected in the consolidated balance sheet of the Person providing such Guarantee or Support Agreement in accordance with GAAP (including Financial Standards Board Statement No. 5).  The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby.

“Indemnified Liabilities” has the meaning specified in Section 10.05.

“Indemnitees” has the meaning specified in Section 10.05.

“Information” has the meaning specified in Section 10.08.

“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement, substantially in the form of Exhibit I.

“Intercompany Note” means the global intercompany note, substantially in the form of Exhibit K.

“Interest Coverage Ratio” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis, for any Test Period, the ratio of (i) Consolidated EBITDA for such Test Period to (ii) Consolidated Interest Expense for such Test Period.

“Interest Payment Date” means (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided that if any Interest Period for a Eurodollar Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date; and (c) as to any Swing Line Loan, the day that such Loan is required to be repaid.

“Interest Period” means, as to each Eurodollar Loan, the period commencing on the date such Eurodollar Loan is disbursed or converted to or continued as a Eurodollar Loan and ending one, two, three or six months after the date of such Borrowing as selected by the Borrower in its Committed Loan Notice; provided that:

(a)      any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b)      any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c)      no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or debt or other securities of another Person (including by way of merger or consolidation), (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or a substantial part of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person.  Subject to Section 6.14 (in the case of deemed Investments in Unrestricted Subsidiaries), for purposes of covenant compliance, the amount of any Investment shall be the amount actually invested (in the case of any non-cash asset invested, taking the Fair Market Value thereof at the time the investment is made), without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Collateral” means all “Intellectual Property Collateral” referred to in the Collateral Documents and all of the other IP Rights that are or are required by the terms hereof or of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“IP Rights” has the meaning specified in Section 5.15.

“IRS” means the United States Internal Revenue Service.

“Joint Lead Arrangers” has the meaning specified in the recitals to this Agreement.

“JPMCB” means JPMorgan Chase Bank, N.A. and any successor thereto by merger, consolidation or otherwise.

“Junior Financing” has the meaning specified in Section 7.13.

“Junior Financing Documentation” means any documentation governing any Junior Financing.

“LandCo” means [              ], a Delaware limited liability company.

“LandCo Administrative Agent” means Deutsche Bank Trust Company Americas as administrative agent under the LandCo Credit Agreement and any successor thereto in such capacity.

“LandCo Collateral” means the Collateral under, and as defined in, the LandCo Credit Agreement.

“LandCo Collateral Documents” means, collectively, the LandCo Security Agreement, the LandCo Pledge Agreement and the other LandCo Collateral Documents (as defined in the LandCo Credit Agreement).

“LandCo Credit Agreement” means (a) that certain Credit Agreement, dated as of [    ], 2010, among LandCo, various lenders from time to time party thereto and the LandCo Administrative Agent  and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, renew, refinance or replace (whether by the same or different banks) in whole or in part (under one or more agreements) the Indebtedness and other obligations outstanding under the LandCo Credit Agreement referred to in clause (a) above or any other agreement or instrument referred to in this clause (b), in each case to the extent permitted by this Agreement.

“LandCo Guaranty” means the guaranty of LandCo Holdings and each LandCo Subsidiary party to such guaranty in favor of the Borrower in the form of Exhibit L-2.

“LandCo Holdings” means [              ], a Delaware limited liability company.

“LandCo Land Carry Costs” means all land carry costs required to be paid by any LandCo Subsidiary in respect of the real property owned by it, including property taxes, insurance premiums, assessment costs, maintenance costs and management fees (where such fees are applicable).

“LandCo Loan Documents” means, collectively, (i) the LandCo Credit Agreement, (ii) the LandCo Guaranty, (iii) the LandCo Collateral Documents, (iv) each LandCo Subordinated Intercompany Note, and (v) [      ].

“LandCo Loan Obligations” means (i) the principal on all loans under the LandCo Credit Agreement, all accrued interest thereon and all other amounts and obligations owing by LandCo under the LandCo Credit Agreement and (ii) all other obligations of the LandCo Loan Parties under the LandCo Loan Documents in respect of the obligations described in preceding clause (i), including guaranties thereof pursuant to the LandCo Guaranty.

“LandCo Loan Parties” means LandCo Holdings, LandCo and each LandCo Subsidiary that is party to the LandCo Guaranty.

“LandCo Pledge Agreement” means, collectively, the Pledge Agreement executed by LandCo Holdings, LandCo and the other LandCo Loan Parties, in the form of Exhibit L-4, together with each other pledge agreement supplement executed and delivered pursuant to the terms of the LandCo Credit Agreement.

“LandCo Security Agreement” means, collectively, the Security Agreement executed by LandCo Holdings, LandCo and the other LandCo Loan Parties, in the form of Exhibit L-3, together with each other security agreement supplement executed and delivered pursuant to the terms of the LandCo Credit Agreement.

“LandCo Subordinated Intercompany Loan” means an intercompany loan made by the Borrower to LandCo, which loan shall (i) evidenced by a LandCo Subordinated Intercompany Note pledged in favor of the Administrative Agent for the benefit of the Secured Parties, (ii) guaranteed by the LandCo Loan Parties (other than LandCo) pursuant to the LandCo Guaranty, (iii) secured by a Lien on the LandCo Collateral pursuant to the LandCo Collateral Documents, (iv) provide that all interest on such loan will be paid in kind, and (v) subordinated in right of payment to the LandCo Loan Obligations in accordance with the LandCo Subordinated Intercompany Note and the “payment waterfall” provisions contained in the LandCo Loan Documents.

“LandCo Subordinated Intercompany Loan Obligations” means (i) the principal on all LandCo Subordinated Intercompany Loans, all accrued interest thereon and all other amounts and obligations owing by LandCo under each LandCo Subordinated Intercompany Note and (ii) all other obligations of the LandCo Loan Parties under the LandCo Loan Documents in respect of the obligations described in preceding clause (i), including guaranties thereof pursuant to the LandCo Guaranty.

“LandCo Subordinated Intercompany Note” means a senior intercompany note issued by LandCo to the Borrower substantially in the form of Exhibit L-1.

“LandCo Subsidiary” means, collectively, LandCo Holdings, LandCo, each of the direct and indirect Subsidiaries of LandCo described on Schedule 1.01G hereto and each other Subsidiary of LandCo Holdings or LandCo created, formed or acquired after the Closing Date.

“LandCo Support Agreement” means the contribution agreement between the Borrower and LandCo in the form of Exhibit M.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Pro Rata Share.

“L/C Back-Stop Arrangements” has the meaning provided in Section 2.03(a).

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” means DBTCA and any other Lender that becomes an L/C Issuer in accordance with Section 2.03(k) or 10.07(j), in each case, in its capacity as an issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder[; provided that with respect to the Original Letters of Credit, the Lender designated as the “L/C Issuer” thereof on Schedule 1.01C shall be the L/C Issuer thereof](5).

“L/C Obligations” means, as at any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

“Lead Agents” means the Administrative Agent and the Syndication Agent.

“Lender” means each Person from time to time party hereto as a Lender, including any Person that becomes party hereto pursuant to an Assignment and Assumption and, as the context requires, includes each L/C Issuer and the Swing Line Lender, and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

(5) To discuss treatment of existing letters of credit issued pursuant to the Original Credit Agreement.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means [any Original Letter of Credit or] any letter of credit issued hereunder.  A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Sublimit” means an amount equal to the lesser of (a) $10,000,000 (provided a Defaulting Lender’s Pro Rata Share of the L/C Obligations subject to L/C Back-Stop Arrangements shall not apply to reduce this $10,000,000 sub-limit) and (b) the aggregate amount of the Revolving Credit Commitments.  The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate for eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on Reuters Screen LIBOR1 Page; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.

“License Revocation” means (a) the revocation of, or failure to renew or suspension of, or the appointment of a receiver, supervisor or similar official with respect to, (i) any casino, gambling or gaming license issued by any Gaming Authority covering any casino or gaming facility of the Borrower or any Restricted Subsidiary or any other casino or gaming facility managed by the Manager in the State of Nevada or (ii) any material liquor, business or other license of the Borrower, any Restricted Subsidiary or the Manager in connection with the operation of any Hotel/Casino Facility as a hotel and casino with a non-restricted gaming license (the suspension, failure to renew or revocation of which, in the case of the foregoing clause (ii), would have Material Adverse Effect), (b) any action by the applicable regulatory agency(ies) a revocation or suspension described in the foregoing clause (a) shall be commenced which, if adversely determined, would result in such loss or suspension or (c) the Manager’s loss, revocation or suspension of its casino, gambling or gaming license in any other jurisdiction or with respect to any other property as a result of the misconduct or other “bad acts” of the Manager or its principals or Affiliates.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Liquor Authorities” means, in any jurisdiction in which the Borrower or any of its Subsidiaries sells and distributes liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” means the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by the Borrower or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term Loan, Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Guaranty, (iv) the Collateral Documents, (v) each Letter of Credit Application, (vi) the Intercompany Note, (vii) [the Fee Letter] and (viii) Management Fee Subordination Agreement.

“Loan Parties” means, collectively, the Borrower, each Subsidiary Guarantor and Holdings.

“Majority Revolving Lenders” means those Revolving Credit Lenders (other than Defaulting Lenders) which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations with respect to the Term Loans were repaid in full.

“Majority Term Lenders” means those Term Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Revolving Obligations were paid or repaid in full and all Revolving Credit Commitments and Letters of Credit were terminated.

“Manager” means Fertitta Gaming Management Co., a [                 ] corporation.

“Management Agreement” means that certain Management Agreement, dated as of [        ], 2010, among the Borrower and the Manager.

“Management Fee Subordination Agreement” means [                                    ].

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means any change, occurrence, event, circumstance or development that has had or could reasonably be expected to have a material adverse effect on (a) the business, property, condition (financial or otherwise), operation or performance of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) on the ability of the Borrower or the Loan Parties (taken as a whole) to perform their respective payment obligations under the Loan Documents or (c) the validity or enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and other Secured Parties.

“Material Contracts” means each of the Management Agreement, the Tax Sharing Agreement, each LandCo Loan Document to which the Borrower or any of its Restricted Subsidiaries is a party, each agreement evidencing Indebtedness in an amount equal to or greater than the Threshold Amount and each other contract set forth on Schedule 1.01E, in each case as in effect on the date hereof or as amended, restated, supplemented or otherwise modified in accordance with the provisions of the Loan Documents.

“Maturity Date” means the date occurring on the fifth anniversary of the Closing Date, as such date may be extended pursuant to Section 2.14.

“Maximum Rate” has the meaning specified in Section 10.10.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages made by the Loan Parties in favor or for the benefit of the Administrative Agent on behalf of the Secured Parties substantially in the form of Exhibit H (with such changes as may be customary to account for local Law matters), and any other mortgages executed and delivered pursuant to Section 6.11.

“Mortgage Policies” has the meaning specified in Section 6.13(b)(ii).

“Mortgaged Properties” has the meaning specified in paragraph (f) of the definition of “Collateral and Guarantee Requirement.”

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Native American Contracts” means contracts between the Borrower or any of its Restricted Subsidiaries and Native American tribes, bands or other forms of government, or their agencies and instrumentalities, related to the development, construction, management or operation of gaming, lodging and other related businesses.

“Native American Subsidiary”(6) means (a) as of the Closing Date, those Subsidiaries of the Borrower which are designated as such on Schedule 1.01D and (b) each additional Subsidiary of the Borrower which is hereafter designated as such from time to time by written notice to the Administrative Agent in a manner consistent with the provisions of Section 6.14(b); provided that no such Subsidiary shall be so designated (i) unless at all times such Subsidiary is engaging exclusively in the business of managing, constructing, developing, servicing, and otherwise supporting gaming, lodging and other related businesses under the auspices of a Native American tribe, band or other forms of government, (ii) unless at all times it does not own any interest in any Core Property or any Equity Interests in any Person that is not itself a Native American Subsidiary or (iii) when any Default has occurred and is continuing.

“Net Cash Proceeds” means:

(a)      with respect to the Disposition of any asset by the Borrower or any Restricted Subsidiary or any Casualty Event, the remainder, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Disposition or Casualty Event (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received and, with respect to any Casualty Event, any insurance proceeds or condemnation awards in respect of such Casualty Event actually received by or paid to or for the account of the Borrower or any Restricted Subsidiary) minus (ii) the sum of (A) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness that is secured by the asset subject to such Disposition or Casualty Event and that is required to be repaid (and is timely repaid) in connection with such Disposition or Casualty Event (other than Indebtedness under the Loan Documents), (B) the reasonable out-of-pocket expenses (including attorneys’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording

(6)  Discuss limit on type of assets held by a Native American Subsidiary at time of designation (i.e., assets other than real property and a Native American Contract).

taxes, other customary expenses and brokerage, consultant and other customary fees) actually incurred by the Borrower or such Restricted Subsidiary in connection with such Disposition or Casualty Event, (C) taxes paid or reasonably estimated to be actually payable in connection therewith, and (D) any reserve for adjustment in respect of (x) the sale price of such asset or assets established in accordance with GAAP and (y) any liabilities associated with such asset or assets and retained by the Borrower or any Restricted Subsidiary after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction and it being understood that “Net Cash Proceeds” shall include any cash or Cash Equivalents (i) received upon the Disposition of any non-cash consideration received by the Borrower or any Restricted Subsidiary in any such Disposition and (ii) upon the reversal (without the satisfaction of any applicable liabilities in cash in a corresponding amount) of any reserve described in clause (D) of this clause (a) or, if such liabilities have not been satisfied in cash and such reserve is not reversed within three hundred and sixty-five (365) days after such Disposition or Casualty Event, the amount of such reserve; provided that (x) no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Cash Proceeds unless such net cash proceeds shall exceed $2,500,000 and (y) no such net cash proceeds shall constitute Net Cash Proceeds under this clause (a) in any fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed $5,000,000 (and thereafter only net cash proceeds in excess of such amount shall constitute Net Cash Proceeds under this clause (a));

(b)      with respect to the incurrence or issuance of any Indebtedness by the Borrower or any Restricted Subsidiary, the excess, if any, of (i) the sum of the cash received by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance over (ii) the investment banking fees, underwriting discounts, commissions, costs and other reasonable out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary in connection with such incurrence or issuance;

(c)      with respect to the sale or issuance of any Equity Interests by, or any capital contribution to, any Person (including any Permitted Equity Issuance), the excess, if any, of (i) the sum of the cash received by such Person in connection with such sale, issuance or contribution over (ii) the investment banking fees, underwriting discounts, commissions, costs and other reasonable out-of-pocket expenses and other customary expenses, incurred by such Person in connection with such sale, issuance or contribution; and

(d)      with respect to any Project Reimbursement received by Holdings or any of its Subsidiaries, the excess, if any, of (i) the sum of the cash received by Holdings or such Subsidiary in connection with such Project Reimbursement over (ii) [Please identify any deductions or taxes that are required to be deducted].

“New Property” means, with respect to any period, any new hotel and/or casino and related amenities (as opposed to any expansion to existing properties) opened for business to the public by the Borrower or its Restricted Subsidiaries during such period.

“New Property EBITDA” means, with respect to any New Property for any period, the amount for such period of Consolidated EBITDA of such New Property (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA (and in the component financial definitions used therein) were references to the Person that owns such New Property and its Subsidiaries), all as determined on a consolidated basis for such New Property; provided that, for any period, if the New Property was not opened on the first day of such period, then the New Property

EBITDA for such period shall be equal to (i) the actual Consolidated EBITDA for such New Property during such period as determined above, divided by (ii) the number of days during such period from and after the opening of such New Property, times (iii) the total number of days in such period.

“Non-Cash Charges” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Non-Consenting Lenders” has the meaning specified in Section 3.07(d).

“Nonrenewal Notice Date” has the meaning specified in Section 2.03(b)(iii).

“Not Otherwise Applied” means, with reference to any amount of Net Cash Proceeds of any transaction or event or of Cumulative Excess Cash Flow (and Excess Cash Flow) that such amount (a) was not required to be applied to prepay the Loans pursuant to Section 2.5(b), and (b) was not previously taken into account in permitting a transaction under the Loan Documents where such permissibility is (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose.  For the avoidance of doubt, the aggregate amount of Investments, prepayments of Junior Financing and Capital Expenditures made in reliance on the amount of Net Cash Proceeds or Cumulative Excess Cash Flow, as applicable, pursuant to Sections 7.02(n), 7.13(a) and/or 7.16(c) shall reduce the amount “Not Otherwise Applied” of any Net Cash Proceeds or Cumulative Excess Cash Flow, as applicable.  The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated by (b) above.

“Note” means a Term Note, a Revolving Credit Note or a Swing Line Note, as the context may require.

“Notice of Intent to Cure” has the meaning specified in Section 6.02(b).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, (y) obligations of any Loan Party and its Subsidiaries arising under any Secured Hedge Agreement and (z) Cash Management Obligations and including, in each of clauses (x), (y) and (z), interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or its Subsidiaries under any Loan Document and (b) the obligation of any Loan Party or any of its Subsidiaries to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and, if applicable any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Original Holding Companies” means the “Holding Companies” as defined in the Original Credit Agreement.

[“Original Letters of Credit” means the Letters of Credit (under, and as defined in, the Original Credit Agreement) that are outstanding on the Closing Date, as set forth on Schedule 1.01C.]

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the aggregate outstanding amount thereof on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes thereto as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit (including any refinancing of outstanding unpaid drawings under Letters of Credit or L/C Credit Extensions as a Revolving Credit Borrowing) or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Parent” means [                                ], a [Delaware limited liability company].

“Participant” has the meaning specified in Section 10.07(e).

“Patriot Act” has the meaning specified in Section 10.21.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute.

“Permits” means any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required under any applicable Law (including, without limitation, Gaming Permits and permits under Liquor Laws).

“Permitted Acquisition” has the meaning specified in Section 7.02(i).

“Permitted Control Persons” means (a) [Frank J. Fertitta III, (b) Lorenzo J. Fertitta, (c) any other Person expressly agreed to in writing by the Required Lenders to be a Permitted Control

Person and (d) in the event that both Fertitta Brothers are deceased or incapacitated, one of the Persons identified on Schedule 1.01F designated by the Borrower (subject to compliance with applicable Gaming Laws and provided that the Person so designated shall not be a Disqualified Transferee) as a Permitted Control Person in lieu of the Fertitta Brothers.]

“Permitted Equity Issuance” means (i) an issuance of Qualified Equity Interests by the Borrower to Holdings, and (ii) any issuance of Qualified Equity Interests by Holdings to Parent.

“Permitted Holders” means (a) Frank J. Fertitta III, his Affiliates, personal investment vehicles, spouse, lineal descendants (including adopted children and their lineal descendants) and any trust or entity owned, controlled by or established for the benefit of, or the estate of, any of the foregoing and (b) Lorenzo J. Fertitta, his Affiliates, personal investment vehicles, spouse, lineal descendants (including adopted children and their lineal descendants) and any trust or entity owned, controlled by or established for the benefit of, or the estate of, any of the foregoing.  For purposes of this definition, the term “Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect Common Control with, or any general partner or managing member in, such specified Person.

“Permitted Lien” means each Lien permitted under Section 7.01.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, replacement, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), such modification, refinancing, replacement, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (c) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.03(e), at the time thereof, no Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 7.03(b) or 7.13(a), (i) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (ii) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is secured by Liens that are subordinated to the Liens securing the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is unsecured or secured by Liens that are subordinated to the Liens securing the Obligations on terms at least as favorable to the Lenders as those contained in the documentation (including any intercreditor or similar agreements) governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (iii) the terms and conditions of any such modified, refinanced, replaced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the interests of the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended; provided that a certificate of a Responsible Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (iv) such modification, refinancing, replacement, refunding, renewal or extension is incurred by the Person who is the obligor of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the recitals to this Agreement

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or, with respect to any such plan that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, any ERISA Affiliate.

“Plan Effective Date” means the date of the effectiveness of the Plan of Reorganization.

“Plan of Reorganization” means the joint plan of reorganization in the form attached as Exhibit [    ] to the Plan Support Agreement filed by the “Debtors” identified therein and [describe co-proponents] with the Bankruptcy Court in relation to the Chapter 11 Cases, without regard to any modifications thereto made on or prior to the Closing Date that are adverse to the interests of the Lenders in any material respect (as reasonably determined by the Required Lenders in their good faith discretion), unless approved in writing by the Administrative Agent (acting at the direction of the Required Lenders), as the same may be amended, modified and/or supplemented after the Closing Date in accordance with the terms hereof.

“Pledge Agreement” means, collectively, the Pledge Agreement executed by Holdings, the Borrower and the Subsidiary Guarantors, substantially in the form of Exhibit G-2, together with each other pledge agreement supplement executed and delivered pursuant to Section 6.11.

“Pledge Agreement Supplement” has the meaning specified in the Pledge Agreement.

“Pledged Debt” has, as the context may require, the meaning specified in the Security Agreement or the Pledge Agreement.

“Pledged Equity” has the meaning specified in the Pledge Agreement.

“Post-Acquisition Period” means, with respect to any Permitted Acquisition or conversion of an Unrestricted Subsidiary to a Converted Restricted Subsidiary, the period beginning on the date such Permitted Acquisition or conversion of an Unrestricted Subsidiary to a Converted Restricted Subsidiary is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Permitted Acquisition or conversion of an Unrestricted Subsidiary to a Converted Restricted Subsidiary is consummated.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than Consolidated Interest Expense) classified as “pre-opening expenses” on the applicable financial statements of the Borrower and its Subsidiaries for that period, prepared in accordance with GAAP consistently applied.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by DBTCA as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective as of the opening of business on the date such change is publicly announced as being effective.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Pro Forma Adjustment” means, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or a Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings in connection with the combination of the operations of such Acquired Entity or Business or such Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries, net of, in the case of any increase in such Acquired EBITDA or Consolidated EBITDA, the amount of actual benefits realized during such Test Period from such actions; provided that for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, it may be assumed that the cost savings related to actions taken during such Post-Acquisition Period will be realizable during the entirety of such Test Period; provided further, however, that (A) such cost savings shall be projected by the Borrower in good faith to be realized within such Post-Acquisition Period, (B) such cost savings must be able to be accounted for as adjustments pursuant to Article 11 of Regulation S-X under the Securities Act, (C) any cost savings that are not actually realized during such Post-Acquisition Period may no longer be included as a “Pro Forma Adjustment” after the end of the last day of such Post-Acquisition Period, (D) such actions giving rise to such cost savings shall actually have been taken during the Post-Acquisition Period, (E) no amounts included shall be included in the determination of the “Pro Forma Adjustment” to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA with respect to such period, and (F) no Pro Forma Adjustment shall be added back in the computation of Consolidated EBITDA for such Test Period for purposes of calculating the Applicable Term Loan ECF Percentage.

“Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant:  (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition, conversion of an Unrestricted Subsidiary to a Converted Restricted Subsidiary or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement or repayment of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro

Forma Adjustment; provided, further, that, for avoidance of doubt, no pro forma adjustments shall apply to the consummation of the Restructuring Transactions.

“Project Reimbursements” means any amounts received by the Borrower or any of its Subsidiaries in repayment, or otherwise on account, of any loan made by it to a Tribe pursuant to any Native American Contract relating to a project including than the Gun Lake Project.

“Projections” shall have the meaning set forth in Section 6.01(d).

“PropCo Credit Agreement” means (a) that certain [Credit Agreement, dated as of the date hereof, among [PropCo] and various lenders] and (b) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to extend, renew, refinance or replace (whether by the same or different banks) in whole or in part (under one or more agreements) the Indebtedness and other obligations outstanding under the PropCo Credit Agreement referred to in clause (a) above or any other agreement or instrument referred to in this clause (b), in each case to the extent permitted by this Agreement.

“Pro Rata Share” means (i) with respect to each Revolving Credit Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Revolving Credit Commitment of such Revolving Credit Lender at such time and the denominator of which is the amount of the Aggregate Commitments of all Revolving Credit Lenders under the Revolving Credit Facility at such time; provided that if such Revolving Credit Commitment has been terminated, then the Pro Rata Share of each Revolving Credit Lender shall be determined based on the Pro Rata Share of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof and (ii) with respect to each Term Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the aggregate outstanding principal amount of the Terms Loans of such Term Lender at such time and the denominator of which is the aggregate outstanding principal amount of all Term Loans of all Term Lenders at such time.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified IPO” means a bona fide underwritten sale to the public of common stock of Parent(7) or Holdings pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of Parent or any of its Subsidiaries, as the case may be) that is declared effective by the SEC and such offering results in Net Cash Proceeds received by Parent or Holdings, as the case may be, of at least $[          ].

“Real Property” means all Mortgaged Property and all other real property owned or leased from time to time by any of the Borrower or any Restricted Subsidiary.

“Register” has the meaning set forth in Section 10.07(d).

“Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

(7) To be expanded to cover other indirect parent companies of Holdings.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Person” means, as to any Person, any of such Person’s employees, directors, officers or shareholders.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Active Cash” means all cash that the Borrower is required by Law to keep within a Hotel/Casino Facility (which may include so-called “cage cash” required to compensate casino patrons for their winnings).

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders; provided, further, that in the event the “Required Lenders” determined in accordance with the foregoing constitute less than three Lenders (and three or more Lenders (other than Defaulting Lenders) then exist), the “Required Lenders” shall mean such Lenders plus the number of additional Lenders (that are not Defaulting Lenders) necessary so that the Required Lenders constitute three Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, principal accounting officer, treasurer or assistant treasurer or other similar officer of a Loan Party and, as to any document delivered on the Closing Date, any secretary or assistant secretary of a Loan Party.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Borrower or of any such Restricted Subsidiary (unless such appearance is related to the Loan Documents or Liens created thereunder), (ii) are subject to any Lien in favor of any Person other than the Administrative Agent for the benefit of the Secured Parties or as permitted by Sections 7.01(s) and 7.01(t) or (iii) constitute Required Active Cash.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Restricted

Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Equity Interest, or on account of any return of capital to Holdings or the Borrower’s other stockholders, partners or members (or the equivalent Persons thereof) or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Restructuring Transactions” means, as set forth in the Plan of Reorganization, the following:  [                                  ].(8)

“Restructuring Transactions Documentation” means all of the documentation entered into in connection with the Restructuring Transactions.

“Revolving Credit Availability” means, at any time, the amount by which the aggregate Revolving Credit Commitments at such time exceed the sum of (A) the Outstanding Amount of Revolving Credit Loans and (B) the Outstanding Amount of L/C Obligations at such time.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period, made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to any Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower from time to time after the Closing Date pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations in respect of Letters of Credit, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name, on Schedule 2.01 under the caption “Revolving Credit Commitment” or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.  The aggregate Revolving Credit Commitments of all Revolving Credit Lenders as of the Closing Date is $25,000,000, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit Exposure” means, at any time, as to each Revolving Credit Lender, the sum of the outstanding principal amount of such Revolving Credit Lender’s Revolving Credit Loans at such time and its Pro Rata Share of the L/C Obligations and the Swing Line Obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time (or, after the termination thereof, Revolving Credit Exposure, at such time).

“Revolving Credit Loan” has the meaning provided in Section 2.01(b).

(8) Term to include distributions, transfers, equity contributions, cash applications, master lease termination, management contracts and other items constituting the restructuring under the Plan of Reorganization.

“Revolving Credit Note” means a promissory note of the Borrower payable to any Revolving Credit Lender or its registered assigns, in substantially the form of Exhibit C-2, evidencing the aggregate Indebtedness of the Borrower to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender.

“Revolving Obligations” means all Obligations (other than Obligations under clauses (y) and (z) of the first sentence of the definition of Obligations) relating to the Revolving Credit Loans, Swing Line Loans, Letters of Credit (including L/C Obligations) and the Revolving Credit Commitments.

“Rollover Amount” has the meaning set forth in Section 7.16(b).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Forbearance Agreement” means that certain Second Forbearance Agreement; and Second Amendment to Credit Agreement, dated as July 28, 2009, among the Borrower, certain of its affiliates and various lenders parties thereto.

“Secured Hedge Agreement” means any Swap Contract permitted under Article 7 that is entered into by and between the Borrower or any Restricted Subsidiary and any Hedge Bank, except to the extent that the parties thereto agree in writing that such Swap Contract shall not be secured by any Liens on the Collateral and such parties have delivered such writing to the Administrative Agent.

“Secured Obligations” means all Obligations secured under the Collateral Documents.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, each L/C Issuer, the Swing Line Lender, the Hedge Banks, the Cash Management Banks, the Supplemental Administrative Agent and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.02.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means, collectively, the Amended and Restated Security Agreement executed by Holdings, the Borrower and the Subsidiary Guarantors, substantially in the form of Exhibit G-1, together with each other security agreement supplement executed and delivered pursuant to Section 6.11.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Sold Entity or Business” has the meaning specified in the definition of the term “Consolidated EBITDA.”

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning specified in Section 10.07(h).

“Specified Default” means any Default under Section 8.01(a), (f) or (g).

“Specified Transaction” means, with respect to any period, any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or other transaction that by the terms of this Agreement set forth elsewhere herein requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) applicable on the interest rate determination date (expressed as a decimal) established by the Board and applicable to any member bank of the Federal Reserve System in respect of Eurocurrency Liabilities (as defined in Regulation D of the Board) and the denominator of which is the number one.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” means each Restricted Subsidiary that is party to the Guaranty.

“Substitute Lender” has the meaning specified in Section 10.23(a).

“Supplemental Administrative Agent” has the meaning specified in Section 9.13(a) and “Supplemental Administrative Agents” shall have the corresponding meaning.

“Support Agreement” means (a) the guaranty by the Borrower or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by any Native American Subsidiary or of any gaming facility owned by others which is to be managed exclusively by any such Native American Subsidiary and/or (b) the agreement by the Borrower or a Restricted Subsidiary to advance funds, property or services to or on behalf of a Native American Subsidiary in order to maintain the financial condition or level of any balance sheet item of such Native American Subsidiary (including “keep well” or “make well” agreements) in connection with the development, construction and operations of a new gaming facility by such Native American Subsidiary (or of any gaming facility owned by others which is to be managed exclusively by such Native American Subsidiary); provided that such guaranty or agreement is entered into in connection with obtaining financing for such gaming facility or is required by a Governmental Agency.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contract has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contract, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Back-Stop Arrangements” has the meaning provided in Section 2.04(a).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Facility” means the revolving credit facility made available by the Swing Line Lender pursuant to Section 2.04.

“Swing Line Lender” means DBTCA, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means a promissory note of the Borrower payable to the Swing Line Lender or its registered assigns, in substantially the form of Exhibit C-3, evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from the Swing Line Loans made by the Swing Line Lender.

“Swing Line Obligations” means, as at any date of determination, the aggregate principal amount of all Swing Line Loans outstanding.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $10,000,000 (provided that a Defaulting Lender’s Pro Rata Share of the outstanding Swing Line Loans subject to Swing Line Back-Stop Arrangements shall not apply to reduce this $10,000,000 sub-limit) and (b) the aggregate amount of the Revolving Credit Commitments.  The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Commitments.

“Syndication Agent” has the meaning set forth in the preamble hereto.

“Taxes” has the meaning specified in Section 3.01(a).

“Tax Sharing Agreement” means the tax sharing agreement entered into by Parent and its Subsidiaries.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Loans, having the same Interest Period made (or deemed made by way of conversion) by each of the Term Lenders pursuant to Section 2.01 (it being understood that the Term Loan Distribution on the Closing Date shall give rise to a single “Term Borrowing” of Base Rate Loans on such date).

“Term Lender” means, at any time, any Lender that has a Term Loan at such time.

“Term Loan” has the meaning specified in Section 2.01(a).

“Term Loan Distribution” has the meaning provided in Section 2.01(a).

“Term Loan Distribution Amount” means, with respect to each Lender, the principal amount of the Term Loan such Lender has been deemed to hold pursuant to the Plan of Reorganization (as a portion of the consideration provided to the Lenders under the Plan of Reorganization with respect to the Obligations (as defined in the Original Credit Agreement))(9) on the Closing Date pursuant to Section 2.01(a) as set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Distribution Amount.”  The aggregate amount of the Term Loan Distribution Amounts of all Term Lenders on the Closing Date (after giving effect to the Term Loan Distribution) is $430,000,000.

“Term Loan Facility” means all Term Loans made hereunder.

“Term Note” means a promissory note of the Borrower payable to any Term Lender or its registered assigns in substantially the form of Exhibit C-1, evidencing the aggregate Indebtedness of the Borrower to such Term Lender resulting from the Term Loans made by such Term Lender.

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended; provided that for purposes of any calculation of Consolidated Interest Expense for any “Test Period” ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be calculated in accordance with the last sentence appearing in the definition of “Consolidated Interest Expense”.

“Threshold Amount” means $15,000,000.

“Total Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Debt as of the last day of such Test Period to (b) Consolidated EBITDA for such Test Period.

(9)  A portion of JPM’s Secured Obligations are Obligations in respect of Secured Hedge Agreements. These will be extinguished pursuant to the Plan of Reorganization. As such, JPM should have a higher ratable percentage of the Term Loans than other Lenders to account for this extinguishment.

“Total Outstandings” means, at any time, the aggregate Outstanding Amount of all Loans and all L/C Obligations at such time.

“Tranche” means a category of Commitments or Credit Extensions thereunder.  For purposes hereof, each of the following comprises a separate Tranche:  (a) the unused Revolving Credit Commitments, (b) the outstanding Revolving Credit Loans and L/C Obligations in respect of Letters of Credit and (c) the outstanding Term Loans.

“Tribe” means a Native American tribe which is federally recognized as an Indian Tribe pursuant to a determination of the Secretary of the Interior, and as an Indian Tribal government pursuant to Sections 7701(a)(40)(A) and 7871(a) of the Internal Revenue Code, Title 26 U.S.C, and/or its agencies and instrumentalities.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Loan.

“Uniform Commercial Code” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.03(c)(i).

“Unrestricted” means, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not Restricted. For avoidance of  doubts “cage cash” and other Required Active Cash shall not be included in any calculation of  “Unrestricted Cash”.

“Unrestricted Subsidiary” means (i) each Subsidiary of the Borrower listed on Schedule 1.01B(10) and (ii) any Subsidiary of the Borrower designated by the board of managers of the Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.

“U.S. Lender” has the meaning set forth in Section 10.15(b).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

(10)  To include only LandCo Subsidiaries.

“Withdrawal Period” has the meaning specified in Section 10.23(b).

SECTION 1.02.      Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)  The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)  (i)  The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(ii)  Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(iii)  The terms “include,” “includes” and “including” are each by way of example and not limitation and shall be deemed to be followed by the phrase “without limitation.”

(iv)  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c)  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d)  Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(e)  The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all rights and interests in tangible and intangible assets and properties of any kind whatsoever, whether real, personal or mixed, including cash, securities, Equity Interests, accounts and contract rights.

(f)  The words “to the knowledge of the Borrower” mean, when modifying a representation, warranty or other statement, that the fact or situation described therein is known by a Responsible Officer of Borrower or with the exercise of reasonable due diligence under the circumstances (in accordance with the standards of what a reasonable Person in similar circumstances would have done) would have been known by a Responsible Officer of the Borrower.

SECTION 1.03.          Accounting Terms.  (a)  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)  Notwithstanding anything to the contrary herein, for purposes of determining compliance with any financial test or financial covenant contained in this Agreement with respect to any Test Period during which any Specified Transaction occurs (or, for purposes of Sections 2.14, 4.02(d),

6.14(a), 7.02(i)(D), 7.02(n) and 7.03(e) only, thereafter and on or prior to the date of determination), the Total Leverage Ratio and Interest Coverage Ratio shall be calculated with respect to such Test Period and such Specified Transaction on a Pro Forma Basis.

(c)  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any of their respective Subsidiaries at “fair value”, as defined therein.

SECTION 1.04.          Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.05.          References to Agreements, Laws, etc.  Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, extensions, supplements, reaffirmations and other modifications are permitted by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

SECTION 1.06.          Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to the time of day in New York, New York (daylight savings or standard, as applicable).

SECTION 1.07.          Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

ARTICLE II

The Commitments and Credit Extensions

SECTION 2.01.          The Loans.

(a)  The Term Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees that, on the Closing Date, it shall be deemed to hold Term Loans received as consideration pursuant to the Plan of Reorganization in an amount equal to such Lender’s Term Loan Converted Amount (each, a “Term Loan”), with each such Term Loan to be initially maintained as a Base Rate Loan (subject to conversion pursuant to Section 2.02) (the “Term Loan Distribution”).  Term

Loans repaid or prepaid may not be reborrowed.  After the Closing Date, Term Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein.(11)

(b)  The Revolving Credit Borrowings.  Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans to the Borrower as elected by the Borrower pursuant to Section 2.02 (each such loan, a “Revolving Credit Loan”) from time to time, on any Business Day after the Closing Date until the Maturity Date, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided that after giving effect to any Revolving Credit Borrowing, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment.  Within the limits of each Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.  Revolving Credit Loans may be Base Rate Loans or Eurodollar Loans, as further provided herein.

SECTION 2.02.          Borrowings, Conversions and Continuations of Loans.  (a)  Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Administrative Agent not later than 12:30 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of Eurodollar Loans or continuation thereof or any conversion of Base Rate Loans to Eurodollar Loans, and (ii) no later than 12:00 noon New York time on the requested date of any Borrowing of Base Rate Loans or conversion of any Eurodollar Loans to Base Rate Loans.  Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Each Borrowing of, conversion to or continuation of Eurodollar Loans shall be in a principal amount of $1,000,000 (in the case of Revolving Credit Loans) or $5,000,000 (in the case of Term Loans) and, in either case, a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.  Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(11) LIBOR contracts for Loans under, and as defined in, the Original Credit agreement will terminate upon the Term Loan Distribution. All Term Loans will be maintained as base Rate Loans for three Business Days following the Closing Date.

(b)  Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a).  In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided that if, on the date the Committed Loan Notice with respect to such Borrowing is given by the Borrower, there are Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Swing Line Loans, and third, to the Borrower as provided above.

(c)  Except as otherwise provided herein, a Eurodollar Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith.  During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurodollar Loans.

(d)  The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Loans upon determination of such interest rate.  The determination of the Adjusted LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the DBTCA prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)  After giving effect to all Term Borrowings, all Revolving Credit Borrowings, all conversions of Term Loans or Revolving Credit Loans from one Type to the other, and all continuations of Term Loans or Revolving Credit Loans as the same Type, there shall not be more than [     (    )] Interest Periods in effect.

(f)  The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.                               Letters of Credit.

(a)  The Letter of Credit Commitment.  (i)   [On and after the Closing Date, the Original Letters of Credit will constitute Letters of Credit under this Agreement and for purposes hereof will be deemed to have been issued on the Closing Date.](12)  Subject to the terms and conditions set forth herein, (A) each L/C Issuer agrees, in reliance upon the agreements of the other Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing

(12) To discuss treatment of existing letters of credit issued under the Original Credit Agreement.

Date until the Letter of Credit Expiration Date, to issue Letters of Credit on a sight basis for the account of the Borrower (provided, that any Letter of Credit may be for the benefit of any Subsidiary of the Borrower; provided, further, to the extent that any such Subsidiary is not a Loan Party, such Letter of Credit shall be deemed an Investment in such Subsidiary and shall only be issued so long as it is permitted under Section 7.02) and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drafts under the Letters of Credit, and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued pursuant to this Section 2.03; provided that no L/C Issuer shall be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if as of the date of such L/C Credit Extension, (x) the Revolving Credit Exposure of any Lender would exceed such Lender’s Revolving Credit Commitment or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit.  Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii)  An L/C Issuer shall be under no obligation to issue, renew, extend or amend any Letter of Credit if:

(A)  any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such L/C Issuer from issuing such Letter of Credit, or any Law applicable to such L/C Issuer or any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such L/C Issuer shall prohibit, or direct that such L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which such L/C Issuer is not otherwise compensated hereunder);

(B)  subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Required Lenders have approved such expiry date;

(C)  the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date;

(D)  the issuance of such Letter of Credit would violate any Laws binding upon such L/C Issuer; or

(E)  if any Revolving Credit Lender is a Defaulting Lender at such time, unless the L/C Issuer has entered into arrangements reasonably satisfactory to it and the Borrower to eliminate the L/C Issuer’s risk with respect to the participation in Letters of Credit by each Defaulting Lender (which arrangements are hereby consented to by the Lenders), including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the L/C Obligations (the “L/C Back-Stop Arrangements”).

(iii)  An L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) such L/C Issuer would have no obligation at such time to issue such

Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b)  Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.  (i)  Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to an L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower.  Such Letter of Credit Application must be received by the relevant L/C Issuer and the Administrative Agent not later than 12:30 p.m. at least two (2) Business Days prior to the proposed issuance date or date of amendment, as the case may be; or, in each case, such later date and time as the relevant L/C Issuer may agree in a particular instance in its sole discretion.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer:  (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof; (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as the relevant L/C Issuer may reasonably request.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the relevant L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the relevant L/C Issuer may reasonably request.

(ii)  Promptly after receipt of any Letter of Credit Application, the relevant L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, such L/C Issuer will provide the Administrative Agent with a copy thereof.  Upon receipt by the relevant L/C Issuer of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be.  Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the relevant L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(iii)  If the Borrower so requests in any applicable Letter of Credit Application, the relevant L/C Issuer shall agree to issue a standby Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the relevant L/C Issuer to prevent any such renewal at least once in each twelve month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the relevant L/C Issuer, the Borrower shall not be required to make a specific request to the relevant L/C Issuer for any such renewal.  Once an Auto-Renewal Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the relevant L/C Issuer to permit the renewal of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided that the relevant L/C Issuer shall not permit any such renewal if (A) the relevant L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Nonrenewal Notice Date from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied.

(iv)  Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the relevant L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c)  Drawings and Reimbursements; Funding of Participations.  (i)  Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the relevant L/C Issuer shall notify promptly the Borrower and the Administrative Agent thereof.  Not later than 3:00 p.m. on the Business Day on which any payment is made by an L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse such L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing, together with interest on the amount so paid or disbursed by such L/C Issuer, to the extent not reimbursed on the date of such payment or disbursement.  If the Borrower fails to so reimburse such L/C Issuer by such time, the Administrative Agent shall promptly notify each Appropriate Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Appropriate Lender’s Pro Rata Share thereof.  In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans but subject to the amount of the unutilized portion of the Revolving Credit Commitments of the Appropriate Lenders and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice).  Any notice given by an L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii)  Each Appropriate Lender (including any Lender acting as an L/C Issuer) shall upon any notice pursuant to Section 2.03(c)(i) make funds available to the Administrative Agent for the account of the relevant L/C Issuer, in Dollars, at the Administrative Agent’s Office for payments in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Appropriate Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the relevant L/C Issuer.

(iii)  With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the relevant L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which

L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.  In such event, each Appropriate Lender’s payment to the Administrative Agent for the account of the relevant L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv)  Until each Appropriate Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the relevant L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro Rata Share of such amount shall be solely for the account of the relevant L/C Issuer.

(v)  Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse an L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the relevant L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice).  No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the relevant L/C Issuer for the amount of any payment made by such L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi)  If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the relevant L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), such L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such L/C Issuer at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the relevant L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d)  Repayment of Participations.  (i)  If, at any time after an L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), the Administrative Agent receives for the account of such L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii)  If any payment received by the Administrative Agent for the account of an L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by such L/C Issuer in its discretion), each Appropriate Lender shall pay to the Administrative Agent for the account of such L/C Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.

(e)  Obligations Absolute.  The obligation of the Borrower to reimburse the relevant L/C Issuer for each drawing under each Letter of Credit issued by it and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)  any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

(ii)  the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the relevant L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii)  any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv)  any payment by the relevant L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the relevant L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v)  any exchange, release or nonperfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guarantee, for all or any of the Obligations any Loan Party in respect of such Letter of Credit; or

(vi)  any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Party;

provided that the foregoing shall not excuse any L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are waived by the Borrower to the extent permitted by applicable Law) suffered by the Borrower that are caused by such L/C Issuer’s gross negligence or willful misconduct when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.

(f)  Role of L/C Issuers.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the relevant L/C Issuer shall not have any responsibility to obtain any document (other than any draft, demand, certificate or other document expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the L/C Issuers, any Agent-Related Person nor any of the respective correspondents, participants or assignees of any L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the L/C Issuers, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of any L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.03(e); provided that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against an L/C Issuer, and such L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such L/C Issuer’s willful misconduct or gross negligence or such L/C Issuer’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a draft, demand, certificate or other document strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, each L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no L/C Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g)  Cash Collateral.  (i) If an L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing and the conditions set forth in Section 4.02 to a Revolving Credit Borrowing cannot then be met, (ii) if, as of the Letter of Credit Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, (iii) if any Event of Default occurs and is continuing and the Administrative Agent or the Required Lenders, as applicable, require the Borrower to Cash Collateralize the L/C Obligations pursuant to Section 8.02(c) or (iv) an Event of Default set forth under Section 8.01(f) occurs and is continuing, then the Borrower shall Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such Event of Default, such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be), and shall do so not later than 2:00 P.M. on (x) in the case of the immediately preceding clauses (i) through (iii), (1) the Business Day that the Borrower receives notice thereof, if such notice is received on such day prior to 12:00 Noon or (2) if clause (1) above does not apply, the Business Day immediately following the day that the Borrower receives such notice and (y) in the case of the immediately preceding clause (iv), the Business Day on which an Event of Default set forth under Section 8.01(f) occurs or, if such day is not a Business Day, the Business Day immediately succeeding such day.  For purposes hereof, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the relevant L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the relevant L/C Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuers and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked accounts at DBTCA and may be invested in readily available Cash Equivalents.  If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent (on behalf of the Secured Parties) or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited and held in the deposit accounts at DBTCA as aforesaid, an amount equal to the excess of (a) such aggregate Outstanding Amount over (b) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent reasonably determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Law, to reimburse the relevant L/C Issuer.  To the extent the amount of any Cash Collateral exceeds the then Outstanding Amount of such L/C Obligations and so long as no Event of Default has occurred and is continuing, the excess shall be refunded to the Borrower.

(h)  Letter of Credit Fees.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share a Letter of Credit fee for each Letter of Credit issued pursuant to this Agreement equal to the Applicable Rate times the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit, if such maximum amount increases periodically pursuant to the terms of such Letter of Credit); provided that the Defaulting Lender’s Pro Rata Share of a Letter of Credit fee accruing during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower, so long as such Lender shall be a Defaulting Lender, except to the extent that such Letter of Credit fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no Defaulting Lender shall be entitled to its Pro Rata Share of a Letter of Credit fee accruing after such Lender became a Defaulting Lender, so long as such Lender shall be a Defaulting Lender.  Such letter of credit fees shall be computed on a quarterly basis in arrears.  Such letter of credit fees shall be due and payable in Dollars on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  If there is any change in the Applicable Rate during any fiscal quarter of the Borrower, the daily maximum amount of each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such fiscal quarter that such Applicable Rate was in effect.

(i)  Fronting Fee and Documentary and Processing Charges Payable to L/C Issuers.  The Borrower shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit issued by it equal to 0.25% per annum (but in no event less than $500) of the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit, if such maximum amount increases periodically pursuant to the terms of such Letter of Credit).  Such fronting fees shall be (x) computed on a quarterly basis in arrears and (y) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand.  In addition, the Borrower shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of such L/C Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable within ten (10) Business Days of demand and are nonrefundable.

(j)  Conflict with Letter of Credit Application.  Notwithstanding anything else to the contrary in this Agreement, in the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

(k)  Addition of an L/C Issuer.  A Revolving Credit Lender may become an additional L/C Issuer hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Credit Lender.  The Administrative Agent shall notify the Revolving Credit Lenders of any such additional L/C Issuer.

SECTION 2.04.                               Swing Line Loans.

(a)  The Swing Line.  Subject to the terms and conditions set forth herein, the Swing Line Lender agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day after the Closing Date until the Maturity Date in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Pro Rata Share of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided that (i) after giving effect to any Swing Line Loan, the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Lender’s Pro Rata Share of the Outstanding Amount of all L/C Obligations, plus such Lender’s Pro Rata Share of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment then in effect and (ii) notwithstanding the foregoing, the Swing Line Lender shall not be obligated to make any Swing Line Loans at a time when a Revolving Credit Lender is a Defaulting Lender, unless the Swing Line Lender has entered into arrangements satisfactory to it (which arrangements are hereby consented to by the Lenders) to eliminate the Swing Line Lender’s risk with respect to the Defaulting Lender’s participation in such Swing Line Loans, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding amount of Swing Line Loans (the “Swing Line Back-Stop Arrangements”); provided, further, that, the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan.  Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04.  Each Swing Line Loan shall be a Base Rate Loan.  Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Loan.

(b)  Borrowing Procedures.  Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone.  Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000 or a whole multiple of $100,000 in excess thereof, and (ii) the requested borrowing date, which shall be a Business Day.  Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower.  Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender

will notify the Administrative Agent (by telephone or in writing) of the contents thereof.  Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower.

(c)  Refinancing of Swing Line Loans.  (i)  The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Loans then outstanding.  Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the aggregate Revolving Credit Commitments and the conditions set forth in Section 4.02.  The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount.  The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii)  If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)  If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect.  A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)  Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02.  No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d)  Repayment of Participations.  (i)  At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Pro Rata Share of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)  If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate.  The Administrative Agent will make such demand upon the request of the Swing Line Lender.

(e)  Interest for Account of Swing Line Lender.  The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans.  Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Pro Rata Share of any Swing Line Loan, interest in respect of such Pro Rata Share shall be solely for the account of the Swing Line Lender.

(f)  Payments Directly to Swing Line Lender.  The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

SECTION 2.05.                               Prepayments.

(a)   Optional.  (i) Subject to the provisions of Section 2.05(b)(x), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:30 p.m. (A) three (3) Business Days prior to any date of prepayment of Eurodollar Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Loans shall be in a principal amount of $1,000,000 (in the case of Revolving Credit Loans) or $5,000,000 (in the case of Term Loans) or, in either case, a whole multiple of $1,000,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid.  The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such

Lender’s Pro Rata Share of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05.  Each prepayment of the Loans pursuant to this Section 2.05(a) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(ii)  The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (2) any such prepayment shall be in a minimum principal amount of $100,000 or a whole multiple of $100,000 in excess thereof or, if less, the entire principal amount thereof then outstanding.  Each such notice shall specify the date and amount of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(iii)  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.05(a)(i) or 2.05(a)(ii) if such prepayment would have resulted from a refinancing of all of the Facilities, which refinancing shall not be consummated or shall otherwise be delayed.

(b)  Mandatory.  (i)  No later than the earlier of (x) 90 days after the end of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2011, and (y) the date on which the financial statements with respect to such period have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(b), the Borrower shall (subject to Section 2.05(b)(x) below) cause outstanding Term Loans to be prepaid in an amount equal to the Applicable Term Loan ECF Percentage of Excess Cash Flow, if any, for the fiscal year then ended.

(ii)  (A)  If (x), the Borrower or any Restricted Subsidiary Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d) (to the extent constituting a Disposition by any Restricted Subsidiary to a Loan Party), (e), (g), (h), (n) or (o)) or (y) any Casualty Event occurs, which in the aggregate results in the realization or receipt by the Borrower or such Restricted Subsidiary of Net Cash Proceeds, the Borrower shall (subject to Section 2.05(b)(x) below) cause the Term Loans to be prepaid on or prior to the date which is ten (10) Business Days after the date of the realization or receipt of such Net Cash Proceeds in an amount equal to 100% of all Net Cash Proceeds received; provided that, no such prepayment shall be required pursuant to this Section 2.05(b)(ii)(A) with respect to such portion of such Net Cash Proceeds that the Borrower shall have, on or prior to such date of realization or receipt, given written notice to the Administrative Agent of its intent to reinvest or use such Net Cash Proceeds in accordance with Section 2.05(b)(ii)(B) or (C), as the case may be, (which notice may only be provided if no Default has occurred and is then continuing).

(B)  With respect to up to $15,000,000 of Net Cash Proceeds realized or received with respect to any Disposition (other than any Disposition specifically excluded from the application of Section 2.05(b)(ii)(A)), the Borrower may reinvest all or any portion of such Net Cash Proceeds in assets useful for its business within twelve (12) months following receipt of such Net Cash Proceeds; provided that (i) so long as a Default shall have occurred and be continuing, the Borrower (x) shall not be permitted to make any such reinvestments (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Default is continuing) and (y) shall not be required to apply such Net Cash Proceeds which have been previously applied to prepay Revolving Credit Loans to the prepayment of Term Loans until such time as the relevant investment period has expired and no Default is continuing and (ii) if any Net Cash Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election or if any Net Cash Proceeds are not reinvested by the expiration of the relevant time periods set forth above, an amount equal to any such Net Cash Proceeds shall be applied (subject to Section 2.05(b)(x) below) to the prepayment of the Term Loans as set forth in this Section 2.05 within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so reinvested or the expiration of such time periods.

(C)  With respect to any Net Cash Proceeds realized or received with respect to any Casualty Event, the Borrower may use all or any portion of such Net Cash Proceeds replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within (x) fifteen (15) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to use such Net Cash Proceeds within fifteen (15) months following receipt thereof, within one hundred and eighty (180) days of the date of such legally binding commitment; provided that (i) the amount of such Net Cash Proceeds, together with other cash available to the Borrower and permitted to be spent by it on Capital Expenditures during the relevant period pursuant to Section 7.16, equals at least 100% of the cost of replacement or restoration of the properties or assets in respect of which such Net Cash Proceeds were paid as determined by the Borrower and as supported by such estimates or bids from contractors or subcontractors or such other supporting information as the Administrative Agent may reasonably request, (ii) the Borrower has delivered to the Administrative Agent a certificate on or prior to the date of the required prepayment stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid within (x) fifteen (15) months following receipt of such Net Cash Proceeds or (y) if the Borrower enters into a legally binding commitment to reinvest such Net Cash Proceeds within fifteen (15) months following receipt thereof, within one hundred and eighty (180) days of the date of such legally binding commitment (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended) and also certifying the Borrower’s determination as required by preceding clause (i) and certifying the sufficiency of business interruption insurance as required by succeeding clause (iii), (iii) the Borrower has delivered to the Administrative Agent such evidence as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent establishing that the Borrower has sufficient business interruption insurance and that the Borrower will receive payments thereunder in such amounts and at such times as are necessary to satisfy all obligations and expenses of the Borrower (including, without limitation, all debt service requirements, including pursuant to this Agreement), without any delay or extension thereof, for the period from the date of the respective casualty, condemnation or other event giving rise to the Casualty Event and continuing through the completion of the replacement or restoration of respective properties or assets, and (iv) the entire amount of the Net Cash Proceeds of such Casualty Event shall be deposited with the Administrative Agent pursuant to a cash collateral arrangement reasonably satisfactory to the Administrative Agent whereby such Net Cash Proceeds shall be disbursed to the Borrower from time to time as needed to pay actual costs incurred by it in connection with the replacement or restoration of the respective properties or assets (pursuant to such certification requirements as may be established by the

Administrative Agent), it being understood and agreed that at any time while an Event of Default has occurred and is continuing, the Required Lenders may direct the Administrative Agent (in which case the Administrative Agent shall, and is hereby authorized by the Borrower to, follow said directions) to apply any or all proceeds then on deposit in such cash collateral account to the repayment of Obligations hereunder; provided further that (i) so long as a Default shall have occurred and be continuing, the Borrower (x) shall not be permitted to make any such application of Net Cash Proceeds (other than pursuant to a legally binding commitment that the Borrower entered into at a time when no Default is continuing) and (y) shall not be required to apply such Net Cash Proceeds which have been previously applied to prepay Revolving Credit Loans to the prepayment of Term Loans until such time as the relevant application period has expired and no Default is continuing and (ii) if any Net Cash Proceeds are no longer intended to be or cannot be so applied at any time after delivery of a notice of application or restoration election or if any Net Cash Proceeds are not applied by the expiration of the relevant time periods set forth above, an amount equal to any such Net Cash Proceeds shall be applied (subject to Section 2.05(b)(x) below) to the prepayment of the Term Loans as set forth in this Section 2.05 within five (5) Business Days after the Borrower reasonably determines that such Net Cash Proceeds are no longer intended to be or cannot be so applied or the expiration of such time periods.

(iii)  If the Borrower or any Restricted Subsidiary incurs or issues any Indebtedness not expressly permitted to be incurred or issued pursuant to Section 7.03, the Borrower shall (subject to Section 2.05(b)(x) below) cause the Term Loans to be prepaid in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(iv)  (A)  If Holdings, the Borrower or any Restricted Subsidiary receives any cash proceeds from any capital contribution or any sale or issuance of its Equity Interests (including any Permitted Equity Issuance pursuant to Section 8.05 but excluding (i) issuances of Equity Interests to the Borrower or any Restricted Subsidiary by any Restricted Subsidiary of the Borrower, (ii) any capital contribution to any Restricted Subsidiary of the Borrower made by the Borrower or any other Restricted Subsidiary, and (iii) any capital contribution by Parent to Holdings, or any sale or issuance of Qualified Equity Interests by Holdings to Parent, the Net Cash Proceeds of which are promptly used (x) by Holdings to make a capital contribution to the Borrower and (y) by the Borrower (after delivery of written notice to the Administrative Agent of such intention) to fund a prepayment of Term Loans pursuant to Section 2.05(b)(iv)(B) below or to make an Investment, prepayment of Junior Financing or Capital Expenditure in reliance on Section 7.02(n), 7.13(a) or 7.16(c)), the Borrower shall (subject to Section 2.05(b)(x) below) cause the Term Loans to be prepaid in an amount equal to 100% of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.

(B)  [If Parent or any other direct or indirect parent of Holdings receives cash proceeds from any capital contribution or any sale or issuance of its Equity Interests (excluding (i) any cash proceeds to the extent Holdings receives such cash proceeds from any capital contribution or any sale or issuance of its Equity Interests, and (ii) any cash proceeds (other than cash proceeds from a Qualified IPO of any direct or indirect parent of Holdings) used by Parent or any of its Subsidiaries (after delivery of written notice to the Administrative Agent by Holdings of such intention) to make an Investment or Capital Expenditure, in each case to the extent permitted by the PropCo Credit

Agreement (as in effect on the date hereof)), the Borrower shall (subject to Section 2.05(b)(x) below) cause the Term Loans to be prepaid in an amount equal to 20% (or, so long as no Default or Event of Default is then in existence, if the Total Leverage Ratio is less than [    ]:1.0 (as set forth in the Compliance Certificate delivered pursuant to Section 6.02(b) for the fiscal quarter or fiscal year, as the case may be, of Holdings then last ended for which financial statements are available), 0%) of all Net Cash Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt of such Net Cash Proceeds.](13)

(v)  If Holdings or any of its Subsidiaries receives any Project Reimbursement, [to the extent Holdings or such Subsidiary and each Subsidiary entity between such Subsidiary and the Borrower is permitted to distribute the amounts received with respect to such Project Reimbursement to the Borrower,](14) the Borrower shall cause Term Loans to be prepaid in an amount equal to 100% of all Net Cash Proceeds received by Holdings or such Subsidiary in respect of such Project Reimbursement on or prior to the date which is five (5) Business Days after the date of the receipt of such Net Cash Proceeds.

(vi)  If for any reason the aggregate Revolving Credit Exposures at any time exceeds the aggregate Revolving Credit Commitments then in effect, the Borrower shall promptly prepay or cause to be promptly prepaid Revolving Credit Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(b)(vi) unless after the prepayment in full of the Revolving Credit Loans and Swing Line Loans, such aggregate Outstanding Amount exceeds the aggregate Revolving Credit Commitments then in effect.

(vii)  If at any time Unrestricted Cash of the Borrower and its Restricted Subsidiaries exceeds $7,500,000 for any period of five consecutive Business Days, the Borrower shall immediately repay outstanding Revolving Credit Loans and/or Swing Line Loans on the last Business Day of such period (without a corresponding reduction in the Revolving Credit Commitments) in an amount equal to such excess.

(viii)  If any Revolving Credit Lender becomes a Defaulting Lender at any time that any Letter of Credit is outstanding, the Borrower shall enter into the applicable L/C Back-Stop Arrangements with the relevant L/C Issuer or L/C Issuers no later than 10 Business Days after the Administrative Agent or the relevant L/C Issuer delivers notice to the Borrower informing the Borrower therein that a Revolving Credit Lender became a Defaulting Lender and of the amount of any required L/C Back-Stop Arrangements.

(ix)  The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment and/or commitment reduction required to be made pursuant to Section 2.05(b)(i), (ii), (iii), (iv) or (v) (as modified, if applicable, by Section 2.05(b)(x)) at least three (3) Business Days prior to the date of such

(13) Discuss excess proceeds from any Rights Offering on the Closing Date.

(14) Discuss. Subject to diligence review.

prepayment and/or commitment reduction.  Each such notice shall specify the date of such prepayment and/or commitment reduction and provide a reasonably detailed calculation of the amount of such prepayment and/or commitment reduction.  The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Borrower’s notice and of such Appropriate Lender’s Pro Rata Share of the prepayment and/or commitment reduction.

(x)  Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, unless Majority Revolving Lenders otherwise agree, (x) if any Revolving Credit Lender has any Revolving Credit Exposure or any other Revolving Obligations then outstanding and any Default then exists, no voluntary prepayment of Term Loans shall be permitted pursuant to Section 2.05(a) and (y) if any Default exists at the time any mandatory prepayment of Term Loans is otherwise required to be made pursuant to this Section 2.05(b) or Section 2.07(a), then (i) Swing Line Loans, and if no Swing Line Loans are or remain outstanding, Revolving Credit Loans and, if no Swing Line Loans or Revolving Credit Loans are or remain outstanding, L/C Obligations, shall first be repaid and/or Cash Collateralized, as applicable, in the amount otherwise required to be applied to the prepayment of Term Loans pursuant to Section 2.05(b) or 2.07(a) in the absence of this Section 2.05(b)(x), (ii) if (and only if) a Specified Default has occurred and is continuing, the Revolving Credit Commitments shall be reduced as provided in Section 2.06(b) by the amount of the mandatory prepayment of Term Loans otherwise required to be applied to the prepayment of Term Loans pursuant to Section 2.05(b) or 2.07(a) in the absence of this Section 2.05(b)(x) and (iii) after application pursuant to preceding clause (i), any excess portion of such mandatory prepayment of Term Loans not so applied shall be applied to the prepayment of Term Loans as otherwise required by Section 2.05(b) or 2.07(a) in the absence of this Section 2.05(b)(x).  If any Lender collects or receives any amounts received on account of the Obligations to which it is not entitled as a result of the application of this Section 2.05(b)(x), such Lender shall hold the same in trust for the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the account of the applicable Secured Parties, to be applied in accordance with this Section 2.05(b)(x) or, if then applicable, Section 8.04(a).  Without limiting the generality of the foregoing, this Section 2.05(b)(x) is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable non-bankruptcy law.

(xi)  Each prepayment of Term Loans, Revolving Credit Loans and Swing Line Loans pursuant to this Section 2.05(b) shall be paid to the Appropriate Lenders entitled thereto in accordance with their respective Pro Rata Shares.

(c)  Funding Losses, Etc.  All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurodollar Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Loan pursuant to Section 3.05.  Notwithstanding any of the other provisions of this Section 2.05, so long as no Default shall have occurred and be continuing, if any prepayment of Eurodollar Loans is required to be made under Section 2.05(b), other than on the last day of the Interest Period therefor, in lieu of making any payment pursuant to Section 2.05(b) in respect of any such Eurodollar Loan other than on the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with Section 2.05(b).  Upon the occurrence and during the continuance of any Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans and Cash Collateralization of Letters of Credit in accordance with the applicable provisions of Section 2.05(b).

SECTION 2.06.                               Termination or Reduction of Commitments.

(a)  Optional.  The Borrower may, upon written notice to the Administrative Agent, terminate the unused Revolving Credit Commitments, or from time to time permanently reduce the unused Revolving Credit Commitments; provided that (i) any such notice shall be received by the Administrative Agent three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) if, after giving effect to any reduction of the Revolving Credit Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Revolving Credit Facility, such sublimit shall be automatically reduced by the amount of such excess.  The amount of any Revolving Credit Commitment reduction shall not be applied to the Letter of Credit Sublimit or the Swing Line Sublimit unless otherwise specified by the Borrower.  Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Revolving Credit Commitments if such termination would have resulted from a refinancing of the Revolving Credit Facility, which refinancing shall not be consummated or otherwise shall be delayed.

(b)  Mandatory Commitment Reduction.  Unless Majority Revolving Lenders otherwise agree, if any Specified Default exists at the time any mandatory prepayment of Term Loans is otherwise required to be made pursuant to Section 2.05(b) or 2.07(a), then the Revolving Credit Commitments shall be permanently reduced by the amount of the mandatory prepayment of Term Loans otherwise required to be applied to the prepayment of Term Loans pursuant to Section 2.05(b) or 2.07(a) in the absence of Section 2.05(b)(x) and this Section 2.06(b).

(c)  Application of Commitment Reductions; Payment of Fees.  The Administrative Agent will promptly notify the Revolving Credit Lenders of any termination or reduction of unused portions of the Letter of Credit Sublimit, or the Swing Line Sublimit or the Revolving Credit Commitments under this Section 2.06.  Upon any reduction of Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Pro Rata Share of the amount by which such Revolving Credit Commitments are reduced (other than the termination of the Revolving Credit Commitment of any Revolving Credit Lender as provided in Section 3.07).  All commitment fees accrued until the effective date of any termination or reduction of the Revolving Credit Commitments shall be paid on the effective date of such termination or reduction.

SECTION 2.07.                               Repayment of Loans.

(a)  Term Loans.  The Borrower shall (subject to Section 2.05(b)(x)) repay to the Administrative Agent for the ratable account of the Term Loan Lenders on the Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date.

(b)  Revolving Credit Loans.  The Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Maturity Date the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c)  Swing Line Loans.  The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten (10) Business Days after such Loan is made and (ii) the Maturity Date.

SECTION 2.08.                               Interest.  (a)  Subject to the provisions of Section 2.08(b), (i) each Eurodollar Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Rate for Revolving Credit Loans.

(b)  The Borrower shall pay interest on (i) any past due amount of principal of any Loan due hereunder (and, on and after the occurrence of an Event of Default notified to the Borrower by the Administrative Agent (at the direction of the Required Lenders), the principal amount of all outstanding Loans and L/C Borrowings not then overdue) at a fluctuating interest rate per annum at all times equal to the Default Rate and (ii) any past due amount of interest, fees or other amounts (other than amounts subject to clause (i) above) at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans plus two percent (2.0%), in each case, to the fullest extent permitted by applicable Laws.  Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)  Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

(d)  Until the day that is three (3) Business Days after the Closing Date, each Term Loan shall be a Base Rate Loan.

(e)  All computations of interest hereunder shall be made in accordance with Section 2.10.

SECTION 2.09.                               Fees.  In addition to certain fees described in Sections 2.03(h) and (i):

(a)  Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Pro Rata Share, a commitment fee equal to the Applicable Rate with respect to commitment fees times the actual daily Revolving Credit Availability; provided that any commitment fee accrued with respect to the Revolving Credit Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrower prior to such time; provided, further, that no commitment fee shall accrue on the Revolving Credit Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  The commitment fee shall accrue at all times from the Closing Date until the Maturity Date, including at any time during which one or more of the conditions in Article 4 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any fiscal quarter of the Borrower, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such fiscal quarter that such Applicable Rate was in effect.

(b)  Other Fees.  The Borrower shall pay to the Agents such other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).(15)

SECTION 2.10.                               Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) days and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed.  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

SECTION 2.11.                               Evidence of Indebtedness.  (a)  The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)  In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records and, in the case of the Administrative Agent, entries in the Register, evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans.  In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c)  Entries made in good faith by the Administrative Agent in the Register pursuant to Sections 2.11(a) and (b), and by each Lender in its account or accounts pursuant to Sections 2.11(a) and (b), shall be prima facie evidence of the amount of principal and interest due and payable or to become

(15)  Lenders considering payment of Upfront Fee to Revolving Credit Lenders to incent participation in Revolver. Deferred Forbearance Fee described in Second Forbearance Agreement to be documents separately.

due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

SECTION 2.12.                               Payments Generally.  (a)  All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.  All payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)  Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto.  If and to the extent that such payment was not in fact made to the Administrative Agent in immediately available funds, then:

(i)  if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect; and

(ii)  if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect.  When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing.  If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative

Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.  Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)  The obligations of the Lenders hereunder to make Loans and to fund participations in Letters of Credit and Swing Line Loans are several and not joint.  The failure of any Lender to make any Loan or to fund any such participation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f)  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)  Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04.  If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of (a) the Outstanding Amount of all Loans outstanding at such time and (b) the Outstanding Amount of all L/C Obligations outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

SECTION 2.13.                               Sharing of Payments.  If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans of any Class made by it, or the participations in L/C Obligations and Swing Line Loans held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other applicable Lenders such participations in the Loans of such Class made by them and/or such subparticipations in the participations in L/C Obligations or Swing Line Loans held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that (x) if all or any portion of such excess payment is thereafter recovered from the purchasing

Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other applicable Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon, (y) the provisions of this Section 2.13 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including payments to an L/C Issuer or the Swing Line Lender pursuant to the Back-Stop Arrangements) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant (other than Holdings, the Borrower or any of its Subsidiaries), and (z) nothing in this Section 2.13 shall be construed to limit the applicability of Section 8.04 in the circumstances where Section 8.04 is applicable in accordance with its terms.  The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.  The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments.  Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

SECTION 2.14.                               Maturity Date Extension.  Prior to (but not less than 30 days nor more than 45 days prior to) the applicable Extension Date, the Borrower may make a written request to the Administrative Agent (each, an “Extension Request”), who shall forward a copy of each such request to each Lender, that the Maturity Date then in effect be extended to the date occurring twelve (12) months after such then existing Maturity Date.  Such request shall be accompanied by a certificate of a Responsible Officer of the Borrower certifying that, at the time such request is delivered (i) no Default has occurred and is continuing and (ii) the Borrower is in compliance on a Pro Forma Basis with (x) each of the covenants set forth in Section 7.11 and (y) in the case of the second Extension Request delivered pursuant to this Section 2.14 (i.e., in respect of the Extension Date described in clause (ii) of the definition thereof), a Total Leverage Ratio of less than [    ](16):1.00, in each case as of the last day of the most recently ended Test Period (setting forth in reasonable detail the calculation required to establish such compliance). Following the delivery of an Extension Request, if, on the Business Day preceding the applicable Extension Date, the Borrower shall have (i) paid to the Administrative Agent (for the account of each Lender), an extension fee equal to 1.00% of the sum of (x) the aggregate outstanding principal amount of Term Loans of such Lender on such day and (y) the Revolving Credit Commitment of such Lender on such day (or, after the termination thereof, the Revolving Credit Exposure of such Lender on such day), and (ii) delivered an officer’s certificate of a Responsible Officer of the Borrower certifying that (I) no Default has occurred and is continuing on such Business Day, (II) the Borrower is in compliance on a Pro Forma Basis with (x) each of the covenants set forth in Section 7.11 and (y) in the case of the second Extension Request delivered pursuant to this Section 2.14 (i.e., in respect of the Extension Date described in clause (ii) of the definition thereof), a Total Leverage Ratio of less than [    ](17):1.00, in each case as of the last day of the most recently ended Test Period (setting forth in

(16) Ratio to be a 1/4 turn inside the Total Leverage Ratio covenant requirement set forth in Section 7.11(a) for the fiscal quarter ending after the sixth anniversary of the Closing Date.

(17) See previous footnote.

reasonable detail the calculation required to establish such compliance) and (III) the final stated maturity of the loans and commitments under each of the LandCo Credit Agreement and the PropCo Credit Agreement on such Business Day (pursuant to an extension on such Business Day or otherwise) shall not be earlier than the date occurring twelve (12) months after the then existing Maturity Date (and attaching thereto such additional documentation confirming such required final stated maturity as shall be acceptable to the Administrative Agent), then the Maturity Date shall be automatically extended to the date occurring twelve (12) months after the then existing Maturity Date.  The Administrative Agent shall notify the Borrower and each Lender of the effectiveness of any such extension.

ARTICLE III

Taxes, Increased Costs Protection and Illegality

SECTION 3.01.                               Taxes.  (a)  Except as provided in this Section 3.01, any and all payments by the Borrower (the term Borrower under Article 3 being deemed to include any Subsidiary for whose account a Letter of Credit is issued) to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities (including additions to tax, penalties and interest) with respect thereto, excluding, in the case of each Agent and each Lender, taxes imposed on or measured by its net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed on it in lieu of net income taxes, by the jurisdiction (or any political subdivision thereof) under the Laws of which such Agent or such Lender, as the case may be, is organized or maintains a Lending Office, and all liabilities (including additions to tax, penalties and interest) with respect thereto (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”).  If the Borrower shall be required by any Laws to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.01), each of such Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), the Borrower shall furnish to such Agent or Lender (as the case may be) the original or a certified copy of a receipt evidencing payment thereof to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.  If the Borrower fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to any Agent or any Lender the required receipts or other required documentary evidence, the Borrower shall indemnify such Agent and such Lender for any incremental taxes, interest or penalties that may become payable by such Agent or such Lender arising out of such failure.

(b)  In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible or mortgage recording taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).

(c)  The Borrower agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.01) paid by such Agent and such Lender and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided such Agent or Lender, as the case may be, provides the Borrower with a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts.  Payment under this Section 3.01(c) shall be made within thirty (30) days after the date such Lender or such Agent makes a demand therefor.

(d)  The Borrower shall not be required pursuant to this Section 3.01 to pay any additional amount to, or to indemnify, any Lender or Agent, as the case may be, to the extent that such Lender or such Agent becomes subject to Taxes subsequent to the Closing Date (or, if later, the date such Lender or Agent becomes a party to this Agreement) as a result of a change in the place of organization of such Lender or Agent or a change in the lending office of such Lender, except to the extent that any such change is requested or required in writing by the Borrower (and provided that nothing in this clause (d) shall be construed as relieving the Borrower from any obligation to make such payments or indemnification in the event of a change in lending office or place of organization that precedes a change in Law to the extent such Taxes result from a change in Law).

(e)  Notwithstanding anything else herein to the contrary, if a Lender or an Agent is subject to withholding tax imposed by any jurisdiction in which the Borrower is formed or organized at a rate in excess of zero percent at the time such Lender or such Agent, as the case may be, first becomes a party to this Agreement, withholding tax imposed by such jurisdiction at such rate shall be considered excluded from Taxes unless and until such Lender or Agent, as the case may be, provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided that, if at the date of the Assignment and Acceptance pursuant to which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under clause (a) of this Section 3.01 in respect of withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) withholding tax, if any, applicable with respect to the Lender assignee on such date.

(f)  If any Lender or Agent determines, in its reasonable discretion, that it has received a refund in respect of any Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant taxing authority attributable thereto) to the Borrower, net of all out-of-pocket expenses of the Lender or Agent, as the case may be and without interest (other than any interest paid by the relevant taxing authority with respect to such refund); provided that the Borrower, upon the request of the Lender or Agent, as the case may be, agrees promptly to return such refund to such party in the event such party is required to repay such refund to the relevant taxing authority.  Such Lender or Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that such Lender or Agent may delete any information therein that such Lender or Agent deems confidential).  Nothing herein contained shall interfere with the right of a Lender or Agent to arrange its tax affairs in whatever manner it thinks fit nor oblige any Lender or Agent to claim any tax refund or to make available its tax returns or disclose any information relating to its tax affairs or any computations in respect thereof or require any Lender or Agent to do anything that would prejudice its ability to benefit from any other refunds, credits, reliefs, remissions or repayments to which it may be entitled.

(g)  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 3.01(a) or (c) with respect to such Lender it will, if requested by the Borrower, use commercially reasonable efforts (subject to such Lender’s overall internal policies of general application and legal and regulatory restrictions) to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the sole judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.01(g) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.01(a) or (c).

SECTION 3.02.                               Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Adjusted LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurodollar Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05.  Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

SECTION 3.03.                               Inability to Determine Rates.  If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan, or that the Adjusted LIBO Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and the Interest Period of such Eurodollar Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

SECTION 3.04.                               Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Loans.  (a)  If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law, in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurodollar Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income (including branch profits), and franchise (and similar) taxes imposed in lieu of net income taxes, by the United States or any political subdivision thereof or under the Laws of which such Lender is organized or maintains a Lending Office and (iii) reserve requirements contemplated by Section 3.04(c)), then from time to time within fifteen (15) days after demand by such

Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)  If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c)  The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurodollar Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender.  If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d)  Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to Section 3.04(a), (b) or (c) for any such increased cost or reduction incurred more than one hundred and eighty (180) days prior to the date that such Lender demands, or notifies the Borrower of its intention to demand, compensation therefor; provided, further, that, if the circumstance giving rise to such increased cost or reduction is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)  If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan or Letter of Credit affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Office(s) to suffer no material economic, legal or regulatory disadvantage; provided, further, that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

SECTION 3.05.                               Funding Losses.  Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (but not loss of profit margin) incurred by it as a result of:

(a)  any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b)  any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense (but not loss of profit margin) arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Loan made by it at the Adjusted LIBO Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Loan was in fact so funded.

SECTION 3.06.                               Matters Applicable to All Requests for Compensation.  (a)  Any Agent or any Lender claiming compensation under this Article 3 shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error.  In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b)  With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03 or 3.04, the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  If any Lender requests compensation by the Borrower under Section  3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another Eurodollar Loans, or to convert Base Rate Loans into Eurodollar Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)  If the obligation of any Lender to make or continue from one Interest Period to another any Eurodollar Loan, or to convert Base Rate Loans into Eurodollar Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s Eurodollar Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurodollar Loans (or, in the case of an immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)  to the extent that such Lender’s Eurodollar Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Loans shall be applied instead to its Base Rate Loans; and

(ii)  all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Loans shall be made or continued instead as Base Rate Loans, and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Loans shall remain as Base Rate Loans.

(d)  If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of such Lender’s Eurodollar Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Loans and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments.

SECTION 3.07.                               Replacement of Lenders under Certain Circumstances.  (a)  If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make Eurodollar Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Revolving Credit Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in such instance) all of its rights and obligations under this Agreement to one or more Eligible Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; provided, further, that (A) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments and (B) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Eligible Assignees shall have agreed to the applicable departure, waiver or amendment of the Loan Documents.

(b)  Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, and (ii) deliver any Notes evidencing such Loans to the Borrower or Administrative Agent.  Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans and participations in L/C Obligations and Swing Line Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender to such assigning Lender concurrently with such assignment and assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender.  If the Lender being replaced does not comply with its obligations in the first sentence of this Section 3.07(b), then the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the assignee Lender shall be effective for purposes of this Section 3.07.

(c)  Notwithstanding anything to the contrary contained above, any Lender that acts as an L/C Issuer may not be replaced hereunder at any time that it has any Letter of Credit outstanding hereunder unless arrangements reasonably satisfactory to such L/C Issuer (including the furnishing of a back-up standby letter of credit in form and substance, and issued by an issuer reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to each such outstanding Letter of Credit and the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.09.

(d)  In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 or all the Lenders with respect to a certain Class of the Loans and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

SECTION 3.08.                               Survival.  All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

Conditions Precedent to Credit Extensions

SECTION 4.01.                               Conditions of Initial Credit Extension.  The obligation of each Lender to make its initial Credit Extension on the Closing Date is subject to satisfaction of the following conditions precedent:

(a)  The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party party thereto, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i)  executed counterparts of this Agreement and the Guaranty;

(ii)  a Note executed by the Borrower in favor of each Lender party to this Agreement on the Closing Date that has requested a Note at least two Business Days in advance of the Closing Date;

(iii)  each Collateral Document set forth on Schedule 1.01B, duly executed by each Loan Party party thereto, together with:(18)

(A)  certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank;

(18) Additional real property specific conditions precedent may be included in the Mortgage (e.g., conditions relating to compliance with zoning requirements and environmental assessments if available).

(B)  opinions of counsel for the Loan Parties in states in which the Loan Parties are formed or the Mortgaged Properties are located, with respect to perfection of the Liens granted pursuant to the Collateral Documents (including the Mortgages) and any related filings, recordations or notices (including fixture filings), in each case, in form and substance reasonably satisfactory to the Administrative Agent; and

(C)  evidence that all other actions, recordings and filings that the Administrative Agent may deem reasonably necessary to satisfy the Collateral and Guarantee Requirement (including UCC Financing Statements), and other filings, recordations or notices and with respect to the Mortgaged Properties, title insurance, surveys and environmental assessments) shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(iv)  executed counterparts of the LandCo Credit Agreement and each other LandCo Loan Document, together with evidence that all conditions precedent to its effectiveness have been satisfied;

(v)  such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vi)  a legal opinion from [Milbank, Tweed, Hadley & McCloy LLP], New York counsel to the Loan Parties substantially in the form of Exhibit J;

(vii)  a certificate signed by a Responsible Officer of the Borrower certifying that there has been no change, effect, event or occurrence since the Plan Effective Date, that has had or could reasonably be expected to have a Material Adverse Effect;

(viii)  a certificate attesting to the Solvency of the Loan Parties (taken as a whole) after giving effect to the Restructuring Transactions and the terms and provisions of the Plan of Reorganization and the Confirmation Order, from the principal accounting officer of the Borrower;

(ix)  evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect and that the Administrative Agent has been named as loss payee under each insurance policy with respect to such insurance as to which the Administrative Agent shall have requested to be so named;

(x)  certified copies of the Management Agreement and each Native American Contract, duly executed by the parties thereto, together with all Material Contracts and all material agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request, each including certification by a Responsible Officer of the Borrower that such documents are in full force and effect as of the Closing Date;

(xi)  a Committed Loan Notice or Letter of Credit Application, as applicable, relating to the Credit Extensions on the Closing Date;

(xii)  a certified copy of the Tax Sharing Agreement duly executed by all parties thereto which is in full force and effect on the Closing Date; and

(xiii)  each of the other documents, instruments and certificates set forth on Schedule 1.01B.

(b)  The Plan of Reorganization shall have been confirmed by the Bankruptcy Court pursuant to the Confirmation Order, which has terms and conditions reasonably satisfactory to the Lenders.  The Confirmation Order shall not be subject to a stay and, unless otherwise agreed to by the Administrative Agent, (i) at least fourteen (14) days shall have passed since the entry of the Confirmation Order and (ii) no appeal shall have been lodged to the Confirmation Order that in the opinion of the Administrative Agent might adversely affect any of the Loans, impair in any material respect the effectiveness of the Plan of Reorganization or impair in any material respect the financial condition, business or prospects of any of the Loan Parties or any Subsidiary thereof.  All conditions precedent to the effectiveness of the Plan of Reorganization shall have been satisfied (or waived) or shall be satisfied (or waived) concurrently in the reasonable judgment of the Administrative Agent.

(c)  The Administrative Agent shall have received satisfactory evidence of the completion of the Restructuring Transactions.(19)

(d)  After giving effect to the consummation of the Restructuring Transactions, (a) Holdings and its Subsidiaries shall have no outstanding Disqualified Equity Interests or Indebtedness, except for (i) Indebtedness incurred pursuant to the LandCo Credit Agreement, (ii) Indebtedness under the Loans Documents and (iii) [other debt to be described] and (b) all stock of Borrower shall be owned, collectively, by Holdings free and clear of Liens (other than those securing the Obligations).

(e)  On the Closing Date the Administrative Agent shall have received all such releases as may have been requested by the Administrative Agent with respect the termination and release of the security documentation relating to the Original Credit Agreement, which releases shall be in form and substance satisfactory to the Administrative Agent.  Without limiting the foregoing, there shall have been delivered to the Administrative Agent (x) proper termination statements (Form UCC-3 or the appropriate equivalent) for filing under the UCC or equivalent statute or regulation of each jurisdiction where a financing statement or application for registration (Form UCC-1 or the appropriate equivalent) was filed with respect to Holdings or any of its Subsidiaries in connection with the security interests created with respect to the Original Credit Agreement, (y) terminations or reassignments of any security interest in, or Lien on, any patents, trademarks, copyrights, or similar interests of Holdings or any of its Subsidiaries on which filings have been made and (z) terminations of all mortgages, leasehold mortgages, hypothecs and deeds of trust created with respect to property of Holdings or any of its Subsidiaries, in each case, to secure the obligations under the Original Credit Agreement, all of which shall be in form and substance reasonably satisfactory to the Administrative Agent.

(f)  All costs, fees and expenses required to be paid hereunder and invoiced before the Closing Date shall have been paid in full in cash.

(18) Additional real property specific conditions precedent may be included in the Mortgage (e.g., conditions relating to compliance with zoning requirements and environmental assessments if available).

(g)  The Administrative Agent and the Lenders shall have received (i) the [2009 Audited Financial Statements] and the audit report for such financial statements (which shall not be subject to any qualification) and (ii) the [2010 Unaudited Financial Statements], which financial statements described in clauses (i) and (ii)(A) shall be prepared in accordance with GAAP.

(h)  The Administrative Agent and the Lenders shall have received the Pro Forma Financial Statements.

(i)  All material Permits necessary in connection with the consummation of the transactions contemplated by the Loan Documents (including all necessary regulations and gaming approvals) and the continuing operations of the Borrower, its Subsidiaries (including shareholder approvals, if any) shall have been obtained on terms satisfactory to the Joint Lead Arrangers and the Lenders and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions upon the consummation of the transactions contemplated by the Loan Documents.

(j)  There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that would permit FCP not to consummate the Acquisition.

(k)  [The Borrower (as defined under the Original Credit Agreement)](20) shall have paid to each Consenting Lender (as defined in the Second Forbearance Agreement) on or prior to the Closing Date the Deferred Forbearance Fee (as defined in the Second Forbearance Agreement) owed to such Consenting Lender in accordance with Section 4(j)(ii) of the Second Forbearance Agreement.

SECTION 4.02.                               Conditions to All Credit Extensions.  The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Loans) is subject to the following conditions precedent:

(a)  The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b)  No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(c)  The Administrative Agent and, if applicable, the relevant L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(20) To confirm which entity will pay this amount.

(d)  In the case of a Request for Credit Extension(21) relating to the Revolving Credit Facility, the Borrower (i) shall be in compliance with each of the financial covenants set forth in Section 7.11, calculated on a Pro Forma Basis after giving effect to the requested Credit Extension and any other Specified Transaction that has occurred since the last day of the Test Period then most recently ended and (ii) in the case of any such requested Credit Extension in an amount equal to or greater than $2,500,000 (excluding any Credit Extensions, the proceeds of which are solely used to fund “cage cash” of the Borrower and its Restricted Subsidiaries (as certified in such Request for Credit Extension)), shall have delivered calculations (in reasonable detail and certified by any Person that is authorized to sign a Request for Credit Extension) to the Administrative Agent demonstrating compliance with the requirements of immediately preceding sub-clause (i) (with the determination of “Consolidated EBITDA” with respect to the final fiscal quarter included in the relevant Test Period for purposes of this clause (d) to be made on the basis of good faith estimates by the Borrower if (and only if) the financial statements for such Test Period have not yet been required to be delivered pursuant to Section 6.01).

(e)  In the case of a Request for Credit Extension relating to the Revolving Credit Facility (other than a request for a L/C Credit Extension), the aggregate amount of Unrestricted Cash owned or held by the Borrower and its Restricted Subsidiaries shall not, after giving effect to (i) the requested Credit Extension and (ii) the application of (x) the proceeds of the requested Credit Extension and (y) any other Unrestricted Cash of the Borrower and its Restricted Subsidiaries, in each case on the date of the Requested Credit Extension for a purpose otherwise permitted by this Agreement (and not constituting an Investment in Cash Equivalents or a Restricted Subsidiary), shall not exceed $7,500,000.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V

Representations and Warranties

The Borrower represents and warrants to the Agents, the L/C Issuers and the Lenders that:

SECTION 5.01.                               Existence, Qualification and Power; Compliance with Laws.  Each of Borrower, each other Loan Party and each of their Restricted Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

(21) Form of Request for Credit Extension to include additional line item to identify if cash proceeds are being solely used to fund “cage cash” of the Borrower and its Restricted Subsidiaries.

SECTION 5.02.                               Authorization; No Contravention.  The execution, delivery and performance by the Borrower and each other Loan Party of each Loan Document to which such Person is a party, and the consummation of the Restructuring Transactions on the Closing Date, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than Permitted Liens), or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any material Law.

SECTION 5.03.                 Governmental Authorization; Other Consents.  No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, Holdings or any other Loan Party of this Agreement or any other Loan Document, or for the Restructuring Transactions on the Closing Date, (b) the grant by Holdings or any other Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings necessary to perfect the Liens on the Collateral granted by Holdings and the other Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (iii) filings necessary to release collateral provided under the Original Credit Agreement which have been delivered to the Administrative Agent for filing [and for which a payoff letter has been obtained acknowledging that such collateral has been released from any Lien created thereunder], (iv) [those items set forth on Schedule 5.03,](22) (v) approvals, consents, authorization or Permits from a Governmental Authority in connection with an exercise of remedies under any of the Collateral Documents with respect to Equity Interests, and (vi) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.04.                               Binding Effect.  This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto.  This Agreement and each other Loan Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each such Person that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

SECTION 5.05.                               Financial Statements; No Material Adverse Effect.  (a)  (i)  The 2009 Audited Financial Statements and the 2010 Unaudited Financial Statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries (or, in the case of the 2010 Unaudited Financial Statements, its Restricted Subsidiaries) as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein.  During the period from December 31, 2009 to and including the Closing Date, there has been (i) no sale, transfer or other disposition by the Borrower or any of its Subsidiaries (other than, with respect to the period from December 31, 2009 to the Closing Date, the Closing Date Transfers) of any material part of the business or property of the Borrower or any of its Subsidiaries, and (ii) no purchase or other acquisition by the Borrower or any of its Subsidiaries of any

(22)  This Schedule (if any) must be reviewed and approved by the Required Lenders.

business or property (including any Equity Interests of any other Person) material in relation to the consolidated financial condition of the Borrower and its Subsidiaries (or, in the case of the 2010 Unaudited Financial Statements, its Restricted Subsidiaries), in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.

(ii)  The unaudited pro forma consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at [      ], 2010 (the “2010 Pro Forma Balance Sheet”) and the unaudited pro forma consolidated statement of operations of the Borrower and its Restricted Subsidiaries for the most recent [fiscal year] [quarter] ended [      ], 20[_] and the 12-month period ending on [      ], 2010 (together with the 2010 Pro Forma Balance Sheet, the “2010 Pro Forma Financial Statements”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date or at the beginning of such periods, as the case may be) to the Restructuring Transactions, each material acquisition and disposition by the Borrower or any of its Restricted Subsidiaries consummated after [      ], 2009 and prior to the Closing Date and all other transactions that would be required to be given pro forma effect by Regulation S-X promulgated under the Exchange Act.  The 2010 Pro Forma Financial Statements have been prepared in good faith, based on assumptions believed by the Borrower to be reasonable as of the date of delivery thereof, and present fairly in all material respects on a pro forma basis and in accordance with GAAP the estimated financial position of the Borrower and its Restricted Subsidiaries as at [      ], 2010 and their estimated results of operations for the periods covered thereby, assuming that the events specified in the preceding sentence had actually occurred at such date or at the beginning of the periods covered thereby.

(b)  Since the Plan Effective Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c)  The forecasts of consolidated balance sheets, income statements and cash flow statements of the Borrower and its Restricted Subsidiaries for each fiscal year ending after the Closing Date until the seventh anniversary of the Closing Date, copies of which have been furnished to the Administrative Agent prior to the Closing Date in a form reasonably satisfactory to it, have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(d)  As of the Closing Date, neither the Borrower nor any Restricted Subsidiary has any Indebtedness or other obligations or liabilities, direct or contingent (other than (i) the liabilities reflected on Schedule 5.05, (ii) the Obligations and (iii) liabilities incurred in the ordinary course of business) that, either individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect.

SECTION 5.06.                               Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.07.                               No Default.  Neither the Borrower nor any Subsidiary is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

SECTION 5.08.                               Ownership of Property; Liens.  (a)    Each of the Borrower and each of its Restricted Subsidiaries has good and marketable title to, or valid leasehold (or subleasehold, as applicable) interests in, all its material properties and assets (including all Real Property), except for minor defects in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and subject to Permitted Liens.  Each parcel of Real Property is free from material structural defects and all building systems contained therein are in good working order and condition, ordinary wear and tear excepted, suitable for the purposes for which they are currently being used.  No portion of the Real Property has suffered any material damage by fire or other casualty loss that has not heretofore been completely repaired and restored to its original condition, except where such damage could not reasonably be expected to have a Material Adverse Effect.  Each parcel of Real Property and the current use thereof complies in all material respects with all applicable laws (including building and zoning ordinances and codes) and with all insurance requirements, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.  None of the Real Property constitutes a non-conforming use under applicable zoning ordinances and codes, except where such non-conforming use could not reasonably be expected to have a Material Adverse Effect.

(b)  Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) none of the Borrower or its Restricted Subsidiaries, or, to the knowledge of the Borrower, any other party thereto, is in material default under any material leases to which it is a party and no event has occurred and no fact exists which could become a default with the giving of notice or the passage of time and all such leases are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms, (ii) each of the Borrower and its Restricted Subsidiaries enjoys peaceful and undisturbed possession under all such material leases and (iii) no landlord Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any lease payment under any material lease.

(c)  As of the Closing Date, none of the Borrower or any of the other Loan Parties has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting any Real Property or any sale or disposition thereof in lieu of condemnation.

(d)  None of the Borrower or any other Loan Party, or, to the knowledge of the Borrower, any other party thereto, is in default under any Material Contract.

(e)  There are no Liens of any nature whatsoever on any of the properties or assets of the Borrower or any of the other Loan Parties (other than Permitted Liens).

SECTION 5.09.                               Environmental Compliance.  (a)  There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to the Borrower’s knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Loan Parties and their Subsidiaries at any other location.

(c)  The properties owned, leased or operated by the Borrower and its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d)  Neither the Borrower nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e)  All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f)  Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties and their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

SECTION 5.10.                               Taxes.  The Borrower, Holdings and the Borrower’s Subsidiaries have filed all Federal and other material tax returns and reports required to be filed by them and all such tax returns are correct and complete.  Each of Holdings, the Borrower and the Borrower’s Subsidiaries has timely paid or timely caused to be paid all material Federal and state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.  No Tax Lien has been filed, and to the knowledge of the Borrower, no claim is being asserted, with respect to any Tax.

SECTION 5.11.                               ERISA Compliance.  (a)  Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in with the applicable provisions of ERISA, the Code and other Federal or state Laws.

(b)  (i) No ERISA Event has occurred during the five year period prior to the date on which this representation is made or deemed made or is reasonably expected to occur with respect to any Pension Plan; (ii) no Pension Plan has an “accumulated funding deficiency” (as defined in Section 412 of the Code), whether or not waived, has been or is reasonably expected to be determined “at risk” (as defined in Title IV of ERISA) or not satisfying minimum funding standards (within the meaning of Section 412 of the Code or 302 of ERISA); and (iii) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.11(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.12.                               Subsidiaries; Equity Interests.  As of the Closing Date, neither the Borrower nor any other Loan Party has any Subsidiaries other than those specifically disclosed in Schedule 5.12, and all of the outstanding Equity Interests in each Subsidiary of Holdings have been validly issued, are fully paid and nonassessable and all Equity Interests owned by Holdings, the Borrower or any of its Restricted Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Permitted Lien.  As of the Closing Date, Schedule 5.12 (a) sets forth the name and jurisdiction of each Subsidiary, (b) sets forth the ownership interest of Holdings, the Borrower and any other Subsidiary in each Subsidiary, including the percentage of such ownership, (c) identifies each Subsidiary the Equity Interests of which are required to be pledged on the Closing Date pursuant to the Collateral and Guarantee Requirement and (d) identifies the Unrestricted Subsidiaries and the Native American Subsidiaries.

SECTION 5.13.                               Margin Regulations; Investment Company Act.  (a)   No Loan Party is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for purchasing or carrying margin stock or for the purpose of purchasing, carrying or trading in any securities under such circumstances as to involve the Borrower in a violation of Regulation X or to involve any broker or dealer in a violation of Regulation T.  No Indebtedness being reduced or retired out of the proceeds of any Loans or Letters of Credit was or will be incurred for the purpose of purchasing or carrying any margin stock.  Following the application of the proceeds of the Loans and the Letters of Credit, margin stock will not constitute more than 25% of the value of the assets of the Borrower and its Subsidiaries.  None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the Regulations of the Board, including Regulation T, U or X.  If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

(b)  None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is required to be registered as an “investment company” under the Investment Company Act of 1940.

SECTION 5.14.                               Disclosure.  No report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party or any Affiliate of a Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 5.15.                               Intellectual Property; Licenses, etc.  Each of the Loan Parties and their Restricted Subsidiaries own, license or possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No IP Rights, advertising, product, process, method, substance, part or other material used by any Loan Party or any Restricted Subsidiary in the operation of their respective businesses as currently conducted infringes upon, misuses or violates any rights held by any Person except for such infringements, misuses or violations individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect.  No claim or litigation regarding any of the IP Rights, is pending or, to the knowledge of the Borrower, threatened against any Loan Party or Restricted Subsidiary, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.16.                               Solvency.  On the Closing Date after giving effect to the Restructuring Transactions, each of the Loan Parties (on a consolidated basis) and the Loan Parties and their Restricted Subsidiaries (on a consolidated basis) are Solvent.

SECTION 5.17.                               Maintenance of Insurance.  The Borrower and the other Loan Parties, as applicable, maintain insurance in accordance with the requirements set forth in Section 6.07.  None of the Borrower or any of its Restricted Subsidiaries (a) has received notice from any insurer (or any agent thereof) that substantial capital improvements or other substantial expenditures will have to be made in order to continue such insurance or (b) has any reason to believe that it will not be able to renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers at a substantially similar cost except in each case as would not, individually or in the aggregate, have a Material Adverse Effect.  Schedule 5.17 sets forth a true, complete and correct description of all insurance maintained by or on behalf of the Borrower and the other Loan Parties as of the Closing Date.

SECTION 5.18.                               Labor Matters.  Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:  (a) there are no strikes or other labor disputes against any of the Borrower or its Restricted Subsidiaries pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each of the Borrower or its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with such matters; and (c) all payments due from any of the Borrower or its Restricted Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant party.

SECTION 5.19.                               Restructuring Transactions Documentation, etc.  (a)  The Restructuring Transactions Documentation listed on Schedule 5.19 constitute all of the material agreements, instruments and undertakings relating to, or arising out of, the Restructuring Transactions.  Except as described in Schedule 5.19, none of the Restructuring Transactions Documentation has been amended, supplemented or otherwise modified, and all such Restructuring Transactions Documentation is in full force and effect.  To the knowledge of the Responsible Officers, no party to any of the Restructuring Transactions Documentation is in default thereunder as of the Closing Date.

(b)  As of the Closing Date, the representations and warranties of the applicable Loan Parties and their Affiliates set forth in the Restructuring Transactions Documentation are true and correct in all material respects.

SECTION 5.20.                               Collateral.  To the extent required by the Collateral and Guarantee Requirement, subject to the receipt of approvals from the Gaming Authorities of the Guaranty, the Pledge Agreement, the Security Agreement and the Intellectual Property Security Agreement, the provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Permitted Liens) on all right, title and interest of the respective Loan Parties in the Collateral, and no filing, recording, registration or other action will be necessary to perfect or protect such Liens, except (a) for the filing of all applicable UCC financing statements and all applicable filings with the United States Copyright Office to be filed on the Closing Date or immediately thereafter and (b) as provided under applicable law with respect to the filing of continuation statements for previously filed UCC financing statements.

SECTION 5.21.                               Location of Real Property.  Schedule 5.21 lists completely and correctly, as of the Closing Date, all material owned or leased Real Property and the addresses thereof, indicating for each parcel whether it is owned or leased, including in the case of leased Real Property, the landlord name, lease date and lease expiration date.  The Borrower and its Restricted Subsidiaries own in fee or have valid leasehold interests in, as the case may be, all the real property set forth on Schedule 5.21.

SECTION 5.22.                               Permits.  (a) The Borrower and each Restricted Subsidiary has obtained and holds all Permits (including, without limitation, all Gaming Permits) required in respect of all Real Property and for any other property otherwise operated by or on behalf of, or for the benefit of, such person and for the operation of each of its businesses as presently conducted and as proposed to be conducted, (b) all such Permits are in full force and effect, and each such Person has performed and observed all requirements of such Permits, (c) no event has occurred that allows or results in, or after notice or lapse of time would allow or result in, revocation or termination by the issuer thereof or in any other impairment of the rights of the holder of any such Permit, (d) no such Permits contain any restrictions, either individually or in the aggregate, that are materially burdensome to any such Person, or to the operation of any of its businesses or any property owned, leased or otherwise operated by such person, (e) each such Person reasonably believes that each of its Permits will be timely renewed and complied with, without material expense, and that any additional Permits that may be required of such Person will be timely obtained and complied with, without material expense and (f) no such Person has any knowledge or reason to believe that any Governmental Authority is considering limiting, suspending, revoking or renewing on materially burdensome terms any such Permit, in each case except as which could not reasonably be expected to have a Material Adverse Effect. The use being made of each Mortgaged Property is in conformity with the certificate of occupancy issued for such Mortgaged Property, to the extent applicable (except to the extent any such failure would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect).  All Gaming Permits required to be held by the Borrower are current and in good standing and the Borrower presently holds all Gaming Permits necessary for the continued operation of each Hotel/Casino Facility as a non-restricted gaming facility.

SECTION 5.23.                               Fiscal Year.  The fiscal year of each the Borrower and each Restricted Subsidiary ends on December 31 of each calendar year.

SECTION 5.24.                               Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the Patriot Act.

SECTION 5.25.                               Use of Proceeds.  On and after the Closing Date, proceeds of any Revolving Credit Loans, Swing Line Loans or Letters of Credit will be used for working capital and other general corporate purposes of the Borrower and its Restricted Subsidiaries.

SECTION 5.26.                               Subordination of Junior Financing.  The Obligations are “Senior Debt,” “Senior Indebtedness,” “Priority Lien Debt,” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any Junior Financing Documentation.

ARTICLE VI

Affirmative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.17) cause each Restricted Subsidiary to:

SECTION 6.01.                               Financial Statements.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)  as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the Borrower beginning with the fiscal year ended December 31, 2010, consolidated and consolidating balance sheets of the Borrower and its Restricted Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form (A) the figures for the previous fiscal year and (B) comparisons to budget for such fiscal year, all in reasonable detail and prepared in accordance with GAAP, and (1) in the case of such consolidated financial statements, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit, and (2) in the case of such consolidating financial statements, certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries;

(b)  as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form (A) the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year and (B) comparisons to budget for such fiscal quarter and the portion of the fiscal year then ended, for the elapsed portion of the fiscal year then ended and for the Test Period ended on the last day of such fiscal quarter, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c)  as soon as available, but in any event within 30 days after the end of the first two fiscal months of each fiscal quarter of the Borrower and its Restricted Subsidiaries, a consolidated balance sheet and the related (i) consolidated statements of income of the Borrower and its Restricted Subsidiaries and (ii) consolidated statements of cash flows of the Borrower and its Restricted Subsidiaries, in each case showing the financial condition of the Borrower and its Restricted Subsidiaries during such fiscal month and for the then elapsed portion of the fiscal year, and setting forth in each case in comparative form (A) the figures for the corresponding fiscal month of the previous fiscal year and the corresponding portion of the previous fiscal year and (B) comparisons to budget for such fiscal month and the portion of the fiscal year then ended, in each case certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d)  as soon as available, and in any event no later than ninety (90) days after the end of each fiscal year of the Borrower, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Restricted Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect; and

(e)  within fifteen (15) days after filing thereof, copies of the reports required under Regulation 6.090 of Nevada Gaming Commission Regulation 6 (Accounting Regulations) and copies of the NGC-1 and NGC-17 reports required by the Nevada Gaming Commission, and copies of any written communication to the Borrower, any Restricted Subsidiary or the Manager from any Gaming Authority advising it of a material violation of or material non-compliance with any Gaming Law by the Borrower or any Restricted Subsidiary.

SECTION 6.02.                               Certificates; Other Information.  Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)  no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent registered public accounting firm certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Event of Default under Section 7.11 or, if knowledge of any such Event of Default was so obtained, relevant information stating the nature and status of such event;

(b)  no later than five (5) days after the delivery of the financial statements referred to in Section 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower and, if such Compliance Certificate demonstrates an Event of Default of any covenant under Section 7.11, Holdings may deliver, together with such Compliance Certificate, notice of its intent to cure (a “Notice of Intent to Cure”) such Event of Default pursuant to Section 8.05; provided that the delivery of a Notice of Intent to Cure shall in no way affect or alter the occurrence, existence or continuation of any such Event of Default or the rights, benefits, powers and remedies of the Administrative Agent and the Lenders under any Loan Document;

(c)  promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which the Borrower files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d)  promptly after the furnishing thereof, copies of any material requests or material notices received by the Borrower or any Restricted Subsidiary (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of the Borrower or any Restricted Subsidiary pursuant to the terms of any Junior Financing Documentation, or any other Indebtedness of the Borrower or any Restricted Subsidiary in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 6.02;

(e)  together with the delivery of each Compliance Certificate pursuant to Section 6.02(b), (i) a report setting forth the information required by Section 3.03(c) of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last such report), (ii) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary that identifies each Subsidiary as a Restricted Subsidiary, Native American Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate; and

(f)  promptly, such additional information regarding the business, legal, financial or corporate affairs of Parent, any Loan Party or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

SECTION 6.03.                               Notices.  Promptly after obtaining knowledge thereof, notify the Administrative Agent of:

(a)  the occurrence of any Default;

(b)  any material amendment, waiver or other material modification made to, or delivery of any notice of default or termination of, or the entry into, any Material Contract or any LandCo Loan Document (together with a copy of any such amendment, waiver, modification or notice);

(c)  the entering into by the Borrower or any Subsidiary of any management contract (together with a copy of any such management contract) whereby another Person will manage the gaming operations at one or more of the properties owned or leased by the Borrower or its Subsidiaries;

(d)  any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Loan Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary and any Governmental Authority, (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary, including pursuant to any applicable Environmental Laws or in respect of IP Rights or the assertion or occurrence of any noncompliance by any Loan Party or as any of its Subsidiaries

with, or liability under, any Environmental Law or Environmental Permit, or (iv) the occurrence of any ERISA Event;

(e)  the occurrence of a casualty event or the damage or destruction of a material portion of the Collateral;

(f)  with respect to Plan years beginning on or after December 31, 2009, any documents or notices described in Sections 101(k) and (m) of ERISA that any Loan Party or ERISA Affiliate is permitted to request with respect to any Multiemployer Plan, and provide copies of such documents or notices on an annual basis; (23)

(g)  the occurrence of any default or event of default under the LandCo Credit Agreement; and

(h)  the occurrence of any event of default under the PropCo Credit Agreement.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of the Borrower (x) that such notice is being delivered pursuant to Section 6.03(a) through (h) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto.

SECTION 6.04.                               Payment of Obligations.  Pay, discharge or otherwise satisfy as the same shall become due and payable, all its material obligations and liabilities in respect of material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property.

SECTION 6.05.                               Preservation of Existence, Etc.  (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), Permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.05.

SECTION 6.06.                               Maintenance of Properties.  Except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make all necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

SECTION 6.07.                               Maintenance of Insurance.  Maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrower and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons and ensure that

(23) Under review by local regulatory counsel.

the Agents and the Lenders are additional insureds and/or loss payees, as applicable, under such insurance, as reasonably requested by the Administrative Agent.

SECTION 6.08.                               Compliance with Laws.  (a) Comply in all material respects with any requirements of all Laws, and all orders, writs, injunctions and decrees, of any Governmental Authority applicable to it or to its business or property, except if the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) take, or cause to be taken, all action necessary to maintain in full force and effect and in good standing any and all Gaming Permits and approvals or other entitlements allowing for the conduct, either currently or in the future, of nonrestricted gaming activities on any applicable Mortgaged Property (or any portion thereof) including without limitation the maintenance of any such Mortgaged Property (or any portion thereof) as within a “Gaming Enterprise District” (as defined in NRS 463.0158) by complying at all times with the signage requirements specified in NRS 463.3092, (c) to the extent applicable, take or cause to be taken all action necessary to maintain in full force and effect and in good standing any currently existing “grandfathered” status for nonrestricted gaming activities in connection with any prior nonconforming nonrestricted gaming use on any Mortgaged Property (or any portion thereof), (d) cooperate with the Gaming Authorities and provide the data reasonably requested by such Gaming Authorities in order to maintain such Gaming Permits and approvals and promptly deliver copies of all such Gaming Permits and approvals to the Administrative Agent, and (e) take, or cause to be taken, all action necessary to maintain in full force and effect and in good standing any and all other Permits (including all Permits under Liquor Laws) material to the operation of each Hotel/Casino Facility.

SECTION 6.09.                               Books and Records.  Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

SECTION 6.10.                               Inspection Rights.  (a)  Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its officers and independent public accountants, all at the reasonable expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and, absent the existence of an Event of Default, the Administrative Agent shall not exercise such rights more often than (i) prior to the first anniversary of the Closing Date, four (4) times and (ii) from and after the first anniversary of the Closing Date, two (2) times during each 12 month period commencing on the first anniversary of the Closing Date; provided, further, that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice (it being understood and agreed that the Administrative Agent and the Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants).

(b)  Make available, at the request of the Administrative Agent, senior executives of the Borrower to participate in quarterly conference calls with the Lenders to discuss the Borrower’s and its Subsidiaries’ business as reasonably requested by any Lender.

(c)  Comply with the covenants specified in Exhibit N(24).

SECTION 6.11.                               Covenant to Guarantee Obligations and Give Security.  At the Borrower’s expense, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including, upon the formation or acquisition of any new direct or indirect wholly owned Domestic Subsidiary (other than an Unrestricted Subsidiary) by any Loan Party or the designation in accordance with Section 6.14(a) of any existing direct or indirect wholly owned Domestic Subsidiary that is an Unrestricted Subsidiary as a Restricted Subsidiary:

(i)  within thirty (30) days after such formation, acquisition or designation or such longer period as the Administrative Agent may agree in its discretion:

(A)  cause each such Restricted Subsidiary that is required to grant Liens on its property under the Collateral and Guarantee Requirement to furnish to the Administrative Agent a description of the Real Properties owned or leased by such Restricted Subsidiary, in detail reasonably satisfactory to the Administrative Agent;

(B)  cause (x) each such Restricted Subsidiary that is required to grant Liens on its property pursuant to the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent Mortgages, Security Agreement Supplements, Pledge Agreement Supplements, Intellectual Property Security Agreements and a counterpart of the Intercompany Note and to execute, deliver, file and record any such other documents, statements, assignments, instruments, agreements or other papers and take all other actions necessary in order to create a perfected security interest in all of its assets that are required to be pledged pursuant to the Collateral and Guarantee Requirement (including, with respect to such Mortgages, the documents listed in Section 6.13(b)), as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (to the extent applicable due to similar jurisdiction and/or type of property, consistent with the Mortgages, Security Agreement, Pledge Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement and (y) each direct or indirect parent of each such Restricted Subsidiary to duly execute and deliver to the Administrative Agent such Security Agreement Supplements and Pledge Agreement Supplements and to execute, deliver, file and record any such other documents, statements, assignments, instruments, agreements or other papers and take all other actions (with the priority required by the Collateral Documents) as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (to the extent applicable due to similar jurisdiction and/or type of property, consistent with the Security Agreement in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(C)  subject to the receipt of any approvals required under applicable Gaming Laws, (x) cause each such Restricted Subsidiary to deliver any and all certificates representing Equity Interests (to the extent certificated) that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness held by such Restricted Subsidiary and

(24) To conform to corresponding Exhibit in PropCo Credit Agreement required to be pledged pursuant to the Collateral Documents, indorsed in blank to the Administrative Agent and (y) cause each direct or indirect parent of such Restricted Subsidiary to deliver any and all certificates representing the outstanding Equity Interests (to the extent certificated) of such Restricted Subsidiary that are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank and instruments evidencing the intercompany Indebtedness issued by such Restricted Subsidiary and required to be pledged in accordance with the Collateral Documents indorsed in blank to the Administrative Agent;

(D)  take and cause such Restricted Subsidiary and each direct or indirect parent of such Restricted Subsidiary to take whatever action (including the recording of Mortgages, the filing of Uniform Commercial Code financing statements and delivery of stock and membership interest certificates, the delivery of promissory notes duly endorsed in favor of the Administrative Agent (if any such Investment is by way of loan or advance)) may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid Liens required by the Collateral and Guarantee Requirement, enforceable against all third parties in accordance with their terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity;

(E)  cause each such Restricted Subsidiary that is required to become a Guarantor under the Collateral and Guarantee Requirement to duly execute and deliver to the Administrative Agent a Guaranty Supplement or a new guaranty, in each case in form and substance reasonably satisfactory to the Administrative Agent, guaranteeing the Obligations; and

(F)  cause each such Restricted Subsidiary to deliver to the Administrative Agent such documents and certificates as would have been required pursuant to Sections 4.01(a)(iii), (iv) and (vii) of this Agreement had such wholly owned Subsidiary been a Subsidiary on the Closing Date;

(ii)  within thirty (30) days after the request therefor by the Administrative Agent, deliver to the Administrative Agent a signed copy of an opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties reasonably acceptable to the Administrative Agent as to such matters of law set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii)  as promptly as practicable after the request therefor by the Administrative Agent, deliver to the Administrative Agent with respect to each parcel of Real Property that is required to be subject to a Lien for the benefit of the Lenders pursuant to the Collateral and Guarantee Requirement any existing title reports, surveys or environmental assessment reports; and

(iv)  after the Closing Date, concurrently with (x) the acquisition of any material personal property by any Restricted Subsidiary, (y) the acquisition of any owned Real Property by any Restricted Subsidiary that is required to be subject to a Lien for the benefit of the Lenders pursuant to the Collateral and Guarantee Requirement or (z) the entering into, or renewal, by any Restricted Subsidiary of a lease in respect of Real Property that is required to be subject to a Lien for the benefit of the Lenders pursuant to the Collateral and Guarantee Requirement, and such personal property, owned Real Property or lease shall not already be subject to a perfected Lien pursuant to the Collateral and Guarantee Requirement, the Borrower shall give notice thereof to the Administrative Agent and promptly thereafter shall cause such assets to be subjected to a Lien to the extent required by the Collateral and Guarantee Requirement and will take, or cause the relevant Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect or record such Lien, including, as applicable, the actions referred to in Section 6.13(b) with respect to Real Property.

SECTION 6.12.                               Compliance with Environmental Laws.  Except, in each case, to the extent that the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, comply, and take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and, in each case to the extent required by Environmental Laws, conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws.

SECTION 6.13.                               Further Assurances and Post-Closing Conditions.  (a)    Promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral Documents.

(b)  In the case of any real property referred to in Section 6.11(i)(A), provide the Administrative Agent with Mortgages with respect to such owned Real Property within thirty (30) days of the acquisition of, or, if requested by the Administrative Agent, entry into, or renewal of, a ground lease in respect of, such Real Property, together with:

(i)  evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem reasonably necessary or desirable in order to create a valid and subsisting perfected Lien on the property and/or rights described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(ii)  fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or the equivalent or other form available in each applicable jurisdiction (the “Mortgage Policies”) in form and substance, with endorsements and in amount, reasonably acceptable to the Administrative Agent (not to exceed the value of the real properties covered thereby), issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid subsisting Liens on the property described therein, free and clear of all defects and encumbrances, subject to Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably request;

(iii)  opinions of local counsel for the Loan Parties in states in which such Real Properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings in form and substance reasonably satisfactory to the Administrative Agent;

(iv) flood certificates covering each Mortgaged Property in form and substance reasonably acceptable to the Collateral Agent, certified to the Collateral Agent in its capacity as such and certifying whether or not each such Mortgaged Property is located in a flood hazard zone by reference to the applicable FEMA map;

(v) either (A) a letter or other evidence with respect to each Mortgaged Property from the appropriate Governmental Authorities concerning compliance with applicable zoning and building laws, (B) an ALTA 3.1 zoning endorsement for the Mortgage Policies or (C) a zoning report prepared by The Planning Zoning Resource Corporation indicating that such Mortgaged Property is in material compliance with applicable zoning and building laws; and

such other evidence that all other actions that the Administrative Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the Mortgages has been taken.

SECTION 6.14.                               Designation of Subsidiaries.  (a)  The Borrower may at any time after the First Test Date designate any Restricted Subsidiary (other than Lake Mead Station, Inc., Fiesta Station Inc., Santa Fe Station Inc., Texas Station, LLC or any other Restricted Subsidiary into which any portion of the assets (other than de minimis assets) of any of the foregoing entities are transferred on or after the Closing Date (by Investment, Disposition, merger, consolidation or otherwise)) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Borrower and the Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with the covenants set forth in Section 7.11 (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Junior Financing, any Indebtedness in an aggregate principal amount greater than or equal to the Threshold Amount or any Refinancing Indebtedness in respect thereof, (iv) the Investment resulting from the designation of any such Subsidiary as an Unrestricted Subsidiary pursuant to this Section 6.14(a) is permitted by Section 7.02, (v) any Indebtedness or Liens of any Unrestricted Subsidiary designated as a Restricted Subsidiary pursuant to this Section 6.14(a) are permitted by Sections 7.03 and 7.01, respectively, (vi) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated an Unrestricted Subsidiary, and (vii) no LandCo Subsidiary may be designated as a Restricted Subsidiary unless and until all commitments and letters of credit under the LandCo Credit Agreement have been terminated and all LandCo Loan Obligations have been paid in full. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the net assets of such Subsidiary at the time that such Subsidiary is designated as an Unrestricted Subsidiary.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(b)  The Borrower may, at any time, designate a Restricted Subsidiary as a Native American Subsidiary, but only to the extent that such designation is consistent with the definition of “Native American Subsidiary.”  Upon any Native American Subsidiary’s (whether designated as such on the Closing Date or thereafter pursuant to the preceding sentence) ceasing to satisfy the requirements set forth in the definition of such term, the Borrower shall notify the Administrative Agent thereof and shall take the actions required pursuant to Section 6.11 and such Subsidiary shall cease to be a Native American Subsidiary.

(c)  After all commitments and letters of credit under the LandCo Credit Agreement have been terminated and all LandCo Loan Obligations have been paid in full, the Borrower shall designate the LandCo Subsidiaries as Restricted Subsidiaries, so long as such designation may otherwise be made in compliance with Section 6.14(a) or such designation is otherwise approved by the Administrative Agent (acting with the consent of the Required Lenders).

SECTION 6.15.                               Information Regarding Collateral.  Furnish to the Administrative Agent prompt written notice of any change (a) in any Loan Party’s corporate name, (b) in the location of any Loan Party’s chief executive office, its principal place of business, and, upon request of the Administrative Agent, in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), (c) in any Loan Party’s identity or corporate structure or (d) in any Loan Party’s US Federal Taxpayer Identification Number, as applicable, and, in any event, no such change shall be effected or permitted unless all filings have been made (or will be made on a timely basis) under applicable Laws or otherwise and all other actions have been taken (or will be taken on a timely basis) that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

SECTION 6.16.                               Corporate Separateness.  (a)  Satisfy, and cause each of its Restricted Subsidiaries and Unrestricted Subsidiaries to satisfy, customary corporate, limited liability company and other formalities.

(b) Ensure that (i) no bank account of any Unrestricted Subsidiary shall be held jointly with the Borrower or any of its Restricted Subsidiaries and no bank account of the Borrower or any Restricted Subsidiary shall be held jointly with any of the Unrestricted Subsidiaries, and (ii) any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the corporate separateness of such Unrestricted Subsidiary from Holdings, the Borrower and its Restricted Subsidiaries, including, as applicable, the holding of regular board of managers’ or members’ meetings or action by managers or members without a meeting and the maintenance of corporate records.

SECTION 6.17.                               Interest Rate Protection.  Within 60 days after the Closing Date, enter into, and thereafter maintain, Swap Contracts with a counterparty reasonably satisfactory to the Administrative Agent to the extent necessary to provide that at least 50% of the aggregate principal amount of the Term Loans is subject to either a fixed interest rate or interest rate protection for a period of not less than three years, which Swap Contracts shall have terms and conditions reasonably satisfactory to the Administrative Agent.

SECTION 6.18.                               Operation of Casinos.  Continue to operate a full-service casino (and, as applicable, hotel) at each Core Property and keep and maintain all Permits necessary for the operation of each Mortgaged Property (including, without limitation, the operation of Hotel/Casino Facility as a full-service casino (and, as applicable, hotel) with unrestricted gaming activities therein), to the extent applicable, in accordance with its current respective use.

SECTION 6.19.      Management Agreement.

(a)  Administrative Agent Right to Perform.  During the continuance of an Event of Default, the Borrower acknowledges and consents that the Administrative Agent shall have the right, but not the obligation, (i) to perform and comply with all obligations of the Borrower under the Management Agreement without relying on any grace period provided therein, and (ii) to do and take, without any obligation to do so, such actions as the Administrative Agent deems necessary or desirable to prevent or cure any default by the Borrower under the Management Agreement, including, without limitation, any act, deed, matter or thing whatsoever that the Borrower may do in order to cure a default under the Management Agreement.  The Borrower shall, within five (5) Business Days after written request is made therefor by the Administrative Agent, execute and deliver to the Administrative Agent or to any party designated by the Administrative Agent, such further instruments, agreements, powers, assignments, conveyances or the like as may be reasonably necessary to complete or perfect the interest, rights or powers of the Administrative Agent pursuant to this Section or as may otherwise be required by the Administrative Agent.

(b)  Payment of Sums Due Under Management Agreement.  The Borrower shall pay all management fees and other charges reserved in or payable under the Management Agreement on or prior to the due date thereof.

(c)  Performance of Covenants.  The Borrower shall promptly perform and observe in all material respects all of the terms, covenants and conditions required to be performed and observed by Borrower under the Management Agreement, the breach of which could permit any party to the Management Agreement validly to terminate the Management Agreement (including, without limitation, all payment obligations), shall do all things commercially reasonable to preserve and to keep unimpaired its rights under the Management Agreement, shall not waive, excuse or discharge any of the material obligations of Manager or any other party to the Management Agreement without the Administrative Agent’s prior written consent in each instance, and shall diligently and continuously enforce the material obligations of the Manager and the other parties to the Management Agreement except in any such case where same would not have a Material Adverse Effect.

(d)  No Modification or Termination.

(i)  The Borrower shall not, consent to or acquiesce in any amendment, modification, waiver or change to the Management Agreement.

(ii)  The Borrower shall not  permit, consent to or acquiesce in any cancellation, termination or surrender of the Management Agreement.

(e)  Notices of Default.  Borrower shall promptly (but in no event later than two (2) Business Days after the Borrower’s receipt thereof) deliver (or cause to be delivered) to the Administrative Agent copies of any written notice of default by any party under the Management Agreement, or of any written notice from the Manager or any other party to the Management Agreement of its intention to terminate the Management Agreement immediately upon delivery or receipt of such notice, as the case may be.

(f)  Delivery of Information.  The Borrower shall promptly furnish (or cause to be furnished) to the Administrative Agent copies of such information and evidence as the Administrative Agent may reasonably request concerning the Borrower’s due observance, performance and compliance with the terms, covenants and conditions of the Management Agreement.

(g)  Other Management Agreements; Delegation of Manager’s Duties.  Neither the Borrower nor any Restricted Subsidiary shall enter into any management agreements other than the Management Agreement, and the Manager shall not be permitted to assign or sub-contract its duties or responsibilities under the Management Agreement.

(h)  Further Assurances.  The Borrower, at its sole cost and expense, shall execute and deliver to Administrative Agent, within five (5) Business Days after request, such documents, instruments or agreements as may be reasonably required to permit the Administrative Agent to cure any default under the Management Agreement.

(i)  Management Agreement Cure By Administrative Agent.  In the event of a default by the Borrower in the performance of any of its obligations under the Management Agreement beyond any applicable notice and cure periods therein, including, without limitation, any default in the payment of any sums payable thereunder, then, in each and every such case, the Administrative Agent may, at its option, cause the default or defaults to be remedied and otherwise exercise any and all rights of the Borrower thereunder in the name of and on behalf of the Borrower.  The Borrower shall, on demand, reimburse the Administrative Agent for all advances made and out-of-pocket expenses incurred by the Administrative Agent in curing any such default (including, without limitation, reasonable attorneys’ fees and disbursements), together with interest thereon computed at the Default Rate from the date that such advance is made to and including the date the same is paid to the Administrative Agent.

ARTICLE VII

Negative Covenants

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any of the Restricted Subsidiaries to, directly or indirectly:

SECTION 7.01.          Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)  Liens pursuant to any Loan Document;

(b)  Liens existing on the Closing Date and listed on Schedule 7.01(b)(25) and any modifications, replacements, renewals or extensions thereof; provided that (i) any such Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof, and (ii) such Liens shall secure only those obligations which they secure on the Closing Date and refinancings, extensions, renewals and replacements thereof permitted hereunder;

(c)  Liens for taxes, assessments or governmental charges which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(25)  Schedule will list Liens identified on date the Required Lenders approve the form of this Agreement prior to the filing of the Disclosure Statement, provided that additional liens acceptable to the Required Lenders may be listed on an updated schedule on the Closing Date.

(d)  statutory Liens of landlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens arising in the ordinary course of business which secure amounts not overdue for a period of more than thirty (30) days or if more than thirty (30) days overdue, are unfiled and no other action has been taken to enforce such Lien or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e)   (i) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(f)  deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money and Capitalized Leases), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

(g)  public and private easements, rights-of-way, restrictions, encroachments, protrusions, franchises, licenses, permits, zoning laws, covenants, conditions, restrictions and other similar encumbrances and minor title defects affecting real property which, in the aggregate, do not in any case materially interfere with the ordinary conduct of the business of the Borrower or any material Subsidiary;

(h)  Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h), so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(i)  Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) such Liens attach concurrently with or within two hundred seventy (270) days after the acquisition, repair, replacement, construction or improvement (as applicable) of the property subject to such Liens, (ii) such Liens do not at any time encumber any property except for the property financed by such Indebtedness, accessions thereto and the proceeds and the products thereof and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for accessions to such assets) other than the assets subject to such Capitalized Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(j)  leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Restricted Subsidiary or (ii) secure any Indebtedness;

(k)  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(l)  Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(m)  Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 7.02(i) and (n) to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(n)  Liens in favor of the Borrower or a Subsidiary Guarantor securing Indebtedness permitted under Section 7.03(d);

(o)  Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14), in each case after the Closing Date (other than Liens on the Equity Interests of any Person that becomes a Restricted Subsidiary); provided that (i) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e) or (i);

(p)  any interest or title of a lessor under leases entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(q)  Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(r)  Liens deemed to exist in connection with Investments in repurchase agreements under Section 7.02; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(s)  Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(t)  Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(u)  Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(v)  Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

(w)  ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located; and

(x)  other Liens securing Indebtedness outstanding in an aggregate principal amount not to exceed $10,000,000.

SECTION 7.02.          Investments.  Make or hold any Investments, except:

(a)  Investments by the Borrower or a Restricted Subsidiary in assets that were Cash Equivalents when such Investments were made; provided, however, that at any time Revolving Credit Loans and/or Swing Line Loans are outstanding, the aggregate amount of Unrestricted Cash held by the Borrower and its Restricted Subsidiaries shall not exceed $7,500,000 for any period of five consecutive Business Days;

(b)  loans or advances to officers, directors and employees of the Borrower and the Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes so long as made in accordance with applicable law, and (ii) in connection with such Person’s purchase of Equity Interests of Holdings (or any direct or indirect parent thereof) (provided that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity); provided the aggregate principal amount of all loans and advances made in reliance on this clause (b) shall not exceed $[        ] at any time outstanding;

(c)  Investments by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary that is a Subsidiary Guarantor (excluding any new Restricted Subsidiary which becomes a Subsidiary Guarantor or by a Restricted Subsidiary in the Borrower);

(d)  Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(e)  Investments consisting of Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively; provided that for purposes of any Indebtedness incurred by a Restricted Subsidiary that is not a Subsidiary Guarantor in favor of a Loan Party, and any Dispositions by a Loan Party to a Restricted Subsidiary that is not a Subsidiary Guarantor, such Investments shall be permitted pursuant to the other provisions of this Section 7.02 (and not solely pursuant to this clause (e));

(f)  Investments existing on [                    ] and set forth on Schedule 7.02(f)(26) by the Borrower or any Restricted Subsidiary in the Borrower or any other Restricted Subsidiary; provided that (x) the amount of the original Investment is not increased except by the terms of such Investment or as otherwise permitted by this Section 7.02 and (y) any Investment in the form of Indebtedness of any Loan Party owed to any Restricted Subsidiary that is not a Subsidiary Guarantor shall be subject to the subordination terms set forth in the Intercompany Note;

(g)  Investments in Swap Contracts permitted under Section 7.03;

(26)  Insert Closing Date if Required Lenders are satisfied with any Investments made between date of filing of the Disclosure Statement and the Closing Date.

(h)  promissory notes and other noncash consideration received in connection with Dispositions permitted by Section 7.05;

(i)  the purchase or other acquisition of property and assets or businesses of any Person or of assets constituting a business unit, a line of business or division of such Person, or Equity Interests in a Person that, upon the consummation thereof, will be a wholly owned Subsidiary of the Borrower (including as a result of a merger or consolidation); provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.02(i) (each, a “Permitted Acquisition”):

(A)  subject to clause (B) below, all property, assets and businesses acquired in such purchase or other acquisition shall constitute Collateral (unless the same constitute Excluded Assets) and each applicable Loan Party and any such newly created or acquired Subsidiary (and, to the extent required under the Collateral and Guarantee Requirement, the Subsidiaries of such created or acquired Subsidiary) shall be a Subsidiary Guarantor and shall have complied with the requirements of Section 6.11, within the times specified therein;

(B)  the aggregate amount of consideration (cash and noncash and including the fair market value of all Equity Interests issued or transferred to the sellers thereof, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, all write-downs of property and reserves for liabilities with respect thereto and all assumptions of debt, liabilities and other obligations in connection therewith) paid in respect of acquisitions of Persons that do not become Subsidiary Guarantors (including Persons who do not become wholly-owned Subsidiaries of the Borrower) shall not exceed $25,000,000 (net of any return representing a return of capital in respect of any such Investment);

(C)  the acquired property, assets, business or Person is in the same line of business as the Borrower or a Restricted Subsidiary;

(D)  (1) immediately before and immediately after giving Pro Forma Effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition (including any Indebtedness incurred in connection therewith), (i) the Borrower and the Restricted Subsidiaries shall be in Pro Forma Compliance with all of the covenants set forth in Section 7.11 (provided that if the First Test Date has not occurred on or prior to the date of such purchase or other acquisition, such calculation shall be made on a Pro Forma Basis (solely for this purpose) as if the First Test Date had occurred immediately prior to such purchase or other acquisition) and (ii) unless the Total Leverage Ratio (as determined on a Pro Forma Basis after giving effect to such purchase or other acquisition) is equal to or less than 4.00:1.00, the Total Leverage Ratio (as determined on a Pro Forma Basis after giving effect to such purchase or other acquisition) shall be less than or equal to the Total Leverage Ratio (as determined on a Pro Forma Basis immediately prior to such purchase or acquisition), with such compliance with preceding clauses (i) and (ii) to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though (where applicable) such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and evidenced by a certificate from the principal accounting officer of the Borrower demonstrating such compliance calculation in reasonable detail; and

(E)  the Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, no later than five (5) Business Days after the date on which any such purchase or other acquisition is consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (i) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(j)  Investments made in LandCo in connection with the Restructuring Transactions;

(k)  Investments in the ordinary course of business consisting of Article 3 of the Uniform Commercial Code endorsements for collection or deposit and Article 4 of the Uniform Commercial Code customary trade arrangements with customers consistent with past practices;

(l)  Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(m)  loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Section 7.06(f);

(n)  so long as immediately after giving effect to any such Investment, no Default has occurred and is continuing and the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11, Investments in an aggregate amount from and after the Closing Date not to exceed the sum of (i) the aggregate amount of the Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.05) that are Not Otherwise Applied, plus (ii) payments received from joint ventures and Unrestricted Subsidiaries (after the Closing Date) as a return on prior Investments therein (to the extent not constituting income or included in the determination of Consolidated EBITDA) other than Project Reimbursements, plus (iii) the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied plus (iv) an amount equal to $35,000,000, provided that in no event shall the aggregate amount of Investments in Unrestricted Subsidiaries (including, for the avoidance of doubt, any Investment resulting from the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) made in reliance on this clause (iv) exceed $25,000,000;

(o)  advances of payroll payments to employees in the ordinary course of business;

(p)  [reserved];

(q)  Investments of a Restricted Subsidiary acquired after the Closing Date or of a Person merged into the Borrower or merged or consolidated with a Restricted Subsidiary in accordance with Section 7.04 after the Closing Date, to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(r)  Investments consisting of the contribution or other transfer of real estate described on Schedule 7.02(r) (and owned by a Native American Subsidiary on the Closing Date)(27) pursuant to a Native American Contract;

(s)  (i) Investments by the Borrower consisting of LandCo Subordinated Intercompany Loans in an aggregate principal amount not to exceed the amount of, and the proceeds of which are to be used solely to pay when and as due, all LandCo Land Carry Costs incurred by the LandCo Subsidiaries and (ii) an Investment in the form of the LandCo Support Agreement; and

(t)  after all commitments and letters of credit under the LandCo Credit Agreement have been terminated and all LandCo Loan Obligations have been paid in full, Investments resulting from the designation of the LandCo Subsidiaries as Restricted Subsidiaries pursuant to Section 6.14(c);

provided that no Investment in an Unrestricted Subsidiary that would otherwise be permitted under this Section 7.02 shall be permitted hereunder to the extent that any portion of such Investment is used to make any prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financing; provided, further, that any Investment (or series of related Investments) in one or more entities that are not Subsidiary Guarantors in excess of $[        ] (including, for the avoidance of doubt, any Investment resulting from the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) shall not be permitted pursuant to this Section 7.02, unless the Borrower has provided the Administrative Agent with a certificate certifying that any cash used to make such Investment shall be used for a current bona fide business purpose other than “cash hoarding” (as determined by the Administrative Agent in its reasonable discretion and including, by way of illustration only, payment of taxes and scheduled debt service then due and owing and payments due in connection with property development).

SECTION 7.03.          Indebtedness.  Create, incur, assume or suffer to exist any Indebtedness, except:

(a)  Indebtedness of the Loan Parties’ under the Loan Documents;

(b)  Indebtedness outstanding on the Closing Date and listed on Schedule 7.03(b)(28) and any Permitted Refinancing thereof;

(c)  Guarantees by the Borrower and the Restricted Subsidiaries in respect of Indebtedness of the Borrower otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Junior Financing shall be permitted unless such Restricted Subsidiary shall have also provided a Guarantee of the Obligations substantially on the terms set forth in the Guaranty and (B) if the Indebtedness being Guaranteed is subordinated to the Obligations in Lien priority and/or right of payment, such Guarantee shall be subordinated to the Guarantee of the Obligations in Lien priority and/or right of payment, as the case may be, on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and/or Lien securing the same;

(d)  Indebtedness of the Borrower or any Restricted Subsidiary owing to the Borrower or any other Restricted Subsidiary to the extent constituting an Investment expressly permitted by Section 7.02; provided that, all such Indebtedness shall be evidenced by the Intercompany Note pledged to the Administrative Agent for the benefit of the Secured Parties in accordance with the

(27) Schedule shall only identify real estate in connection with the Graton, North Fork and Chico projects.

(28)  Schedule to be reviewed prior to Closing Date.

Collateral Documents and Section 6.11 and (ii) all such Indebtedness of any Guarantor owed to any Person that is not a Guarantor shall be subject to the subordination terms set forth in the Intercompany Note;

(e)  (i) so long as immediately after giving effect to the incurrence of any such Indebtedness, no Event of Default has occurred and is continuing and the Borrower and the Restricted Subsidiaries will be in Pro Forma Compliance with the covenants set forth in Section 7.11 (provided that if the First Test Date has not occurred on or prior to the date of incurrence of such Indebtedness, such calculation shall be made on a Pro Forma Basis (solely for this purpose) as if the First Test Date had occurred immediately prior to the incurrence of such Indebtedness), Capitalized Lease Indebtedness and other Indebtedness (including Capitalized Leases) financing the acquisition, construction, repair, replacement or improvement of fixed or capital assets; provided that such Indebtedness is incurred concurrently with or within two hundred seventy (270) days after the applicable acquisition, construction, repair, replacement or improvement, and (ii) any Permitted Refinancing of any Indebtedness set forth in the immediately preceding clause (i); provided that the aggregate principal amount of all Indebtedness permitted under this Section 7.03(e) (including all Permitted Refinancing Indebtedness described in preceding clause (ii)), shall not exceed $50,000,000 at any time outstanding;

(f)  Indebtedness in respect of Swap Contracts designed to hedge against interest rates, foreign exchange rates or commodities pricing risks of the Borrower or its Restricted Subsidiaries incurred in the ordinary course of business and not for speculative purposes, including, without limitation, all Swap Contracts required pursuant to Section 6.17;

(g)  Indebtedness representing deferred compensation to employees of the Borrower and the Restricted Subsidiaries incurred in the ordinary course of business;

(h)  Indebtedness consisting of promissory notes issued by the Borrower to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings (or any direct or indirect parent company thereof) permitted by Section 7.06(e); provided that (i) such Indebtedness shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent (it being understood that, subject to the dollar limitation described below, such subordination provisions shall permit the payment of interest and principal in cash if no Event of Default has occurred and is continuing) and (ii) the aggregate amount of all cash payments (whether principal or interest) made by the Borrower in respect of such notes since the Closing Date, when combined with the aggregate amount of Restricted Payments made pursuant to Section 7.06(e) since the Closing Date, shall not exceed $1,000,000;

(i)  Indebtedness incurred by the Borrower or the Restricted Subsidiaries in a Permitted Acquisition, any other Investment expressly permitted hereunder or any Disposition, in any such case, constituting indemnification obligations or obligations in respect of purchase price or other similar adjustments;

(j)  Indebtedness consisting of obligations of the Borrower or the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(k)  Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts;

(l)  Indebtedness consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(m)  Indebtedness incurred by the Borrower or any of the Restricted Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances or similar instruments issued or created in the ordinary course of business in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; provided that any reimbursement obligations in respect thereof are reimbursed within 30 days following the incurrence thereof;

(n)  obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Borrower or any of the Restricted Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with past practice;

(o)  additional Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $10,000,000 at any time outstanding;

(p)  all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (o) above; and

(q)  Guarantees consisting of Support Agreements of the Borrower and its Restricted Subsidiaries in an aggregate amount not exceeding $30,000,000 at any time.

SECTION 7.04.          Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a)  any Restricted Subsidiary may merge with (i) the Borrower; provided that (x) the Borrower shall be the continuing or surviving Person and (y) such merger does not result in the Borrower ceasing to be incorporated under the Laws of the United States, any state thereof or the District of Columbia, or (ii) any one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Subsidiary Guarantor is merging with another Restricted Subsidiary, a Subsidiary Guarantor shall be the continuing or surviving Person;

(b)  (i) any Restricted Subsidiary that is not a Subsidiary Guarantor may merge or consolidate with or into any other Restricted Subsidiary that is not a Subsidiary Guarantor (provided that (A) the Borrower shall own, directly or indirectly, Equity Interests representing a percentage of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests in such surviving Subsidiary that is equal to or greater than the percentage of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests that were owned immediately prior to such merger or consolidation, directly or indirectly, by the Borrower in such other merged or consolidated Restricted Subsidiary, and (B) if any person other than the Borrower or a Subsidiary Guarantor receives any consideration in connection with such transaction, such transaction shall comply with the provisions of Section 7.02) and (ii) any Restricted Subsidiary may liquidate or dissolve or change its legal form (provided that (A) such transaction shall not reduce the Borrower’s direct or indirect share of the aggregate ordinary voting power and aggregate equity value in such Restricted Subsidiary, (B) if such Restricted Subsidiary is a Subsidiary Guarantor it shall continue to be a Subsidiary Guarantor, (C) the Borrower or Restricted Subsidiary shall comply with its obligations under Sections 6.11 and 6.13 in connection with such transaction and (D) such transaction shall have been undertaken for a valid purpose (which includes the reduction of taxes for direct or indirect owners of Equity Interests in the Borrower) and shall not be disadvantageous to the Lenders in any manner);

(c)  any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor or the Borrower, then (i) the transferee must either be the Borrower or a Subsidiary Guarantor or (ii) to the extent constituting an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Loan Party in accordance with Sections 7.02 and 7.03, respectively;

(d)  so long as no Default exists or would result therefrom, any Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 7.02; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 6.11;

(e)  the Borrower and the Restricted Subsidiaries may effect the Closing Date Assets Transfers in accordance with the terms of the Plan of Reorganization; and

(f)  so long as no Default exists or would result therefrom, a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05;

provided that in the case of clauses (a), (b) and (c) above, (x) the security interest of the Administrative Agent in the property of such person formed by such merger or consolidation (or such Person resulting from such change in corporate form) shall be no less favorable than the security interest of the Administrative Agent in the property of the Borrower or Subsidiary prior to such merger or consolidation (or change in corporate form) and (y) the Guarantee by such person formed by such merger or consolidation (or such Person resulting from such change in corporate form) of the Obligations shall be no less favorable to the Lenders than the Guarantees of the Obligations of the Subsidiary prior to such merger or consolidation (or change in corporate form), in each case, as reasonably determined by the Administrative Agent.

SECTION 7.05.          Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)  Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b)  Dispositions of inventory (including cage cash), in any case in the ordinary course of business;

(c)  Dispositions of property in the ordinary course of business to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)  Dispositions of property to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Subsidiary Guarantor or the Borrower (i) the transferee thereof must either be the Borrower or a Subsidiary Guarantor or (ii) to the extent such transaction constitutes an Investment, such transaction is permitted under Section 7.02;

(e)  (i) Permitted Liens constituting Dispositions and (ii) Dispositions permitted by (x) Section 7.04 and (y) Section 7.06;

(f)  [reserved];

(g)  Dispositions of Cash Equivalents in the ordinary course of business;

(h)  leases, subleases, licenses or sublicenses, in each case in the ordinary course of business and which do not materially interfere with the business of the Borrower or the Restricted Subsidiaries;

(i)  transfers of property subject to Casualty Events upon receipt of the Net Cash Proceeds of such Casualty Event;

(j)  Dispositions of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default exists), no Default shall exist or would result from such Disposition, (ii) the aggregate Fair Market Value of all property Disposed of in reliance on this clause (j) shall not exceed $20,000,000 in the aggregate (or, after each LandCo Subsidiary shall have been designated as a Restricted Subsidiary in accordance with Section 6.14(c), $100,000,000 in the aggregate) and (iii) with respect to any Disposition pursuant to this clause (j), the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (in each case, free and clear of all Liens at the time received, other than nonconsensual Permitted Liens and Liens permitted by Section 7.01(r) and Section 7.01(t)); provided, however, that for the purposes of this clause (iii), each of the following shall be deemed to be cash: (A) any liabilities (as shown on the Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing and (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition;

(k)  [reserved];

(l)  Dispositions of Real Property owned by Native American Subsidiaries into federal trusts in connection with a Native American Contract;

(m)  Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(n)  Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business (and not as part of any financing transaction); and

(o)  Closing Date Asset Transfers in accordance with the terms of the Plan of Reorganization,

provided that (1) any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(e)(ii)(y) and except for Dispositions from a Guarantor to another Guarantor), shall be for no less than the Fair Market Value of such property at the time of such Disposition and (2) in no case shall the Borrower or any Subsidiary be permitted to effect a Disposition of Lake Mead Station, Inc., Fiesta Station, Inc., Santa Fe Station, Inc., or Texas Station, LLC or a significant portion of their respective properties.  To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Borrower or any Restricted Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

SECTION 7.06.          Restricted Payments.  Declare or make or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligations (contingent or otherwise) to do so, except:

(a)  each Restricted Subsidiary may make Restricted Payments to the Borrower and to other Restricted Subsidiaries and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(b)  the Borrower and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests not otherwise permitted by Section 7.03) of such Person; provided that to the extent required pursuant to the Collateral Documents, such Equity Interests shall be pledged to the Administrative Agent and, in the case of a Restricted Payment by a non-wholly owned Restricted Subsidiary, to the Borrower and any other Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary based on their relative ownership interests of the relevant class of Equity Interests;

(c)  [reserved];

(d)  to the extent constituting Restricted Payments, the Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.04 or 7.08 other than Sections 7.08(a) and (d);

(e)  the Borrower may make Restricted Payments to allow any direct or indirect parent thereof to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of Holdings or any direct or indirect parent thereof by any future, present or former employee or director of the Borrower or any of its Restricted Subsidiaries (other than the Fertitta Brothers or any of their Related Persons) upon the death, disability or termination of employment of such persons or pursuant to any employee or director equity plan, employee or director stock option plan or any other employee or director benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee or director of the Borrower or any of its Restricted Subsidiaries (other than the Fertitta Brothers or any of their Related Persons); provided that the aggregate amount of Restricted Payments made pursuant to this clause (e) after the Closing Date, when combined with the aggregate amount of all cash payments (whether principal or interest) made by the Borrower in respect of any promissory notes pursuant to Section 7.03(j) after the Closing Date, shall not exceed $1,000,000;

(f)  the Borrower and its Restricted Subsidiaries may make Restricted Payments to Holdings:

(i)  the proceeds of which shall be used by Holdings to pay franchise taxes and other fees, taxes and expenses required to maintain its corporate existence; and

(ii)  of up to $[              ], per year, the proceeds of which shall be used to by Holdings to pay corporate overhead expenses.

SECTION 7.07.          Change in Nature of Business.  Engage in any material line of business substantially different from those lines of business conducted by the Borrower and the Restricted Subsidiaries on the date hereof or any business reasonably related or ancillary thereto.

SECTION 7.08.          Transactions with Affiliates.  Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than (a) transactions among the Borrower and the Subsidiary Guarantors or any entity that becomes a Subsidiary Guarantor as a result of such transaction, (b) on terms substantially as favorable to the Borrower or such Subsidiary Guarantor as would be obtainable by the Borrower or such Subsidiary Guarantor at the time in a comparable arm’s-length transaction with a Person other than an Affiliate, (c) the payment of fees and expenses on the Closing Date related to the Restructuring Transactions, (d) loans and other transactions by the Borrower and the Restricted Subsidiaries to the extent permitted under this Article 7, (e) employment and severance arrangements between the Borrower and its Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (f) payments by the Borrower (and any direct or indirect parent thereof) and its Restricted Subsidiaries pursuant to, and in accordance with the terms of, the Tax Sharing Agreement among the Borrower (and any such parent thereof and its Subsidiaries) and its Restricted Subsidiaries, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, officers and employees of the Borrower and its Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, (h) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 7.08(29) or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (i) the Management Agreement and, subject to the Management Fee Subordination Agreement, payment of fees and expenses owing thereunder, (j) dividends, redemptions and repurchases permitted under Section 7.06, and (k) [to insert exception for IP/IT licensing arrangements between OpCo, Propco and a new IP HoldCo].

SECTION 7.09.          Burdensome Agreements.  Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of (a) any Restricted Subsidiary of the Borrower to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary or (b) the Borrower or any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Facilities and the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which (i) (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed on Schedule 7.09(30) and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal,

(29)  Schedules must be reviewed and approved.

(30)  Schedule subject to review and approval.

extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not, in the reasonable opinion of the Administrative Agent, expand the scope of such limits in such Contractual Obligation, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower, so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Restricted Subsidiary of the Borrower; provided, further, that this clause (ii) shall not apply to Contractual Obligations that are binding on a Person that becomes a Restricted Subsidiary pursuant to Section 6.14, (iii) arise in connection with any Disposition permitted by Section 7.05, (iv) subject to Section 6.13, are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business, (v) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge related to the property financed by or the subject of such Indebtedness (and excluding in any event any Indebtedness constituting any Junior Financing), (vi) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (vii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(e) to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (viii) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Restricted Subsidiary, (ix) subject to Section 6.13, are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, or (x) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business.

SECTION 7.10.          Use of Proceeds.  Use the proceeds of any Credit Extension made on or after the Closing Date, whether directly or indirectly, in a manner inconsistent with the uses described in Section 5.25.

SECTION 7.11.          Financial Covenants.

(a)  Total Leverage Ratio.  Permit the Total Leverage Ratio as of the last day of any Test Period (beginning with the Test Period ending immediately prior to the First Test Date) to be greater than the ratio set forth below opposite the last day of such Test Period:

Fiscal Year	March 31	June 30	September 30	December 31

2010		[ ]:1.00	[ ]:1.00	[ ]:1.00
2011	[ ]:1.00	[ ]:1.00	[ ]:1.00	[ ]:1.00
2012	[ ]:1.00	[ ]:1.00	[ ]:1.00	[ ]:1.00
2013	[ ]:1.00	[ ]:1.00	[ ]:1.00	[ ]:1.00
2014	[ ]:1.00	[ ]:1.00	[ ]:1.00	[ ]:1.00
2015	[ ]:1.00	[ ]:1.00	[ ]:1.00	[ ]:1.00
2016	[ ]:1.00	[ ]:1.00	[ ]:1.00	[ ]:1.00
2017	[ ]:1.00	[ ]:1.00

(b)  Interest Coverage Ratio.  Permit the Interest Coverage Ratio for any Test Period (beginning with the Test Period ending immediately prior to the First Test Date) to be less than the ratio set forth below opposite the last day of such Test Period:

Fiscal Year	March 31	June 30	September 30	December 31

2010		[ ]:1.00	[ ]:1.00	[ ]:1.00
2011	[ ]:1.00	[ ]:1.00	[ ]:1.00	[ ]:1.00

Fiscal Year	March 31	June 30	September 30	December 31
2012	[ ]:1.00	[ ]:1.00	[ ]:1.00	[ ]:1.00
2013	[ ]:1.00	[ ]:1.00	[ ]:1.00	[ ]:1.00
2014	[ ]:1.00	[ ]:1.00	[ ]:1.00	[ ]:1.00
2015	[ ]:1.00	[ ]:1.00	[ ]:1.00	[ ]:1.00
2016	[ ]:1.00	[ ]:1.00	[ ]:1.00	[ ]:1.00
2017	[ ]:1.00	[ ]:1.00

SECTION 7.12.          Accounting Changes.  Make any change in fiscal year; provided, however, that the Borrower may elect (by providing 30 days’ prior written notice to the Administrative Agent) to change its fiscal year end; provided, further, that no such election shall become effective until the Borrower and the Administrative Agent shall have entered into such amendments to this Agreement and the other Loan Documents as may be required, in the judgment of the Administrative Agent (but without prejudice to its rights under Article VIII), to preserve the intended benefits of the baskets, restrictions, reporting requirements and other provisions of this Agreement and the other Loan Documents that tie to the fiscal year of the Borrower (with the Required Lenders hereby authorizing the Administrative Agent to execute and deliver such amendments on their behalf).

SECTION 7.13.          Prepayments, etc. of Indebtedness.  (a)  Prepay, redeem, purchase, defease (including substance or legal defeasance), set apart assets for a sinking fund or similar fund or otherwise satisfy prior to the scheduled maturity thereof in any manner (including any principal payments, it being understood that payments of regularly scheduled interest shall be permitted) any Indebtedness that is required to be subordinated (in “right of payment” or on a “lien priority” basis) to the Obligations pursuant to the terms of the Loan Documents, any other Indebtedness in excess of the Threshold Amount or any Permitted Refinancing of any of the foregoing Indebtedness (collectively, “Junior Financing”) or make any payment in violation of any subordination terms of any Junior Financing Documentation, except, so long as no Default shall have occurred and be continuing or would result therefrom, (i) the refinancing thereof with the Net Cash Proceeds of any Indebtedness (to the extent such Indebtedness constitutes a Permitted Refinancing), to the extent not required to prepay any Loans pursuant to Section 2.05(b), (ii) the conversion of any Junior Financing to Equity Interests (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents, (iii) the prepayment of Indebtedness of the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary to the extent permitted by the subordination provisions contained in the Intercompany Note, and (iv) prepayments of Junior Financing made solely with the Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.05) received after the Closing Date that are Not Otherwise Applied.

(b)  Amend, modify or change in any manner adverse to the interests of the Lenders in any material respect any term or condition of any Junior Financing Documentation.

(c)  Permit any waiver, supplement, modification or amendment of any LandCo Loan Document or refinancing of any obligations under the LandCo Credit Agreement (i) if the effect thereof is to, except in connection with a sale permitted under the LandCo Loan Documents, release all or substantially all of the LandCo Collateral securing any LandCo Subordinated Intercompany Loan Obligations, (ii) if the effect thereof is to, except in connection with a sale permitted under the LandCo Loan Documents, release all or substantially all of the value of the guaranties under the LandCo Guaranty, (iii) if the effect thereof is to reduce the principal amount of the LandCo Subordinated Intercompany Loan Obligations, (iv) if the effect thereof is to alter the priority of payment among the LandCo Subordinated Intercompany Loan Obligations or the LandCo Loan Obligations as provided in the LandCo Credit Agreement in a manner adverse to the interests of the Borrower, any of its Restricted Subsidiaries or the Lenders, (v) if, in the case of the LandCo Subordinated Intercompany Note, such waiver, supplement, modification, amendment or refinancing (including any alteration of the priority of payment among the LandCo Subordinated Intercompany Loan Obligations and the LandCo Loan Obligations as provided in the LandCo Subordinated Intercompany Note) is adverse to the interests of the Borrower, any of its Restricted Subsidiaries or the Lenders,  (vi) if such waiver, supplement, modification, amendment or refinancing is adverse in any material respect to the interests of the Borrower, any of its Restricted Subsidiaries or the Lenders, or (vi) any refinancing of obligations under the LandCo Credit Agreement other than Permitted Refinancings.

(d)  Amend, modify or supplement (or permit the amendment, modification or supplement of) the Plan of Reorganization or the Confirmation Order in any manner adverse to the interests of the Lenders without the consent of the Required Lenders.

(e)  Amend, modify or change any provision of the Tax Sharing Agreement or enter into any new tax sharing agreement, tax allocation agreement or similar agreement without the prior written consent of the Administrative Agent.

SECTION 7.14.          Equity Interests of the Borrower and Restricted Subsidiaries.  Permit any Domestic Subsidiary that is a Restricted Subsidiary to be (or become) a non-wholly owned Subsidiary, except (i) as a result of or in connection with a dissolution, merger, consolidation or Disposition of a Restricted Subsidiary permitted by Section 7.04 or 7.05 or an Investment in any Person permitted under Section 7.02 or (ii) so long as such Restricted Subsidiary continues to be a Subsidiary Guarantor.

SECTION 7.15.          Special Purpose Vehicle Restrictions.  Permit Holdings to conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Equity Interests of the Borrower, (ii) the maintenance of its legal existence, (iii) the performance of the Loan Documents, the Acquisition Agreement and the other agreements contemplated by the Acquisition Agreement, (iv) any public offering of its common stock or any other issuance of its Equity Interests not prohibited by Article 7, and (v) any transaction that Holdings is expressly permitted to enter into or consummate under this Article 7.

SECTION 7.16.          Capital Expenditures.  (a)  Make any Capital Expenditure, except for Capital Expenditures not exceeding, in the aggregate for the Borrower and its Restricted Subsidiaries in any fiscal year of the Borrower, the thresholds set forth in the table below opposite such fiscal year:

Fiscal Year	Capital Expenditures Threshold

[2010]	$	[ ]

2011		$35,000,000

2012		$40,000,000

2013		$40,000,000

2014		$45,000,000

2015		$45,000,000

Fiscal Year	Capital Expenditures Threshold

2016	$50,000,000

2017	$50,000,000

(b)  [Notwithstanding anything to the contrary contained in clause (a) above, to the extent that the aggregate amount of Capital Expenditures made by the Borrower and the Restricted Subsidiaries in any fiscal year pursuant to Section 7.16(a) is less than the maximum amount of Capital Expenditures permitted by Section 7.16(a) with respect to such fiscal year, the amount of such difference (the “Rollover Amount”) may be carried forward one time and used to make Capital Expenditures in the next succeeding fiscal year; provided that Capital Expenditures in any fiscal year shall be counted against the base amount set forth in Section 7.16(a) with respect to such fiscal year after being counted against any Rollover Amount available with respect to such fiscal year.]

(c)  Notwithstanding anything to the contrary contained in clauses (a) and (b) above, the Borrower and its Restricted Subsidiaries may make additional Capital Expenditures in an aggregate amount equal to the sum of (i) the aggregate amount of the Net Cash Proceeds of Permitted Equity Issuances (other than Permitted Equity Issuances made pursuant to Section 8.05) received after the Closing Date that are Not Otherwise Applied and (ii) the amount of Cumulative Excess Cash Flow that is Not Otherwise Applied.

(d)  Notwithstanding anything to the contrary contained in clauses (a), (b) and (c) above, the Borrower and its Restricted Subsidiaries may make additional Capital Expenditures in an aggregate amount equal to [To insert agreed basket for the purchase of real property from a LandCo Subsidiary]

SECTION 7.17.          Sale-Leaseback Transactions.  Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal or mixed, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred except to the extent that (i) the sale of such property is permitted by Section 7.05 and (ii) any Capitalized Leases or Liens arising in connection therewith are permitted by Sections 7.01 and 7.03, respectively.

ARTICLE VIII

Events Of Default and Remedies

SECTION 8.01.          Events of Default.  Any of the following shall constitute an Event of Default:

(a)  Non-Payment.  The Borrower or any other Loan Party fails to pay, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)  Specific Covenants.  The Borrower or any other Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 2.05(b)(viii), 6.03(a), 6.05(a) or

6.18 (solely with respect to the Borrower) or Article 7; provided that any Event of Default under Section 7.11 is subject to cure as contemplated by Section 8.05; or

(c)  Other Defaults.  The Borrower or any other Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Borrower; or

(d)  Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made on or after the Closing Date by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made or furnished; or

(e)  Cross-Default.  Any Loan Party or any other Restricted Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f)  Insolvency Proceedings, Etc.  Any Loan Party or any of the Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g)  Inability to Pay Debts; Attachment.  (i) Any Loan Party or any other Restricted Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due or makes a general assignment for the benefit of its creditors, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h)  Judgments.  There is entered against any Loan Party or any Restricted Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold

Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a  period of sixty (60) consecutive days; or

(i)  ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect; or

(j)  Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or

(k)  Change of Control.  There occurs any Change of Control; or

(l)  Collateral Documents.  (i) Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.11 shall for any reason (other than pursuant to the terms thereof, including as a result of a transaction permitted under Section 7.04 or 7.05) cease to create a valid and perfected lien, with the priority required by the Collateral Documents, (or other security purported to be created on the applicable Collateral) on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Permitted Liens, except to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or to file Uniform Commercial Code continuation statements, or (ii) any of the Equity Interests of the Borrower or any other Subsidiary Guarantor ceasing to be pledged pursuant to the applicable Collateral Documents free of Liens other than Liens created by the Collateral Documents, Liens permitted under Section 7.01(aa) or any nonconsensual Liens arising solely by operation of Law; or

(m)  Junior Financing Documentation.  (i) Any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Indebtedness,” “Senior Debt,” “Senior Indebtedness,” “Priority Lien Debt,” or “Senior Secured Financing” (or, with respect to each of the foregoing, any comparable term) under, and as defined in any Junior Financing Documentation or (ii) the subordination provisions set forth in any Junior Financing Documentation shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any Junior Financing, if applicable; or

(n)  Loss or Revocation of Casino License.  The occurrence of a License Revocation that continues for more than three (3) consecutive calendar days(31); or

(o)  Cessation of Operations.  The Borrower or any Restricted Subsidiary ceases to operate a full-service casino (and, as applicable, hotel) at any Core Property or ceases to conduct gaming activities thereon at substantially the same level as conducted as of the Closing Date for any reason whatsoever (other than temporary cessation in connection with alterations permitted hereunder or restoration following a Casualty Event); or

(p)  Amendment or Termination of Management Agreement.  The Management Agreement shall, in whole or in part, be amended, supplemented or modified (other than as permitted by Section 7.13(c)), terminated (other than upon the expiration of the term thereof), cease to be effective or cease to be the legally valid, binding and enforceable obligation in any material respect of any party thereto.

SECTION 8.02.          Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(a)  declare the commitment of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)  declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c)  require the Borrower to Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d)  exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of any event described in Section 8.01(f) (subject to Section 8.03) or actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

SECTION 8.03.          [Reserved].

SECTION 8.04.          Application of Funds.  (a) After the exercise of remedies (including rights of setoff)  provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations (whether as a

(31) Under review by local regulatory counsel.

result of a payment under a Guaranty, any realization on the Collateral, any setoff rights or otherwise) shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article 3) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Revolving Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the applicable Secured Parties (including Attorney Costs payable under Section 10.05 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Revolving Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Revolving Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuers, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Sixth, to the payment of all other Revolving Obligations of the Loan Parties that are due and payable to the Administrative Agent and the other applicable Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Revolving Obligations owing to the Administrative Agent and the other applicable Secured Parties on such date;

Seventh, to payment of that portion of the Obligations (other than Revolving Obligations) constituting fees, indemnities and other amounts (other than principal and interest) payable to the applicable Secured Parties (including Attorney Costs payable under Section 10.04 and amounts payable under Article 3), ratably among them in proportion to the amounts described in this clause Seventh payable to them;

Eighth, to payment of that portion of the Obligations (other than Revolving Obligations) constituting accrued and unpaid interest on the Term Loans, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Eighth payable to them;

Ninth, to payment of that portion of the Obligations (other than Revolving Obligations) constituting unpaid principal of the Term Loans, the termination value under Secured Hedge Obligations and the Cash Management Obligations, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to the payment of all other Obligations (other than Revolving Obligations) of the Loan Parties that are due and payable to the Administrative Agent and the other applicable Secured Parties on such date, ratably based upon the respective aggregate amounts of all such

Obligations (other than Revolving Obligations) owing to the Administrative Agent and the other applicable Secured Parties on such date; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law;

provided that any amounts received by the Administrative Agent (for the account of any L/C issuer of the Swing Line Lender) upon the exercise of remedies available under the Back-Stop Arrangements shall first be applied to the obligations of the applicable L/C Issuer or the Swing Line Lender, as applicable, in accordance with the terms of the Back-Stop Arrangements, with any excess amount remaining after such application to be applied to the other Obligations, if any, in the order set forth above.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur.  If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above and, if no Obligations remain outstanding, such remaining amount shall be paid to the Borrower.

(b) Each Loan Party shall allocate its Obligations between its Obligations which do not constitute Revolving Obligations, on the one hand, and its Revolving Obligations, on the other hand, as such Loan Party shall determine in good faith is a reasonable allocation thereof.

(c) Without limiting the generality of the foregoing, this Section 8.04 is intended to constitute and shall be deemed to constitute a “subordination agreement” within the meaning of Section 510(a) of the Bankruptcy Code and is intended to be and shall be interpreted to be enforceable to the maximum extent permitted pursuant to applicable nonbankruptcy law.

(d) If any Secured Party collects or receives any amounts received on account of the Obligations to which it is not entitled under Section 8.04(a) hereof, such Secured Party shall hold the same in trust for the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the account of the Secured Parties, to be applied in accordance with Section 8.04(a) hereof.

(e) Without limiting the foregoing, it is the intention of the parties hereto that (and to the maximum extent permitted by law the parties hereto agree that) the Revolving Obligations (and the security therefor) constitute a separate and distinct class (and separate and distinct claims) from the other Obligations (and security therefor).

SECTION 8.05.          Borrower’s Right to Cure.  Notwithstanding anything to the contrary contained in Section 8.01, in the event of any Event of Default under any covenant set forth in Section 7.11 and until the expiration of the tenth (10th) day after the date on which financial statements are required to be delivered with respect to the applicable fiscal quarter hereunder, Holdings and the Borrower may engage in a Permitted Equity Issuance and the Borrower may apply the amount of the Net Cash Proceeds thereof to increase Consolidated EBITDA with respect to such applicable quarter (such quarter, a “Default Quarter”); provided that such Net Cash Proceeds (i) are actually received by the Borrower (including through capital contribution of such Net Cash Proceeds by Holdings to the Borrower) no later than ten (10) days after the date on which financial statements are required to be delivered with respect to such Default Quarter hereunder, and (ii) do not exceed the aggregate amount necessary to cause the Borrower to be in with Section 7.11 for the applicable period (but, for such purpose, not taking into account any repayment of Indebtedness in connection therewith required pursuant to Section 2.05(b)(v)(A)); provided, further, that the Borrower shall not be permitted to engage in any more than (A) one Permitted Equity Issuance pursuant to this Section 8.05 in any period of four consecutive fiscal quarters or (B) three Permitted Equity Issuances pursuant to this Section 8.05 during the term of this Agreement.  The parties hereby acknowledge that this Section 8.05(a) may not be relied on for purposes of calculating any financial ratios other than as applicable to Section 7.11 and shall not result in any adjustment to Consolidated EBITDA other than for purposes of compliance with Section 7.11 on the last day of a given Test Period (and not, for avoidance of doubt, for purposes of determining Pro Forma Compliance with Section 7.11 for any other purposes of this Agreement).

ARTICLE IX

Administrative Agent and Other Agents

SECTION 9.01.          Appointment and Authorization of Agents.  (a)  Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Administrative Agent shall have no duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.  Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b)  Each L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and each such L/C Issuer shall have all of the benefits and immunities (i) provided to the Agents in this Article 9 with respect to any acts taken or omissions suffered by such L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Agent” as used in this Article 9 and in the definition of “Agent-Related Person” included such L/C Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to such L/C Issuer.

(c)  The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender, Swing Line Lender (if applicable), L/C Issuer (if applicable), a potential Hedge Bank or a potential Cash Management Bank) hereby irrevocably appoints and authorizes the Administrative Agent to (A) act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or on trust for) such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto and (B) without limiting the generality of the appointment and authorization of the foregoing clause (A), to enter into the Collateral Documents.  In this connection, the Administrative Agent, as “collateral agent” (and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 (including, Section 9.07, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 9.02.          Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder) by or through agents, employees or attorneys-in-fact including for the purpose of any Borrowings, such sub-agents as shall be deemed necessary by the Administrative Agent and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or sub-agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

SECTION 9.03.          Liability of Agents.  No Agent-Related Person shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein), or (b) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or any officer thereof, contained herein or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Collateral Documents, or for any failure of any Loan Party or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender or participant to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party or any Affiliate thereof.

SECTION 9.04.          Reliance by Agents.  (a)  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by such Agent.  Each Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b)  For purposes of determining compliance with the conditions specified in Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Closing Date specifying its objection thereto.

SECTION 9.05.          Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Lenders, unless the Administrative Agent shall have received written notice from a Lender or the Borrower referring to this Agreement, describing such Default and stating that such notice is a “notice of default.”  The Administrative Agent will notify the Lenders of its receipt of any such notice.  The Administrative Agent shall take such action with respect to any Event of Default as may be directed by the Required Lenders in accordance with Article 8; provided that unless and until the Administrative Agent has received any such direction, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default as it shall deem advisable or in the best interest of the Lenders.

SECTION 9.06.          Credit Decision; Disclosure of Information by Agents.  Each Lender acknowledges that no Agent-Related Person has made any representation or warranty to it, and that no act by any Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Loan Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender as to any matter, including whether Agent-Related Persons have disclosed material information in their possession.  Each Lender represents to each Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their respective Subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower and the other Loan Parties hereunder.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by any Agent herein, such Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates which may come into the possession of any Agent-Related Person.

SECTION 9.07.          Indemnification of Agents.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Administrative Agent, the Supplemental Administrative Agents (if any) and, to the extent of any determinations required to be made under the Loan Documents (including determinations pursuant to Sections 2.14, 4.01, 5.05(a)(ii) and 7.13(b)) each Joint Lead Arranger and Lead Agent and, in each such case, their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each such Person from and against any and all Indemnified Liabilities incurred by it in exercising the powers, rights and remedies of the Administrative Agent or the Supplemental Administrative Agents (if any) or performing duties of the Administrative Agent or the Supplemental Administrative Agents (if any) hereunder or under the other Loan Documents or otherwise in its capacity of the Administrative Agent or the Supplemental Administrative Agents (if any) or, in the case of the Joint Lead Arrangers and the Lead Agents, their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of the Joint Lead Arrangers and the Lead Agents, any and all Indemnified Liabilities incurred by it in making any determinations of the Joint Lead Arrangers and the Lead Agents as described above; provided that no Lender shall be liable for the payment to any such Person of any portion of such Indemnified Liabilities resulting from such Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.07.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.07 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  The undertaking in this Section 9.07 shall survive termination of the Aggregate Commitments, the payment of all other Obligations and the resignation of the Administrative Agent.

SECTION 9.08.          Agents in their Individual Capacities.  DBTCA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with each of the Loan Parties and their respective Affiliates as though DBTCA were not the Administrative Agent or an L/C Issuer hereunder and without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, DBTCA or its Affiliates may receive information regarding any Loan Party or its Affiliates (including information that may be subject to confidentiality obligations in favor of such Loan Party or such Affiliate) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.  With respect to its Loans, DBTCA shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or an L/C Issuer, and the terms “Lender” and “Lenders” include DBTCA in its individual capacity.

SECTION 9.09.          Successor Agents.  The Administrative Agent may resign as the Administrative Agent upon thirty (30) days’ notice to the Lenders and the Borrower.  If the Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Section 8.01(f) or (g) (which consent of the Borrower shall not be unreasonably withheld or delayed).  If no successor agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Lenders and the Borrower, a successor agent from among the Lenders.  Upon the acceptance of its appointment as successor agent hereunder, the Person acting as such successor agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent,” shall mean such successor administrative agent and/or supplemental administrative agent, as the case may be, and the retiring Administrative Agent’s appointment, powers and duties as the Administrative Agent shall be terminated.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 and Sections 10.04 and 10.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.  If no successor agent has accepted appointment as the Administrative Agent by the date which is thirty (30) days following the retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor and upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to (a) continue the perfection of the Liens granted or purported to be granted by the Collateral Documents or (b) otherwise ensure that the Collateral and Guarantee Requirement is satisfied, the Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  After the retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article 9 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.

SECTION 9.10.          Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)  to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)  to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their respective agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

SECTION 9.11.          Collateral and Guaranty Matters.  The Lenders irrevocably agree:

(a)  that any Lien on any property granted to or held by the Administrative Agent under any Loan Document shall be automatically released (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (x) obligations under Secured Hedge Agreements not yet due and payable, (y) Cash Management Obligations not yet due and payable and (z) contingent indemnification obligations not yet accrued and payable) and the expiration or termination of all Letters of Credit, (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document to any Person other than the Borrower or any of its Domestic Subsidiaries that are Restricted Subsidiaries, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, or (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its obligations under its Guaranty pursuant to clause (c) below;

(b)  to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Permitted Lien on such property that is permitted by Section 7.01(i); and

(c)  that any Subsidiary Guarantor shall be automatically released from its obligations under the Guaranty and the Liens of the Collateral Documents shall be automatically released if such Person ceases to be a Restricted Subsidiary as a result of a transaction or designation permitted hereunder (including as a result of a Subsidiary Guarantor being redesignated as an Unrestricted Subsidiary); provided that no such release shall occur if such Subsidiary Guarantor continues to be a guarantor in respect of any Junior Financing.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.11.  In each case as specified in this Section 9.11, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Collateral Documents, or to evidence the release of such Subsidiary Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.11.

SECTION 9.12.          Other Agents; Joint Lead Arrangers and Managers.  None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent”, “Co-Documentation Agent”, “joint bookrunner” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 9.13.          Appointment of Supplemental Administrative Agents.  (a)    It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, the Administrative Agent is hereby authorized to appoint an additional individual or institution selected by the Administrative Agent in its sole discretion as a separate trustee, co-trustee, administrative agent, collateral agent, administrative sub-agent or administrative co-agent (any such additional individual or institution being referred to herein individually as a “Supplemental Administrative Agent” and collectively as “Supplemental Administrative Agents”).

(b)  In the event that the Administrative Agent appoints a Supplemental Administrative Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Administrative Agent to the extent, and only to the extent, necessary to enable such Supplemental Administrative Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Administrative Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Administrative Agent, and (ii) the provisions of this Article 9 and of Sections 10.04 and 10.05 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Administrative Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Administrative Agent, as the context may require.

(c)  Should any instrument in writing from the Borrower, or any other Loan Party be required by any Supplemental Administrative Agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any Supplemental Administrative Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Administrative Agent, to the extent permitted by Law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Administrative Agent.

ARTICLE X

Miscellaneous

SECTION 10.01.        Amendments, etc.  Except as otherwise set forth in this Agreement, no amendment, modification, supplement or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and each such waiver, amendment, modification, supplement or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such amendment, modification, supplement, waiver or consent shall:

(a)  extend or increase the Commitment of any Lender without the written consent of each Lender directly affected thereby (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)  postpone any date scheduled for, or reduce the amount of, any payment of principal or interest under Section 2.07 or 2.08 or any fees without the written consent of each Lender directly affected thereby, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Term Loans or extension of the Maturity Date pursuant to Section 2.14 shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(c)  reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees (including fees set forth in Section 2.05(d)) or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)  change any provision of this Section 10.01, the definition of “Required Lenders,” “Majority Revolving Lenders” or “Pro Rata Share” or Section 2.06(b), 2.13, 2.14 or 8.04 or the last sentence of Section 8.02, in any such case without the written consent of all Lenders directly affected thereby; provided, however, that the definition of “Pro Rata Share” and Section 2.13 may be amended by the Required Lenders to permit the prepayment of Loans by the Borrower at a discount to par on terms and conditions approved by the Required Lenders, so long as any such prepayment is offered on a ratable basis to all Lenders of the applicable Class (and made ratably to all accepting Lenders of the applicable Class);

(e)  other than in a transaction permitted under Sections 7.04 or 7.05, release all or a substantial portion of the Collateral in any transaction or series of related transactions, without the written consent of each Lender; or

(f)  other than in connection with a transaction permitted under Section 7.04 or 7.05, release all or a substantial portion of the aggregate value of the Guarantees under the Guaranty, without the written consent of each Lender;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each L/C Issuer in addition to the Lenders required above, affect the rights or duties of an L/C Issuer under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document; (iv) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (v) the consent of Lenders holding more than 50% of any Class of Commitments or Loans (or, in the event such Lenders constitute less than three Lenders (and three or more Lenders holding such Class of Commitments or Loans (other than Defaulting Lenders) then exist), the consent of such Lenders plus a number of additional Lenders (that are not Defaulting Lenders) holding such Class of Commitments or Loans so that the consent of not less than three Lenders holding such Class of Commitments or Loans is obtained) shall be required with respect to any amendment that (x) waives any condition precedent set forth in Section 4.02 solely with respect to the making of Loans or other extensions of credit by such Class (it being understood that a general waiver of an existing Default by the Required Lenders or an amendment approved by the Required Lenders that has the effect of “curing” an existing Default and permitting the making of Loans or other extensions of credit shall constitute a waiver of a condition precedent governed under this clause) or (y) by its terms adversely affects the rights of such Class in respect of payments hereunder in a manner different than such amendment affects other Classes; (vi) no amendment, modification or waiver of any provision of Section 2.05(b)(x) in a manner adversely affecting the priority status of the Obligations owing to the Revolving Credit Lenders shall be made without consent of the Majority Revolving Lenders; and (vii) no amendment or modification may be made to this Agreement without the consent of the Majority Term Lenders if the effect thereof is to increase the aggregate amount of Obligations hereunder entitled to priority treatment as Revolving Obligations for purposes of Sections 2.05(b)(x) and 8.04.  Any such wavier and any such amendment, modification or supplement in accordance with the terms of this Section 10.01 shall apply equally to each of the Lenders and shall be binding on the Loan Parties, the Lenders, the

Agents and all future holders of the Loans and Commitments.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the “Required Lenders” and the Lenders’ “Pro Rata Share”.

Notwithstanding anything to the contrary contained in Section 10.01, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans (the “Refinanced Term Loans”) with a replacement term loan tranche denominated in Dollars (the “Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Rate for such Replacement Term Loans shall not be higher than the Applicable Rate for such Refinanced Term Loans, (c) the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans), and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Loans in effect immediately prior to such refinancing.

In addition, notwithstanding anything to the contrary contained in this Section 10.01, this Agreement and the Loan Documents may be modified in connection with the Chapter 11 Cases in accordance with the Plan of Reorganization.

SECTION 10.02.        Notices and Other Communications; Facsimile Copies.

(a)  General.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)  if to the Borrower, the Administrative Agent, an L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)  if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the L/C Issuers and the Swing Line Lender.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent, the L/C Issuers and the Swing Line Lender pursuant to Article 2 shall not be effective until actually received by such Person.  In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b)  Effectiveness of Facsimile Documents and Signatures.  Loan Documents may be transmitted and/or signed by facsimile.  The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c)  Reliance by Agents and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct.  All telephonic notices to the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 10.03.        No Waiver; Cumulative Remedies.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

SECTION 10.04.        Attorney Costs, Expenses and Taxes.  The Borrower agrees (a) to pay or reimburse the Administrative Agent, the Syndication Agent, the Co-Documentation Agents and the

Joint Lead Arrangers for all reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs of White & Case LLP and all reasonable fees, disbursements and other charges through the Closing Date of The Blackstone Group (as financial advisers to the Lenders), and (b) to pay or reimburse the Administrative Agent, the Syndication Agent, the Co-Documentation Agents, the Joint Lead Arrangers and each Lender for all out-of-pocket costs and expenses incurred in connection with the enforcement of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all Attorney Costs of counsel to the Administrative Agent).  The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees and taxes related thereto, and other (reasonable, in the case of Section 10.04(a)) out-of-pocket expenses incurred by any Agent.  The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.  All amounts due under this Section 10.04 shall be paid within ten (10) Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail.  If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent  in its sole discretion.

SECTION 10.05.        Indemnification by the Borrower.  Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower, any Subsidiary or any other Loan Party, or any Environmental Liability related in any way to the Borrower, any Subsidiary or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence or willful misconduct of such Indemnitee or of any affiliate, director, officer, employee, counsel, agent or attorney-in-fact of such Indemnitee, in each case as determined by a final, non-appealable judgment.  No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan

Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date).  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents is consummated.  All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.05.  To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.05 may be unenforceable in whole or in part because they are violative of any Law or public policy, the Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by any Indemnitee.  The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

SECTION 10.06.        Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 10.07.        Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee, (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)  (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to Disqualified Institutions) (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this Section 10.07(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)  the Borrower; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (excluding therefrom Disqualified Institutions) or, if an Event of Default has occurred and is continuing, any Assignee;

(B)  the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of a Term Loan to a Lender or an Affiliate of a Lender and no consent of the Administrative Agent shall be required for an assignment to an Agent or an Affiliate of an Agent;

(C)  each L/C Issuer at the time of such assignment; provided that no consent of the L/C Issuers shall be required for any assignment to an Agent or an Affiliate of an Agent; and

(D)  the Swing Line Lender; provided that no consent of the Swing Line Lender shall be required for any assignment to an Agent or an Affiliate of an Agent.

(ii)  Assignments shall be subject to the following additional conditions:

(A)  except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consents; provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B)  the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500;

(C)  the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D)  none of (i) Holdings, (ii) any direct or indirect holder of the Equity Interest in Holdings, (iii) the Borrower, (iv) any Affiliate of the Borrower or (v) any Person that has been denied an approval or a license, or otherwise found unsuitable, under the Laws related to racing, riverboat and/or casino gaming operations in any relevant jurisdiction applicable to the Lenders shall be an Eligible Assignee.(32)

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis.

(c)  Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned

(32) Discuss exclusion for financial institutions which hold Equity Interests in Parent by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, L/C Obligations (specifying the Unreimbursed Amounts), L/C Borrowings and amounts due under Section 2.03, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e)  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that directly affects such Participant.  Subject to Section 10.07(f), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c) but shall not be entitled to recover greater amounts under such Sections than the selling Lender would be entitled to recover unless the sale of such participation was made with Borrower’s prior consent.  To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(f)  A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 10.15 as though it were a Lender.

(g)  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)  Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 or 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder.  The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)  Notwithstanding anything to the contrary contained herein, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)  Notwithstanding anything to the contrary contained herein, any L/C Issuer or the Swing Line Lender may, upon thirty (30) days’ notice to the Borrower and the Lenders, resign as an L/C Issuer or the Swing Line Lender, respectively; provided that on or prior to the expiration of such 30-day period with respect to such resignation, the relevant L/C Issuer or the Swing Line Lender shall have identified a successor L/C Issuer or Swing Line Lender reasonably acceptable to the Borrower willing to accept its appointment as successor L/C Issuer or Swing Line Lender, as applicable.  In the event of any such resignation of an L/C Issuer or the Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders willing to accept such appointment a successor L/C Issuer or Swing Line Lender hereunder; provided that no failure by the Borrower to appoint any such successor shall affect the resignation of the relevant L/C Issuer or the Swing Line Lender, as the case may be, except as expressly provided above.  If an L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)).  If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c).

(k)  Notwithstanding anything to the contrary contained herein, no Assignee shall have recourse to the provisions of Sections 3.01 and 3.05 if the condition upon which such recourse is based was in existence at the time of the applicable assignment under this Section 10.07.

SECTION 10.08.        Confidentiality.  Each of the Agents and the Lenders agrees to use commercially reasonable efforts (equivalent to the efforts each such Person applies to maintain the confidentiality of its own confidential information) to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Borrower), to any pledgee referred to in Section 10.07(g), counterparty to a Swap Contract, Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender or its Affiliates; (i) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder; or (j) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to the Loan Parties received by it from such Lender).  In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions.  For the purposes of this Section 10.08, “Information” means all information received from any Loan Party relating to any Loan Party or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the date hereof, such information is clearly identified at the time of delivery as confidential or (ii) is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof.

SECTION 10.09.        Setoff.  (a) In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party and its Subsidiaries) to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that any recovery by any Lender or its Affiliates pursuant to its setoff rights under this Section 10.09 is subject to the provisions of Section 8.04.  Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application.  The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have.

(b)  NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER OR THE ADMINISTRATIVE AGENT SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED BANKS OR, TO THE EXTENT REQUIRED BY SECTION 10.01 OF THIS AGREEMENT, ALL OF THE BANKS, OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR THE ADMINISTRATIVE AGENT OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID.  THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

SECTION 10.10.        Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents (collectively, the “Charges”) shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.  To the extent permitted by applicable Law, the interest and other Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 10.10 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.  Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in this Agreement, unless and until the rate of interest again exceeds the Maximum Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Rate.  If the Maximum Rate is calculated pursuant to this Section 10.10, such interest shall be calculated at a daily rate equal to the Maximum Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 10.10, a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Rate, the Administrative Agent shall, to the extent permitted by applicable Law, promptly apply such excess in the order specified in this Agreement and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

SECTION 10.11.        Counterparts.  This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Delivery by telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document.  The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

SECTION 10.12.        Integration.  This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.  In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement.  Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

SECTION 10.13.        Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than Obligations under Secured Hedge Agreements, Cash Management Obligations or contingent indemnification obligations, in any such case, not then due and payable) or any Letter of Credit shall remain outstanding.

SECTION 10.14.        Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.15.        Tax Forms. (a)  (i)  Each Lender and Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “Foreign Lender”) shall, if not previously delivered, deliver to the Borrower and the Administrative Agent, on or prior to the date which is ten (10) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 871(h)(3)(B) of the Code, or (iii) a controlled foreign corporation related to the Borrower with the meaning of Section 864(d) of the Code.  Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Borrower and the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Borrower and the Administrative Agent and (3) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and (B) promptly notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(ii)  Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Foreign Lender under any of the Loan Documents (for example, in the case of a typical participation by such Foreign Lender), shall deliver to the Borrower and the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (in either case, in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Foreign Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Foreign Lender acts for its own account that is not subject to United States withholding tax, and (B) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto), together with any information such Foreign Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Foreign Lender is not acting for its own account with respect to a portion of any such sums payable to such Foreign Lender.

(iii)  The Borrower shall not be required to pay any additional amount or any indemnity payment under Section 3.01 to (A) any Foreign Lender if such Foreign Lender shall have failed to satisfy the foregoing provisions of this Section 10.15(a), or (B) any U.S. Lender if such U.S. Lender shall have failed to satisfy the provisions of Section 10.15(b); provided that (i) if such Lender shall have satisfied the requirement of this Section 10.15(a) or Section 10.15(b), as applicable, on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this Section 10.15(a) or Section 10.15(b) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate and (ii) nothing in this Section 10.15(a) shall relieve the Borrower of its obligation to pay any amounts pursuant to Section 3.01 in the event that the requirements of 10.15(a)(ii) have not been satisfied if the Borrower is entitled, under applicable Law, to rely on any applicable forms and statements required to be provided under this Section 10.15 by the Foreign Lender that does not act or has ceased to act for its own account under any of the Loan Documents, including in the case of a typical participation.

(iv)  The Administrative Agent may deduct and withhold any taxes required by any Laws to be deducted and withheld from any payment under any of the Loan Documents.

(b)  Each Lender and Agent that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall, if not previously delivered, deliver to the Administrative Agent and the Borrower two duly signed, properly completed copies of IRS Form W-9 on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or any successor form.  If such U.S. Lender fails to deliver such forms, then the Administrative Agent may withhold from any payment to such U.S. Lender an amount equivalent to the applicable backup withholding tax imposed by the Code.

SECTION 10.16.        Governing Law.  THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a)  ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE BORROWER, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS.  THE BORROWER, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY

OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO.

(b)  NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 10.16, NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE AGENTS, THE JOINT LEAD ARRANGERS, THE L/C ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS AGAINST THE BORROWER OR ANY OF ITS SUBSIDIARIES OR ANY OF THEIR PROPERTIES OR ASSETS IN THE COURTS OF ANY JURISDICTION.

SECTION 10.17.        Waiver of Right to Trial by Jury.  EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.17 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.18.        Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

SECTION 10.19.        Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent.  The provisions of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 10.20.        Acknowledgments.  The Borrower hereby acknowledges that:

(a)  it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)  no Joint Lead Arranger, Agent or Lender has any fiduciary relationship with or duty to the Borrower or any other Loan Party arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Joint Lead Arrangers, the Agents and the Lenders, on one hand, and the Borrower and the other Loan Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c)  no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Joint Lead Arrangers, the Agents and the Lenders or among the Borrower, the other Loan Parties and the Lenders.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 10.21.        USA PATRIOT Act.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 10.22.        Gaming Authorities and Liquor Authorities.  This Agreement is subject to the Gaming Laws and the Liquor Laws.  Without limiting the foregoing, the Agents and the Lenders acknowledge that rights, remedies and powers in or under this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and the Liquor Laws and only to the extent that any required approvals (including prior approvals) are obtained from the requisite Gaming Authorities and the Liquor Authorities.  Each of the Joint Lead Arrangers, the Agents and Lenders agrees to cooperate with the applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Borrower and the other Loan Parties, including to the extent not inconsistent with the internal policies of such Joint Lead Arranger, Agent or Lender and any applicable legal or regulatory restrictions, the provision of such documents or other information as may be requested by any such Gaming Authorities relating to the Joint Lead Arrangers, the Agents, any of the Lenders or the Borrower or any other Loan Party, or the Loan Documents.  Notwithstanding any other provision of this Agreement, the Borrower expressly authorizes, and will cause each other Loan Party to authorize, each Joint Lead Arranger, Agent and Lender to cooperate with the applicable Gaming Authorities as described above.

SECTION 10.23.        Certain Matters Affecting Lenders.  (a)   If any Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under applicable Gaming Laws (a “Former Lender”), the Administrative Agent shall have the right (but not the duty) to cause such Former Lender (and such Former Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Credit Commitments, if any, in full to one or more Eligible Assignees (each a “Substitute Lender”) in accordance with the provisions of Section 10.07 and the Former Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Substitute Lender shall pay to the Former Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Former Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Former Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid Fees owing to such Former Lender; (2) on the date of such assignment, the Borrower shall pay any amounts payable to such Former Lender pursuant to Article III; or otherwise as if it were a prepayment.  The Borrower shall bear the costs and expenses of any Lender required by any Gaming Authorities to file an application for a finding of suitability in connection with the investigation of an application by the Borrower or the other Loan Parties for a license to operate a gaming establishment.

(b)  Notwithstanding the provisions of Section 10.23(a), if any Lender becomes a Former Lender, and if the Administrative Agent fails to find a Substitute Lender pursuant to Section 10.23(a) within any time period specified by the appropriate Gaming Authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrower shall immediately prepay in full the outstanding amount of all Term Loans and Revolving Exposure of such Former Lender, together with all unpaid fees owing to such Former Lender pursuant to Section 2.09 and any amounts payable to such Former Lender pursuant to Article III or otherwise as if it were a prepayment and, in each case where applicable, with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of the applicable Withdrawal Period.  Upon the prepayment of all amounts owing to any Former Lender and the termination of such Former Lender’s Revolving Credit Commitments, if any (whether pursuant to Section 10.23(a) or 10.23(b)), such Former Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Former Lender to indemnification hereunder shall survive as to such Former Lender.

SECTION 10.24.        REVOLVING CREDIT FACILITY PRIORITY.  EACH LENDER WITH OUTSTANDING TERM LOANS ACKNOWLEDGES AND AGREES THAT THE OBLIGATIONS IN RESPECT OF THE REVOLVING CREDIT COMMITMENTS (OR, AFTER THE TERMINATION THEREOF, REVOLVING CREDIT EXPOSURE) (INCLUDING OUTSTANDING REVOLVING CREDIT LOANS, SWING LINE LOANS AND L/C OBLIGATIONS) ARE ENTITLED TO DISTRIBUTIONS PURSUANT TO SECTION 8.04 (INCLUDING DISTRIBUTIONS PURSUANT TO AN INSOLVENCY PROCEEDING) PRIOR TO ANY DISTRIBUTIONS BEING APPLIED TO THE OBLIGATIONS IN RESPECT OF OUTSTANDING TERM LOANS.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed as of the date first above written.

STATION CASINOS, INC.,

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent, L/C Issuer and Swing Line Lender

By:
Name:
Title:

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JPMORGAN CHASE BANK, N.A., as Syndication Agent

By:
Name:
Title:

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Schedule 2

LAND LOAN FACILITY

Executive Summary of Terms and Conditions(1)

Set forth below is a summary of certain of the terms and conditions (together with Exhibits A and B hereto, the “Term Sheet”) for the Land Loan Facility (as defined below).

Holdings:	A newly-formed direct wholly-owned “unrestricted” subsidiary (“New LandCo Holdings”) of New OpCo.

Borrower:	A newly-formed direct wholly-owned subsidiary of New LandCo Holdings and an indirect “unrestricted” subsidiary of New OpCo will be the borrower under the Land Loan Facility (“New LandCo”).

Guarantors:	New LandCo Holdings and each of New LandCo’s direct and indirect, existing and future domestic subsidiaries (collectively, the “Guarantors” and, together with New LandCo, the “Loan Parties”).

Administrative Agent and Collateral Agent:	Deutsche Bank Trust Company Americas (in such capacity, the “Administrative Agent”).

Lenders:

The existing lenders party to the 2007 Credit Agreement (the “Existing Lenders”), together with the other banks and financial institutions which from time to time become party to the Land Loan Facility (collectively, the “Lenders”).

Principal Amount:

A term loan facility in an aggregate principal amount of $25.0 million (the “Land Loan Facility”). The loans under the Land Loan Facility (the “Land Loans”) shall be non-recourse to New OpCo and its restricted subsidiaries.

Maturity:

Fifth year anniversary of the Closing Date, subject to two one-year extension options (i.e., years 6 and 7) to be available subject to (i) the absence of default, (ii) payment of a 1% extension fee for each extension year, and (iii) a step-up in interest rate for each extension year as provided in Exhibit A attached hereto, provided that, in the case of an extension on the fifth or sixth anniversary of the Closing Date, if (x) the final stated maturity of each of New PropCo’s Senior Secured Facilities and New OpCo’s Senior Secured Facilities has not been extended (by amendment or refinancing) to a date identical to or later than the sixth or seventh anniversary, as the case may be, of the Closing Date or (y) all obligations under each of New PropCo’s Senior Secured Facilities and New OpCo’s Senior Secured Facilities have not been repaid in full (or refinanced or replaced with other indebtedness that matures prior to the sixth or seventh anniversary, as the case may be, of the Closing Date), in either case on or prior to the date occurring 90 days after such fifth or sixth year anniversary, as the case may be, then the Maturity Date shall instead be the 90th day following such fifth or sixth year anniversary, as the case may be (such date, as extended in accordance with the terms hereof, the “Maturity Date”).

Fees and Interest Rates:	As set forth on Exhibit A attached hereto.

Scheduled Amortization:	None prior to the Maturity Date.

Guaranties	Each Guarantor shall be required to provide an unconditional guaranty (collectively, the “Guaranties”) of all amounts owing under the Land Loan Facility. Such Guaranties shall be

(1) Capitalized terms used herein but not defined herein shall have the meanings given to them in that certain Credit Agreement, dated as of November 7, 2007, among Stations Casinos, Inc. and various lenders (the “2007 Credit Agreement), the Stations Casino, Inc. Restructuring Term Sheet, dated as of April 16, 2010 (the “Restructuring Term Sheet”) to which this Term Sheet is attached or Exhibit A attached hereto.

guarantees of payment and not of collection.

Collateral:

All amounts owing under the Land Loan Facility and all obligations under the Guaranties will be secured (subject to compliance with applicable gaming laws) by (x) a first priority perfected security interest in all stock, other equity interests and promissory notes owned by the Loan Parties, and (y) a first priority perfected security interest in all other tangible and intangible assets owned by the Loan Parties (including, without limitation, receivables, inventory, equipment, contract rights, securities, patents, trademarks, other intellectual property, cash, bank and securities deposit accounts and real estate and leasehold interests (including the real property described on Exhibit B hereto, the “New LandCo Real Properties”(2))), except for such assets of the Loan Parties as may be mutually agreed (all of the foregoing, the “Collateral”).

Optional Prepayments:	Optional prepayments usual and customary for this type of facility.

Mandatory Prepayments:

Mandatory repayments of the Land Loans from (i) 100% of the applicable Release Price (as defined below) in connection with the sale of each New LandCo Real Property, (ii) 100% of the net cash proceeds of asset sales and dispositions (excluding dispositions of New LandCo Real Properties described in preceding clause (i) but including insurance condemnation and casualty events), subject to exceptions to be mutually agreed, and (iii) 100% of the net cash proceeds of the issuance or incurrence of debt, subject to certain exceptions to be mutually agreed.

Funding of New LandCo Land Carry Costs:

New OpCo will fund taxes, insurance premiums and other land carry costs (excluding debt service) of New LandCo and its subsidiaries in respect of the New LandCo Real Properties (collectively, “Land Carry Costs”) by way of subordinated intercompany loans (“New LandCo Subordinated Intercompany Loans”) in an aggregate principal amount not to exceed the amount of, and the proceeds of which are to be used solely to pay when and as due, all Land Carry Costs incurred by New LandCo and its subsidiaries. In addition, New OpCo shall enter into a capital contribution or other support agreement in form and substance satisfactory to the Required Consenting Lenders (as defined in the Support Agreement) “back-stopping” its obligation to fund Land Carry Costs as provided above (the “OpCo Support Agreement”) until the earlier of (i) the Maturity Date and (ii) acceleration of the Land Loans by the Lenders.

Land Release Provisions:

The Land Loan Facility will provide for the release of the mortgage on specified New LandCo Real Property upon the sale of such New LandCo Real Property, subject to payment of the applicable Release Price. As used herein, “Release Price” shall mean, as to any New LandCo Real Property at any time, the higher of (i) the minimum release price to be mutually agreed and (ii) the actual net cash proceeds received by New LandCo and its subsidiaries in connection with the sale of such New LandCo Real Property.

Land Loan Facility Documentation:

The definitive credit documentation for the Land Loan Facility (the “Land Loan Facility Documentation”) shall contain representations and warranties, affirmative and negative covenants (other than financial covenants) and events of default as described below, subject to “baskets”, carve-outs, exceptions, standards, thresholds, qualifications and grace and cure periods as may be mutually agreed and with certain defined terms and boilerplate provisions to be substantially similar to those contained in the definitive credit agreement for the New OpCo Senior Secured Facilities (the “OpCo Credit Agreement”) where appropriate in the judgment of the Required Consenting Lenders and New LandCo.(3)  The Land Loan Facility Documentation will also provide that, following a default, the Loan Parties and FG will provide full transition services to the Lenders and their designees pursuant to documentation

(2)           To exclude those real properties to be contributed in trust pursuant to the terms of the existing Native American contracts for the development of Graton, Chico and North Fork.

(3)           In preparing the Land Loan Facility Documentation, the parties will also take account of the definitive loan documentation to be entered into by CV PropCo LLC (i.e., Old LandCo) in connection with the restructuring transactions contemplated by the Plan.

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satisfactory to New LandCo and the Required Consenting Lenders. The Land Loan Facility Documentation shall be in form and substance satisfactory to the New LandCo and the Required Consenting Lenders.

Representations and Warranties:

The Land Loan Facility Documentation shall include representations and warranties customary for facilities of this type, including (i) corporate status, (ii) power and authority, (iii) due authorization, execution and delivery and enforceability, (iv) no violation or conflicts with laws, contracts or charter documents, (v) governmental and third-party approvals, (vi) financial statements and undisclosed liabilities, (vii) absence of material litigation, (viii) true and complete disclosure, (ix) use of proceeds and compliance with margin regulations, (x) tax returns and payments, (xi) compliance with ERISA, environmental law, general statutes, etc., (xii) ownership of property, (xiii) validity, perfection and priority of security interests under security documentation, (xiv) inapplicability of Investment Company Act, (xv) employment and labor relations, (xvi) intellectual property, franchises, licenses, permits, etc., (xvii) existing indebtedness, (xviii) maintenance of insurance, (xix) location of real property, and (xx) collateral accounts.

Affirmative Covenants:

The Land Loan Facility Documentation shall include affirmative covenants customary for facilities of this type, including (i) compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) maintenance of corporate separateness; (ix) further assurances as to perfection and priority of security interests and additional guarantors; (x) notice of defaults, material litigation and certain other material events; (xi) financial and other reporting requirements; (xii) use of proceeds, including as to proceeds of New LandCo Subordinated Intercompany Loans; (xiii) ownership of subsidiaries; (xiv) ERISA covenants; and (xv) covenant relating to “Land Release Provisions” described above.

Negative Covenants:

The Land Loan Facility Documentation shall include negative covenants customary for facilities of this type, including limitations on (i) liens; (ii) incurrences of debt and incurrences of debt under guarantees or other contingent obligations, with an exception for the incurrence of New LandCo Subordinated Intercompany Loans; (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property and assets (including sale-leaseback transactions), subject to the sale of New LandCo Real Property as contemplated by the Land Release Provisions described above; (v) loans, acquisitions, joint ventures and other investments (including joint ventures and project developments); (vi) dividends and other distributions to, and redemptions and repurchases from, equity holders, (vii) prepaying, redeeming or repurchasing other debt; (viii) transactions with affiliates; (ix) restrictions on distributions, advances and asset transfers by subsidiaries; (x) formation of subsidiaries, subject to provision of guaranties and security documents in respect of collateral; (xi) issuances of certain equity interests; (xii) changes in the nature of business as a passive real property holding company owning the New LandCo Real Properties; (xiii) amendment, waiver or modification of organizational documents or the OpCo Support Agreement; (xiv) amendment, waiver or modification of the management agreement with FG (the “FG Management Agreement”), the related management fee subordination agreement or any other material contract if such amendment, waiver or modification is to the subordination provisions thereof (if applicable), results in an increase in fees or costs or is otherwise adverse to New OpCo or the Lenders in any material respect; and (xv) negative pledges.

Events of Default:

The Land Loan Facility Documentation shall include events of default customary for facilities of this type, including (i) nonpayment of principal when due or interest, fees or other amounts after a grace period to be mutually agreed; (ii) failure to perform or observe covenants set forth in the Land Loan Facility Documentation, subject (where customary and appropriate) to notice and an appropriate grace period; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-defaults to other indebtedness in an amount to be mutually agreed; (v) bankruptcy,

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insolvency proceedings, etc.; (vi) inability to pay debts, attachment, etc.; (vii) monetary judgment defaults in an amount to be mutually agreed and material non-monetary judgment defaults; (viii) customary ERISA and environmental defaults; (ix) actual or asserted invalidity of Land Loan Facility Documentation or subordination provisions or impairment of the security interests in the Collateral; (x) Change of Control (to be defined); and (xi) the breach or termination of FG Management Agreement, the related management fee subordination agreement or the OpCo Support Agreement.

Conditions Precedent:	Substantially as set forth in the OpCo Credit Agreement, as modified to reflect the applicable terms of the Land Loan Facility.

Voting	Customary for facilities of this nature.

Assignments and Participations, Yield Protection and Governing Law:	Substantially as set forth in the OpCo Credit Agreement.

Expenses and Indemnification:	Substantially as set forth in the OpCo Credit Agreement.

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EXHIBIT A

Interest and Certain Fees

Interest Rate Options:

At New LandCo’s option, the Land Loans may be maintained from time to time as (a) Base Rate Loans, which shall bear interest at the Base Rate (as defined in the Draft OpCo Credit Agreement) plus the Applicable Margin or (b) Eurodollar Loans, which shall bear interest at the Adjusted LIBO Rate (as defined in the Draft OpCo Credit Agreement) plus the Applicable Margin.

As used herein, “Applicable Margin” means:

Anniversary of the Closing Date	Eurodollar Loans	Base Rate Loans

Until the 5th anniversary	3.50%	2.50%

From and after 5th anniversary to 6th anniversary	4.50%	3.50%.

From and after 6th anniversary	5.50%	4.50%

Form of Interest Payment:

All interest on the Land Loans will be paid in kind (i.e., capitalized as principal under the Land Loan Facility) for the first five years following the Closing Date. Thereafter, interest on the Land Loans will be paid in cash.

Interest Payment Dates:

ABR Loans - quarterly in arrears.

Eurodollar Loans - On the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:	2.0%.

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EXHIBIT B

New LandCo Real Properties

Land

• Inspirada
• Castaways
• Durango
• Flamingo
• Reno Boyd
• Mt. Rose Hwy. Site
• Reno Convention Center Site
• Sunset/Landell

SCHEDULE 3

Station Casinos, Inc.  (“OpCo”)

Proposed Allocation of Intellectual Property (“IP”), IT and other Assets(1)

IP (other than IT)	Proposal

1. Exclusive PropCo Trademarks

•                  BOULDER

•                  SUNSET

•                  PALACE

•                  RED ROCK

•                  Other trademarks containing words “boulder,” “sunset,” “palace” or “red rock” but not the word “station”.

•                  Other trademarks exclusive to PropCo as more particularly set forth in Exhibit A.

•                  Other trademarks exclusive to Wild Wild West properties as more particularly set forth in Exhibit A.

PropCo to own all trademarks exclusive to PropCo and that do not contain any Opco Elements (as defined below) to be specified in the definitive documents and to be updated as of closing date to include derivative and subsequent exclusive marks), together with matching, corporate names, trade names, d/b/a names and domain names (“Trade Names”), and including trademark rights in Internet key words, social networks and new media.

The purchaser of OpCo or its assets, as applicable (“OpCo Purchaser”) agrees to quitclaim to PropCo all of its right, title and interest in and to the terms RED ROCK, BOULDER, SUNSET and PALACE.

Land Loan Borrower to own all trademarks that are exclusive to the Wild Wild West properties (including VIVA), to be specified in the definitive documents, together with matching Trade Names and including trademark rights in Internet key words, social networks and new media.

OpCo Purchaser will not be restricted from (i) neutral, non-trademark use of such trademarks (e.g., “Happy Hour starts at sunset”) or (ii) referring to the PropCo trademarks in a non-trademark manner to describe the history of its business, to the extent permitted by law and/or as required by law (the “Permitted Exceptions”).

OpCo Purchaser to acquire all other trademarks used by OpCo, subject to licenses below, together with matching Trade Names and including trademark rights in Internet key words, social networks and new media.

“OpCo Elements” means (i) the terms “Station,” “Jumbo,” “Boarding Pass,” “Cabo,” and “Feast”, (ii) OpCo’s shade of red used in the trademark, “Station Casinos,” (iii) the arch shape of the “Station Casinos” mark, and (iv) the type fonts used in the “Station Casinos” mark or the “Santa Fe Station” mark. The parties agree to negotiate in good faith as to whether any other identifiable branding elements should be treated as Opco Elements and will specify the same in the definitive documents.

2. Joint Interest Trademarks

• BOULDER STATION • SUNSET STATION • PALACE STATION • RED ROCK STATION

PropCo to have a license until later of (i) 12 months from filing date of plan or (ii) 8 months from effective date of plan of reorganization to use BOULDER STATION, SUNSET STATION and PALACE STATION (together, with RED ROCK STATION, the “Joint Interest Trademarks”).

License includes trademarks and matching Trade Names and includes trademark rights in Internet key words, social networks and new media.

(1)                                  This chart addresses permanent allocation of IP assets.  References in this chart to the “MLCA” mean the draft Second Amended Master Lease Compromise Agreement, in substantially the form filed with the Bankruptcy Court on April 19, 2010.  References herein to “PropCo” shall include any entity established in connection with the Plan to acquire the assets of Propco  references to Propco properties shall include references to the Wild Wild West properties to be transferred to the Land Loan Borrower,  and references to “OpCo” shall include any subsidiaries of OpCo, in each case as the context may require.

IP (other than IT)	Proposal

(In each case, as more particularly set forth in Exhibit B.)

Neither party will use the mark RED ROCK STATION from and after the date hereof and neither party will use any of the Joint Interest Trademarks after the transition period, whether as trademarks or matching Trade Names and including trademark rights in Internet key words, social networks and new media, subject to the Permitted Exceptions.This does not prevent Propco from referring to the Joint Interest trademarks or to Station Casinos Inc. in a non-trademark manner to describe the history of its company or as required by law.

OpCo Purchaser will maintain domain names to avoid acquisition by third parties. OpCo Purchaser will also maintain trademark registrations for as long as reasonably possible to avoid acquisition by third parties.

After end of transition period, users typing in www.boulderstation.com (or the other Trade Names constituting a Joint Interest Mark) would go to an inactive page.

PropCo to select brands that do not use “Station” as soon as commercially practicable, and use commercially reasonable efforts to make changes that are easier to facilitate (e.g., website use) more quickly than expiration of license period, to be agreed upon prior to the date of plan confirmation and specified in definitive documentation.

3. Non-Exclusive Trademarks

•                  JUMBO PLAY

•                  JUMBO POKER

•                  BOARDING PASS

•                  KENO-TO-GO

•                  STATION or STATION CASINOS (used apart from Boulder, Palace, Red Rock and Sunset)

•                  FEAST BUFFET

•                  CABO

•                  Any other non-exclusive marks as set forth in mutually-agreed schedules

PropCo to have a license until later of (i) 12 months from filing date of plan or (ii) 8 months from effective date of plan of reorganization to continue using all trademarks (and matching Trade Names) that are currently used by both PropCo and OpCo (the “Non Exclusive Trademarks”) (including FEAST BUFFET or other restaurants inside both OpCo and PropCo hotels), to be set forth on a mutually agreed schedule, along the same principles as point 2 above, except for the later of (x) 6 months from filing date of plan or (y) 4 months from effective date of plan of reorganization for JUMBO, BOARDING PASS and STATION (“station” used apart from Boulder, Sunset, etc), subject in each case to the Permitted Exceptions.

PropCo to make changes that are easier to facilitate (e.g., website use) more quickly than expiration of license period.

Without expanding the licenses described herein, PropCo will not be contractually restricted from using words contained within the OpCo trademarks or Non-Exclusive Trademarks to refer to OpCo Purchaser’s trademarks or businesses in a nominative fair use manner so long as such use does not give rise to confusion as to an association or affiliation between the parties or their respective products or services.

4. Other Trade Dress/ Branding Features

• Any brand elements that are used to promote any of the OpCo Properties, to be specified in the definitive documents, including: • OpCo’s specific shade of red used in the trademark “Station Casinos”

Except as permitted in the transitional licenses described above, PropCo will not use any Opco Elements in signage and branding. This will not affect PropCo’s right to use font and color in the existing signage for Boulder, Red Rock, Sunset and Palace but would affect PropCo’s rights to use existing font for the Palace Station web site.

2

IP (other than IT)	Proposal

• Arch shape of “Station Casinos” mark • Font and typeface used in the trademark “Station Casinos” or the “Santa Fe Station” mark

5. Patents

U.S. Patents and patent applications (and any patents issuing therefrom) related to player tracking systems, including U.S. Patents Nos. 6,320,793, 6,672,589 & 7,018,291 and as otherwise specified in the definitive documents.

Non-exclusive, perpetual, fully paid up license in favor of Propco which is transferable and sub-licensable to all Permitted Users as defined in Item 10 below.

6. Registered Copyrights

3 registered US copyrights (appear to cover logo artwork and similar visual material)	No ownership or license for PropCo.

7. Other Intellectual Property

OpCo owns IP rights in items such as:

•                  website content (graphics, photography, creative promotional text for hotels)

•                  hard-copy advertising and promotional materials

•                  on-premises textual materials and graphics

•                  proprietary software

PropCo to use current website content accessible on OpCo website (operated by OpCo Purchaser) by clicking on PropCo hotel picture or link for earlier of (i) the later of 12 months from filing date of plan or 8 months from effective date of plan of reorganization or (ii) the end of transition services. OpCo not to sever any existing links from www.stationcasinos.com to PropCo hotels for a period ending on the earlier of (i) the end of the license period and (ii) the launch of the new website for such PropCo property; provided that OpCo will offer mutually agreed on links for a period ending on the earlier of the end of the license period or 90 days after the launch of PropCo’s new website so that users typing in www.boulderstation.com (or the other Trade Names constituting a Joint Interest Mark) during such period would be redirected to PropCo’s new website.

PropCo not to use any OpCo Elements in its new website, but will otherwise be able to use existing website infrastructure and functionality (note: existing website infrastructure, including online guest transaction and account management systems, and related software applications are covered in Point 10) and does not have to re-create website user interface, provided that Propo redesigns all artwork so that website presentation to user avoids brand confusion with OpCo’s existing websites for www.stationcasinos.com or www.santafestationlasvegas.com.

PropCo to own all works of authorship and intellectual property used exclusively in connection with, and all images and text exclusively related to, the PropCo properties, subject to any limitations set forth above on the use of Opco Elements or trademarks retained by OpCo or sold to Opco Purchaser.

PropCo to have non-exclusive, perpetual, fully paid up license, which is transferable and sub-licensable to all Permitted Users, to use, and create derivative works of, any and all non-registered copyrightable artistic, marketing and graphical materials previously used in the ordinary course of operating the PropCo business and not otherwise transferred to PropCo, all such derivative works would be subject to limitations set forth above on any use of Opco Elements or trademarks retained by OpCo or sold to OpCo Purchaser.

3

IP (other than IT)	Proposal

8. Primary Customer Database

• Database of customers “whose primary casino play” is at a PropCo casino. (LRSA definition)

The “Primary Customers” for an OpCo or PropCo property, as applicable, will be determined first by determining that a customer’s greatest amount of play occurs at such OpCo or PropCo property and then determining the top twenty-five percent (25%) of such customers for each such property, in each case to be determined, as set forth below, based on theoretical play (as defined below) in the last 24 months prior to the date of entry of an order confirming the PropCo plan.

No later than seven days after the date the Court approves the OpCo bidding procedures, (i) OpCo and PropCo will cooperatively determine the Primary Customers (as defined below) for the Propco properties based on the specifics below and (ii) OpCo shall retain a list of its own Primary Customers and shall provide to Propco a list of PropCo’s Primary Customer, which lists will be held in escrow by a mutually agreed upon third party or otherwise held in escrow pursuant to confidentiality procedures agreed to by the Mortgage Lenders, PropCo and OpCo, with such information to be periodically updated as set forth in the MLCA and released to PropCo upon the date of actual transfer of assets contemplated herein; provided that if a Transition Event occurs under the MLCA other than due to Plan confirmation, this paragraph shall not impair the rights of PropCo and its Designees to receive customer data pursuant to the MLCA.

On the effective date of the plan of reorganization, the Primary Customer’s entire history of all property play at both OpCo and PropCo properties will be owned by the entity to which such Primary Customer is assigned and will be erased by the other party. Once a player is identified as a Primary Customer of an OpCo or PropCo property and assigned to OpCo or PropCo, as applicable, all non-gaming databases (hotel, restaurant. etc.) of all OpCo and PropCo properties which are tied to the Boarding Pass of such Primary Customer will be assigned to the party to whom such Primary Customer is assigned and will be erased by the other party. Any information in the non-gaming databases that is not tied to a Boarding Pass of a Primary Customer will remain in the database of the property where the activity took place and will not be shared with the other party at any time. In addition, PropCo shall retain at all times all information relating to its customers that are not Primary Customers of OpCo, and the OpCo Purchaser shall receive all information relating to customers of the OpCo and PropCo properties that are not Primary Customers of PropCo.

On the date of actual transfer of assets, Opco and Propco will supplement the previously prepared lists to add any new customers of each of the OpCo and PropCo properties that were not previously assigned to either OpCo or PropCo properties, and shall be so assigned based upon greatest rate of theoretical play during the interim period. To the extent that the primary theoretical play of a new customer is at a Propco property, then such new customer shall also be deemed to be Primary Customers of the applicable Propco property.

OpCo and PropCo shall each have the right to designate an independent observer to ensure the other party’s compliance with the foregoing purging obligations.

A customer’s theoretical play for determining a “Primary Customer” of a PropCo and/or OpCo property (such PropCo or OpCo status to be based on who will own such property after giving effect to all transactions occurring on the effective date), is determined as follows:

For the purposes of assigning player accounts to the respective entities as Primary Customers, the casino player database will be segmented into active and inactive groups. The assignment of active

4

IP (other than IT)	Proposal

player accounts will be determined by the guest having rated play of any gaming type excluding Keno within the last 24 months from the filing date of the plan of reorganization. Guests qualifying as active will then be assigned to each entity by determining the property of greatest combined gaming theoretical within such 24 month period. Files relating to new customers whose files are created after the initial determination of Primary Customers on or before the seventh day after the date the Court approves the OpCo bidding procedures and before the effective date of the plan of reorganization will be allocated based on the combined theoretical play solely during that period.

Keno play is not contained within the database and will therefore be disregarded for purposes of determining Primary Customer status. Race and Sports data will not be able to go back the full 24 months as it can only be tracked back to when data was converted to the current system and whatever Race and Sports data is available will be used in the Primary Customer calculation.

9. Business Information

Information related to the PropCo casinos

Note: This section addresses business information other than customer history files, which are addressed in Point 8.

Following the confirmation of the plan of reorganization until the date of the actual transfers of the assets, Opco Purchaser and Propco shall have, for purposes of transition, access to all business information pertaining, in the case of the Opco Purchaser, to one or more of the Opco facilities and operations being transferred to such Opco Purchaser or otherwise to be transferred to such Opco Purchaser on the effective date of the confirmed plan of reorganization, and in the case of Propco, to one or more of the Propco facilities and operations being transferred to Propco or otherwise to be transferred to such Propco on the effective date of the confirmed plan of reorganization. To facilitate such access, all information relating to tracking of operations (e.g., inventory, employee time, HR data, accounting and other “Transaction Data” (as defined below) as described below) will be posted on a shared drive to which OpCo and PropCo properties will have access after confirmation and prior to effective date, with such shared drive to be split at time of effectiveness so that each of OpCo and PropCo thereafter only has access to the tracking information relating to its separate properties. Each of OpCo and PropCo, however, shall be allowed to retain any historical information of the other party to the extent that applicable laws require such entity to retain any such information, subject to appropriate confidentiality measures.

PropCo will own and receive a copy of and be able to receive and use all company-wide business information (whether in print, digital, computerized or electronic form) that is not confidential as between OpCo and PropCo (e.g., PropCo would receive a human resources manual used by all OpCo and PropCo hotels but confidential from the public). OpCo Purchaser will own, retain, and will be able to use all such company-wide business information.

PropCo will receive a copy of and will be able to use all macros, templates and similar items for organizing or presenting business information in digital, computerized or electronic form that PropCo has used at any time until the end of the transition period. OpCo Purchaser will also retain a copy of and be able to use the foregoing.

Land Loan Borrower or PropCo will receive a copy of and be able to use business information and materials (whether in print, digital, computerized or electronic form) relating exclusively to existing Wild Wild West casino to the extent necessary to operate such casino.

5

IP (other than IT)	Proposal

As used above, “business information” is any type of information relating to OpCo or PropCo, including, without limitation employee documentation; overall HR programs documentation; training manuals and policies and procedures; job descriptions and operations standards and performance evaluation processes; new hire processes; time, attendance, labor management, compendium and scheduling forms, systems and reports; operational performance processes, metrics and reports; financial performance and budgeting processes and reports; departmental project/action item prioritization and organization documentation and systems; construction and design documentation; legal and contractual documentation; compliance/security/safety documentation and processes; physical plant and engineering documentation and processes; departmental forms; data base and general marketing analytics, segmentation and incentive methodologies; and player development systems, processes and reporting.

Marketing, artistic and graphical materials that are not “information” are covered in Point 7. Any reference to “systems” above means data within such systems, but does not include software, which is covered in Point 10.

“Business information” of PropCo also includes construction contracts (including warranties, etc. For prior work), architectural agreements, plans, specifications, engineering, and interior, exterior and landscape design material, etc., encompassing both completed work and future plans for PropCo hotels and the WWW property.

PropCo to have non-exclusive, perpetual, fully paid up license, which is transferable and sub-licensable to all Permitted Users, to create derivative works of any and all non-registered copyrightable materials described in the preceding paragraph previously used in the ordinary course of operating the PropCo business and not otherwise transferred to PropCo; all such derivative works would be subject to limitations on any use of OpCo retained trademarks and Opco Elements.

The term “Transaction Data” means, in each case with respect to the OpCo or PropCo casinos, all data and information, and associated hardware used in the ordinary course of business by any of such casinos, and includes, but is not limited to, data relating to player tracking systems, slot and table games accounting systems, hotel reservations systems and ticket-in/ticket-out systems and all other transaction-based systems; identification of all vendors and existing contracts (which may be redacted to exclude price or other sensitive information which OpCo or PropCo is contractually prohibited from disclosing to the other); all “Front of house ops systems” such as: casino accounting, cage and count; franchising and merchandising operation systems; performance management (live, syndicated, televised, pay-per-view); value-added guest services systems (Wi-Fi, guest internet, lodgenet, pay-per-view, telephone); convention and conference contract development & management systems; safety, security, surveillance systems and CCTV infrastructure, hotel marketing and reservation channels (including call centers, internet, interfaces with external travel brokers), point of sale, kitchen and restaurant management systems; insurance contracts with third-parties; payroll accounting systems; and all inventory tracking systems, master item lists and similar information.

Any reference to “systems” above means data within such systems, but does not include software, which is covered in Point 10. Any “hardware” referenced above is covered in Point 10.

6

IT Systems and Other Assets	Proposal

10. IT Systems

• Software • Hardware • Systems used by OpCo and PropCo in the operation of their businesses

All hardware and wires located at any PropCo property to be acquired by PropCo. All hardware and wires located at any OpCo property (except as otherwise provided in Item 13 below with respect to corporate FF&E) to be acquired by OpCo Purchaser.

PropCo or any designee of PropCo must acquire its own third-party software licenses, replacement licenses, assignments of licenses or sub-licenses, as applicable, for all non-proprietary software residing with OpCo and used in connection with the operation of the PropCo assets. If PropCo does not acquire them, PropCo must delete such third-party software or otherwise comply with vendor provisions on termination, subject to verification by representatives of the OpCo lenders and the PropCo lenders.

OpCo and OpCo Purchaser to provide reasonable cooperation regarding third party vendors and potential for price reductions, provided that OpCo is not required to incur unreimbursed out-of-pocket expense in such efforts.

OpCo Purchaser to own all software currently owned by OpCo and retain object code and source code for such software. PropCo to have a nonexclusive, perpetual, fully paid up license to use such software and make modifications of such software, which license shall be transferable and sub-licensable to Permitted Users. As used herein, “Permitted Users” means any entities owned by, affiliated with, or managed by Propco and/or Fertitta Gaming.

PropCo to retain a copy of the object code and source code of the above software, which is subject to the above license. Such software will allow each party to have access to all “Front of house ops systems” of such party, as described in the definition of “Transaction Data”.

11. Employees

• PropCo employees

Commencing on the date that a winning bid of the OpCo Purchaser is selected by OpCo, OpCo will provide PropCo and the OpCo Purchaser with access to all employment records with respect to (i) those non-corporate employees at the properties that each is acquiring, respectively, at the general manager level and below; (ii) those corporate employees below the vice president level (as to each, to the extent that such employees exclusively provide services to one or more of the Propco and WWW properties, on the one hand, or the Opco properties, on the other hand), together with compensation information for such employees and (iii) all existing corporate employees of Station Casinos Inc. not described above. Commencing on the date the Bankruptcy Court confirms such winning bidder (or, if no bid is so confirmed, the date of confirmation of the plan), OpCo will provide PropCo and Opco Purchaser with access to all such employees described in clauses (i) and (ii) above and each of Propco and Opco Purchaser may begin making employment offers to such employees.

For a 14-day period following the date that the winning bid of the Opco Purchaser is confirmed by the Bankruptcy Court (or date of plan confirmation, if no bid is so confirmed), neither Propco nor OpCo Purchaser will solicit or hire any existing corporate employees of Station Casinos, Inc. not described in clauses (i) or (ii) of the preceding paragraph. During such 14-day period, OpCo will provide PropCo and Opco Purchaser with access to all such corporate employees. At the end of such 14- day period, each of Propco and Opco Purchaser may begin making employment offers to those corporate employees.

PropCo will set up its own employee benefit plans and will accept rollovers from the OpCo 401(k) plan. Propco will assume all employee liabilities related to transferred employees. OpCo will waive all non-

7

IT Systems and Other Assets	Proposal

compete agreements with employees who accept employment with PropCo.

In addition to any other transition services provided between PropCo and the OpCo Purchaser, for a period beginning on the closing of the transaction and continuing for 90 days, PropCo shall provide for transition services to the OpCo Purchaser to allow the OpCo Purchaser to utilize the services of PropCo information technology personnel required to maintain the continuity of the operations of the OpCo business by the OpCo Purchaser.

12. FF&E, Space Leases and Reserves

•                  Furniture

•                  Fixtures

•                  Equipment (to include gaming equipment, chips, telephones, dishes, silverware, uniforms, spare parts and any other base stock not described above)

•                  Other tangible personal property (e.g., inventory not subject to a perfected lien but contemplated to be transferred under MLCA)

•                  All FF&E Cash Reserves subject to perfected PropCo lien

Property-specific vehicles, concession contracts, space leases and any similar contract rights relating to the retail vendors at the properties, and construction-in progress, to be transferred together with other FF&E. Warehoused FF&E to be allocated based on ownership (i.e., so that warehoused equipment belonging to the subtenants operating PropCo properties would be transferred to PropCo). Slot machine licenses and parts not allocated to specific properties will be divided pro rata among OpCo and PropCo properties. Telephones to be acquired with all related phone numbers subject to any re-engineering needed to sever internal Opco-PropCo connectivity.

All tangible personal property at or to be delivered to the PropCo locations (including Wild Wild West), including all inventory located and/or dedicated to the PropCo properties, to be transferred to PropCo.During the transition period, Opco shall operate all of its properties, including with respect to the designation and delivery of personal property to any particular property and the purchase of goods and services on behalf of properties through intercompany transactions among the properties, consistent with prior practice.

All FF&E Reserves to the extent subject to a perfected PropCo lien to be transferred to PropCo.

13. Corporate FF&E

• Furniture • Fixtures • Equipment (to include telephones, computer hardware) • Other tangible physical assets located at headquarters

Corporate headquarters FF&E, including all tangible personal property, to be transferred in connection with PropCo assumption of modified corporate lease except for physical books and records allocated to Opco.

14. Wild Wild West

•                  Assets of Tropicana Station, Inc.

•                  Leasehold interest in the “Wild Wild West Assemblage”

•                  Interest in option to acquire fee title from Tiberti Company

•                  The Cohen Lease Parcel at Cactus

•                  Certain Unencumbered Fee Owned Property That is Part of The Wild Wild West Assemblage

Tropicana Station, Inc., Tropicana Acquisitions, , LLC, Vista Holdings, LLC, and SCI to assign to the Land Loan Borrower, respectively, (i) all of the assets of Tropicana Station, Inc., including without limitation, its leasehold interest in a portion of the “Wild Wild West Assemblage”, all fee purchase options under the related ground lease, all equipment, business information and other intellectual property with respect to Wild Wild West (consistent with the provisions of items 1-10 herein with respect to the other Propco properties, it being understood that all references in this chart to Propco properties shall mean and include the Wild Wild West properties) and all working capital and other operating assets, (ii) all of SCI’s options to acquire fee title from the Tiberti Company to real property contiguous to the Wild Wild West Assemblage, (iii) the Cohen Lease at Cactus leased by Vista Holdings, LLC and (iv) all fee owned parcels (and the rents, issues and profits thereof) owned by Tropicana Acquisitions, LLC that are partially or fully within the Wild Wild West Assemblage or

8

IT Systems and Other Assets	Proposal

adjacent thereto.

15. CV PropCo, LLC

Equity of CV PropCo to be assigned to Land Loan Lenders in satisfaction of pledge for no additional consideration.

16. Net Working Capital

Accounts receivable, prepaid expenses, inventory, deposits, and other current assets of the operating subtenants or otherwise used primarily in connection with the operation of the PropCo properties (including Wild Wild West), net of accounts payable, accrued payables, outstanding checks, accrued payroll, payroll taxes and employee benefits, accrued gaming and customer related liabilities (including gift certificates and gift cards), accrued gaming, property and other taxes and other current liabilities incurred in the ordinary course of operating the PropCo properties (including Wild Wild West), the corporate office, and corporate functions that are allocable to the PropCo properties.

Net working capital shall not include (i) liabilities associated with the Summerlin Special Improvement District (which will be assumed by PropCo) and (ii) employee liabilities for corporate employees to the extent that such employees do not exclusively provide services to one or more of the Propco and WWW properties.

All assumptions by PropCo of liabilities under written contracts, whether or not included in the calculation of net working capital, will be subject to due diligence review.

17. Purchase Price

PropCo to acquire cash at properties at par. Subject to any contrary terms in a plan of reorganization for which Propco is the winning bidder for Opco, total cash consideration for all other asset transfers described in items 1 through 16 above to equal $35,000,000, which amount is not subject to netting for any fees and expenses but subject to a true-up adjustment to the extent that negative net working capital is greater (or less) than the amount (approximately $13,000,000) disclosed by the company as of 2/28/10; provided that if SCI and the Operating Subsidiaries are unable to transfer any assets described in Annex 1 free and clear of all liens of the Prepetition Agent and the Prepetition Lenders, PropCo shall be entitled to offset against the $35 million aggregate purchase price the portion of such $35 million which is attributable to the asset(s) that cannot be transferred. PropCo, the Mortgage Lenders and the OpCo Required Lenders shall negotiate in good faith to determine the portion of such $35 million aggregate purchase price that is attributable to such assets that cannot be transferred free and clear of all liens of the Prepetition Agent and the Prepetition Lenders; if they cannot agree in thirty (30) days, a mutually acceptable, independent, recognized valuation firm shall be selected to make such determination. PropCo and OpCo shall enter into the engagement letter with such firm and shall share obligations thereunder equally. If the parties cannot mutually agree upon a valuation firm, the Bankruptcy Court shall determine the amount of the offset against the $35 million which is attributable to the asset(s) that cannot be transferred free and clear of all liens of the Prepetition Agent and Prepetition Lenders. The price for the settlement of the Texas Station put obligation (and the buyout of the Texas Station lease) is $75,000,000.

9

EXHIBIT A

Marks to be Transferred to PropCo

Absolutely Assigned Registered Marks

(Subject to Limitations on use of Name “Station”)

U.S. Trademark Registrations

Mark	Class(es)	Reg. No.	Reg. Date
A3	45	3333612	11/13/2007
ACTION BUFFET	42	1565241	11/7/1989
COSTA DEL SOL	42	2184884	8/25/1998
GAUDI BAR	42	2207672	12/1/1998
HACHI	43	3321554	10/23/2007
LUCKY BAR	41, 43	3204545	1/30/2007
PASTA PALACE	42	1634536	2/5/1991
PLUNGE	35	3500799	9/16/2008
RED ROCK	16	3339158	11/20/2007
RED ROCK	41	3424069	5/6/2008
RED ROCK	43	3552181	12/23/2008
RED ROCK CASINO RESORT SPA	43	3674651	8/25/2009
RED ROCK CASINO, RESORT & SPA	41	3424068	5/6/2008
RED ROCK LANES	41	3447885	6/17/2008
RED ROCK SPA	44	3298840	9/25/2007
RED ROCK SPA ESSENTIALS (and design)	3	3533012	11/18/2008
ROCKS LOUNGE	41	3458072	7/1/2008
ROCKSLOUNGE (and design)	43	3467902	7/15/2008
ROYAL COURT	41	1788563	8/17/1993
SAND BAR	41	3563154	1/20/2009
SANDBAR RED ROCK RESORT (and design)	43	3448576	6/17/2008
TERRA ROSSA	43	3149992	9/26/2006
VIVA	25	3735308	1/5/2010
VIVA	41	3342201	11/20/2007

10

VIVA	43	3628800	5/26/2009
VIVA CASINO	41	3473703	7/22/2008
VIVA LAS VEGAS	43	3705345	11/3/2009
WICKED 21	41	3717829	12/1/2009
WILD WILD WEST	41	2053006	4/15/1997
WILD WILD WEST	42	2053007	4/15/1997

U.S. Trademark Applications

Mark	Class(es)	Filing Date	Application No.
DETOX/RETOX	43	12/02/2008	77/624,741
DETOX/RETOX	41	12/02/2008	77/624,819
DETOX/RETOX	44	12/02/2008	77/624,749
RED ROCK CASINO, RESORT & SPA	35	9/16/2004	78/980,172
RED ROCK CASINO, RESORT & SPA	25	9/16/2004	78/978,135
THE RESIDENCES AT RED ROCK (and Design)	36, 37	3/29/2006	78/849,420
VIVA	35	5/31/2005	78/640,569
VIVA	36	5/31/2005	78/640,577
VIVA	41	5/31/2005	78/640,590
VIVA	37	4/2/2007	77/146,812
VIVA	35, 36, 37	4/25/2005	78/616,285
VIVA	16	6/3/2008	77/489,501
VIVA	18	6/2/2008	77/488,988
VIVA	21	6/2/2008	77/488,976
VIVA	20	6/2/2008	77/489,163
VIVA	41	6/2/2008	77/488,992
VIVA	38	6/2/2008	77/488,999
VIVA CASINO	35	5/31/2005	78/640,601
VIVA CASINO	36	5/31/2005	78/640,607
VIVA CASINO	43	5/31/2005	78/640,616
VIVA CASINO	37	7/15/2007	77/229,994
VIVA ENTERTAINMENT	25	9/2/2009	77/818,863
VIVA ENTERTAINMENT	35	9/2/2009	77/818,862

11

VIVA ENTERTAINMENT	41	2/29/2008	77/409,324
VIVA ENTERTAINMENT	41	9/2/2009	77/818,859
VIVA ENTERTAINMENT	43	2/29/2008	77/409,328
VIVA ENTERTAINMENT	43	2/9/2009	77/818,850
VIVA RESORT SPA CASINO	25	4/29/2009	77/725,571
VIVA RESORT SPA CASINO	35	5/31/2005	78/640,623
VIVA RESORT SPA CASINO	36	5/31/2005	78/640,627
VIVA RESORT SPA CASINO	37	7/30/2007	77/242,439
VIVA RESORT SPA CASINO	41	5/31/2005	78/640,634
VIVA RESORT SPA CASINO	41	1/12/2010	77/910,035
VIVA RESORT SPA CASINO	43	5/31/2005	78/640,638

Nevada State Trademark Registrations

Mark	Reg. No.	Reg. Date
A3	E0272172007-8	4/17/2007
ADVENTURE SPA	E0542782007-8	7/31/2007
BINGO PALACE	SM00310027	6/15/1998
BULLFIGHTER’S BAR	SM00300771	3/6/1998
CAPRI	SM00300769	3/6/1998
CLUB MADRID	SM00300768	3/6/1998
DETOX/RETOX	E0031512010-4	1/22/2010
DETOX/RETOX	E0042582010-4	1/22/2010
DETOX/RETOX	E0651682009-0	12/17/2009
ENDLESS PASTABILITIES!	SM0030616	8/10/2004
FROM THE PEOPLE WHO CREATED LOCAL CASINOS	SM00340511	2/21/2002
FROM THE PEOPLE WHO CREATED LOCAL CASINOS	SM00340512	2/21/2002
LUCKY BAR	E0326522005-4	5/26/2005
LUCKY BAR	E0326562005-8	5/26/2005
LUCKY BAR	E0326572005-9	5/24/2005

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ONYX BAR	E0346712006-2	5/8/2006
ONYX BAR	E0346732006-4	5/8/2006
ONYX BAR	E0346752006-6	5/8/2006
PASTA PALACE	SM00230434	3/9/1990
RED ROCK	SM00360797	10/7/2004
RED ROCK	SM00360798	10/7/2004
RED ROCK	SM00360799	10/7/2004
RED ROCK	TM00280867	3/5/1996
RED ROCK LANES	E0320942007-0	5/2/2007
RED ROCK RESORT CASINO	SM00360800	10/7/2004
RED ROCK RESORT CASINO	SM00360801	10/7/2004
RED ROCK RESORT CASINO	SM00360802	10/7/2004
ROSALITA’S	SM00300772	3/6/1998
ROYAL COURT	SM00250801	12/17/1992
SANDBAR	E0346372006-0	5/8/2006
SANDBAR	E0346582006-5	5/8/2006
SANDBAR	E0346592006-6	5/8/2006
SANDBAR (and design)	E0343602006-6	5/8/2006
SANDBAR (and design)	E0346192006-8	5/8/2006
SANDBAR (and design)	E0346262006-7	5/8/2006
SEVILLE BAR	SM00300767	3/6/1998
STIMULUS FRIDAYS	E0673372008-8	10/24/2008
STIMULUS FRIDAYS	E0673322008-3	10/24/2008
STRIKE ZONE	E0275772005-1	5/10/2005
STRIKE ZONE	E0275852005-1	5/10/2005
STRIKE ZONE	E0275862005-2	5/10/2005
SUNSET CAFÉ	SM00300770	3/6/1998
SUNSET LANES	TN00320481	11/5/1999
SUNSET LANES BOWLING CENTER	TN00260598	9/17/1993
T BONES CHOPHOUSE & LOUNGE	E0343362006-6	5/8/2006

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T BONES CHOPHOUSE & LOUNGE	E0345562006-2	5/9/2006
T BONES CHOPHOUSE & LOUNGE	E0345582006-4	5/9/2006
TERRA ROSSA	E0345802006-2	5/8/2006
TERRA ROSSA	E0346912006-6	5/9/2006
TERRA ROSSA	E0346952006-0	5/9/2006
THE BROILER	E234162008-2	4/3/2008
THE GRAND CAFÉ	E0293212005-7	5/16/2005
THE GRAND CAFÉ	E0293252005-1	5/16/2005
THE GRAND CAFE	SM00360395	5/11/2004
THE RESIDENCES AT RED ROCK	E0339772006-9	5/04/2006
THE RESIDENCES AT RED ROCK	E0339782006-0	5/04/2006
THE RESIDENCES AT RED ROCK	E0339822006-6	5/04/2006
THE SPA AT RED ROCK	E0346652006-4	5/8/2006
THE SPA AT RED ROCK	E0346672006-6	5/8/2006
THE SPA AT RED ROCK	E0346692006-8	5/8/2006
VIVA SALSA	SM00300766	3/6/1998

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EXHIBIT B

Joint Interest Trademarks

U.S. Trademark Registrations

Mark	Class(es)	Reg. No.	Reg. Date
BOULDER STATION	42	1661188	10/15/1991
BOULDER STATION	41	1634453	2/5/1991
PALACE STATION (and design)	41	1494589	6/28/1988
PALACE STATION (and design)	42	1494641	6/28/1988
PALACE STATION (and design)	35	1494471	6/28/1988
PALACE STATION (stylized)	35	1479936	3/8/1988
PALACE STATION (stylized)	41	1480097	3/8/1988
PALACE STATION (stylized)	42	1491647	6/7/1988
RED ROCK STATION	25	2931043	3/8/2005
RED ROCK STATION	35	2976428	7/26/2005
RED ROCK STATION	41	2845193	5/25/2004
RED ROCK STATION	42	3076981	4/4/2006
SUNSET STATION	21	2087587	8/12/1997
SUNSET STATION	25	2106796	10/21/1997
SUNSET STATION	41	2793353	12/16/2003
SUNSET STATION	42	2793354	12/16/2003

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Nevada State Trademark Registrations

Mark	Reg. No.	Reg. Date
BOULDER STATION	SM00230432	3/9/1990
BOULDER STATION	SM00230433	3/9/1990
PALACE STATION	SM00210229	7/28/1987
PALACE STATION	TN00180796	12/5/1983
PALACE STATION (logo)	SM00210230	7/28/1987
PALACE STATION CASINO	TN00180795	12/5/1983
PALACE STATION CASINO (and design)	SM00190042	4/16/1984
RED ROCK STATION	SM00360831	10/21/2004
RED ROCK STATION	SM00360832	10/21/2004
RED ROCK STATION	SM00360833	10/21/2004
SUNSET STATION	SM00290407	9/23/1996
SUNSET STATION	SM00290408	9/23/1996

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SCHEDULE 4

SECOND AMENDED AND RESTATED

MASTER LEASE COMPROMISE AGREEMENT(1)

This Second Amended and Restated Master Lease Compromise Agreement (this “Compromise”) is entered into as of the      day of [April, 2010], by and among  Station Casinos, Inc. (“SCI”) and its wholly owned subsidiaries Boulder Station, Inc. (“Boulder Station”), Charleston Station, LLC (“Charleston Station”), Palace Station Hotel & Casino, Inc. (“Palace Station”) and Sunset Station, Inc. (“Sunset Station,” and collectively with Boulder Station, Charleston Station and Palace Station, the “Operating Subsidiaries”), and other subsidiaries of SCI party hereto (which other subsidiaries join for purposes of paragraph M and Annex 1 only), on the one hand, and SCI’s indirect wholly owned subsidiary FCP PropCo, LLC (“PropCo”), on the other hand.  This Compromise amends and restates the Amended and Restated Master Lease Compromise Agreement dated as of December 11, 2009, made by SCI and the Operating Subsidiaries, on the one hand, and PropCo, on the other hand, as amended by the First Amendment to Amended and Restated Master Lease Compromise Agreement (the “First Amendment”), dated as of March 2, 2010 made by SCI and the Operating Subsidiaries, on the one hand, and PropCo, on the other hand (as so amended, the “Prior MLCA”).  Each of SCI and PropCo make this Compromise as a debtor and debtor-in-possession (sometimes hereinafter SCI and PropCo are collectively referred to as “Debtors” or “Parties”):

RECITALS

1.             The Debtors:  The Debtors commenced chapter 11 cases on July 28, 2009 (the “Petition Date”) in the United States Bankruptcy Court, District of Nevada, which bankruptcy cases currently are being jointly administered under Case No. 09-52477 (the

(1)          This Second Amended and Restated Master Lease Compromise Agreement has been modified from the form filed with the Bankruptcy Court on April 7, 2010 to reflect modifications agreed to with various creditor constituencies since the time of the April 7, 2010 filing.

“Bankruptcy Cases”).  SCI and its debtor and non-debtor subsidiaries (collectively, the “Station Group”) constitute a gaming entertainment enterprise that owns and operates under the “Station” and “Fiesta” brand names.

2.             The Leased Hotels:  The Station Group operates, among others, (i) Palace Station Hotel & Casino, (ii) Boulder Station Hotel & Casino, (iii) Sunset Station Hotel & Casino, and (iv) Red Rock Casino Resort Spa (collectively, the “Leased Hotels”).

3.             The Master Lease:  PropCo, as landlord, and SCI, as tenant, entered into that certain Master Lease, dated as of November 7, 2007 (as amended as of the Petition Date, the “Master Lease”), under which SCI leases the real property and improvements occupied by the Leased Hotels.  The Master Lease is a “triple net” lease under which taxes, insurance, capital expenditures, and other expenses (in each case as provided therein) are born by SCI.  SCI pays rent to PropCo both in the form of cash payments to PropCo and cash payments to third parties on behalf of PropCo, all as required pursuant to the terms of the Master Lease.  Payments to be made by SCI to PropCo under the Master Lease are due on the day (the “Rent Payment Date”) that is the third (3rd) business day preceding the fifteenth (15th) day of each calendar month.  Such rent payments cover the period from the fifteenth (15th) day of the month in which such rent payment is made through the fourteenth (14th) day of the next month (the “Rental Period”).

4.             The Stipulations Extending Time Period To Assume Or Reject Nonresidential Real Property Leases:  On October 23, 2009, the Parties jointly filed a motion for an order, pursuant to 11 U.S.C. § 365(d)(4), to extend the time to assume or reject various unexpired nonresidential real property leases, including the Master Lease (extending the date to assume or reject the Master Lease through February 23, 2010).  Such motion and the related proposed order were approved, subject to the modifications thereto set forth on the record, at a hearing before the Bankruptcy Court on November 20, 2009.  Subsequently, on March 2, 2010,  the  Bankruptcy Court entered its order extending the last day to assume or reject the Master Lease to May 12, 2010, as a component of the relief granted under the Parties’ joint motion for an order approving the First Amendment.

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5.             The License Agreement:  Concurrently with the execution of the Master Lease, SCI and PropCo executed and delivered the License and Reservation Service Agreement (the “License Agreement”), dated as of November 7, 2007, pursuant to which SCI agreed to provide to PropCo, among other things, certain trademarks (both exclusive and non-exclusive), the use of certain customer lists and other items identified therein, and the use of SCI’s common reservation system (the “Licensed Assets”).  In addition to providing the Licensed Assets, without limiting the agreements contained in the License Agreement, SCI also agreed to provide, under certain circumstances, after termination of the Master Lease: (i) an eighteen month license on certain specified trademarks; (ii) non-exclusive use of certain lists of Primary Customers (as defined in the License Agreement) for advertising purposes for an eighteen month period; and (iii) non-exclusive use of SCI’s common reservation system for the same eighteen month period.

6.             The PropCo FF&E Security Agreement From SCI:  Section 12.4 of the Master Lease contains a security agreement, pursuant to which SCI pledged, assigned and granted PropCo a security interest and an express contractual lien in and to (i) all of the personal property (including furniture, fixtures, goods, inventory, equipment, furnishings, objects of art, machinery, appliances, appurtenances and signage together with tools and supplies (including spare parts inventories) related to the Leased Hotels) owned by SCI as described in the Master Lease and (ii) the FF&E Reserve Collateral as defined in the Master Lease (collectively the “SCI Lease Collateral”).

7.             The PropCo FF&E Security Agreement From The Sublessees:  Concurrently with the execution of the Master Lease and the License Agreement, PropCo and the Operating Subsidiaries entered into the Security Agreement (All Furniture, Fixtures and Equipment) (the “Security Agreement”) dated November 7, 2007 granting liens on and security interests in all of the personal property (including furniture, fixtures, goods, inventory,  equipment, furnishings, objects of art, machinery, appliances, appurtenances and signage together with tools and supplies (including spare parts inventories) related to the Leased Hotels) owned by the Operating Subsidiaries as described in such Security Agreement to PropCo to

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further secure SCI’s obligations to PropCo under the Master Lease and the Sublease FF&E Reserve as defined in the Master Lease (collectively the “Operating Subsidiaries Lease Collateral”).

8.             The PropCo Mortgage Loan:  PropCo entered into that certain Amended and Restated Loan and Security Agreement, dated as of March 19, 2008 (the “Mortgage Loan Agreement”), with German American Capital Corporation and JP Morgan Chase Bank (collectively, the “Mortgage Lenders”), pursuant to which the Mortgage Lenders made loans to PropCo in the aggregate amount of $1,800,000,000 (the “Mortgage Loan”).

9.             The SCI Loan:  SCI, as borrower, Deutsche Bank Trust Company Americas (“DBTCA”), as administrative agent (the “Prepetition Agent”) the other lenders from time to time party thereto (together with DBTCA, the “Prepetition Lenders”), entered into that certain Credit Agreement, dated as of November 7, 2007 (as amended, supplemented or otherwise modified from time to time, the “SCI Loan Agreement”).  The SCI Loan Agreement provided for (i) a $250,000,000 term loan facility and (ii) a $650,000,000 revolving credit facility.

10.           The SCI Forbearance Agreement:  On July 28, 2009, SCI and certain of its operating subsidiaries, including the Operating Subsidiaries, the Prepetition Agent and certain of the Prepetition Lenders entered into the Forbearance Agreement(2) pursuant to which the Prepetition Agent and the Prepetition Lenders have agreed (subject to the terms thereof) to forbear from exercising their default-related rights, remedies, powers and privileges against the operating subsidiaries, among other things.  SCI desired to enter into the Forbearance Agreement primarily to permit SCI to reorganize in Chapter 11 without the necessity of commencing bankruptcy cases for most of its subsidiaries, including the Operating Subsidiaries.

(2)          “Forbearance Agreement” means the Second Forbearance Agreement; and Second Amendment to the Credit Agreement dated July 28, 2009, as amended, supplemented or otherwise modified from time to time pursuant to the terms thereof.

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11.           The PropCo Cash Collateral Stipulation:  On September 9, 2009, the Bankruptcy Court entered its final order approving the Stipulation And Final Order For (i) Adequate Protection and (ii) Use Of Cash Collateral With Respect To Secured Loans To FCP PropCo, LLC, (the “PropCo Cash Collateral Stipulation”), which stipulation was entered into between PropCo, SCI, the Mortgage Lenders and Deutsche Bank AG, as swap counterparty (“DB”).  Pursuant to the PropCo Cash Collateral Stipulation, PropCo makes certain adequate protection payments to the Mortgage Lenders, including payment of current interest on the Mortgage Loan and reimbursement of the expenses of the Mortgage Lenders.  As additional adequate protection, PropCo and SCI agreed to continue to perform their respective obligations under the Master Lease.  In consideration for such adequate protection payments, PropCo was authorized to pay its ongoing operating and reorganization expenses, including periodic payments on the Swap in consideration of DB’s agreement to forbear from terminating the Swap while such payments continued.  In December 2009 PropCo announced its intention to discontinue making continuing payments under the Swap and the Swap was terminated effective as of January 8, 2010.

12.           The SCI Cash Collateral Stipulation:  On October 13, 2009, the Bankruptcy Court entered its SCI Final Cash Collateral Order.(3)  Pursuant to the SCI Final Cash Collateral Order, SCI is required to submit to the Prepetition Lenders on a regular basis a proposed operating budget for the entire Station Group (the “SCI Budget”) for approval by the Prepetition Agent and the Required Lenders (as defined in the SCI Loan Agreement and referred to herein as the “Required Prepetition Lenders”) as a condition to SCI’s ongoing use of cash collateral.  Pursuant to the terms of the SCI Final Cash Collateral Order, the existence at all times

(3)          “SCI Final Cash Collateral Order” means the Final Order Pursuant To 11 U.S.C. §§ 105, 361, 362, 363, 364 and 552 and Fed. R. Bankr. P. Rule 4001(B), (C) and (D) (i) Authorizing the Debtors to (A) Use Cash Collateral; (B) Obtain Unsecured, Subordinated Post-Petition Financing; (C) Make Loans to Non-Debtor Subsidiaries, (ii) Granting Adequate Protection to Prepetition Secured Parties, and (iii) Granting Related Relief entered on October 13, 2009.

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of a SCI Budget approved by the Prepetition Agent and the Required Prepetition Lenders is one of the conditions to SCI’s use of cash collateral under the SCI Final Cash Collateral Order.  As a result, all payments to be made by the Debtors (other than PropCo) under this Compromise are subject to the SCI Final Cash Collateral Order.  If SCI loses consensual use of cash collateral under the SCI Final Cash Collateral Order due to, among other things, expiration of the most recently approved SCI Budget, the Prepetition Lenders would have the right to terminate the Forbearance Agreement and take action against SCI’s non-debtor operating subsidiaries and their assets which, in turn, may require such operating subsidiaries to file their own bankruptcy cases.   If SCI loses consensual use of cash collateral under the SCI Final Cash Collateral Order, then pursuant to and subject to the terms of, paragraph 15 of the SCI Final Cash Collateral Order, SCI could seek nonconsensual use of cash collateral to make all payments due under this Compromise.  Payments will continue to become due and owing under this Compromise whether or not consensual use of cash collateral is permitted under the SCI Final Cash Collateral Order provided, in all cases, that the Master Lease has not been the subject of an entered order approving and/or directing its rejection prior to the due date of such payment and the terms of this Compromise.

13.           The SCI Cash Collateral Budget:  Since the Parties entered into the Prior MLCA, the Prepetition Agent and the Required Prepetition Lenders have approved on a month by month basis, the continued payment of rent (as reduced thereunder) for the rent payments due through April 2010.  Accordingly, SCI’s ability to make any payments proposed to be made by SCI under this Compromise remains subject to the SCI Final Cash Collateral Order; provided that any and all payments due from SCI under this Compromise shall remain obligations of SCI and shall remain due and owing and, if not paid, constitute a breach of the Compromise by SCI provided, in all cases, that the Master Lease has not been the subject of an entered order approving its rejection prior to the due date of such payment and the terms of this Compromise.

14.           The Potential Rejection Of The Master Lease And License Agreement:  Because SCI had no authority under the then-approved SCI Budget to make the rental payment

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due on December 10, 2009, SCI notified PropCo that unless SCI could negotiate a reduction of current cash rent that was satisfactory to the Prepetition Agent and the Required Prepetition Lenders, SCI would have no authority under the then-approved SCI Budget to pay rent under the Master Lease in December 2009 and would, therefore, be forced to default under the Master Lease or to seek appropriate relief from the Bankruptcy Court.  The parties therefore entered into the Prior MLCA to reduce the rent under the Master Lease and ensure such authority for the payment dates in each of December 2009, January 2010, February 2010, March 2010 and April 2010.  If SCI ceases to have authority under the SCI Budget to make reduced rent payments, SCI could be forced to default and SCI’s board of directors would need to determine whether immediate rejection of the Master Lease and the License Agreement is in the best interest of SCI’s stakeholders, and instruct management to take appropriate action.

15.           Dispute over Ramifications Arising From Rejection of the Master Lease and License Agreement:  The Parties disagree as to the extent, ramifications, and even availability of an immediate rejection of the Master Lease and the License Agreement.  It is undisputed that an uncontrolled (or non-negotiated) rejection of the Master Lease and the License Agreement would unduly and unnecessarily harm the Parties’ respective bankruptcy estates.

16.           Modification of Prior MLCA:  The Prior MLCA provides the Parties with a “Deferral Period” ending on the lease payment date in May 2010 and allowed SCI to pay “Reduced Rent” during such Deferral Period pending assumption or rejection of the Master Lease and the License Agreement.  On March 24, 2010, the Debtors filed with the Bankruptcy Court a proposed plan of reorganization (the “Proposed Plan”), which incorporates terms governing a PropCo restructuring involving the Leased Hotels and is supported by the Mortgage Lenders pursuant to that certain Plan Support Agreement dated March 24, 2010, entered into by and among the Mortgage Lenders and Fertitta Gaming, LLC, among others (the “Plan Support Agreement”).  In furtherance of confirmation of the Proposed Plan, and to ensure continuity of the operations of the Leased Hotels during the confirmation process, the Parties wish to negotiate

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an extension of the Deferral Period through the effective date of the Proposed Plan (or through the effective date of any other confirmed plan of reorganization, whether a joint plan for both SCI and PropCo or a standalone plan of reorganization for PropCo, which the Mortgage Lenders have agreed to support pursuant to the Plan Support Agreement (the Proposed Plan or any such other plan of reorganization, each, a “Consensual Plan”)) and further reduce the rent under the Master Lease during that extended Deferral Period to effectively a “break even” level for SCI’s estate, in exchange for which concessions PropCo and the Mortgage Lenders have required that certain terms in the Prior MLCA be modified as provided herein.

17.           Asset Transfer Provisions:  This Compromise further acknowledges and accommodates the mutual agreement of Opco, Propco, certain of the Prepetition Lenders and the Mortgage Lenders that the assets that secure their respective credit facilities may not be jointly owned at the conclusion of the Bankruptcy Cases and that it is in the best interests of all of them to reach agreement on the treatment of certain assets of SCI and its subsidiaries that should be transferred to Propco or licensed for use by Propco in order for an orderly separation of SCI’s operations into two separate and independent companies.  In furtherance of this, SCI, the Operating Subsidiaries and other subsidiaries of SCI having an interest therein have agreed to certain transfers of assets specified on Annex 1, including assets that are neither SCI Lease Collateral nor Operating Subsidiary Lease Collateral, either (x) pursuant to a plan of reorganization that keeps the Leased Hotels and the assets of SCI under common ownership (a “Joint Plan”), if such plan is confirmed, or (y) for the agreed upon cash price to be paid from Propco to Opco as set forth in the adjustable amount specified in Paragraph M and Annex 1 if (i) no Joint Plan is confirmed and (ii) a Transfer Event (defined below) has occurred.  In the event that (i) no Joint Plan is confirmed and (ii) no Transfer Event has occurred, then SCI and the Operating Subsidiaries shall transfer assets and grant licenses to Propco as provided in and subject to the terms and conditions of the Prior MLCA, as specified in Paragraph M(iii).

18.           Compromise Providing An Interim Period Of Relief:  In light of the disputes between the Parties regarding the Master Lease, the License Agreement, the

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ramifications of a rejection of both the Master Lease and License Agreement, and in furtherance of the mutual goal of providing all the relevant parties in the Bankruptcy Cases the time to confirm the Proposed Plan or a replacement Consensual Plan that maximizes the value of both the PropCo and SCI estates and resolves issues related to the Master Lease, the Parties believe it to be in their respective best interests to resolve their issues regarding the Master Lease, the License Agreement and the potential rejection of both on an interim basis by providing PropCo a level of transition services if the Master Lease and License Agreement are ultimately rejected and/or a Consensual Plan is confirmed.   This Compromise shall neither (i) limit PropCo, or its successors and assigns, or any other party in interest, from seeking different or additional transition services to the extent legally provided for under any written agreements between the Parties or other applicable law, nor (ii) limit SCI and the Operating Subsidiaries, or their successors and assigns, or any other party in interest from defending against any such requested relief and taking the position that, except as provided in this Compromise, no additional transition services are legally required under any written agreements between the Parties or other applicable law and nothing herein shall be deemed to modify the PropCo Cash Collateral Stipulation, the SCI Final Cash Collateral Order or the Forbearance Agreement or any of the rights, remedies or privileges thereunder of the parties thereto.

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AGREEMENT

Therefore, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereby agree as follows:

A.                                   Interim Period Rent Reduction under the Master Lease:  Subject to the SCI Final Cash Collateral Order, provided that no order authorizing and/or directing SCI to reject the Master Lease has previously been entered, SCI shall continue to make monthly rent payments to PropCo under the Master Lease on the Rent Payment Date and as required under Bankruptcy Code section 365(d)(3).  However, the amount of rent payable in cash to PropCo during the “Deferral Period” (as defined below) shall be reduced for the interim period provided in this Compromise (as so reduced, the “Reduced Rent”).  As used herein, the “Deferral Period” means the period from the date hereof through the confirmation date of a Consensual Plan, provided that if a “Transition Event” (as defined on Exhibit C) occurs, then the Deferral Period shall cease as of the date of such Transition Event, as the case may be, and the “Transition Period” (as defined below) shall commence.  In the event the Deferral Period ends due to confirmation of a Consensual Plan, the “Transition Period” shall commence in accordance with the terms and provisions of the Consensual Plan and such Consensual Plan shall supersede the terms and provisions of this Compromise.  For purpose of clarity, notwithstanding that SCI’s ability to consensually use cash collateral to pay rent under the Master Lease is subject to the SCI Final Cash Collateral Order, SCI’s obligation to pay such rent hereunder and under the Master Lease is not subject to the availability of consensual use of cash collateral under the SCI Final Cash Collateral Order and any rent due under the Master Lease, as modified by this Compromise, shall remain due and payable on the applicable Rent Payment Date, provided, in all cases, that the Master Lease has not been the subject of an entered order approving its rejection prior to the due date of such payment.  If an entered order approving and/or directing rejection of the Master Lease is entered and, pursuant to this Compromise a payment that became due prior to the entry of such rejection order remains unpaid after the date of entry of such rejection order, then such

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payment shall remain immediately due and payable notwithstanding the intervening entry of such rejection order.

B.                                     Computation and Payment of Reduced Rent: True Ups:  SCI shall deliver to PropCo and the Mortgage Lenders:  (i) within 30 days following the approval by the Bankruptcy Court of this Compromise, a schedule of monthly capital expenditures and other expenses made in respect of the Leased Hotels and therefore previously deducted in the computation of Reduced Rent under the Prior MLCA; and (ii) within 30 days following the approval by the Bankruptcy Court of this Compromise and every thirteen weeks thereafter, a detailed budget of scheduled capital expenditures to be made in respect of the Leased Hotels for in the succeeding thirteen week period (and therefore to be deducted in the computation of Reduced Rent payable hereunder for such period or otherwise compensated to SCI after the Deferral Period has ended) which budget must be consistent with the current management and operating expenses for the Leased Hotels under current operating standards and practices and must be mutually acceptable to SCI, PropCo and the Mortgage Lenders (each such budget described in this clause (ii), the “Approved Budget”).  SCI shall, and shall cause the Operating Subsidiaries to, fund all capital improvements and acquisition of FF&E relating to the Leased Hotels out of the existing FF&E Reserve Accounts pledged to PropCo before using their own funds to make such expenditures.  Reduced Rent payable on each Rent Payment Date occurring during the Deferral Period shall be calculated by computing the aggregate EBITDAR(4) for the Leased Hotels for the calendar month ending immediately prior to such Rent Payment Date (the “Prior Calendar Month”) and deducting therefrom an amount equal to the sum, without duplication, of (i) all capital expenditures made by SCI or the Operating Subsidiaries in the Prior Calendar Month to fund capital improvements at the Leased Hotels, to the extent not funded out of the FF&E Reserve Accounts pursuant to the immediately preceding sentence, and (ii) current

(4)          As used in this Compromise, EBITDAR shall be calculated in the manner in which SCI has previously calculated EBITDAR for the Leased Hotels on its books and records.

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rent due under the Boulder ground lease,(5) in each case to the extent not previously deducted in the computation of EBITDAR and in amounts that do not, in the aggregate with capital expenditures for the prior months in the applicable 13-week period and the preceding 13-week period, exceed the amounts set forth in the Approved Budget for such combined period.  Reduced Rent for each month of the Deferral Period shall initially be paid on the applicable Rent Payment Date on an estimated basis.  Upon calculation by SCI of the final aggregate monthly EBITDAR for the Leased Hotels for the relevant Prior Calendar Month, and in no event later than thirty (30) days after the end of each such Prior Calendar Month, SCI shall deliver to PropCo, the Mortgage Lenders and the Prepetition Agent a certification of the final EBITDAR calculation for such Prior Calendar Month together with either a payment of any additional Reduced Rent due for the corresponding Rent Payment Date (a “True Up Payment”) or, if the final certified EBITDAR calculation is less than the corresponding assumed EBITDAR for the applicable Reduced Rent Payment Date, a credit to be applied to future Reduced Rent due under this Compromise; provided that if no further Reduced Rent payments are to be made, then PropCo shall immediately reimburse SCI in cash for all such accumulated credits.  The aggregate amount of scheduled rent due under the Master Lease that is not paid in cash as Reduced Rent during the Deferral Period (after credit for any amounts paid as a True Up Payment), shall constitute deferred rent (“Deferred Rent”).  The Parties shall reconcile and true up capital expenditures for the Three Month Period and the Two Month Period (each as defined in the First Amendment) in the manner provided in the First Amendment.  With respect to each successive three calendar month period commencing on May 1, 2010, and ending on the last day of the last full month ending prior to rejection of the Master Lease, SCI shall deliver to PropCo, the Mortgage Lenders and the Prepetition Agent, within 30 days after the end of each such three

(5)          In compliance with the Master Lease, SCI will continue to remit the monthly property tax reserves and the Boulder ground lease payment to PropCo to be escrowed and paid over to the taxing authorities and the Boulder landlord by PropCo.

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month period or portion thereof, a certified reconciliation computing the aggregate amount of capital expenses (“Three Month CapEx”) incurred by SCI or the Operating Subsidiaries in respect of the Leased Hotels (net of any insurance recoveries actually received by SCI or its Operating Subsidiaries) during such three calendar month period (such period, the “Three Month Period”).  The certified reconciliation shall further compute whether Three Month CapEx is less than, equal to or more than the capital expenditures deducted from EBITDAR during such Three Month Period for the purpose of computing monthly Reduced Rent during such Three Month Period (the “CapEx Cash”).  In the event that Three Month CapEx is less than CapEx Cash, SCI shall deliver together with the reconciliation a payment to PropCo in an amount equal the amount by which Three Month CapEx is less than CapEx Cash.  If an order approving and/or directing rejection of the Master Lease is entered and, pursuant to this Compromise a true up payment or credit with respect to a period occurring prior to the entry of such rejection order would become due and payable after the date of entry of such rejection order, then such true up payment or credit shall remain due and payable notwithstanding the intervening entry of such rejection order.  Upon the termination of the Deferral Period for any reason, SCI shall continue to pay PropCo Reduced Rent and any True Up Payment owing for the period from the last rent payment date through such date of termination, and, to the extent that the final certified EBITDAR for such period is less than the corresponding assumed EBITDAR used to make Reduced Rent Payments, SCI shall invoice PropCo for such True-Up Payment, which amount shall be immediately due and payable to SCI.

C.                                     Cooperation With PropCo and Mortgage Lender re Licensing.  Commencing immediately on the entry of the order approving this Compromise, SCI and the Operating Subsidiaries agree to provide to any potential replacement operator designated by PropCo or the Mortgage Lenders, subject to the receipt by SCI of a confidentiality letter in the form of Exhibit B to this Compromise from such person, a list of all permits and licenses (gaming and otherwise) held by SCI or its subsidiaries that are necessary to the operation of the Leased Hotels as currently operated, together with any information relating to the Leased Hotels

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and reasonable and supervised access to senior corporate management and employees of SCI that such replacement operator may reasonably require in order to complete all applications for any replacement gaming licenses, liquor licenses and any other licenses relating to the operation of the Leased Hotels and in order for such operator to respond to any information requests of applicable regulators, including without limitation, information requested by any such regulatory authorities with respect to transition plans for the Leased Hotels.

D.                                    Authority to Pay Reduced Rent Shall Be Limited To The Deferral Period:  Except as otherwise provided herein, and unless SCI, PropCo and the Mortgage Lenders otherwise subsequently agree in a writing approved by the Bankruptcy Court (and provided that the Master Lease has not previously been rejected under Bankruptcy Code Section 365 pursuant to an entered order, with such rejection effective as of the later of the date that the order authorizing rejection is entered or, if such order included an effective date for such rejection, such effective date), the rent due under the Master Lease for each rent payment date occurring once the Deferral Period has ended shall revert to the scheduled rent amounts as provided under the Master Lease before the execution of this Compromise.  Payment of such reinstated rent amounts shall be subject to the terms of the SCI Final Cash Collateral Order.

E.                                      SCI Shall Perform All Other Requirements Under The Master Lease:  Except for the deferral of payment of Deferred Rent and the payment of the Reduced Rent, SCI shall, subject to its rights to be reimbursed hereunder for any True Up Payments in its favor, otherwise continue to perform all of its other obligations to PropCo and/or the Mortgage Lenders under the Master Lease during the Deferral Period.

F.                                      PropCo Shall Hold A Claim For Any Deferred Rent; OpCo Shall Hold A Claim For Any Amounts Owed To It:  PropCo shall hold a claim against SCI for Deferred Rent, subject to the limitations described in this Compromise.  SCI and PropCo further agree, in order to clarify the status of the Deferred Rent pending assumption or rejection of the Master Lease, that SCI shall not have any obligation to pay the Deferred Rent in cash under Bankruptcy Code Section 365(d)(3), and PropCo: (i)  shall forbear from enforcing or collecting any such obligation

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and hereby waives its right to compel payment of the Deferred Rent under Bankruptcy Code Section 365(d)(3), unless and until the Master Lease is actually assumed; and (ii) hereby waives any right to, and agrees not to, seek payment of Deferred Rent as an expense of administration under Bankruptcy Code Section 503(b) or assert any other priority or secured claim concerning the Deferred Rent, in each case prior to assumption by SCI of the Master Lease.  For avoidance of doubt, PropCo is not waiving or releasing (i) its right to its claims against SCI, including the claim for Deferred Rent, as such claims are allowed and provided pursuant to this Compromise nor (ii) its right, in the event that the Master Lease is rejected and/or SCI defaults on its obligations hereunder, to seek to compel performance of such obligations or to claim any damages resulting from such default as an expense of administration.  Any payments (including, without limitation, any credits) owed to SCI or its Operating Subsidiaries under this Compromise shall be deemed allowed administrative expense claims against PropCo under Bankruptcy Code section 503(b).

G.                                     If The Master Lease Is Assumed, Payment Of The Deferred Rent Shall Be Required As Part Of Any Cure Amount And Shall Constitute An Administrative Claim In The SCI Case:  In the event that SCI seeks to assume the Master Lease, then (i) SCI will be required to, as a condition of such assumption, pay the accrued and unpaid Deferred Rent as of the assumption order date to PropCo, in cash, and (ii) such Deferred Rent shall constitute an allowed administrative claim against SCI pursuant to Bankruptcy Code section 503(b).

H.                                    PropCo Shall Hold An Allowed Indefeasible Claim Upon Rejection Of The Master Lease:  In the event that SCI rejects the Master Lease, then the Deferred Rent shall constitute for all purposes (subject to the immediately succeeding two sentences) a prepetition claim against SCI arising in favor of PropCo under the Master Lease.  PropCo shall have an allowed, indefeasible partially secured prepetition claim against SCI (secured solely by the SCI Lease Collateral and the Operating Subsidiaries Lease Collateral and any other collateral encumbered pursuant to any other enforceable written security agreement made by SCI or any Operating Subsidiary in favor of PropCo) for the sum of: (i) the amount of Deferred Rent that

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accrued prior to the later of the date that the order authorizing rejection is entered or, if such order included an effective date for such rejection, such effective date, plus (ii) statutory lease rejection damages in respect of the Master Lease (collectively, the “Allowed Indefeasible Claim”).(6)  The Parties reserve all rights, defenses and arguments as to the computation of the statutory lease rejection damage claim component of the prepetition Allowed Indefeasible Claim.   Upon full compliance by SCI and the Operating Subsidiaries with the transfer of all SCI Lease Collateral and Operating Subsidiaries Lease Collateral as provided for in paragraph M the Allowed Indefeasible Claim shall, except for any claim for proceeds of SCI Lease Collateral and Operating Subsidiaries Lease Collateral, convert to an unsecured claim, provided that the transfer of all SCI Lease Collateral and Operating Subsidiaries Lease Collateral shall not result in any reduction of the allowed amount of such Allowed Indefeasible Claim.  If the Master Lease is rejected by SCI, subject to the last sentence of this paragraph H, (i) for the limited purpose of determining the allowance and character of the Deferred Rent, the date of such rejection of the Master Lease shall be deemed to have occurred on the date of the approval of the Prior MLCA by the Bankruptcy Court, (ii) PropCo’s sole remedy with respect to Deferred Rent shall be a prepetition claim as provided in this paragraph and (iii) PropCo shall not have any right to, and shall not, seek payment of Deferred Rent as an expense of administration or other priority claim under Bankruptcy Code Section 503(b) or under any other theory.  SCI agrees that any claim that PropCo may have as a result of a breach by SCI of its obligation to pay Reduced Rent that became due and payable prior to the date that the Master Lease is rejected under Bankruptcy Code Section 365 pursuant to an entered order and if such order included an effective date for such rejection, such effective date has passed, or perform any other acts required by this Compromise whether before or after entry of such order, shall have administrative claim priority in the SCI Bankruptcy Case pursuant to Bankruptcy Code Section 503(b) notwithstanding the

(6)          For the avoidance of doubt, statutory lease rejection damages shall be calculated on the basis of the total rent due without giving effect to this Compromise or the Prior MLCA.

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relation back of the date of rejection of the Master Lease to the date of the approval of this Prior MLCA by the Bankruptcy Court.

I.                                         License Agreement Rejection Claim:  Except as provided for in this Compromise, the Parties reserve all rights, defenses and arguments with respect to any rejection of the License Agreement, including whether any licensee rights under Bankruptcy Code Section 365(n) for PropCo may exist, whether any such licensee rights will be satisfied by SCI through the delivery of Transition Services as contemplated in this Compromise and whether PropCo is entitled to assert any additional licensee rights under Bankruptcy Code section 365(n) with respect to the License Agreement(5).  The Parties hereby agree that: (a) any obligations that SCI may have to honor rights, if any,  that PropCo may have against SCI under Bankruptcy Code section 365(n) in respect of rejection of the License Agreement will constitute specifically enforceable postpetition obligations of SCI; and (b) any claim for monetary damages against SCI in respect of rejection of the License Agreement will constitute a general unsecured prepetition claim.

J.                                        Interim Resolution Of Rent Under The Master Lease And Minimum Transition Services Only Provided In This Compromise:  The Parties hereby acknowledge and agree, for themselves and their successors and assigns, that the rights and treatment of claims provided under this Compromise constitutes the Parties’ sole and exclusive rights and remedies against each other with regard to the Reduced and Deferred Rent.  The Parties hereby acknowledge and agree, for themselves and their successors and assigns, that the transition services required to be provided by SCI under this Compromise are being provided in exchange for and in direct response to PropCo’s agreements regarding the treatment of the Reduced Rent and the Deferred Rent.  Neither PropCo, its successors and assigns nor any other party in interest (including PropCo’s “Designees” as defined below) shall be limited from seeking different or

(5)          SCI does not admit that any claim in respect of rejection by SCI of the License Agreement would result in a claim under Bankruptcy Code Section 365(n).

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additional transition services as may be legally required under the written agreements between the Parties or by other applicable law or as may be sought pursuant to the terms of this Compromise; provided, however, that neither SCI nor the Operating Subsidiaries, nor their successors and assigns, nor any other party in interest are limited from defending against any such requested relief and taking the position that, except as provided in this Compromise, no additional transition services are legally required under the written agreements between the Parties or by other applicable law.  The Bankruptcy Court shall have exclusive jurisdiction over all such disputes.  For purposes of this Compromise, “Designee” shall mean (i) any person or entity to which PropCo, with the consent of the Mortgage Lenders, assigns its rights and interests under this Compromise, (ii) any person or entity that PropCo, with the consent of the Mortgage Lenders, designates in writing to act or operate on its behalf, (iii) any person or entity designated under a Consensual Plan as a replacement manager or operator for the Leased Hotels, or (iv) any person or entity having foreclosed on PropCo’s rights and interests that are at issue under this Compromise, in each case subject, to the extent of any specific actions requiring regulatory approvals under applicable gaming laws, to such person’s having obtained any necessary approvals for performance of such actions.

K.                                    SCI Shall Provide, Or Shall Cause To Be Provided, Transition Services To PropCo Upon The Occurrence of a Transition Event:  Commencing upon the occurrence of a Transition Event and continuing for a period of sixty (60) days after the occurrence of a Transition Event, or such longer initial period as may be applicable pursuant to this paragraph K (such sixty (60) day or longer period, the “Initial Transition Service Period”), SCI shall take all steps reasonably necessary to continue the uninterrupted operation of the Leased Hotels by the Operating Subsidiaries as if the Master Lease and License Agreement were in full force and effect and as otherwise provided hereunder, and to transition such operation to a replacement manager or operator (the “Transition Services”) and shall cooperate with PropCo in providing such Transition Services.  Without limiting the generality of the foregoing, the Transition

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Services to be provided by SCI (subject to the terms and conditions hereof, including the payment by PropCo of the amounts set forth herein) shall include:

(i)                                     Operation of the Leased Hotels by the Operating Subsidiaries and SCI during the Transition Period (defined in paragraph T below) in the same general manner in which they were operated immediately prior to the date of this Compromise, including performance by SCI and the Operating Subsidiaries of all performance covenants and other obligations under the Master Lease and the related Subleases, except as expressly modified hereby, subject to the same level of care and diligence with which SCI and its subsidiaries (other than the Operating Subsidiaries) operate the other hotels and casinos owned by SCI or such subsidiaries, including but not limited to marketing activities consistent with prior marketing practices;

(ii)                                  Allowing PropCo, the Mortgage Lenders and any Designee to use the database of Primary Customers(7) for each Leased Hotel, other intellectual property and reservation services to the same extent currently provided under the License Agreement, in the same manner as if the License Agreement were in full force and effect and as provided herein, which for the avoidance of doubt shall include the receipt by the Designees of all Transaction Data to be provided hereunder in electronic format that can be accessed and downloaded onto the analogous systems of any replacement operator for the Leased Hotels, in each case as necessary to the ability of the Designees to provide continuing operations at the Leased Hotels and transition to a replacement manager at the conclusion of the Transition Period;

(7)          “Primary Customer” as used herein has the meaning set forth in Annex 1.

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(iii)                               Providing to PropCo, or its Designees, upon the commencement of the Transition Period every four weeks thereafter until the end of the Transition Period, and as of the end of the Transition Period, copies in readable format of the then current electronic database of all Primary Customers (as defined herein) for each Leased Hotel, including gaming histories, names, addresses, program points, status and such other information as is customarily and has been historically maintained by the Operating Subsidiaries or by SCI for such Primary Customers of each Leased Hotel, to ensure the proper updating of such information;

(iv)                              Promptly following the first to occur of the commencement of the Transition Period or the date specified in Annex 1: (a) permitting, and causing the Operating Subsidiaries to permit to, the extension by PropCo, or its Designee, of offers of employment as provided in Annex 1 hereto to certain employees of SCI and the Operating Subsidiaries as provided in such Annex 1; (b) releasing any such employees described in this paragraph from any non-compete agreements or similar contractual obligations which would otherwise preclude their working for PropCo, and (c) providing a listing for each job title or description that may be solicited pursuant to this sub-clause by job title or description, of the current salary range for such job title or description at each of the Leased Hotels, broken down between base compensation and the aggregate value of benefits provided;

(v)                                 Delivery to any potential replacement manager for the Leased Hotels of all Transaction Data, financial information and other books and records that pertain exclusively to, or are otherwise necessary for, the day-to-day operation of the Leased Hotels or that are used in multiple SCI and Propco properties without differentiation in order to facilitate licensing of and/or management transition to such potential replacement manager, including without limitation the financial information and other books and records to be provided as set forth in Annex 1; provided, that any provision of confidential or competitive information shall be

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subject to receipt by SCI of a confidentiality agreement from such replacement manager substantially in the form of Exhibit B hereto or as otherwise consented to by SCI, and neither SCI nor any Operating Subsidiaries shall be required to disclose any future plans for development or any other confidential or competitive information regarding SCI that is not related to the operations of the Leased Hotels;

(vi)                              Providing onsite access at the Leased Hotels to PropCo or its Designees for inspection of books and records (to the extent that such information is agreed to be provided elsewhere herein, in the PropCo Cash Collateral Stipulation, in the Mortgage Loan Agreement, in the Master Lease or in any transaction document executed in connection therewith)  and observation of operations; and make their senior management employees available at reasonable times and on reasonable notice to discuss with such Designees such matters related to transition as such Designees may reasonably request;

(vii)                           Providing such accounting information to PropCo or its Designees as PropCo may reasonably require in order to prepare separate financial statements and separate accounting records for the Leased Hotels, including historical financial information necessary to the preparation of pro forma historical financial statements showing the results of the Leased Hotels as a separate entity, and authorizing its accountants to reasonably cooperate with (and, subject to prior implementation of appropriate confidentiality restrictions acceptable to SCI, to be engaged by) PropCo and its Designees, it being understood that PropCo or its Designees and not SCI shall have sole responsibility for the payment of incremental accounting fees relating to such financial statements;

(viii)                        Taking such other and further preparatory steps as may be reasonably requested by PropCo and not otherwise inconsistent with this Compromise to be performed by SCI while Transition Services are being provided to PropCo to facilitate the

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continuation of uninterrupted operations from and after the occurrence of a Transition Event;

(ix)                                Taking such other and further commercially reasonable steps as may be requested by PropCo, or its Designee (subject to paragraph R) to be performed by SCI while Transition Services are being provided to PropCo, or its Designee to facilitate the transition of the hotel, hospitality and gaming operations conducted at the Leased Hotels from SCI and the Operating Subsidiaries to a successor manager or managers selected by PropCo or its Designee and to enable such successor manager to promptly assume control over operation of the Leased Hotels upon the conclusion of the Transition Period;

(x)                                   Subject to paragraph R, taking all commercially reasonable steps necessary to keep in full force and effect during the Transition Period all insurance policies and coverage that are applicable to the Leased Hotels, PropCo, and/or the business operations (including hotel, hospitality and gaming) and property of SCI and the Operating Subsidiaries at the Leased Hotels, including, without limitation, all liability and casualty insurance policies and coverage, as existed as of the date of this Compromise; and

(xi)                                In the event of a conflict between any provision of this Compromise and a specific provision of Annex 1, Annex 1 shall control.

As used herein, (i) the term “Transaction Data” has the meaning set forth on Annex 1.  It is the mutual intent of the Parties that the right to receive Transaction Data shall include the right to access such data through software provided by third party vendors in the form so provided, and all data collected by such vendor provided software, and that PropCo and its Designees shall have a temporary license, for the duration of the Transition Period and subject to any other terms in this Compromise, to use any software developed by or at the direction of SCI or any Operating Subsidiary (“proprietary software”), in each case as needed to access such Transaction Data, but shall not, except

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as otherwise provided in Annex 1, have any ownership interests in such proprietary software.  SCI and the Operating Subsidiaries will provide PropCo and/or any Designee with reasonable access to third party vendors, and all data collected by such vendor provided software, to the extent consist with limitations on access to data set forth elsewhere in this Compromise.

In furtherance of the foregoing Transition Services, each of PropCo and SCI agrees, during the Deferral Period, to cooperate with the Mortgage Lenders, and to cause their respective officers and employees to cooperate, in preparing a business separation plan and transition timeline in order to ensure an orderly implementation of the asset transfers and other transactions described on Annex 1 hereto or as otherwise contemplated under the Proposed Plan or any successor Consensual Plan.

L.                                      Other Actions to Occur on Transition Event.  The parties agree that if a Transition Event occurs, but the Mortgage Lenders are continuing to support a Consensual Plan, then, at the option of the Mortgage Lenders, the obligation of SCI to provide Transition Services other than such services as are required during the Deferral Period (and the rights of the other parties and beneficiaries hereto to demand such Transition Services other than those required during the Deferral Period)  may be suspended until confirmation of a Plan, and as a result thereof the Initial Transition Service Period shall be deemed to continue until the later of (x) sixty (60) days after the Parties have terminated efforts to confirm a Consensual Plan or (y) confirmation of such Consensual Plan.  It is expressly acknowledged that any postpetition obligations payable to PropCo under the PropCo Cash Collateral Stipulation shall continue to be payable notwithstanding that the commencement of the Transition Period or other actions contemplated under this Compromise constitutes a termination event under the PropCo Cash Collateral Stipulation, in order that PropCo may continue paying its postpetition obligations when due.  The parties further agree that, (i) from and after the commencement of the Transition Period, PropCo will not waive or suspend any of its rights under this Compromise without the prior written consent of the Mortgage Lenders, (ii) PropCo will consult with the Mortgage

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Lenders before taking any actions to enforce any of its rights and remedies under this Compromise, and (iii) PropCo will cooperate with the Mortgage Lenders in any actions to enforce their respective rights and remedies against SCI and the Operating Subsidiaries under this Compromise.

M.                                 Transfers to Occur at Conclusion of Transition Period.  Subject to the terms and conditions for each set forth in this paragraph M, no later than the conclusion of the Transition Period, the asset transfers provided for in M(i) in all events, and the asset transfers provided for in either M(ii) or M(iii), as applicable, shall occur:

(i)                                     Transfers of Collateral.  Propco, SCI, and the Operating Subsidiaries each shall transfer to the Mortgage Lenders or their Designees, by deed in lieu of foreclosure or similar instrument and in full satisfaction of their claims under the Mortgage Loan, all of Propco’s right, title and interest in and to the Leased Hotels, all of SCI and the Operating Subsidiaries’ rights with respect to the SCI Lease Collateral and the Operating Subsidiary Lease Collateral, all of Propco’s rights under the License Agreement and under this Compromise and any other real or personal property pledged as collateral to secure the Mortgage Loan, including without limitation the cash collateral held in favor of the Mortgage Lenders under the PropCo Cash Collateral Stipulation, any cash held in the FF&E Reserve Accounts and any pre-petition cash collateral held in the accounts established pursuant to the Mortgage Loan Agreement (subject to payment of any postpetition obligations of PropCo due and payable as provided in paragraph L) (collectively, a “Collateral Transfer”).  Any statutory or other rights of SCI or the Operating Subsidiaries to remain in possession of the Leased Hotels shall concurrently with such transfer cease and be of no further force and effect.  In connection with the foregoing,  SCI shall and shall cause the Operating Subsidiaries to consent, pursuant to Uniform Commercial Code Section 9-620(a), to the transfer to PropCo or its Designees, of all the SCI Lease Collateral and the Operating

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Subsidiaries Lease Collateral in satisfaction of the obligations of SCI and the Operating Subsidiaries with respect to PropCo’s liens on such SCI Lease Collateral and Operating Subsidiaries Lease Collateral; provided, that nothing in this Compromise shall in any way modify, impede, impair or delay PropCo’s lien and foreclosure rights on the SCI Lease Collateral and Operating Subsidiaries Lease Collateral nor any lien and foreclosure rights of the Mortgage Lenders and/or the mezzanine lenders (the “Mezz I Lenders”) who have advanced funds to FCP MezzCo Borrower I, LLC (“Mezz I”) and have a lien on the equity of PropCo, which may be enforced after rejection of the Master Lease and prior to, during or after any transfer of the SCI Lease Collateral and/or Operating Subsidiaries Lease Collateral to PropCo.

(ii)                                  Additional Transfers upon a Transfer Event.  Upon the occurrence of a Transfer Event (as defined below), then in addition to the Collateral Transfers,  SCI, the Operating Subsidiaries and, as to fractionalized interests held by other operating subsidiaries of SCI, such other subsidiaries party hereto, shall grant, sell and assign to PropCo (the “IP-IT Transfers”), at the mutually agreed upon price set forth in Annex 1, all of the assets, licenses and other rights and benefits specified on Annex 1.

(iii)                               Alternative Additional Transfers in the Absence of A Transfer Event.  If the Transition Period ends prior to the occurrence of a Transfer Event, then in addition to Propco, SCI and the Operating Subsidiaries making the Collateral Transfers to the Mortgage Lenders, SCI and the Operating Subsidiaries shall transfer (the “Prior MLCA Transfers”) assets and grant licenses to Propco as provided in and subject to the terms and conditions of the Prior MLCA.   For avoidance of doubt, on the conclusion of the Transition Period, Propco shall in every event be entitled to receive either the Collateral Transfers and the IP-IT Transfers, if a Transfer Event has occurred, or the Collateral Transfers and the

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Prior MLCA Transfers as provided in and subject to the terms and conditions of the Prior MLCA, if no Transfer Event has occurred.

(iv)                              Definition of Transfer Event.  As used in this Paragraph M, “Transfer Event” means:

(1)                                  a person other than the proposed purchaser under the Joint Plan is selected by SCI as the successful bidder in accordance with the bid procedures approved by the Bankruptcy Court for SCI assets; or

(2)                                  the Prepetition Lender voting class under the Joint Plan does not accept the Joint Plan and such Joint Plan is not confirmed pursuant to section 1129(b) of the Bankruptcy Code; or

(3)                                  (i) the Joint Plan is not confirmed, and (ii) any Prepetition Lender that is party to a support agreement with SCI breaches a material obligation under such agreement and such breach is the primary cause of the Bankruptcy Court not entering an order approving (a) this Compromise, (b) the bidding procedures for SCI assets being proposed concurrently herewith, (c) the Debtors’ motion to extend exclusivity or (d) confirmation of the Joint Plan.

(v)                                 General Provisions applicable to Collateral Transfers, IP-IT Transfers and Prior MLCA Transfers.  (a) PropCo shall not have any obligation to purchase any such property, (b) any such unencumbered inventory or equipment owned by SCI or any SCI subsidiary other than an Operating Subsidiary that is stored at, but is not in use and not contemplated by SCI to be used by, a Leased Hotel shall not be included in such sale, (c) inventory or equipment which is expected to be used and/or consumed within the Interim License Period described in paragraph O below and any prepaid goods, services or premiums that are not exclusively for the benefit of the Leased Hotels, shall in each case be excluded from such sale,

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and (d) all asset sales, assignments, and licensings by SCI or any debtor subsidiary contemplated hereunder, under Annex 1 in the event of an IP-IT Transfer or under the Prior MLCA in the event of a Prior MLCA Transfer (1) shall be made free and clear of all liens pursuant to Section 363 or 1129 of the Bankruptcy Code, as applicable, with any liens of the Prepetition Agent on the sold assets attaching to the cash consideration specified in Annex 1, and (2) shall not require further approval of the Bankruptcy Court, except to the extent that the Prior MLCA requires further order in the event that the Prior MLCA Transfers occur pursuant to paragraph M(iii).

(vi)                              Method of Completion of IP-IT Transfers by Non-Debtor Subsidiaries.  All asset sales by any non-debtor subsidiary contemplated hereunder or under Annex 1 may be accomplished by (x) agreement with the applicable non-debtor subsidiaries with the approval of the requisite level of Prepetition Lenders (including facilitating amendments to the SCI Loan Agreement as required, if any), (y) the Prepetition Agent conducting a private foreclosure sale to PropCo of such assets pursuant to Uniform Commercial Code Section 9-610, in partial satisfaction of the claims of the Prepetition Lenders, for the cash consideration specified in clause M(vii) below (and, as such, such asset sales shall be free of any lien securing the obligations under the SCI Loan Agreement), or (z) any other method of sale of such assets to Propco free and clear of all liens, claims and encumbrances, with any liens of the Prepetition Agent attaching to the cash consideration specified in clause M(viii) below, permissible under applicable law and/or court order.  In the event that an IP-IT Transfer or a Prior MLCA Transfer occurs, SCI shall, immediately upon receipt, deliver to the Prepetition Agent the Net Cash Proceeds (as defined in the SCI Loan Agreement) of the sale of all assets upon which the Prepetition Agent has a lien for application to the

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obligations evidenced by the secured claim filed by Prepetition Agent in respect of the SCI Loan Agreement.

(vii)                           Definitive Documentation.  Documentation for such licenses and asset transfers shall be consistent with this Compromise, Annex 1 in respect of IP-IT Transfers or the Prior MLCA in respect of Prior MLCA Transfers, and otherwise in form and content customary for transactions of this nature, and in particular shall be without recourse to, representation or warranty, express or implied by, and without indemnification from, SCI or its subsidiaries, the Prepetition Agent or the other Prepetition Lenders and any other person holding obligations secured by the liens granted to the Prepetition Agent.

(viii)                        Consideration for IP-IT Transfers.  Under an IP-IT Transfer, PropCo shall acquire all cash on premises at the Leased Hotels and the Wild Wild West at par.  Total additional net cash consideration for all other asset transfers described in Annex 1 shall be equal to $35 million, subject to a true-up adjustment as described on Annex 1; provided that if SCI and the Operating Subsidiaries are unable to transfer any assets described in Annex 1 free and clear of all liens of the Prepetition Agent and the Prepetition Lenders, PropCo shall be entitled to offset against the $35 million aggregate purchase price the portion of such $35 million which is attributable to the asset(s) that cannot be transferred. PropCo, the Mortgage Lenders and the OpCo Required Lenders shall negotiate in good faith to determine the portion of such $35 million aggregate purchase price that is attributable to such assets that cannot be transferred free and clear of all liens of the Prepetition Agent and the Prepetition Lenders; if they cannot agree in thirty (30) days, a mutually acceptable, independent, recognized valuation firm shall be selected to make such determination.  PropCo and OpCo shall enter into the engagement letter with such firm and shall share obligations thereunder equally.  If the parties cannot mutually agree upon a valuation firm, the Bankruptcy Court

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shall determine the amount of the offset against the $35 million which is attributable to the asset(s) that cannot be transferred free and clear of all liens of the Prepetition Agent and Prepetition Lenders.

(ix)                                Consideration for Prior MLCA Transfers.  Under a Prior MLCA Transfer, consideration will be determined pursuant to the procedures set forth in the Prior MLCA.

(x)                                   Texas Put Condition.    If the Joint Plan is confirmed and becomes effective, then the landlord under the ground lease for Texas Station Gambling Hall and Hotel (“Texas Station”, and such lease the “Texas Station Lease”) will agree in a legal, binding and enforceable writing satisfactory to the “Required Consenting Lenders” under the restructuring support agreement entered into by SCI and certain of the Prepetition Lenders to the permanent extinguishment of the landlord’s put right under the Texas Station Lease upon any change of control.  The landlord under the Texas Station Lease will agree in a legal, binding and enforceable writing satisfactory to the “Required Consenting Lenders” that if a person other than the purchaser of the SCI assets under the Joint Plan (“New OpCo”) is selected as the “Successful Bidder” pursuant to (and as defined in) the Bankruptcy Court approved bid procedures for SCI, the price for the settlement of the landlord’s put right under the Texas Station Lease (and the buyout of the Texas Station Lease) will be $75 million, payable at closing of the sale of SCI and/or its applicable assets to the Successful Bidder.  The landlord under the Texas Station Lease will agree in a legal, binding and enforceable writing satisfactory to the “Required Consenting Lenders” that if (i) the Joint Plan is not confirmed, (ii) a person other than New OpCo is not selected as the Successful Bidder and (iii) the IP-IT Transfers occur, the price for the settlement of the landlord’s put right under the Texas Station Lease (and the buyout of the Texas

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Station Lease) will be $75 million and shall not be required to be paid until the earlier of (i) the sale of SCI and/or its applicable assets to any other purchaser that would result in a “change of control” under the Texas Station Lease and (ii) the first anniversary of the consummation of the IP-IT Asset Transfer.

N.                                    Operating Covenants to Continue During Transition.  SCI and each of the Operating Subsidiaries hereby agree that, from and after the date of this Compromise until PropCo, or its Designee, has taken title to any SCI Lease Collateral, Operating Subsidiaries Lease Collateral or any other tangible personal property used exclusively at the Leased Hotels that is to be transferred or sold to PropCo or its Designee pursuant to paragraph M, (collectively, the “Operating Assets”) shall be substantially the same asset type, value and use, as the assets that had been located at the Leased Hotels prior to the date of this Compromise, and that they will not remove any Operating Assets from the Leased Hotels, other than to replace worn, obsolete, damaged or defective Operating Assets with suitable replacements therefor in the ordinary course of business, and will observe (subject at all times to reimbursement of cash expenses as provided in this Compromise) all covenants under the Master Lease with respect to the maintenance, care and preservation of the SCI Lease Collateral, the Operating Subsidiaries Lease Collateral and the Operating Assets.  SCI and each of the Operating Subsidiaries hereby further agree that, from and after the first day of the Initial Transition Service Period until the date that PropCo or a Designee has taken title to the SCI Lease Collateral and Operating Subsidiaries Lease Collateral pursuant to paragraph M, by foreclosure or otherwise and a licensed operator is managing the Leased Hotels in accordance with applicable gaming regulations, PropCo and its Designees shall have an exclusive license, in accordance with applicable gaming laws and regulations, to use the SCI Lease Collateral or Operating Subsidiaries Lease Collateral, at no cost and expense to PropCo, and without any license fee to SCI, in the operation of the Leased Hotels.

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O.                                    Intellectual Property Matters.  The Parties acknowledge that there may be SCI Lease Collateral and Operating Subsidiaries Lease Collateral that contains the word “Station” or the phrase “Station Casinos” (the “Station Marks”).  Except as otherwise provided in Annex 1 and unless otherwise subsequently agreed to by the Parties, (i) PropCo is not being transferred any ownership interests in the Station Marks but only a temporary license to use such Station Marks and (ii) PropCo agrees to discontinue the use of the name “Station” or “Station Casinos” at the conclusion of the Interim License Period (as defined below) pursuant to the time frames and otherwise as provided in Annex 1.  SCI acknowledges that the Station Marks and other non-exclusive marks not transferred to PropCo or its Designee may be temporarily used in respect of the Leased Hotels for a period (the “Interim License Period”) commencing at the onset of the Transition Period and continuing until the later of (i) the date on which SCI is no longer providing Transition Services under this Compromise and (ii) the date of termination for such license set forth in Annex 1 to this Compromise.  In connection with such limited use, SCI hereby grants to each of PropCo and its Designees a non-transferable, temporary, irrevocable, royalty-free and non-exclusive license (and PropCo acknowledges such temporary use and such temporary license) to use the Station Marks and other non-exclusive marks described in Annex 1, which license, (i) shall concurrently terminate upon expiration of permission to use the Station Marks and other non-exclusive marks as provided in Annex 1,  (ii) shall not confer upon PropCo or its Designee any other or additional rights or interests in such Station Marks or other non-exclusive marks and (iii) shall be subject to reasonable quality control provisions consistent with SCI’s current standards.  PropCo acknowledges that, except for the foregoing license to use Station Marks and other non-exclusive marks provided herein, the sale to PropCo or its Designee pursuant to this Compromise of such goods as SCI Lease Collateral and Operating Subsidiaries Lease Collateral or otherwise that incorporate any Station Marks or non-exclusive marks shall not transfer to PropCo or its Designee any rights in the Station Marks or non-exclusive marks so incorporated, or otherwise.  The Parties acknowledge that PropCo is not licensing back to SCI or SCI’s other affiliates any rights to use any of the exclusive marks to be transferred to PropCo

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pursuant to Annex 1, and SCI covenants, notwithstanding any retention of ownership of the Station Marks, from and after the conclusion of the Transition Period, SCI will not use, and not allow its other subsidiaries and affiliates, to use the names “Red Rock,” “Sunset”, “Palace” and/or “Boulder” as an enterprise brand or trademark or trade name in connection with the operation of any casinos or similar operations, except as otherwise permitted on Annex 1.  The Parties further acknowledge that some of the trademarks and other intellectual property to be sold to PropCo or its Designees hereunder may currently be subject to a lien in favor of the Prepetition Lenders.  Each of the Parties hereto shall cooperate and use commercially reasonable efforts to obtain all Bankruptcy Court orders and approvals with respect to any such sale and SCI agrees not to oppose any motions to approve such sale except on the grounds that such proposed sale is inconsistent with the terms set forth in this Compromise.

P.                                      De-Branding Property After The Transition Period:  Upon the termination of the Transition Period, PropCo and its Designees shall cease using the Station Marks and other marks as contemplated and within the time periods described in Annex 1.  PropCo may continue to use, on a royalty free basis, any non-exclusive marks set forth on Annex 1 hereto (the “Secondary Marks”), in each case to the extent that such Secondary Marks are currently used at the Leased Hotels, and shall not be required, prior to the time provided therefor in Annex, 1 to remove such Secondary Marks from any signage, equipment, inventory or other tangible personal property that is transferred to PropCo in accordance with the terms of this Compromise unless such tangible personal property is replaced sooner, in which event the replacement property will no longer use any such Secondary Mark.  It is expressly understood that, prior to the deadline in Annex 1 for replacement of such property, subject to normal maintenance, which will be carried out by PropCo on any property bearing a Station Mark, neither PropCo nor its Designees shall be required to remove such Station Marks from any equipment, inventory or other tangible personal property not consisting solely of exterior or interior signage, including any SCI Lease Collateral or Operating Subsidiaries Lease Collateral, to be transferred to PropCo or such Designees under this Compromise.  To facilitate compliance with the time periods set

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forth in this paragraph P without diminishing the benefit of the license set forth in paragraph N, SCI and the Operating Subsidiaries agree that all tangible personal property being used pursuant to paragraph N may be modified by PropCo as necessary to comply with the requirements of this paragraph P.

Q.                                    Excluded Property:  Except to the extent required in order for SCI to perform its agreement under this Compromise to provide Transition Services to PropCo and its Designees (including its obligation to provide Transaction Data) and to provide information to successor managers to facilitate transition as described above) except as specified in Annex 1, neither SCI nor any of the Operating Subsidiaries shall be required to, directly or indirectly, provide to PropCo or its Designees any information, data or inspection of any of the following: operating practices of properties other than the Leased Hotels; trade secrets (excluding the database for Primary Customers and other Transaction Data as provided in this Compromise); or other competitive information not used in or otherwise necessary to the day-to-day operation of the Leased Hotels.  Except to the extent (i) required in order for SCI to perform its agreement under this Compromise to provide Transition Services to PropCo and its Designees or (ii) expressly provided in paragraphs K through P or Annex 1, neither PropCo nor its Designees shall have any use of or rights in any trademarks (including without limitation any Station Marks), customer lists, other intellectual property or reservation services used in connection with the Leased Hotels, all of which shall remain the sole property of SCI.  PropCo agrees that, except as provided in Annex 1, neither SCI’s obligations under paragraphs K through P nor SCI’s obligations to provide Transition Services creates in favor of PropCo any rights in, and PropCo shall not at any time have any rights in, use of or access to “Boarding Pass”, any other customer affinity programs operated by SCI, any brand wide promotions operated by SCI, any brand wide progressive games operated by SCI, any other promotion or system that is used commonly by other hotels and casinos operated by SCI.

R.                                     PropCo to Cover All Expenses of Operation and Ownership While Transition Services Are Performed / No Additional Compensation For SCI During Initial

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Transition Services Period (Breakeven For SCI):  At all times during the Transition Period, SCI and the Operating Subsidiaries shall be deemed to be operating the Leased Hotels on behalf of PropCo in the nature of a manager, and therefore all costs and expenses advanced, accrued or suffered by SCI or the Operating Subsidiaries of any kind or description whatsoever arising from or relating to owning and operating the Leased Hotels and the associated real property and improvements, providing the transition services contemplated hereby or otherwise, including without limitation, mortgage interest, expenses related to the Mortgage Loan and all Operating Costs (as defined on Appendix 1 hereto) of the Leased Hotels, shall be for the sole account of PropCo.  From and after rejection of the Master Lease (which for purposes of this paragraph R will be deemed to have occurred if Reduced Rent is not paid when due), SCI shall, or shall cause the Operating Subsidiaries to, continue to remit to PropCo on a monthly basis an amount equal to the sum of Reduced Rent (less any management fees) and True Up Payments that would otherwise be owing had the Transition Period not commenced in order to compensate SCI for such Operating Costs.  SCI and the Operating Subsidiaries acknowledge that after rejection of the Master Lease, SCI and the Operating Subsidiaries are receiving the gross cash proceeds generated from operation of the Leased Hotels (such proceeds, net of expenses incurred by SCI in the operation of the Leased Hotels and other amounts, including any management fees, payable to SCI hereunder, the “Excess Cash Flow”), solely in an agency capacity for the benefit of PropCo, and that SCI and the Operating Subsidiaries shall have no ownership or other interest in the amount of such Excess Cash Flow, which excess shall constitute property of PropCo’s bankruptcy estate and not property of the Operating Subsidiaries or the SCI bankruptcy estate.  To the extent that True Up Payments during the Transition Period are due and payable to SCI at any time during the Transition Period, then PropCo shall pay such True Up Payments that are so due and payable within ten (10) business days after presentation of an invoice by SCI, and such payments shall be deemed a permitted use of PropCo’s cash collateral under the PropCo Cash Collateral Stipulation.

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S.                                      Extended Transition Service Amount After Initial Transition Service Period (Payment Of Management Fee After Initial Transition Service Period):

(i)                                     Extended Transition.  PropCo with the consent of the Mortgage Lenders, or the Mortgage Lenders on its behalf, may request a ninety (90) day (or shorter) extension of the Initial Transition Service Period (such period, the “Extended Transition Service Period”), during which period SCI shall continue to be obligated to provide Transition Services as provided herein, provided that any such request shall be made in writing to SCI (with a copy to the Prepetition Agent) not less than ten (10) business days prior to the end of the Initial Transition Service Period.

(ii)                                  Obligation to Pay Management Fees if a Propco/Fertitta Gaming Bid for SCI is Not Selected as the Winning Bidder or Terminates the Acquisition after Being Selected as the Winning Bidder.  If (a) the Mortgage Lender/Fertitta Gaming bid for the assets of SCI is not selected by SCI as the winning bidder, beginning as of the date of notice to the Bankruptcy Court of selection of a different winning bidder, or (b) the Mortgage Lender/Fertitta Group bid for the assets of SCI is selected as the winning bidder and then the acquisition agreement is subsequently terminated for any reason, beginning as of the date of termination of the acquisition agreement for such accepted bid, then, upon the occurrence of either (a) or (b) and regardless of whether the Initial Transition Service Period has commenced or been extended, Propco shall begin to accrue, as consideration for SCI providing Transition Services during the Initial Transition Service Period and thereafter during the Extended Transition Service Period (such subsequent Transition Services, the “Extended Transition Services”), for each calendar month or partial calendar month during which SCI is providing Transition Services, an amount that is equal to the sum of both (x) two percent (2%) of aggregate gross

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revenue, to be computed in the manner set forth in Exhibit D, of the Leased Hotels and (y) five percent (5%) of EBITDAR of the Leased Hotels (calculated in the same manner used to calculate Reduced Rent but as reduced by the management fee payable under clause (x) above) in each case during such full or partial calendar month (the sum of both (x) and (y), being the “Extended Transition Service Amount”; and all such amounts to constitute an administrative claim in PropCo’s bankruptcy case pursuant to section 503(b) of the Bankruptcy Code).  For the avoidance of doubt, such fee is in excess of all expenses included in the calculation of EBITDAR which SCI is entitled to retain as reimbursement for its services.  For each calendar month or partial calendar month during which SCI is providing Extended Transition Services (the “Billing Period”), the applicable EBITDAR of the Leased Hotels shall be the aggregate EBITDAR amount computed by SCI for the Leased Hotels for the full calendar month immediately preceding the first day of the applicable Billing Period, provided that (i) the Extended Transition Service Amount shall only be earned if active management services for the Leased Hotels are being provided by SCI or the Operating Subsidiaries and such Extended Transition Service Amount shall not be tied to the continuous obligations that may be continuing under this Compromise after termination of active management services and (ii) in the case of any partial month during which SCI is providing Extended Transition Services, the Extended Transition Services Amount shall be pro-rated based on the actual number of days when services were provided during such month divided by thirty (30).  For the avoidance of doubt, the services provided under the Extended Transition Services Period shall mirror those provided in the Initial Transition Services Period.

T.                                     Further Extension of the Extended Transition Service Period; Payment For Transition Services:

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(i)                                     Provided that PropCo has performed all of its obligations under this Compromise, PropCo with the consent of the Mortgage Lenders or the Mortgage Lenders on its behalf may request one thirty (30) day extension of the Extended Transition Service Period (i.e. for a potential total of one hundred twenty (120) days of Transition Services beyond the Initial Transition Service Period ) or such longer period as may be ordered by the Court after notice and hearing in order to avoid any shutdown of operations), and SCI shall be obligated to continue providing Transition Services during such extended period; provided, that if PropCo or its Designees certifies in writing that an additional extension is required in order to satisfy any regulatory requirements necessary for the operation of the Leased Hotels and that failure to satisfy such requirements has not been due to negligence on the part of PropCo or its Designees, then PropCo or such Designee may request the Extended Transition Service Period to be further extended for a period of up to an additional ninety (90) days for a potential total of two hundred ten (210) days of Transition Services beyond the Initial Transition Service Period (or longer if ordered by the Court after notice and hearing as described above in order to avoid any shutdown of operations).  Any such request shall be made in writing to SCI (with a copy to the Prepetition Agent) not less than ten (10) business days prior to the end of the Extended Transition Service Period;

(ii)                                  During the Extended Transition Service Period PropCo shall pay the Extended Transition Service Amount within five (5) business days after being invoiced by SCI therefor and such amount shall constitute an administrative claim in PropCo’s bankruptcy case pursuant to section 503(b) of the Bankruptcy Code until paid in cash; and

(iii)                               If PropCo requests an extension of the Extended Transition Service Period and as a result thereof the Transition Period continues for more than 180 days after the

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entry of the order confirming a plan of reorganization for PropCo, then PropCo shall, in addition to paying the continued Extended Transition Service Amount for such extended period, pay to SCI a fee of $1 million payable on such 180th day.

For the avoidance of doubt, the services provided under the Further Extension of the Extended Services Period referenced in this paragraph T shall mirror those provided in the Initial Transition Services Period and the compensation shall be the same as in the Extended Services Period (the Initial Transition Service Period and, to the extent implemented, the Extended Transition Service Period and the Further Extension of the Extended Transition Service Period referenced in this paragraph T shall be referred to in this Compromise as the “Transition Period”).

U.                                    Relief From Stay:  The automatic stay or any other stay or injunction arising from the Bankruptcy Cases in place and potentially preventing PropCo, SCI, the Mortgage Lenders or their Designees from performing any and all provisions of this Compromise (including but not limited to enforcing obligations to perform under this Compromise and taking such other actions as are reasonably necessary in order to effect the uninterrupted operations of the Leased Hotels and transition to a replacement operator following rejection ) shall be lifted, withdrawn and released.  This provision is for the benefit of PropCo, SCI, the Mortgage Lenders and their Designees individually and exclusively, and shall not modify any such stay or injunction as may otherwise be applicable to any other party or any successor or assign of any such party without the prior written consent of the Party against whom such stay or injunction is proposed to be modified.

V.                                     Further Extension of Time to Assume or Reject Lease:  The Parties agree that time to assume or reject the Master Lease is further extended to the earlier of: (i) effective date of the Consensual Plan or (ii) the date of the occurrence of a “Transition Event” (as defined on Exhibit C) and the motion to approve this Compromise shall also seek approval of such further extension of time to assume or reject as a component of the requested relief.

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W.                                Commercially Reasonable Efforts/Bankruptcy Court Approval:  The Parties shall use their commercially reasonable efforts to achieve and accomplish the terms of this Compromise.  The Parties agree that this Compromise is binding and final when executed (subject to Bankruptcy Court approval), and once approved shall not be modified in any way by the confirmation or denial of confirmation of the Consensual Plan or any subsequent plan, without the express written consent of the Parties and the Mortgage Lenders.  This Compromise is subject to Bankruptcy Court approval pursuant to Bankruptcy Rule 9019 and the Parties intend to obtain Bankruptcy Court approval hereof by no later than [May 5, 2010].  This Compromise shall become effective immediately upon the entry of an order by the Bankruptcy Court approving the terms of this Compromise (the “Approval Order”) and, absent the granting of a stay pending appeal with respect to the Approval Order by a court of competent jurisdiction pursuant to Federal Rule of Bankruptcy Procedure 8005, each of the Parties shall perform its respective obligations under this Compromise notwithstanding the filing of an appeal of the Approval Order.  If this Compromise is not approved by the Bankruptcy Court for whatever reason, this Compromise shall be null and void and of no force or effect, and shall not be admissible against any Party hereto for any purpose.

X.                                    Voluntary Compromise:  The Parties to this Compromise acknowledge and agree that each of them is entering into this Compromise freely and voluntarily and not acting under any misapprehension as to the effect hereof, and has acted and does hereby act freely and voluntarily and not under any coercion or duress.

Y.                                     No Mistake of Fact or Law:  In entering into this Compromise, each Party recognizes that no facts or representations are ever absolutely certain.  Accordingly, each Party assumes the risk of any mistake, and if it should subsequently discover that any understanding of the facts or of the law was incorrect, each Party understands and expressly agrees that it shall not be entitled to set aside this Compromise by reason thereof, regardless of any mistake of fact or law.

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Z.                                     Further Proceedings in Respect of Master Lease:  The Parties acknowledge that nothing set forth herein is intended to limit the relief that the Bankruptcy Court may order in connection with any action or claim that may be brought to recharacterize the Master Lease.

AA.                         Treatment of Administrative Claims:  Administrative claims, if any, arising in connection with this Compromise and owed by PropCo to SCI or its Operating Subsidiaries shall be paid by PropCo in accordance with the terms hereof and in any event no later than the earlier of (x) the termination of exclusivity for PropCo or any of the Other CMBS Debtors (as defined in the PropCo Cash Collateral Stipulation), (y) the entry of an order confirming a plan of reorganization or liquidation for PropCo or any of the Other CMBS Debtors and (z) the filing of a motion by the Mortgage Lenders or any other creditor of the Other CMBS Debtors seeking relief from the automatic stay.  Administrative claims, if any, arising in connection with this Compromise and owed by SCI to PropCo shall be paid by SCI in accordance with the terms hereof and in any event no later than the earlier of (a) the termination of exclusivity for SCI, FCP Holding, Inc., FCP Voteco, LLC or Fertitta Partners, LLC, (b) the entry of an order confirming a plan of reorganization or liquidation for SCI, FCP Holding, Inc., FCP Voteco, LLC or Fertitta Partners, LLC and (c) the filing of a motion by the Prepetition Agent or Prepetition Lenders or any other creditor of SCI seeking relief from the automatic stay.

BB.                             Transition Period Hold Harmless:  PropCo agrees that it will hold SCI and the Operating Subsidiaries harmless with respect to any claims or causes of action of a third party that may be asserted against PropCo by any third party that is judicially determined to have arisen as a result of a PropCo or PropCo designee action or inaction occurring during the Transition Period.

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CC.                             Miscellaneous Reservation:  Notwithstanding anything to the contrary set forth herein, any party in interest in these Bankruptcy Cases may assert against either Debtor any claim that such party in interest may have as a proximate result of the assertion by a non-debtor counter party to any executory contract or unexpired lease of a claim for damages against either Party hereto that arises as a result of the operation of this Agreement or rejection of the Master Lease and/or the License Agreement.  Notwithstanding anything to the contrary herein, all issues and objections of a party in interest that may arise as to the allocation among the Debtors’ estates of costs and expenses associated with the redemption of and reissuance or rebranding of chips, wagers, and tokens, are hereby reserved.  Nothing in this paragraph CC itself creates any rights or claim in favor of any party in interest.

DD.                           Mutual Representations and Warranties:  The Parties hereby represent and warrant to each other the following, each of which is a continuing representation and warranty:

(a)                                  This Compromise is a valid and binding obligation of the Parties, enforceable against each of them in accordance with its terms;

(b)                                 Except as otherwise expressly provided in this Compromise, no consent or approval (other than required gaming approvals) is required by any other person or entity in order for the Parties to carry out the provisions of this Compromise, and each of the Parties has obtained all necessary corporate and other approval to enter into and perform the obligations under this Compromise.  In addition, each person signing this Compromise warrants that he or she is legally competent and authorized to execute this Compromise on behalf of the Party whose name is subscribed at or above such person’s signature;

(c)                                  Each of the Parties hereto has received independent legal advice from attorneys of its choice with respect to the advisability of making the agreements provided herein and with respect to the advisability of executing this Compromise, and prior to the execution of this Compromise by the Parties hereto, their attorneys reviewed this Compromise with them and have made all desired changes;

(d)                                 Except as otherwise expressly stated in this Compromise, the Parties have not made any statement or representation to each other regarding any facts relied upon by them in entering into this Compromise, and each of them specifically does not rely upon any statement, representation, or promise of the other party hereto or any other person in entering into this Compromise, except as expressly stated in this Compromise.  Each Party has relied upon its own investigation and analysis of the facts and not on any statement or representation made by any other party in choosing to enter into this Compromise and the transactions contemplated herein; and

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(e)                                  The Parties hereto and their respective attorneys have made such investigation of the facts pertaining to this Compromise and all of the matters pertaining thereto, as they deem necessary.

EE.                               Transition Support for the Opco Purchaser in the Absence of a Joint Plan:  If no Joint Plan is confirmed, SCI and PropCo (i) shall use commercially reasonable efforts to effectuate the transactions contemplated by this Compromise, including, without limitation, to encourage and facilitate the negotiation, documentation, and consummation of the sale of the SCI assets to the OpCo Purchaser, including, without limitation, by providing all information contemplated to be provided under this Compromise to complete due diligence, including confirmatory legal and accounting due diligence, to consummate the acquisition of the SCI assets, provided that unless otherwise ordered by the Bankruptcy Court, neither SCI nor Propco shall be obligated to provide information that in the opinion of the Company’s outside counsel, would violate applicable law, including, but not limited to, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other applicable antitrust laws, (ii) shall not act (or omit to act) in a manner inconsistent with the foregoing and (iii) shall take all steps and/or other actions that are necessary or appropriate to achieve an orderly and business like transition of the SCI assets to the OpCo Purchaser, including, without limitation, reasonable cooperation with OpCo Purchaser so as to enable OpCo Purchaser to timely acquire an IT system that adequately replicates the capacity and functions of the IT systems to be retained by PropCo as part of Excluded Assets (it being understood that OpCo Purchaser shall reasonably determine the specifications, etc. of the IT system actually acquired with reference to the specifications and capacity of the system being replaced), including reasonable collaboration with respect to diligence on existing systems, data transfer, testing, acceptance.  It is agreed that neither Propco nor SCI shall incur any liability to Opco Purchaser as a result of such cooperation and coordination.

FF.                               No Admission Against Interest:  Nothing contained in this Compromise or negotiations and communications leading up to it shall be construed as admissions against the interest of any of the Parties hereto.  Except to enforce this Compromise, the terms of this

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Compromise, including, without limitation, the recitals and representations made by any Party shall have no force or effect and will not be binding upon, enforceable against, or deemed an admission or acknowledgment of any fact by any Party.  This Compromise shall not be admissible as evidence in any action or proceeding except to enforce this Compromise or to carry out the actions contemplated herein.

GG.                             Miscellaneous:

(a)                                  Except as provided herein, all covenants, warranties, representations, and indemnities made by the Parties to one another pursuant to this Compromise shall be and remain in full force and effect upon this Compromise becoming effective.

(b)                                 The Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be appropriate or reasonably necessary, from time to time, in form and substance satisfactory to the Parties and the Mortgage Lenders, to effectuate the agreements and understandings of the Parties, whether the same occur before or after the date of this Compromise.

(c)                                  This Compromise is the entire Compromise between the Parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, whether oral or written, between the Parties hereto with respect thereto.  In addition, this Compromise may not be modified or amended, nor any of its provisions waived, except by an instrument in writing, signed by the Parties.

(d)                                 This Compromise shall inure to the benefit of and shall be binding upon the successors and assigns of each of the Parties hereto, including without limitation, any committee, trustee or examiner with extended powers that is subsequently appointed in a Bankruptcy Case of either or both of the Parties, and in particular no successor or assign of either Party may object to or otherwise collaterally attack the relief provided to the Parties hereunder under any theory and in particular may not object to, withdraw or modify any claim allowed or limited herein or any waiver herein granted by either Party.  The Mortgage Lenders shall be third-party beneficiaries of this Compromise and shall be entitled to enforce this Compromise directly against SCI and the Operating Subsidiaries as if a party hereto, and this Compromise may not be amended, modified or otherwise extended without the prior written consent of the Mortgage Lenders.

(e)                                  The headings of all sections of this Compromise are inserted solely for the convenience of reference and are not a part of and are not intended to govern, limit, or aid in the construction or interpretation of any term or provision hereof.

(f)                                    To the extent that performance is to be governed by time, time shall be deemed to be of the essence hereof.

(g)                                 This Compromise is to be governed by and construed in accordance with federal bankruptcy law, to the extent applicable, and where state law is implicated, the

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laws of the State of California shall govern.  The Bankruptcy Court shall retain jurisdiction to enforce the provisions of this Compromise.

(h)                                 This Compromise may be executed and delivered in any number of counterparts, each of which, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same Agreement.  This Compromise may also be executed by facsimile or electronic signature followed by delivery of the original executed Agreement.

(i)                                     This Compromise is the product of negotiations of the Parties, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Compromise, or any portion hereof, shall not be effective in regard to the interpretation hereof.

(j)                                     In the event that it becomes necessary for any party to this Compromise to take any action to interpret or enforce this Compromise, or any of its terms, and any Party thereafter incurs costs (including reasonable attorneys’ fees) as a result thereof, the prevailing Party in such dispute shall be entitled, in addition to any judgment or award, to an award for all costs incurred (including reasonable attorneys’ fees).  The prevailing Party shall further be entitled to an award of reasonable attorneys’ fees and related costs in connection with enforcement of any judgment, including enforcement following any appeal.

(k)                                  The Parties recognize that in the event any party fails to perform, observe or discharge any of its obligations or liabilities under this Compromise, any remedy of law may prove to be inadequate relief to the non-defaulting party and therefore such non-defaulting party, if it so determines and requests, shall, to the extent permitted by applicable law, be entitled to injunctive relief in any proceeding to enforce this Compromise without the necessity of proving actual damages.

[REMAINDER OF PAGE LEFT INTENTIONALLY BLANK]

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IN WITNESS WHEREOF, the Parties have executed this Compromise as of the day and year first above written.

STATION CASINOS, INC.,
a Nevada Corporation,
as Debtor and Debtor In Possession

By:
	Name:	Thomas M. Friel
	Title:	Executive Vice President, Chief Accounting Officer and Treasurer

FCP PROPCO, LLC,
a Delaware limited liability company,
as Debtor and Debtor In Possession

By:
	Name:	Richard J. Haskins
	Title:	Authorized Signatory

OPERATING SUBSIDIARIES: BOULDER STATION, INC. CHARLESTON STATION, LLC PALACE STATION HOTEL & CASINO, INC. SUNSET STATION, INC.

By:
Name:	Thomas M. Friel
Title:	Senior Vice President and Treasurer

OTHER SUBSIDIARIES HOLDING INTERESTS IN ASSETS TO BE TRANSFERRED WHO EXECUTE AS TO PARAGRAPH M AND ANNEX 1 ONLY

FIESTA STATION, INC. GOLD RUSH STATION, LLC LAKE MEAD STATION, INC. LML STATION, LLC MAGIC STAR STATION, LLC RANCHO STATION, LLC SANTA FE STATION, INC. TEXAS STATION, LLC TROPICANA STATION, INC.

By:
Name:	Thomas M. Friel
Title:	Senior Vice President and Treasurer

APPENDIX 1

Operating Costs

“Operating Costs” means all costs and expenses of maintaining, conducting and supervising the operation of the Leased Hotels which are properly attributable to the period of determination, including without limitation:

(i)                                     the cost of sales of all food, beverages, other goods and services sold or consumed by the Leased Hotels and of all Operating Supplies and Operating Consumables, with the exception of the cost of food, beverages, services and other items sold or consumed by concessionaires and other third party vendors leasing space in the Leased Hotels;

(ii)                                  salaries, wages and other benefits of the personnel employed with respect to the Leased Hotels, including costs of payroll taxes and employee benefits, the salaries, wages, benefits, and expenses, including travel expenses, of third-party consultants;

(iii)                               the cost of all other materials, supplies, goods and services used in connection with the operation of the Leased Hotels including, without limitation, heat and utilities, trash removal, office supplies, security and all other services performed by third parties, telephone and data processing equipment and other equipment;

(iv)                              the cost of repairs to and maintenance of the Leased Hotels, to the extent not paid from the actual cash proceeds of any fire or casualty insurance after deducting necessary expenses in connection with the adjustment or collection of such proceeds;

(v)                                 insurance and bonding premiums with respect to the Leased Hotels, including, without limitation, property damage insurance, public liability insurance, workers’ compensation insurance, or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses incurred with respect to deductibles applicable to the foregoing types of insurance;

(vi)                              all taxes, assessments, water/sewer charges, and other fees and charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against the Leased Hotels with respect to the operation of the Leased Hotels;

(vii)                           legal, consulting, lobbying, political and charitable contributions, accounting and other fees for professionals for services related to the operation of the Leased Hotels;

(viii)                        all expenses for marketing the Leased Hotels, including all expenses of advertising, sales, promotion and public relations activities; and

(ix)                                all excise, sales, gross receipts, admission, entertainment, tourist or use taxes, gaming taxes and device fees, real estate taxes, ad valorem taxes, personal property taxes, utility taxes and other taxes (as those terms are defined by GAAP but excluding any federal, state or local income taxes, any franchise taxes or the equivalent thereof), assessments for public improvements, and municipal, county and state license and permit fees.

Operating Costs shall include PropCo’s Allocation of Shared Expenses.  The method of calculating Shared Expenses shall fairly distribute the costs of such services provided, however, that such allocation will not discriminate against the Leased Hotels as compared with the allocation of such expenses among other properties operated by SCI.  For example, subject to the prior sentence, Shared Expenses may include the costs incurred by SCI or its subsidiaries for direct salary and wages (including, without limitation, employer’s contributions under FICA, unemployment compensation or other employment taxes, and SCI’s regular pension fund contributions, worker’s compensation, group life, accident, health and other health insurance premiums, profit sharing, and retirement plans, disability and other similar benefits) paid to or accrued for the benefit of employees of SCI and its subsidiaries that are assigned to perform a function for the Leased Hotels that otherwise would be filled by an employee of, or third-party provider to, the Leased Hotels, prorated to the extent actually attributable to each such employee’s actual time incurred for the benefit of the Leased Hotels.

“Operating Consumables” means all food, beverages and other immediately consumable items utilized in operating the Leased Hotels, such as soap, cleaning materials, matches, stationary, brochures, folios, and other similar items.

“Operating Supplies” means all non-capital equipment necessary for the day-to-day operation of the Project, including but not limited to chips, tokens, uniforms, playing cards, glassware, linens, silverware, utensils and dishware.

“Shared Expenses” means SCI’s or its subsidiaries’ (as the case may be) allocated out-of-pocket costs (not including any mark-up or other profit margin) for shared employees and for shared services related to the Leased Hotels (examples of Shared Expenses and method for allocating the same are set forth on Appendix B).

APPENDIX B

Example of Shared Expenses

The following are examples of costs that are allocated between SCI’s subsidiaries that operate non-restricted gaming facilities (the “Hotel/Casinos”).

Room Reservations— Room Reservations is a centralized function that is accounted for at the SCI level.  This department books all rooms pre-sold at the Hotel/Casinos.  The costs incurred by Room Reservations relate to payroll, telephone service fees, and reservation fees paid for reservations booked by outside vendors.  These costs are allocated based on each Hotel/Casino’s share of total room inventory controlled by SCI’s subsidiaries.

Station Advertising— SCI’s in-house advertising department performs various advertising functions for the Hotel/Casinos, including the following, the costs of which are allocated as follows:

•                  Media purchases — billed directly to the Hotel/Casino which required the purchase at one hundred percent (100%) of cost (Purchasing media in-house avoids paying a fifteen percent (15%) media commission to an outside advertising agency).

•                  Multi-Hotel/Casino media — allocated based upon a formula (generally).

•                  Public relations—allocated equally between all Hotel/Casinos.

•                  Special promotions — system-wide (allocated on a formula dependent upon participation).

•                  Special promotions — single Hotel/Casino; billed to that Hotel/Casino.

•                  In-house production — publications for human resources, video production, commercials, sign animation, web-site, etc.  (allocated based upon the type of activity and the number of Hotel/Casinos participating).

•                  General operations — allocated based on a total revenue formula.

Information Technology (IT) — SCI runs its IT group centrally, allowing for specialists (programmers, help-desk, system administrators, etc.) to perform services at all Hotel/Casinos. This centralization and allocation eliminates the need for each Hotel/Casino to hire specialists and purchase related equipment. Direct costs, such as maintenance or service agreements for on-property equipment, are billed directly to the applicable Hotel/Casinos.  Indirect costs (primarily payroll and related benefits costs) are allocated to the Hotel/Casinos based upon percentage of total revenue.

Central Mail — SCI processes all direct mail at a central location rather than outsourcing this function.  The capital and operating costs of this function are allocated to each Hotel/Casino based upon the actual volume of mailings performed for that Hotel/Casino.

Food & Beverage Management — In order to ensure that the food and beverage operations at each of the Hotel/Casinos remains at the highest level of quality and consistency, SCI has centralized the supervision of food and beverage activities.  This function is allocated based on food and beverage revenue for each of the Hotel/Casinos.  The costs allocated are primarily payroll and related benefit costs, as well as travel and entertainment, general supplies, and some consulting expenses.

Relationship Marketing — SCI operates its relationship marketing (database marketing) function centrally and allocates all costs equally between the Hotel/Casinos.  The costs allocated are primarily payroll and related benefit costs as well as travel and entertainment expenses.

Bank Charges — SCI manages banking relationships centrally and bills each Hotel/Casino for direct charges generated by that Hotel/Casino.  These costs are specifically identifiable to the Hotel/Casino and relate to the transaction charges, primarily generated in the cage.  No payroll is allocated for this item.  Transactions include check cashing, purchasing and depositing currency, armored car services, etc.

Sports Book — SCI manages its race and sports book operations centrally and allocates costs equally to each Hotel/Casino for the personnel required to administer this function.  The costs allocated are primarily payroll and related benefit costs.

Payroll Department — SCI processes all Nevada payroll from a central location and allocates the costs related to this function based on the number of employees at each Hotel/Casino.  The costs allocated are primarily payroll and related benefits costs.

EXHIBIT B

CONFIDENTIALITY TERMS FOR REPLACEMENT MANAGERS

Station Casinos, Inc.

1505 South Pavilion Center Drive

Las Vegas, Nevada  89135

Attention:  General Counsel

RE:                                                      Confidentiality

Ladies and Gentlemen:

As you are aware, German American Capital Corporation (“GACC”) and JPMorgan Chase Bank, N.A. (“JPMC”; and, together with GACC, collectively, the “Lenders”), are holders of indebtedness (the “Loan”) made to certain affiliates of Station Casinos, Inc. (“Station”; Station and its affiliates are collectively referred to herein as “Station Affiliates”) which is secured by, inter alia, a first deed of trust lien on the hotel casino properties commonly known as Red Rock, Boulder Station, Palace Station and Sunset Station (collectively, the “Facilities”).  The Lenders have requested that Station provide (and hereafter provide) certain documents and information concerning the Facilities and Station Affiliates to the undersigned (“Recipient” or “we”), which we understand Station considers to be non-public, confidential and proprietary.  Accordingly, we hereby agree with Station as follows:

1.               “Confidential Information” shall mean all non-public, confidential and proprietary (to one or more of the Station Affiliates) documents and information concerning the operations of the Station Affiliates and the Facilities (including, without limitation, management and marketing of the Facilities and other operational aspects of the Facilities and all customer databases and information) that Station Affiliates provide to Recipient, or that Station Affiliates provide to the Lenders and the Lenders forward to Recipient, provided that Confidential Information shall not include information which (x) is or has become generally available to the public other than by unauthorized disclosure by Recipient or its Representatives (defined below), or (y) becomes available to Recipient on a non-confidential basis from a source that Recipient can demonstrate is entitled to disclose the same on a non-confidential basis.

2.               We hereby agree that we will keep the Confidential Information confidential and will not disclose the Confidential Information other than (a) to our officers, employees, attorneys, agents, advisors, accountants, consultants and other representatives (collectively, “Representatives”), who shall be informed of and instructed to maintain the confidential nature of the Confidential Information in accordance with this Compromise, and (b) to the Lenders, their Representatives, or as such disclosure may be required by applicable law or regulatory authority.  Without limiting the foregoing, we agree not to use the

Confidential Information in connection with the evaluation, ownership, management, or operation of any hotel, casino or other facility other than the Facilities.

3.               Upon the expiration of this letter agreement, or upon Station’s earlier request following a consensual agreement between Station and the Lenders to restructure the Loan, we will promptly destroy or deliver to Station all Confidential Information (and any copies thereof) furnished to us or our Representatives by or on behalf of Station pursuant hereto; provided, however, non-destruction of electronic copies of materials or summaries containing or reflecting Confidential Information that are automatically generated through data backup and/or archiving systems shall not be deemed to violate this Agreement so long as the Confidential Information contained therein is not disclosed or used in violation of the other terms of this letter agreement.  Notwithstanding the return of the Confidential Information, Recipient and our Representatives shall continue to be bound by the obligations of confidentiality and other obligations and agreements hereunder

4.               In the event that we or any of our Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar legal process) to disclose any of the Confidential Information, we shall provide Station with prompt written notice of any such request or requirement so that Station may, in its sole discretion, seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement.  If, in the absence of a protective order or other remedy or the receipt of a waiver by Station, we or any of our Representatives are nonetheless, in the written opinion of legal counsel, legally compelled to disclose Confidential Information to any tribunal, Recipient or its Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Confidential Information that such counsel advises is legally required to be disclosed, provided that we use our best efforts to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with Station to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information by such tribunal; and provided further that we shall promptly notify Station of (a) our determination to make such disclosure and (b) the nature, scope and contents of such disclosure.

5.               It is understood and agreed that money damages would not be a sufficient remedy for any breach of this letter agreement by Recipient or any of our Representatives and that Station shall be entitled to equitable relief, including, without limitation, injunction and specific performance, as a remedy for any such breach.  Such remedies shall not be deemed to be the exclusive remedies for a breach by Recipient of this letter agreement but shall be in addition to all other remedies available at law or equity to Station.  We further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this letter agreement is or would be compensable by an award of money damages, and we agree to waive any requirements for the securing or posting of any bond in connection with such remedy.

6.               We understand, acknowledge and agree that neither Station nor any of its Representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information.  We agree that neither Station nor any of its Representatives shall have any liability to Recipient or to any of its Representatives relating to or resulting from the use of the Confidential Information or any errors therein or omissions therefrom.

7.               Our obligation to comply with the terms and conditions set forth herein shall expire and terminate on the second anniversary of the date of this letter.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.  By its execution and delivery of this Agreement, the undersigned hereby irrevocably and unconditionally agrees that any action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any state or federal court of competent jurisdiction in New York County, State of New York, or in Las Vegas, Nevada or in the bankruptcy court overseeing the bankruptcy proceedings of Station, and by execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the jurisdiction of such courts, generally and unconditionally, with respect to any such action, suit or proceedings

Very truly yours,

EXHIBIT C

TRANSITION EVENTS

Each of the following shall be deemed a “Transition Event”:

1.                                       The Plan Support Agreement shall have been terminated in accordance with its terms with the result that the parties thereto are no longer bound to support a Consensual Plan.

2.                                       Entry of an order of the Bankruptcy Court Confirming a Consensual Plan or any other plan of reorganization for PropCo.

3.                                       Failure of SCI to pay Reduced Rent (net of any amounts not required to be paid except through a True-Up Payment) or failure to pay any required True-Up Payment, in either case in accordance with the terms of this Compromise.

4.                                       Entry of an order of the Bankruptcy Court Authorizing Rejection of the Master Lease by SCI or PropCo.

5.                                       Entry of an order of the Bankruptcy Court Authorizing Rejection of the License Agreement by SCI or PropCo.

EXHIBIT D

AGGREGATE GROSS REVENUE CALCULATION

“GROSS REVENUES” means all cash revenues and income (excluding interest income) of any kind derived from the use or operation of the Leased Hotels determined in accordance with GAAP consistently applied, including without limitation, “gross revenues” from gaming activities as calculated pursuant to NRS 463.0161 and 463.3715 and without duplication,  income from rental of guest rooms; income from food and beverage sales; income from entertainment programs and merchandise sales; telephone, telegraph and telex revenues; rental or other payments from lessees, sublessees and concessionaires and others occupying space or rendering services at the Leased Hotels (but not (A) reimbursements for utilities, taxes or similar matters, or (B) the gross receipts of such lessees, sublessees or concessionaires except to the extent the same is part of such rental payments); income from vending machines; health club fees; and the actual cash proceeds of business interruption or similar insurance and of temporary condemnation awards after deducting necessary expenses in connection with the adjustment or collection of such proceeds; excluding, however, to the extent included in cash revenues and income of any kind derived from the use or operation of the Leased Hotels and without duplication, (i) any proceeds from the sale, financing or refinancing or other disposition of the Leased Hotels or substantially all of the assets of PropCo or of the Operating Subsidiaries, (ii) any proceeds from the sale, financing, refinancing or other disposition of Furniture, Fixtures and Equipment or other capital assets; (iii) proceeds of any fire, extended coverage or other insurance policies (excluding any proceeds of business interruption or similar insurance); (iv) condemnation (other than temporary) awards and other amounts received by the Operating Subsidiaries in lieu of condemnation; (v) any refunds, rebates, discounts and credits of a similar nature given, paid or returned in the course of obtaining Gross Revenues or components thereof, other than complementaries provided to patrons of the Leased Hotels in the ordinary course of business and consistent with the annual plan and operating budget; (vi) gratuities or service charges or other similar receipts which the Operating Subsidiaries pay to employees or others; (vii) excise, sales, gross receipts, admission, entertainment, tourist, use or similar taxes or charges collected from patrons or guests or as part of the sale price for goods, services or entertainment, other than taxes imposed on gaming revenues; (viii) any sum and credits received for lost or damaged merchandise; (ix) credit card processing fees and costs; and (x) bad debts; provided, that the foregoing definition of Gross Revenues may be modified with the mutual consent of the Mortgage Lenders, PropCo and SCI, subject to input from outside accountants.

“FURNITURE, FIXTURES AND EQUIPMENT” means (for purposes of this compensation definition only) all furniture, fixtures and equipment reasonably required for the operation of the Properties,  including but not limited to office furniture, computer and communications systems, specialized hotel equipment necessary for the operation of the Leased Hotels, food and beverage equipment, laundries and recreational facilities.  Such items also shall include specialized casino equipment, including cashier, money sorting and money counting equipment, slot machines, table games, video gaming equipment, and other similar gaming equipment as well as surveillance equipment.

ANNEX 1 TO SECOND AMENDED MASTER LEASE COMPROMISE AGREEMENT

Proposed Asset Transfers and Licenses to Occur At End of Transition Period(8)

IP (other than IT)	Proposal
1. Exclusive PropCo Trademarks

•           BOULDER

•           SUNSET

•           PALACE

•           RED ROCK

•           Other trademarks containing words “boulder,” “sunset,” “palace” or “red rock” but not the word “station”.

•           Other trademarks exclusive to PropCo as more particularly set forth in Exhibit A.

•           Other trademarks exclusive to Wild Wild West properties as more particularly set forth in Exhibit A.

PropCo to own all trademarks exclusive to PropCo and that do not contain any Opco Elements (as defined below) to be specified in the definitive documents and to be updated as of closing date to include derivative and subsequent exclusive marks), together with matching, corporate names, trade names, d/b/a names and domain names (“Trade Names”), and including trademark rights in Internet key words, social networks and new media.

The purchaser of OpCo or its assets, as applicable (“OpCo Purchaser”) agrees to quitclaim to PropCo all of its right, title and interest in and to the terms RED ROCK, BOULDER, SUNSET and PALACE.

Land Loan Borrower to own all trademarks that are exclusive to the Wild Wild West properties (including VIVA), to be specified in the definitive documents, together with matching Trade Names and including trademark rights in Internet key words, social networks and new media.

OpCo Purchaser will not be restricted from (i) neutral, non-trademark use of such trademarks (e.g., “Happy Hour starts at sunset”) or (ii) referring to the PropCo trademarks in a non-trademark manner to describe the history of its business, to the extent permitted by law and/or as required by law (the “Permitted Exceptions”).

OpCo Purchaser to acquire all other trademarks used by OpCo, subject to licenses below, together with matching Trade Names and including trademark rights in Internet key words, social networks and new media.

“OpCo Elements” means (i) the terms “Station,” “Jumbo,” “Boarding Pass,” “Cabo,” and “Feast”, (ii) OpCo’s shade of red used in the trademark, “Station Casinos,” (iii) the arch shape of the “Station Casinos” mark, and (iv) the type fonts used in the “Station Casinos” mark or the “Santa Fe Station” mark. The parties agree to negotiate in good faith as to whether any other identifiable branding elements should be treated as Opco Elements and will specify the same in the definitive documents.

2. Joint Interest Trademarks

• BOULDER STATION • SUNSET STATION	PropCo to have a license until later of (i) 12 months from filing date of plan or (ii) 8 months from effective date of plan of reorganization to use BOULDER STATION, SUNSET STATION and

(8)   This chart addresses permanent allocation of assetsto be transferred to PropCo under the Second Amended Master Lease Compromise Agreement at the end of the Transition Period.  References herein to “PropCo” shall include any Designee eentitled to succeed to PropCo’s property rights under the Compromise, Including any entity established in connection with the Joint Plan to acquire the assets of Propco  references to Propco properties shall include references to the Wild Wild West properties to be transferred to the Land Loan Borrower,  and references to “OpCo” shall mean Station Casinos, Inc. (“SCI”), and include any subsidiaries of SCI, in each case as the context may require.

IP (other than IT)	Proposal
• PALACE STATION • RED ROCK STATION (In each case, as more particularly set forth in Exhibit B.)

PALACE STATION (together, with RED ROCK STATION, the “Joint Interest Trademarks”).

License includes trademarks and matching Trade Names and includes trademark rights in Internet key words, social networks and new media.

Neither party will use the mark RED ROCK STATION from and after the date hereof and neither party will use any of the Joint Interest Trademarks after the transition period, whether as trademarks or matching Trade Names and including trademark rights in Internet key words, social networks and new media, subject to the Permitted Exceptions.This does not prevent Propco from referring to the Joint Interest trademarks or to Station Casinos Inc. in a non-trademark manner to describe the history of its company or as required by law.

OpCo Purchaser will maintain domain names to avoid acquisition by third parties. OpCo Purchaser will also maintain trademark registrations for as long as reasonably possible to avoid acquisition by third parties.

After end of transition period, users typing in www.boulderstation.com (or the other Trade Names constituting a Joint Interest Mark) would go to an inactive page.

PropCo to select brands that do not use “Station” as soon as commercially practicable, and use commercially reasonable efforts to make changes that are easier to facilitate (e.g., website use) more quickly than expiration of license period, to be agreed upon prior to the date of plan confirmation and specified in definitive documentation.

3. Non-Exclusive Trademarks

•      JUMBO PLAY

•      JUMBO POKER

•      BOARDING PASS

•      KENO-TO-GO

•      STATION or STATION CASINOS (used apart from Boulder, Palace, Red Rock and Sunset)

•      FEAST BUFFET

•      CABO

•      Any other non-exclusive marks as set forth in mutually-agreed schedules

PropCo to have a license until later of (i) 12 months from filing date of plan or (ii) 8 months from effective date of plan of reorganization to continue using all trademarks (and matching Trade Names) that are currently used by both PropCo and OpCo (the “Non Exclusive Trademarks”) (including FEAST BUFFET or other restaurants inside both OpCo and PropCo hotels), to be set forth on a mutually agreed schedule, along the same principles as point 2 above, except for the later of (x) 6 months from filing date of plan or (y) 4 months from effective date of plan of reorganization for JUMBO, BOARDING PASS and STATION (“station” used apart from Boulder, Sunset, etc), subject in each case to the Permitted Exceptions.

PropCo to make changes that are easier to facilitate (e.g., website use) more quickly than expiration of license period.

Without expanding the licenses described herein, PropCo will not be contractually restricted from using words contained within the OpCo trademarks or Non-Exclusive Trademarks to refer to OpCo Purchaser’s trademarks or businesses in a nominative fair use manner so long as such use does not give rise to confusion as to an association or affiliation between the parties or their respective products or services.

4. Other Trade Dress/ Branding Features

• Any brand elements that are used to promote any of the OpCo Properties, to be specified in the definitive documents, including:

Except as permitted in the transitional licenses described above, PropCo will not use any Opco Elements in signage and branding. This will not affect PropCo’s right to use font and color in the existing signage for Boulder, Red Rock, Sunset and Palace but would affect PropCo’s rights to use

57

IP (other than IT)	Proposal
• OpCo’s specific shade of red used in the trademark “Station Casinos” • Arch shape of “Station Casinos” mark • Font and typeface used in the trademark “Station Casinos” or the “Santa Fe Station” mark	existing font for the Palace Station web site.

5. Patents

U.S. Patents and patent applications (and any patents issuing therefrom) related to player tracking systems, including U.S. Patents Nos. 6,320,793, 6,672,589 & 7,018,291 and as otherwise specified in the definitive documents.

Non-exclusive, perpetual, fully paid up license in favor of Propco which is transferable and sub-licensable to all Permitted Users as defined in Item 10 below.

6. Registered Copyrights

3 registered US copyrights (appear to cover logo artwork and similar visual material)	No ownership or license for PropCo.

7. Other Intellectual Property

OpCo owns IP rights in items such as:

•      website content (graphics, photography, creative promotional text for hotels)

•      hard-copy advertising and promotional materials

•      on-premises textual materials and graphics

•      proprietary software

PropCo to use current website content accessible on OpCo website (operated by OpCo Purchaser) by clicking on PropCo hotel picture or link for earlier of (i) the later of 12 months from filing date of plan or 8 months from effective date of plan of reorganization or (ii) the end of transition services. OpCo not to sever any existing links from www.stationcasinos.com to PropCo hotels for a period ending on the earlier of (i) the end of the license period and (ii) the launch of the new website for such PropCo property; provided that OpCo will offer mutually agreed on links for a period ending on the earlier of the end of the license period or 90 days after the launch of PropCo’s new website so that users typing in www.boulderstation.com (or the other Trade Names constituting a Joint Interest Mark) during such period would be redirected to PropCo’s new website.

PropCo not to use any OpCo Elements in its new website, but will otherwise be able to use existing website infrastructure and functionality (note: existing website infrastructure, including online guest transaction and account management systems, and related software applications are covered in Point 10) and does not have to re-create website user interface, provided that Propo redesigns all artwork so that website presentation to user avoids brand confusion with OpCo’s existing websites for www.stationcasinos.com or www.santafestationlasvegas.com.

PropCo to own all works of authorship and intellectual property used exclusively in connection with, and all images and text exclusively related to, the PropCo properties, subject to any limitations set forth above on the use of Opco Elements or trademarks retained by OpCo or sold to Opco Purchaser.

PropCo to have non-exclusive, perpetual, fully paid up license, which is transferable and sub-licensable to all Permitted Users, to use, and create derivative works of, any and all non-registered copyrightable artistic, marketing and graphical materials previously used in the ordinary course of operating the PropCo business and not otherwise transferred to PropCo, all such derivative works would be subject

58

IP (other than IT)	Proposal
to limitations set forth above on any use of Opco Elements or trademarks retained by OpCo or sold to OpCo Purchaser.

8. Primary Customer Database

• Database of customers “whose primary casino play” is at a PropCo casino. (LRSA definition)

The “Primary Customers” for an OpCo or PropCo property, as applicable, will be determined first by determining that a customer’s greatest amount of play occurs at such OpCo or PropCo property and then determining the top twenty-five percent (25%) of such customers for each such property, in each case to be determined, as set forth below, based on theoretical play (as defined below) in the last 24 months prior to the date of entry of an order confirming the PropCo plan.

No later than seven days after the date the Court approves the OpCo bidding procedures, (i) OpCo and PropCo will cooperatively determine the Primary Customers (as defined below) for the Propco properties based on the specifics below and (ii) OpCo shall retain a list of its own Primary Customers and shall provide to Propco a list of PropCo’s Primary Customer, which lists will be held in escrow by a mutually agreed upon third party or otherwise held in escrow pursuant to confidentiality procedures agreed to by the Mortgage Lenders, PropCo and OpCo, with such information to be periodically updated as set forth in the MLCA and released to PropCo upon the date of actual transfer of assets contemplated herein; provided that if a Transition Event occurs under the MLCA other than due to Plan confirmation, this paragraph shall not impair the rights of PropCo and its Designees to receive customer data pursuant to the MLCA.

On the effective date of the plan of reorganization, the Primary Customer’s entire history of all property play at both OpCo and PropCo properties will be owned by the entity to which such Primary Customer is assigned and will be erased by the other party. Once a player is identified as a Primary Customer of an OpCo or PropCo property and assigned to OpCo or PropCo, as applicable, all non-gaming databases (hotel, restaurant. etc.) of all OpCo and PropCo properties which are tied to the Boarding Pass of such Primary Customer will be assigned to the party to whom such Primary Customer is assigned and will be erased by the other party. Any information in the non-gaming databases that is not tied to a Boarding Pass of a Primary Customer will remain in the database of the property where the activity took place and will not be shared with the other party at any time. In addition, PropCo shall retain at all times all information relating to its customers that are not Primary Customers of OpCo, and the OpCo Purchaser shall receive all information relating to customers of the OpCo and PropCo properties that are not Primary Customers of PropCo.

On the date of actual transfer of assets, Opco and Propco will supplement the previously prepared lists to add any new customers of each of the OpCo and PropCo properties that were not previously assigned to either OpCo or PropCo properties, and shall be so assigned based upon greatest rate of theoretical play during the interim period. To the extent that the primary theoretical play of a new customer is at a Propco property, then such new customer shall also be deemed to be Primary Customers of the applicable Propco property.

OpCo and PropCo shall each have the right to designate an independent observer to ensure the other party’s compliance with the foregoing purging obligations.

A customer’s theoretical play for determining a “Primary Customer” of a PropCo and/or OpCo property (such PropCo or OpCo status to be based on who will own such property after giving effect to

59

IP (other than IT)	Proposal

all transactions occurring on the effective date), is determined as follows:

For the purposes of assigning player accounts to the respective entities as Primary Customers, the casino player database will be segmented into active and inactive groups. The assignment of active player accounts will be determined by the guest having rated play of any gaming type excluding Keno within the last 24 months from the filing date of the plan of reorganization. Guests qualifying as active will then be assigned to each entity by determining the property of greatest combined gaming theoretical within such 24 month period. Files relating to new customers whose files are created after the initial determination of Primary Customers on or before the seventh day after the date the Court approves the OpCo bidding procedures and before the effective date of the plan of reorganization will be allocated based on the combined theoretical play solely during that period.

Keno play is not contained within the database and will therefore be disregarded for purposes of determining Primary Customer status. Race and Sports data will not be able to go back the full 24 months as it can only be tracked back to when data was converted to the current system and whatever Race and Sports data is available will be used in the Primary Customer calculation.

9. Business Information

Information related to the PropCo casinos

Note: This section addresses business information other than customer history files, which are addressed in Point 8.

Following the confirmation of the plan of reorganization until the date of the actual transfers of the assets, Opco Purchaser and Propco shall have, for purposes of transition, access to all business information pertaining, in the case of the Opco Purchaser, to one or more of the Opco facilities and operations being transferred to such Opco Purchaser or otherwise to be transferred to such Opco Purchaser on the effective date of the confirmed plan of reorganization, and in the case of Propco, to one or more of the Propco facilities and operations being transferred to Propco or otherwise to be transferred to such Propco on the effective date of the confirmed plan of reorganization. To facilitate such access, all information relating to tracking of operations (e.g., inventory, employee time, HR data, accounting and other “Transaction Data” (as defined below) as described below) will be posted on a shared drive to which OpCo and PropCo properties will have access after confirmation and prior to effective date, with such shared drive to be split at time of effectiveness so that each of OpCo and PropCo thereafter only has access to the tracking information relating to its separate properties. Each of OpCo and PropCo, however, shall be allowed to retain any historical information of the other party to the extent that applicable laws require such entity to retain any such information, subject to appropriate confidentiality measures.

PropCo will own and receive a copy of and be able to receive and use all company-wide business information (whether in print, digital, computerized or electronic form) that is not confidential as between OpCo and PropCo (e.g., PropCo would receive a human resources manual used by all OpCo and PropCo hotels but confidential from the public). OpCo Purchaser will own, retain, and will be able to use all such company-wide business information.

PropCo will receive a copy of and will be able to use all macros, templates and similar items for organizing or presenting business information in digital, computerized or electronic form that PropCo has used at any time until the end of the transition period. OpCo Purchaser will also retain a copy of and be able to use the foregoing.

60

IP (other than IT)	Proposal

Land Loan Borrower or PropCo will receive a copy of and be able to use business information and materials (whether in print, digital, computerized or electronic form) relating exclusively to existing Wild Wild West casino to the extent necessary to operate such casino.

As used above, “business information” is any type of information relating to OpCo or PropCo, including, without limitation employee documentation; overall HR programs documentation; training manuals and policies and procedures; job descriptions and operations standards and performance evaluation processes; new hire processes; time, attendance, labor management, compendium and scheduling forms, systems and reports; operational performance processes, metrics and reports; financial performance and budgeting processes and reports; departmental project/action item prioritization and organization documentation and systems; construction and design documentation; legal and contractual documentation; compliance/security/safety documentation and processes; physical plant and engineering documentation and processes; departmental forms; data base and general marketing analytics, segmentation and incentive methodologies; and player development systems, processes and reporting.

Marketing, artistic and graphical materials that are not “information” are covered in Point 7. Any reference to “systems” above means data within such systems, but does not include software, which is covered in Point 10.

“Business information” of PropCo also includes construction contracts (including warranties, etc. For prior work), architectural agreements, plans, specifications, engineering, and interior, exterior and landscape design material, etc., encompassing both completed work and future plans for PropCo hotels and the WWW property.

PropCo to have non-exclusive, perpetual, fully paid up license, which is transferable and sub-licensable to all Permitted Users, to create derivative works of any and all non-registered copyrightable materials described in the preceding paragraph previously used in the ordinary course of operating the PropCo business and not otherwise transferred to PropCo; all such derivative works would be subject to limitations on any use of OpCo retained trademarks and Opco Elements.

The term “Transaction Data” means, in each case with respect to the OpCo or PropCo casinos, all data and information, and associated hardware used in the ordinary course of business by any of such casinos, and includes, but is not limited to, data relating to player tracking systems, slot and table games accounting systems, hotel reservations systems and ticket-in/ticket-out systems and all other transaction-based systems; identification of all vendors and existing contracts (which may be redacted to exclude price or other sensitive information which OpCo or PropCo is contractually prohibited from disclosing to the other); all “Front of house ops systems” such as: casino accounting, cage and count; franchising and merchandising operation systems; performance management (live, syndicated, televised, pay-per-view); value-added guest services systems (Wi-Fi, guest internet, lodgenet, pay-per-view, telephone); convention and conference contract development & management systems; safety, security, surveillance systems and CCTV infrastructure, hotel marketing and reservation channels (including call centers, internet, interfaces with external travel brokers), point of sale, kitchen and restaurant management systems; insurance contracts with third-parties; payroll accounting systems; and all inventory tracking systems, master item lists and similar information.

61

IP (other than IT)	Proposal
Any reference to “systems” above means data within such systems, but does not include software, which is covered in Point 10. Any “hardware” referenced above is covered in Point 10.

IT Systems and Other Assets	Proposal
10. IT Systems

• Software • Hardware • Systems used by OpCo and PropCo in the operation of their businesses

All hardware and wires located at any PropCo property to be acquired by PropCo.  All hardware and wires located at any OpCo property (except as otherwise provided in Item 13 below with respect to corporate FF&E)  to be acquired by OpCo Purchaser.

PropCo or any designee of PropCo must acquire its own third-party software licenses, replacement licenses, assignments of licenses or sub-licenses, as applicable, for all non-proprietary software residing with OpCo and used in connection with the operation of the PropCo assets. If PropCo does not acquire them, PropCo must delete such third-party software or otherwise comply with vendor provisions on termination, subject to verification by representatives of the OpCo lenders and the PropCo lenders.

OpCo and OpCo Purchaser to provide reasonable cooperation regarding third party vendors and potential for price reductions, provided that OpCo is not required to incur unreimbursed out-of-pocket expense in such efforts.

OpCo Purchaser to own all software currently owned by OpCo and retain object code and source code for such software.  PropCo to have a nonexclusive, perpetual, fully paid up license to use such software and make modifications of such software, which license shall be transferable and sub-licensable to Permitted Users.  As used herein, “Permitted Users” means any entities owned by, affiliated with, or managed by Propco and/or Fertitta Gaming.

PropCo to retain a copy of the object code and source code of the above software, which is subject to the above license.  Such software will allow each party to have access to all “Front of house ops systems” of such party, as described in the definition of “Transaction Data”.

11. Employees

• PropCo employees

Commencing on the date that a winning bid of the OpCo Purchaser is selected by OpCo, OpCo will provide PropCo and the OpCo Purchaser with access to all employment records with respect to (i) those non-corporate employees at the properties that each is acquiring, respectively, at the general manager level and below;  (ii) those corporate employees below the vice president level (as to each, to the extent that such employees exclusively provide services to one or more of the Propco and WWW properties, on the one hand, or the Opco properties, on the other hand), together with compensation information for such employees and (iii) all existing corporate employees of Station Casinos Inc. not described above.  Commencing on the date the Bankruptcy Court confirms such winning bidder (or, if no bid is so confirmed, the date of confirmation of the plan), OpCo will provide PropCo and Opco Purchaser with access to all such employees described in clauses (i) and (ii) above and each of Propco and Opco Purchaser may begin making employment offers to such employees.

For a 14-day period following the date that the winning bid of the Opco Purchaser is confirmed by the Bankruptcy Court (or date of plan confirmation, if no bid is so confirmed), neither Propco nor OpCo Purchaser will solicit or hire any existing corporate employees of Station Casinos, Inc. not described in clauses (i) or (ii) of the preceding paragraph.  During such 14-day period, OpCo will provide PropCo and Opco Purchaser with access to all such corporate employees.  At the end of such 14- day period,

62

IT Systems and Other Assets	Proposal

each of Propco and Opco Purchaser may begin making employment offers to those corporate employees.

PropCo will set up its own employee benefit plans and will accept rollovers from the OpCo 401(k) plan.  Propco will assume all employee liabilities related to transferred employees.  OpCo will waive all non-compete agreements with employees who accept employment with PropCo.

In addition to any other transition services provided between PropCo and the OpCo Purchaser, for a period beginning on the closing of the transaction and continuing for 90 days, PropCo shall provide for transition services to the OpCo Purchaser to allow the OpCo Purchaser to utilize the services of PropCo information technology personnel required to maintain the continuity of the operations of the OpCo business by the OpCo Purchaser.

12. FF&E, Space Leases and Reserves

•         Furniture

•         Fixtures

•         Equipment (to include gaming equipment, chips, telephones, dishes, silverware, uniforms, spare parts and any other base stock not described above)

•         Other tangible personal property (e.g., inventory not subject to a perfected lien but contemplated to be transferred under MLCA)

•         All FF&E Cash Reserves subject to perfected PropCo lien

Property-specific vehicles, concession contracts, space leases and any similar contract rights relating to the retail vendors at the properties, and construction-in progress, to be transferred together with other FF&E.  Warehoused FF&E to be allocated based on ownership (i.e., so that warehoused equipment belonging to the subtenants operating PropCo properties would be transferred to PropCo).  Slot machine licenses and parts not allocated to specific properties will be divided pro rata among OpCo and PropCo properties.  Telephones to be acquired with all related phone numbers subject to any re-engineering needed to sever internal Opco-PropCo connectivity.

All tangible personal property at or to be delivered to the PropCo locations (including Wild Wild West), including all inventory located and/or dedicated to the PropCo properties, to be transferred to PropCo.  During the transition period, Opco shall operate all of its properties, including with respect to the designation and delivery of personal property to any particular property and the purchase of goods and services on behalf of properties through intercompany transactions among the properties, consistent with prior practice.

All FF&E Reserves to the extent subject to a perfected PropCo lien to be transferred to PropCo.

13. Corporate FF&E

• Furniture • Fixtures • Equipment (to include telephones, computer hardware) • Other tangible physical assets located at headquarters

Corporate headquarters FF&E, including all tangible personal property, to be transferred in connection with PropCo assumption of modified corporate lease except for physical books and records allocated to Opco.

14. Wild Wild West

• Assets of Tropicana Station, Inc. • Leasehold interest in the “Wild Wild West Assemblage” • Interest in option to acquire fee title from Tiberti Company • The Cohen Lease Parcel at Cactus

Tropicana Station, Inc., Tropicana Acquisitions, , LLC, Vista Holdings, LLC,  and SCI to assign to the Land Loan Borrower, respectively,  (i) all of the assets of Tropicana Station, Inc., including without limitation, its leasehold interest in a portion of the “Wild Wild West Assemblage”, all fee purchase options under the related ground lease, all equipment, business information and other intellectual property with respect to Wild Wild West (consistent with the provisions of items 1-10 herein with respect to the other Propco properties, it being understood that all references in this chart to Propco

63

IT Systems and Other Assets	Proposal
• Certain Unencumbered Fee Owned Property That is Part of The Wild Wild West Assemblage

properties shall mean and include the Wild Wild West properties) and all working capital and other operating assets, (ii) all of SCI’s options to acquire fee title from the Tiberti Company to real property contiguous to the Wild Wild West Assemblage, (iii) the Cohen Lease at Cactus leased by Vista Holdings, LLC and (iv) all fee owned parcels (and the rents, issues and profits thereof) owned by Tropicana Acquisitions, LLC that are partially or fully within the Wild Wild West Assemblage or adjacent thereto.

15. CV PropCo, LLC

Equity of CV PropCo to be assigned to Land Loan Lenders in satisfaction of pledge for no additional consideration.

16. Net Working Capital

Accounts receivable, prepaid expenses, inventory, deposits, and other current assets of the operating subtenants or otherwise used primarily in connection with the operation of the PropCo properties (including Wild Wild West), net of accounts payable, accrued payables, outstanding checks, accrued payroll, payroll taxes and employee benefits, accrued gaming and customer related liabilities (including gift certificates and gift cards), accrued gaming, property and other taxes and other current liabilities incurred in the ordinary course of operating the PropCo properties (including Wild Wild West), the corporate office, and corporate functions that are allocable to the PropCo properties.

Net working capital shall not include (i) liabilities associated with the Summerlin Special Improvement District (which will be assumed by PropCo) and (ii) employee liabilities for corporate employees to the extent that such employees do not exclusively provide services to one or more of the Propco and WWW properties.

All assumptions by PropCo of liabilities under written contracts, whether or not included in the calculation of net working capital, will be subject to due diligence review.

17. Purchase Price

PropCo to acquire cash at properties at par.  Subject to any contrary terms in a plan of reorganization for which Propco is the winning bidder for Opco, total cash consideration for all other asset transfers described in items 1 through 16 above to equal $35,000,000, which amount is not subject to netting for any fees and expenses but  subject to a true-up adjustment to the extent that negative net working capital is greater (or less) than the amount (approximately $13,000,000) disclosed by the company as of 2/28/10; provided that if SCI and the Operating Subsidiaries are unable to transfer any assets described in Annex 1 free and clear of all liens of the Prepetition Agent and the Prepetition Lenders, PropCo shall be entitled to offset against the $35 million aggregate purchase price the portion of such $35 million which is attributable to the asset(s) that cannot be transferred. PropCo, the Mortgage Lenders and the OpCo Required Lenders shall negotiate in good faith to determine the portion of such $35 million aggregate purchase price that is attributable to such assets that cannot be transferred free and clear of all liens of the Prepetition Agent and the Prepetition Lenders; if they cannot agree in thirty (30) days, a mutually acceptable, independent, recognized valuation firm shall be selected to make such determination.  PropCo and OpCo shall enter into the engagement letter with such firm and shall share obligations thereunder equally.  If the parties cannot mutually agree upon a valuation firm, the Bankruptcy Court shall determine the amount of the offset against the $35 million which is attributable

64

IT Systems and Other Assets	Proposal

to the asset(s) that cannot be transferred free and clear of all liens of the Prepetition Agent and Prepetition Lenders. The price for the settlement of the Texas Station put obligation (and the buyout of the Texas Station lease) is $75,000,000.

EXHIBIT A

Marks to be Transferred to PropCo

Absolutely Assigned Registered Marks

(Subject to Limitations on use of Name “Station”)

U.S. Trademark Registrations

Mark	Class(es)	Reg. No.	Reg. Date
A3	45	3333612	11/13/2007
ACTION BUFFET	42	1565241	11/7/1989
COSTA DEL SOL	42	2184884	8/25/1998
GAUDI BAR	42	2207672	12/1/1998
HACHI	43	3321554	10/23/2007
LUCKY BAR	41, 43	3204545	1/30/2007
PASTA PALACE	42	1634536	2/5/1991
PLUNGE	35	3500799	9/16/2008
RED ROCK	16	3339158	11/20/2007
RED ROCK	41	3424069	5/6/2008
RED ROCK	43	3552181	12/23/2008
RED ROCK CASINO RESORT SPA	43	3674651	8/25/2009
RED ROCK CASINO, RESORT & SPA	41	3424068	5/6/2008
RED ROCK LANES	41	3447885	6/17/2008
RED ROCK SPA	44	3298840	9/25/2007
RED ROCK SPA ESSENTIALS (and design)	3	3533012	11/18/2008
ROCKS LOUNGE	41	3458072	7/1/2008
ROCKSLOUNGE (and design)	43	3467902	7/15/2008
ROYAL COURT	41	1788563	8/17/1993
SAND BAR	41	3563154	1/20/2009

65

SANDBAR RED ROCK RESORT (and design)	43	3448576	6/17/2008
TERRA ROSSA	43	3149992	9/26/2006
VIVA	25	3735308	1/5/2010
VIVA	41	3342201	11/20/2007
VIVA	43	3628800	5/26/2009
VIVA CASINO	41	3473703	7/22/2008
VIVA LAS VEGAS	43	3705345	11/3/2009
WICKED 21	41	3717829	12/1/2009
WILD WILD WEST	41	2053006	4/15/1997
WILD WILD WEST	42	2053007	4/15/1997

U.S. Trademark Applications

Mark	Class(es)	Filing Date	Application No.
DETOX/RETOX	43	12/02/2008	77/624,741
DETOX/RETOX	41	12/02/2008	77/624,819
DETOX/RETOX	44	12/02/2008	77/624,749
RED ROCK CASINO, RESORT & SPA	35	9/16/2004	78/980,172
RED ROCK CASINO, RESORT & SPA	25	9/16/2004	78/978,135
THE RESIDENCES AT RED ROCK (and Design)	36, 37	3/29/2006	78/849,420
VIVA	35	5/31/2005	78/640,569
VIVA	36	5/31/2005	78/640,577
VIVA	41	5/31/2005	78/640,590
VIVA	37	4/2/2007	77/146,812
VIVA	35, 36, 37	4/25/2005	78/616,285
VIVA	16	6/3/2008	77/489,501
VIVA	18	6/2/2008	77/488,988
VIVA	21	6/2/2008	77/488,976
VIVA	20	6/2/2008	77/489,163
VIVA	41	6/2/2008	77/488,992
VIVA	38	6/2/2008	77/488,999
VIVA CASINO	35	5/31/2005	78/640,601

66

VIVA CASINO	36	5/31/2005	78/640,607
VIVA CASINO	43	5/31/2005	78/640,616
VIVA CASINO	37	7/15/2007	77/229,994
VIVA ENTERTAINMENT	25	9/2/2009	77/818,863
VIVA ENTERTAINMENT	35	9/2/2009	77/818,862
VIVA ENTERTAINMENT	41	2/29/2008	77/409,324
VIVA ENTERTAINMENT	41	9/2/2009	77/818,859
VIVA ENTERTAINMENT	43	2/29/2008	77/409,328
VIVA ENTERTAINMENT	43	2/9/2009	77/818,850
VIVA RESORT SPA CASINO	25	4/29/2009	77/725,571
VIVA RESORT SPA CASINO	35	5/31/2005	78/640,623
VIVA RESORT SPA CASINO	36	5/31/2005	78/640,627
VIVA RESORT SPA CASINO	37	7/30/2007	77/242,439
VIVA RESORT SPA CASINO	41	5/31/2005	78/640,634
VIVA RESORT SPA CASINO	41	1/12/2010	77/910,035
VIVA RESORT SPA CASINO	43	5/31/2005	78/640,638

Nevada State Trademark Registrations

Mark	Reg. No.	Reg. Date
A3	E0272172007-8	4/17/2007
ADVENTURE SPA	E0542782007-8	7/31/2007
BINGO PALACE	SM00310027	6/15/1998
BULLFIGHTER’S BAR	SM00300771	3/6/1998
CAPRI	SM00300769	3/6/1998
CLUB MADRID	SM00300768	3/6/1998
DETOX/RETOX	E0031512010-4	1/22/2010
DETOX/RETOX	E0042582010-4	1/22/2010
DETOX/RETOX	E0651682009-0	12/17/2009
ENDLESS PASTABILITIES!	SM0030616	8/10/2004
FROM THE PEOPLE WHO CREATED LOCAL CASINOS	SM00340511	2/21/2002

67

FROM THE PEOPLE WHO CREATED LOCAL CASINOS	SM00340512	2/21/2002
LUCKY BAR	E0326522005-4	5/26/2005
LUCKY BAR	E0326562005-8	5/26/2005
LUCKY BAR	E0326572005-9	5/24/2005
ONYX BAR	E0346712006-2	5/8/2006
ONYX BAR	E0346732006-4	5/8/2006
ONYX BAR	E0346752006-6	5/8/2006
PASTA PALACE	SM00230434	3/9/1990
RED ROCK	SM00360797	10/7/2004
RED ROCK	SM00360798	10/7/2004
RED ROCK	SM00360799	10/7/2004
RED ROCK	TM00280867	3/5/1996
RED ROCK LANES	E0320942007-0	5/2/2007
RED ROCK RESORT CASINO	SM00360800	10/7/2004
RED ROCK RESORT CASINO	SM00360801	10/7/2004
RED ROCK RESORT CASINO	SM00360802	10/7/2004
ROSALITA’S	SM00300772	3/6/1998
ROYAL COURT	SM00250801	12/17/1992
SANDBAR	E0346372006-0	5/8/2006
SANDBAR	E0346582006-5	5/8/2006
SANDBAR	E0346592006-6	5/8/2006
SANDBAR (and design)	E0343602006-6	5/8/2006
SANDBAR (and design)	E0346192006-8	5/8/2006
SANDBAR (and design)	E0346262006-7	5/8/2006
SEVILLE BAR	SM00300767	3/6/1998
STIMULUS FRIDAYS	E0673372008-8	10/24/2008
STIMULUS FRIDAYS	E0673322008-3	10/24/2008
STRIKE ZONE	E0275772005-1	5/10/2005
STRIKE ZONE	E0275852005-1	5/10/2005
STRIKE ZONE	E0275862005-2	5/10/2005

68

SUNSET CAFÉ	SM00300770	3/6/1998
SUNSET LANES	TN00320481	11/5/1999
SUNSET LANES BOWLING CENTER	TN00260598	9/17/1993
T BONES CHOPHOUSE & LOUNGE	E0343362006-6	5/8/2006
T BONES CHOPHOUSE & LOUNGE	E0345562006-2	5/9/2006
T BONES CHOPHOUSE & LOUNGE	E0345582006-4	5/9/2006
TERRA ROSSA	E0345802006-2	5/8/2006
TERRA ROSSA	E0346912006-6	5/9/2006
TERRA ROSSA	E0346952006-0	5/9/2006
THE BROILER	E234162008-2	4/3/2008
THE GRAND CAFÉ	E0293212005-7	5/16/2005
THE GRAND CAFÉ	E0293252005-1	5/16/2005
THE GRAND CAFE	SM00360395	5/11/2004
THE RESIDENCES AT RED ROCK	E0339772006-9	5/04/2006
THE RESIDENCES AT RED ROCK	E0339782006-0	5/04/2006
THE RESIDENCES AT RED ROCK	E0339822006-6	5/04/2006
THE SPA AT RED ROCK	E0346652006-4	5/8/2006
THE SPA AT RED ROCK	E0346672006-6	5/8/2006
THE SPA AT RED ROCK	E0346692006-8	5/8/2006
VIVA SALSA	SM00300766	3/6/1998

69

EXHIBIT B

Joint Interest Trademarks

U.S. Trademark Registrations

Mark	Class(es)	Reg. No.	Reg. Date
BOULDER STATION	42	1661188	10/15/1991
BOULDER STATION	41	1634453	2/5/1991
PALACE STATION (and design)	41	1494589	6/28/1988
PALACE STATION (and design)	42	1494641	6/28/1988
PALACE STATION (and design)	35	1494471	6/28/1988
PALACE STATION (stylized)	35	1479936	3/8/1988
PALACE STATION (stylized)	41	1480097	3/8/1988
PALACE STATION (stylized)	42	1491647	6/7/1988
RED ROCK STATION	25	2931043	3/8/2005
RED ROCK STATION	35	2976428	7/26/2005
RED ROCK STATION	41	2845193	5/25/2004
RED ROCK STATION	42	3076981	4/4/2006
SUNSET STATION	21	2087587	8/12/1997
SUNSET STATION	25	2106796	10/21/1997
SUNSET STATION	41	2793353	12/16/2003
SUNSET STATION	42	2793354	12/16/2003

70

Nevada State Trademark Registrations

Mark	Reg. No.	Reg. Date
BOULDER STATION	SM00230432	3/9/1990
BOULDER STATION	SM00230433	3/9/1990
PALACE STATION	SM00210229	7/28/1987
PALACE STATION	TN00180796	12/5/1983
PALACE STATION (logo)	SM00210230	7/28/1987
PALACE STATION CASINO	TN00180795	12/5/1983
PALACE STATION CASINO (and design)	SM00190042	4/16/1984
RED ROCK STATION	SM00360831	10/21/2004
RED ROCK STATION	SM00360832	10/21/2004
RED ROCK STATION	SM00360833	10/21/2004
SUNSET STATION	SM00290407	9/23/1996
SUNSET STATION	SM00290408	9/23/1996

71

Schedule 6

[Exhibit 7.02 of the amendment to Schedule 13D of  the Frank Fertitta Schedule 13D, the Lorenzo Fertitta Schedule 13D, the Voteco Schedule 13D and the Thomas Barrack Schedule 13D, filed with the Securities and Exchange Commission on March 29, 2010, is incorporated herein by reference.]

EXHIBIT E

CLAIMS

Lender	Amount of Claims under Credit Agreement and/or the Secured Hedge Agreement
Bank of Scotland plc	[Redacted]
Deutsche Bank Trust Company Americas	[Redacted]
JPMorgan Chase Bank, N.A	[Redacted]
Wells Fargo Bank, National Association	[Redacted]

EXHIBIT F

LENDER JOINDER

This Lender Joinder to the Restructuring Support Agreement, dated as of April 16, 2010 by and among the Company, the FG, the FG Principals and the Consenting Lenders signatory thereto (the “Support Agreement), is executed and delivered by [    ] (the “Joining Lender Party”) as of [   ], 20[   ].  Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Support Agreement.

1.             Agreement to be Bound.  The Joining Lender Party hereby agrees to be bound by all of the terms of the Support Agreement, attached to this Lender Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time).  The Joining Party shall hereafter be deemed to be a “Consenting Lender” and a party for all purposes under the Support Agreement.

2.             Representations and Warranties.  With respect to the aggregate principal amount of Claims held by the Joining Lender Party upon consummation of the sale, assignment, transfer, pledge, hypothecation, grant of an option on, or other disposition of such Claims, the Joining Lender Party hereby makes the representations and warranties of the Consenting Lenders set forth in Section 4 and the acknowledgment in Section 6 to each of the other Parties to this Support Agreement as of the date first written above.

3.             Governing Law.  This Lender Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction, and the Bankruptcy Code, as applicable.

* * * * *

[THE REMAINDER OF THIS PAGE IS

INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Lender Party has caused this Lender Joinder to be executed as of the date first written above.

Entity Name of Joining Lender Party

Authorized Signatory:

By:
Name:
Title:

Amount of Claim under Credit Agreement: $[ ]

Address:

[LENDER JOINDER]

ANNEX I

[Restructuring Support Agreement]